    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999



                                                      REGISTRATION NO. 333-68745

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                            TYCO INTERNATIONAL LTD.

             (Exact name of registrant as specified in its charter)

            BERMUDA                           7382                        NOT APPLICABLE
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                              THE GIBBONS BUILDING
                           10 QUEEN STREET, SUITE 301
                             HAMILTON HM 11 BERMUDA
                                 (441) 292-8674

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

* Tyco International Ltd. maintains its registered and principal executive offices at The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11 Bermuda. The executive offices of Tyco's principal United States subsidiary, Tyco International (US) Inc., are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.

                         ------------------------------

                                   COPIES TO:

        JOSHUA M. BERMAN, ESQ.                   PETER ALLAN ATKINS, ESQ.
        ABBE L. DIENSTAG, ESQ.                   DAVID J. FRIEDMAN, ESQ.
 KRAMER LEVIN NAFTALIS & FRANKEL LLP       SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                                           LLP
           919 THIRD AVENUE                          919 THIRD AVENUE
       NEW YORK, NEW YORK 10022                  NEW YORK, NEW YORK 10022

                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger, dated as of November 22, 1998, described in the Joint Proxy Statement/Prospectus included in this Registration Statement have been satisfied or waived.


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
                                    SUBJECT


                        TO COMPLETION, JANUARY 29, 1999


       [TYCO]

                                                                    [AMP]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT


    The boards of directors of Tyco International Ltd. and AMP Incorporated have agreed on a merger. The merger is structured so that Tyco will be the surviving publicly-traded company and AMP will become an indirect wholly-owned subsidiary of Tyco. AMP shareholders will receive a fraction of a Tyco common share for each share of AMP common stock they own based upon an exchange ratio which is designed to give AMP shareholders between $51.00 and $55.95 in market value of Tyco common shares for each of their AMP shares. Under some circumstances, the value could be below this range. Tyco shareholders will continue to own their existing shares. We estimate that the Tyco common shares to be issued to AMP
shareholders will represent approximately   % to   % of the Tyco common shares
outstanding after the merger. Likewise, the Tyco common shares held by Tyco
shareholders prior to the merger will represent approximately   % to   % of the
Tyco common shares outstanding upon completion of the merger.



    The merger cannot be completed unless the AMP shareholders approve the merger and the Tyco shareholders approve issuing the Tyco shares to be delivered to AMP shareholders in connection with the merger. We have scheduled special meetings for our shareholders to vote on these matters. YOUR VOTE IS VERY IMPORTANT.



    Whether or not you plan to attend a meeting, please take the time to vote by completing and mail-



ing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.



    Only shareholders of record of AMP as of February   , 1999 and shareholders
of record of Tyco as of the date of the meeting, are entitled to attend and vote at the meetings. The dates, times and places of the meetings are as follows:



    For Tyco shareholders:



             , 1999
             (          Time)
    [insert]
    [insert]



    For AMP shareholders:



            , 1999
             (local time)
    Global Leadership Center
    411 S. 40th Street
    Harrisburg, PA 17105



    This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.


/s/ L. Dennis Kozlowski                      /s/ Robert Ripp
L. Dennis Kozlowski                          Robert Ripp
Chairman and Chief Executive Officer         Chairman and Chief Executive Officer
Tyco International Ltd.                      AMP Incorporated


     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN RISKS WHICH SHOULD BE CONSIDERED BY SHAREHOLDERS WITH RESPECT TO THE MERGER. Neither the SEC nor any state securities regulators have approved the Tyco common shares to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.



  Joint Proxy Statement/Prospectus dated February   , 1999 and first mailed to
                       shareholders on February   , 1999.

                                AMP INCORPORATED
                                 P.O. Box 3608
                           Harrisburg, PA 17105-3608

                                   ----------


                           NOTICE OF SPECIAL MEETING
                         TO BE HELD ON           , 1999


                                   ----------

To the Shareholders of AMP Incorporated:


    You are cordially invited to attend a special meeting of shareholders of AMP
Incorporated at 10:00 a.m., local time, on           , 1999, at the AMP Global
Leadership Center, 411 S. 40th Street Harrisburg, PA to vote on a proposal recommended by the Board of Directors of AMP to approve and adopt the merger agreement among Tyco International (PA) Inc., a wholly-owned subsidiary of Tyco International Ltd., AMP Merger Corp., a wholly-owned subsidiary of Tyco International (PA), and AMP.



    Only shareholders of record at the close of business on February   , 1999
are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.



    To ensure your representation at the special meeting, please sign, date and promptly return your proxy in the enclosed envelope whether or not you plan to attend the meeting. If you do attend the meeting you may vote in person if you wish, whether or not you have already executed and returned your proxy card. You may revoke your proxy at any time before it is voted. Please review the document accompanying this notice for more complete information regarding the matter proposed for your consideration at the special meeting.


                                          By Order of the Board of Directors

                                          David F. Henschel

                                          General Counsel and Corporate
                                          Secretary


FEBRUARY   , 1999



    THE BOARD OF DIRECTORS OF AMP UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. YOUR SUPPORT IS APPRECIATED.

                            TYCO INTERNATIONAL LTD.
                (Incorporated in Bermuda with limited liability)

                            ------------------------

                       NOTICE OF SPECIAL GENERAL MEETING

                             ---------------------

    Notice is hereby given that a Special General Meeting of Tyco International
Ltd. will be held on         , 1999 at 10:00 a.m., local time, at [insert
meeting place], for the following purposes:


    1. to approve the issuance of common shares, par value $0.20 per share, to be delivered in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of November 22, 1998, by and among Tyco International (PA) Inc., AMP Merger Corp., a wholly-owned subsidiary of Tyco (PA), and AMP Incorporated;


and, conditioned on the consummation of the merger,


    2. to increase the number of directors from eleven to twelve and to elect Robert Ripp, AMP's current Chairman and Chief Executive Officer, as a director, to serve until the next annual general meeting;



    3. to approve an increase in the authorized share capital to 2,500,000,000 common shares by the creation of an additional 996,250,000 common shares of the nominal value of US$0.20 each, to authorize the issue or other disposal by the Board of such shares and to amend consequentially the Bye-Laws of Tyco; and


    4. to authorize an increase in the number of common shares in respect of which grants may be made under the Tyco International Ltd. Long Term Incentive Plan.


    You are cordially invited to attend the special general meeting. Whether or not you plan to attend the meeting, please sign, date and return the accompanying proxy card to ensure that your shares are represented at the meeting. If you attend the special general meeting, you may vote in person if you wish, whether or not you have executed and returned your proxy card. Your proxy may be revoked at any time before it is voted. Please review the Joint Proxy Statement/Prospectus accompanying this notice for more complete information regarding the matters proposed for your consideration at the special general meeting.


                                          By Order of the Board of Directors


                                          Michael Jones, Secretary
                                          The Gibbons Building
                                          10 Queen Street, Suite 301
                                          Hamilton HM 11 Bermuda



FEBRUARY   , 1999


NOTES:

    1. A shareholder is entitled to appoint a proxy to attend and vote at the meeting on his or her behalf. A proxy must be a shareholder.


    2.  Proxy cards should be signed, dated and returned as soon as possible.

                         WHERE TO FIND MORE INFORMATION

    Tyco and AMP file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Tyco and AMP at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The filings of Tyco and AMP with the SEC are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov."


    Tyco filed a Registration Statement on Form S-4 to register with the SEC the Tyco common shares to be delivered in connection with the merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Tyco in addition to being a proxy statement of Tyco and AMP for the special meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.



    The SEC allows Tyco and AMP to "incorporate by reference" information into this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Tyco and AMP have previously filed with the SEC. These documents contain important information about Tyco and AMP and their finances.



TYCO COMMISSION FILINGS (FILE NO. 0-16979)                                            PERIOD
---------------------------------------------------------------  ------------------------------------------------
Annual Report on Form 10-K and 10-K/A, except for Part II,       Fiscal year ended September 30, 1998
Items 6, 7, 7A and 8
Current Reports on Form 8-K and 8-K/A                            Filed on May 13, 1998, December 10, 1998 and
                                                                 December 11, 1998



AMP COMMISSION FILINGS (FILE NO. 001-04235)                                           PERIOD
---------------------------------------------------------------  ------------------------------------------------
Annual Report on Form 10-K                                       Year Ended December 31, 1997
Quarterly Reports on Form 10-Q                                   Quarters Ended March 31, 1998, June 30, 1998 and
                                                                 September 30, 1998
Form 8-K                                                         Filed on November 25, 1998
Form 8-A/A                                                       Filed on October 13, 1998
Proxy Statement Relating to AMP Incorporated's 1998 annual
meeting of shareholders.                                         Filed on March 16, 1998



    Tyco and AMP are also incorporating by reference additional documents that they file with the SEC between the date of this document and the date of the special meetings.



    Tyco has supplied all information contained or incorporated by reference in this document relating to Tyco, and AMP has supplied all such information relating to AMP.



    If you are a shareholder, Tyco and AMP may have sent you some of the documents incorporated by reference, but you can obtain any of them through Tyco, AMP or the SEC. Documents incorporated by reference are available from Tyco and AMP without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference as exhibits in this document. Shareholders may obtain documents incorporated, without charge, by reference in this document by requesting them in writing or by telephone from the appropriate party at the following address:



Tyco International Ltd.                        AMP Incorporated
The Gibbons Building                           P.O. Box 3608, M.S.176-48
10 Queen Street, Suite 301                     Harrisburg, Pennsylvania
Hamilton HM 11 Bermuda                         17105-3608
(441) 292-8674                                 (717) 592-4205



    If you would like to request documents from Tyco or AMP, please do so by , 1999 to receive them before the special meetings.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE MATTERS SUBMITTED TO YOU. NEITHER TYCO NOR AMP HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT
FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED            ,
1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE DELIVERY OF TYCO COMMON SHARES PURSUANT TO THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
WHERE TO FIND MORE INFORMATION.................          i
QUESTIONS AND ANSWERS ABOUT THE TYCO/AMP
MERGER.........................................         iv
SUMMARY........................................          1
    The Companies..............................          1
    The Meetings...............................          1
    The Merger.................................          2
RISK FACTORS...................................          5
FORWARD LOOKING INFORMATION....................          7
SELECTED FINANCIAL DATA OF TYCO AND AMP........          8
    Selected Consolidated Historical Financial
      Data of Tyco.............................          8
    Selected Consolidated Historical Financial
      Data of AMP..............................         10
    Selected Tyco and AMP Unaudited Pro Forma
      Combined Financial Information...........         11
    Comparative Per Share Information..........         12
    Comparative Market Value Information.......         13
CURRENT DEVELOPMENTS...........................         13
AMP SPECIAL MEETING............................         15
    Purpose of the AMP Special Meeting.........         15
    Solicitation of Proxies....................         15
    Record Date; Voting Rights; Proxies;
      Required Vote............................         15
    Quorum.....................................         16
    Other Information..........................         16
    Attendance at the Meeting..................         16
TYCO SPECIAL GENERAL MEETING...................         17
    Purpose of the Tyco Special General
      Meeting..................................         17
    Solicitation of Proxies....................         17
    Voting Rights; Proxies.....................         18
    Quorum.....................................         19
    Required Vote..............................         19
THE MERGER.....................................         20
    Background of the Merger...................         20
    Certain Exchanged Information..............         27

                                                   PAGE
                                                 ---------
    Recommendation of the Board of Directors of
      AMP; Reasons of AMP for the Merger.......         28
    Opinion of AMP's Financial Advisor.........         30
    Recommendation of the Board of Directors of
      Tyco; Reasons of Tyco for the Merger.....         34
    Opinion of Tyco's Financial Advisor........         36
    Interests of Certain Persons in the
      Merger...................................         40
    Material U.S. Federal Income Tax and
      Bermuda Tax Consequences.................         46
    Anticipated Accounting Treatment...........         50
    Certain Legal Matters......................         50
    U.S. Federal Securities Law Consequences...         51
    Dividends..................................         51
THE EXCHANGE RATIO AND ITS EFFECT ON AMP
SECURITIES AND EQUITY-BASED BENEFIT PLANS......         52
    General....................................         52
    The Exchange Ratio.........................         52
    Basis of AMP Determination to Fix the
      Exchange Ratio...........................         52
    Basis of Tyco's Determination to Proceed if
      the Exchange Ratio is above 0.8500.......         53
    Fractional Shares..........................         53
    Treatment of AMP Equity-Based Awards.......         53
    Stock Exchange Listing.....................         55
    Dissenters Rights..........................         55
PROVISIONS OF THE MERGER AGREEMENT AND RELATED
AGREEMENTS.....................................         56
    General....................................         56
    The Merger Agreement.......................         56
    Effective Time.............................         56
    Exchange of AMP Common Stock...............         56
    Representations and Warranties.............         57
    Conduct of Business by AMP.................         57
    Conduct of Business by Tyco................         58
    No Solicitation............................         58

                                                   PAGE
                                                 ---------
    Certain Other Covenants....................         59
    Conditions to the Merger...................         62
    Termination................................         64
    Amendment and Waiver; Parties in
      Interest.................................         67
    Stock Option Agreement.....................         67
    Guarantees.................................         68
COMPARATIVE PER SHARE PRICES AND DIVIDENDS.....         69
    Tyco.......................................         69
    AMP........................................         70
UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL INFORMATION..........................         71
BUSINESSES OF TYCO.............................         79
    Electrical and Electronic Components.......         79
    Disposable and Specialty Products..........         81
    Fire and Security Services.................         84
    Flow Control Products......................         87
BUSINESS OF AMP................................         90
DESCRIPTION OF SHARE CAPITAL OF TYCO...........         94
    Authorized Share Capital...................         94
    Tyco Common Shares.........................         94
    Tyco Preference Shares.....................         95
    Stock Exchange Listing.....................         95
EXPANSION OF TYCO BOARD AND ELECTION OF TYCO
DIRECTOR PROPOSAL..............................         96
                                                   PAGE
                                                 ---------
    Information Concerning Nominee.............         96
TYCO CAPITAL INCREASE PROPOSAL.................         96
TYCO LTIP SHARE INCREASE PROPOSAL..............         97
COMPARISON OF SHAREHOLDER RIGHTS...............        102
OTHER MATTERS..................................        115
LEGAL MATTERS..................................        115
EXPERTS........................................        115
FUTURE SHAREHOLDER PROPOSALS...................        115
INDEX OF DEFINED TERMS.........................        117
ANNEXES
    Annex A--Agreement and Plan of Merger and
      Tyco Guarantee
    Annex B--Stock Option Agreement and Tyco
      Guarantee
    Annex C--Opinion of Credit Suisse First
      Boston Corporation
    Annex D--Opinion of Merrill Lynch, Pierce,
      Fenner & Smith Incorporated
    Annex E--Tyco International Ltd. Long Term
      Incentive Plan

                QUESTIONS AND ANSWERS ABOUT THE TYCO/AMP MERGER


    Q. WHY ARE TYCO AND AMP PROPOSING TO MERGE? HOW WILL SHAREHOLDERS BENEFIT?



    A. Tyco and AMP are engaged in complementary businesses in the electrical and electronic component industry, and the merger will create opportunities for cost savings and synergies. By synergies we mean that the companies will be able to sell to one another's customers, offer customers a more comprehensive product line, use a combined worldwide distribution network and pursue jointly future acquisitions. This should mean increased value for shareholders through higher earnings per share.



    For AMP shareholders the merger means that they will have an interest in a larger and more diversified manufacturing and service company. They will also receive a significant premium for their shares over the value of the AMP common stock on August 4, 1998. That is the date that AlliedSignal Inc. announced its intention to acquire AMP for $44.50 per share in cash.



    Q. WHAT WILL SHAREHOLDERS RECEIVE IN THE MERGER?



    A. AMP shareholders will receive a fraction of a Tyco common share in exchange for each of their shares of AMP common stock. The fraction will be determined based on the average of the daily weighted averages of the trading price of Tyco common shares on the New York Stock Exchange over the 15 trading days ending four trading days before the AMP shareholders meeting. This average is referred to throughout this document as the "Average Stock Price."


    The table below illustrates the fraction of a Tyco common share that would be received for each share of AMP common stock at different assumed Average Stock Prices. This fraction is referred to as the "exchange ratio." The exchange ratio is designed so that the value of the Tyco common shares exchanged for each AMP share will be between $51.00 and $55.95, based on the Average Stock Price. If the Average Stock Price is less than $60, Tyco has the right to call off the merger unless AMP agrees to fix the exchange ratio at 0.8500. See the risk factor entitled "AMP SHAREHOLDERS COULD END UP WITH LESS THAN $51.00 WORTH OF TYCO STOCK PER SHARE OF AMP COMMON STOCK" on page 5 and the information under "Basis of AMP Determination to Fix the Exchange Ratio" on page 52 for a discussion of the factors that AMP will consider in deciding whether to agree to an exchange ratio of 0.8500 if the Average Stock Price is less than $60.00



    Tyco shareholders will not change their holdings of Tyco common shares as a result of the merger.



  TYCO                       VALUE
 AVERAGE                 PER SHARE OF
  STOCK     EXCHANGE      AMP COMMON
  PRICE       RATIO          STOCK
---------  -----------  ---------------
$   76.00      0.7362     $   55.9500
    75.00      0.7460         55.9500
    74.00      0.7561         55.9500
    73.51      0.7611         55.9500
           -----------  ---------------
    73.50      0.7612         55.9482
    73.00      0.7612         55.5676
    72.00      0.7612         54.8064
    71.00      0.7612         54.0452
    70.00      0.7612         53.2840
    69.00      0.7612         52.5228
    68.00      0.7612         51.7616
    67.00      0.7612         51.0004
           -----------  ---------------
    66.99      0.7613         51.0000
    66.00      0.7727         51.0000
    65.00      0.7846         51.0000
    64.00      0.7969         51.0000
    63.00      0.8095         51.0000
    62.00      0.8226         51.0000
    61.00      0.8361         51.0000
    60.00      0.8500         51.0000
           -----------  ---------------
    59.99     0.8501*        51.0000*
    59.00     0.8644*        51.0000*
    58.00     0.8793*        51.0000*
    57.00     0.8947*        51.0000*


------------------------


*   Tyco may call off the merger unless AMP agrees to an exchange ratio of
    0.8500. If AMP agrees to an exchange ratio of 0.8500, AMP shareholders will receive Tyco common shares with a value of less than $51.00 based on the Average Stock Price.

    Q. HOW WILL SHAREHOLDERS KNOW WHAT THE EXCHANGE RATIO IS?



    A. Shareholders can call toll free 1-888-750-5835 at any time beginning
           , 1999, which is the day after the first day of the 15 trading day period used to calculate the Average Stock Price, for a voice recording with the following information:



- Each day the voice recording will provide the average of the daily weighted
  averages of the trading price of Tyco common shares from            , the
  first day in the 15 day trading period, through the trading day preceding the day of the recording. Shareholders will also be provided with what the exchange ratio would be based on such average.



- Beginning on            , 1999, the voice recording will provide the final
  Average Stock Price and exchange ratio. If the Average Stock Price is less than $60, shareholders will be reminded that Tyco has the right to call off the merger unless AMP agrees to an exchange ratio of 0.8500 and will be
  advised to call again beginning on            , 1999 for final information on
  the exchange ratio.



    Q. WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?


    A. The receipt of Tyco common shares in the merger will generally be tax free to AMP shareholders for United States federal income tax purposes, except for tax on cash received for fractional shares. To review tax consequences of the merger in greater detail, see page 46.



    Q. WHAT SHOULD SHAREHOLDERS DO NOW?



    A. Shareholders should complete, sign, date and mail their proxy card in the enclosed postage paid envelope as soon as possible so that their shares will be voted at the meetings. AMP shareholders can also vote by transmitting both sides of their proxy card by facsimile to 212-750-5799. Tyco shareholders cannot vote by facsmile although they can change their vote by facsimile, as discussed below. THE BOARD OF DIRECTORS OF AMP RECOMMENDS VOTING FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF TYCO RECOMMENDS VOTING FOR THE ISSUANCE OF TYCO COMMON SHARES IN CONNECTION WITH THE MERGER AND THE OTHER PROPOSALS THAT ARE BEING PRESENTED TO TYCO SHAREHOLDERS AT THE SPECIAL GENERAL MEETING.



    AMP shareholders should not send in their share certificates now. After the merger is completed, Tyco will send AMP shareholders written instructions for exchanging their share certificates.



    Q. CAN SHAREHOLDERS CHANGE THEIR VOTE?



    A. Yes. Shareholders can change their vote at any time prior to the special meetings by mailing a later-dated signed proxy card, submitting via facsimile both sides of a later dated signed proxy card or by attending their meeting and voting in person. AMP shareholders can fax their vote changes to the number provided above. Tyco shareholders can fax their vote changes to: ____________.



    Q. WHAT SHOULD SHAREHOLDERS DO IF THEY HAVE QUESTIONS?



    A. AMP shareholders should call Innisfree M&A Incorporated at 1-888-750-5834 (toll free in the United States).



    Tyco shareholders should call MacKenzie Partners, Inc. at 1-888-       (toll
free in the United States).

                                    SUMMARY


THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH YOU HAVE BEEN REFERRED. SEE "WHERE TO FIND MORE INFORMATION" (PAGE I).


                                 THE COMPANIES

TYCO INTERNATIONAL LTD.
The Gibbons Building
10 Queen Street, Suite 301
Hamilton HM 11 Bermuda
(441) 292-8674

    Tyco is a diversified manufacturing and service company that, through its subsidiaries:

    - designs, manufactures and distributes electrical and electronic components and designs, manufactures, installs and services undersea cable communication systems;

    - designs, manufactures and distributes disposable medical supplies and other specialty products, and conducts vehicle auctions and related services;

    - designs, manufactures, installs and services fire detection and suppression systems and installs, monitors and maintains electronic security systems; and

    - designs, manufactures and distributes flow control products.


    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.


    Tyco's registered and principal executive offices are located at the above address in Bermuda. The executive offices of Tyco International (US) Inc., Tyco's principal United States subsidiary, are located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.

    For further information see "Businesses of Tyco" beginning on page 79.


AMP INCORPORATED
P.O. Box 3608
Harrisburg, PA 17105-3608
(717) 564-0100


    AMP, a Pennsylvania corporation, is the world leader in the design, manufacture and marketing of electronic, electrical and electro-optic connection devices, and associated application tools and machines. In the past several years, AMP has been diversifying into an expanding number of interconnection systems, related components and connector-intensive assemblies. AMP's products have uses in electronic, electrical, computer and telecommunications systems and are becoming increasingly critical to the performance of these systems as voice, data and video communications converge, system speeds increase and devices are miniaturized. AMP's customers include original equipment manufacturers and their subcontractors, utilities, government agencies, distributors, value-added resellers, and customers who install, maintain and repair equipment. These customers are found in the automotive, power technology, personal computer, communications, and consumer industrial industries. AMP has facilities located in 53 countries throughout the world.



    For further information see "Business of AMP" beginning on page 90 .



                         THE MEETINGS (PAGES 15 AND 17)



    The meetings of the AMP shareholders and the Tyco shareholders will be held
on                , 1999 at             .



    The record date for AMP shareholders entitled to receive notice of and to
vote at the AMP special meeting is the close of business on February   , 1999.
On that date there were           shares of AMP common stock outstanding.
However, based on a recent decision of
the Federal District Court for the Eastern District of Pennsylvania finding that the shares of AMP common stock held by AlliedSignal Inc. are "control shares," the shares of AMP common stock held by AlliedSignal are not presently entitled to be voted. Accordingly, absent such decision being reversed on appeal, as of
February   , 1999, there were    shares of AMP common stock outstanding and
entitled to vote.



    Notice of the Tyco special general meeting is being sent to all holders of
record of Tyco common shares on            , 1999. On            , 1999 there
were         common shares of Tyco outstanding. Holders of record of Tyco common shares on the date of the Tyco special general meeting will be entitled to vote at that meeting.



                              THE MERGER (PAGE 20)



    THE LEGAL DOCUMENT THAT GOVERNS THE MERGER IS THE MERGER AGREEMENT AMONG TYCO INTERNATIONAL (PA) INC., AMP MERGER CORP. AND AMP. TYCO (PA) AND AMP MERGER CORP. ARE WHOLLY OWNED SUBSIDIARIES OF TYCO AND THEIR OBLIGATIONS UNDER THE MERGER AGREEMENT ARE GUARANTEED BY TYCO. THE MERGER AGREEMENT AND THE TYCO GUARANTEE ARE ATTACHED TO THE BACK OF THIS DOCUMENT AS ANNEX A. YOU ARE ENCOURAGED TO READ THESE DOCUMENTS.


    SHAREHOLDER VOTE REQUIRED


    The favorable vote of two-thirds of the votes cast by the AMP shareholders at a meeting at which a quorum is present is required to approve and adopt the merger agreement.



    The favorable vote of a majority of the votes cast by the Tyco shareholders on the proposal to issue the Tyco common shares to be delivered in connection with the merger at a meeting at which a quorum is present is required to approve this proposal, as long as at least a majority of the outstanding Tyco common shares vote on such proposal. Approval of the other proposals to be considered at the Tyco special general meeting requires the favorable vote of a majority of the Tyco common shares voted on such matters. Approval of these other matters is conditioned upon the consummation of the merger.



    DISSENTERS' RIGHTS



    Neither AMP shareholders nor Tyco shareholders have dissenters' rights of appraisal or other rights to demand fair value in cash by reason of the merger.


    INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER


    In considering the recommendation of the AMP Board of Directors in favor of the merger, AMP and Tyco shareholders should be aware that members of the AMP Board and certain members of its management will receive certain benefits as a result of the merger that will be in addition to or different from benefits received by AMP shareholders generally. For example, options to purchase AMP stock that are held by AMP's directors and members of its management generally will become fully vested and exercisable upon consummation of the merger. See "Interests of Certain Persons in the Merger" beginning on page 41.


    CONDITIONS OF THE MERGER

    The consummation of the merger depends upon satisfaction of a number of conditions, including:

    - approval and adoption of the merger agreement by the AMP shareholders;

    - approval by the Tyco shareholders of the issuance of Tyco common shares to be delivered in connection with the merger;

    - the absence of legal restraints to the consummation of the merger;

    - receipt of opinions with respect to the tax-free nature of the merger; and

    - receipt of the opinion of PricewaterhouseCoopers confirming that the merger qualifies for pooling of interests accounting treatment.

    TERMINATION OF THE MERGER AGREEMENT

    Either AMP or Tyco may call off the merger if:

    - both parties consent in writing;

    - the merger is not completed by July 31, 1999 through no fault of the party seeking to call off the merger;

    - there exist legal restraints preventing the merger;

    - the AMP shareholders do not approve the merger or the Tyco shareholders do not approve the issuance of the Tyco common shares to be delivered in connection with the merger; or

    - the other party breaches in a material way its representations, warranties, covenants or agreements under the merger agreement and that breach is not or cannot be remedied.

    In addition, Tyco may also terminate the merger agreement if:

    - the Board of Directors of AMP withdraws or adversely modifies its approval or recommendation of the merger or recommends a business combination transaction with a third party; or


    - the Average Stock Price is less than $60.00, unless AMP agrees to an exchange ratio at 0.8500.



    For further details, see "Termination" beginning on page 64.


    TERMINATION FEE AND EXPENSES; STOCK OPTION AGREEMENT; CERTAIN
      NON-SOLICITATION PROVISIONS

    AMP is required to pay to Tyco a termination fee of $300 million, and pay up to $30 million of Tyco's and Tyco (PA)'s reasonable out-of-pocket expenses, if the merger agreement is terminated under certain circumstances, and up to $30 million of Tyco's reasonable out-of-pocket expenses (but not a termination fee) if the merger agreement is terminated in certain other circumstances. Tyco is required to pay to AMP up to $30 million of AMP's reasonable out-of-pocket expenses if the merger agreement is terminated under certain circumstances.


    See "Termination--Fees and Expenses" beginning on page 65.



    AMP has granted an option to Tyco (PA) to purchase shares of AMP common stock equal to approximately 19.9% of the outstanding shares of AMP common stock. The option is exercisable under the same circumstances that the termination fee is payable to Tyco, provided that the profit that Tyco (PA) realizes on the exercise of the option may not exceed $301 million, less the amount of the termination fee that is paid to Tyco. The full text of the Stock Option Agreement dated November 22, 1998 is attached to the back of this document as Annex B. See "Stock Option Agreement" beginning on page 67.



    The merger agreement has certain provisions pursuant to which AMP may not redeem or amend its rights plan, approve a business combination transaction other than the merger or enter into an agreement with respect to such a business combination transaction until November 6, 1999, even if the merger agreement has been terminated. These restrictions do not apply if the merger agreement is terminated because of Tyco's breach, because Tyco's shareholders have not approved the issuance of Tyco common shares to be delivered in connection with the merger or because the merger has not been consummated by July 31, 1999. See "No Solicitation" beginning on page 58.



    The termination fee, the stock option agreement and the no-solicitation provisions of the merger agreement may have the effect of discouraging persons who might be interested in entering into a business combination with AMP from proposing such a transaction, even where the consideration payable to AMP shareholders in such a transaction would exceed the consideration payable in the merger.


    ANTICIPATED ACCOUNTING TREATMENT

    Tyco and AMP expect the merger to qualify as a pooling of interests for accounting purposes, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes. As a condition to the merger, Tyco must receive an opinion from its independent accounting firm regarding qualification of the merger as a pooling of interests for accounting purposes. See "Anticipated Accounting Treatment" on page 50.


    OPINION OF AMP'S FINANCIAL ADVISOR

    AMP's financial advisor, Credit Suisse First Boston Corporation, has given a written opinion to the board of directors of AMP as to the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement. The full text of the written opinion of Credit Suisse First Boston Corporation dated November 22, 1998 is attached to the back of this document as Annex C and should be read carefully in its entirety. THE OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION IS DIRECTED TO THE AMP BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE MERGER.

    OPINION OF TYCO'S FINANCIAL ADVISOR

    Tyco's financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has given a written opinion to the board of directors of Tyco as to the fairness to Tyco, from a financial point of view, of the consideration to be delivered to AMP's shareholders in the merger. The full text of the written opinion of Merrill Lynch dated November 22, 1998 is attached to the back of this document as Annex D and should be read carefully in its entirety. THE OPINION OF MERRILL LYNCH IS DIRECTED TO THE TYCO BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE ISSUANCE OF TYCO COMMON SHARES TO BE DELIVERED IN CONNECTION WITH THE MERGER OR THE OTHER MATTERS BEING PRESENTED TO A VOTE BY TYCO SHAREHOLDERS.


                              OTHER TYCO PROPOSALS



    The other proposals being presented to Tyco shareholders at the Tyco special general meeting are:



    - An increase in the size of the Tyco Board from 11 to 12 directors and election of Robert Ripp, AMP's Chairman and Chief Executive Officer, as a director;



    - An increase in the number of Tyco's authorized shares to 2,500,000,000 common shares; and



    - An increase in the number of shares authorized under Tyco's Long Term
      Incentive Compensation Plan from 44,000,000 to         .



    Each of these proposals is conditioned upon the consummation of the merger.

                                  RISK FACTORS


    In evaluating the merger and the merger agreement, shareholders should take into account the following risks, as well as other information included in or incorporated by reference into this document:



    AMP SHAREHOLDERS COULD END UP WITH LESS THAN $51.00 WORTH OF TYCO STOCK PER SHARE OF AMP COMMON STOCK.



    Although the merger is designed to provide AMP shareholders with between $51.00 and $55.95 worth of Tyco common shares for each of their AMP shares, they could get less in market value. The merger values the Tyco common shares that AMP shareholders will receive based upon the Average Stock Price. The Average Stock Price is equal to the average of the daily weighted averages of the trading price of Tyco common shares on the New York Stock Exchange over the 15 trading days ending four trading days before the AMP shareholders' meeting. At the time of the merger, which is expected but not certain to occur promptly following the shareholders' meetings, the market price of a Tyco common share could be more or less than the Average Stock Price. If it is less, the value of the Tyco common shares that an AMP shareholder receives in the merger would be lower than the value indicated in the table on page iv, and could be lower than $51.00 per share of AMP common stock. The market value of Tyco common shares may fluctuate based upon general market and economic conditions, Tyco's business and prospects and other factors.



    AMP shareholders should also note that they will receive less than $51.00 worth of Tyco common shares calculated on the basis of the Average Stock Price, if the Average Stock Price is less than $60.00 and AMP agrees to an exchange ratio of 0.8500 so that Tyco will not have the right to call off the merger. See "Basis of AMP's Determination to Fix the Exchange Ratio" on page 52 for a discussion of the factors that AMP will consider in deciding whether to agree to an exchange ratio of 0.8500 if the Average Stock price is less than $60.00.



    THE MERGER WILL NOT BE ACCRETIVE TO THE EARNINGS OF TYCO UNLESS TYCO CAN SUCCESSFULLY INTEGRATE AMP WITH TYCO'S EXISTING OPERATIONS.



    The benefits to Tyco and its shareholders of the merger are predicated on the assumption that the merger will be accretive to Tyco's earnings per share, but this will only be the case if Tyco can efficiently integrate AMP with Tyco's existing operations. On a pro forma basis, which combines the financial results of the two companies based upon their historical performance, the merger is not accretive to earnings per share. See "Selected Tyco and AMP Unaudited Combined Financial Information" on page 11. Tyco expects that the merger will be accretive if it can realize cost savings and synergies through the combination of the two companies. In this regard, Tyco's management believes that it can continue to implement and enhance AMP's profit improvement plan, which involves staff reductions, plant closings and consolidations and other cost cutting activities. Tyco has in the past been successful in integrating prior acquisitions and realizing anticipated earnings benefits. However, with facilities in 53 countries and approximately 48,500 employees worldwide, AMP is substantially larger than the largest company previously integrated by Tyco's management. It is possible that Tyco will not be able to integrate AMP in a manner that achieves the desired savings and other benefits. Also, it may take longer to achieve these savings and other benefits than anticipated by Tyco's management. If so, Tyco's earnings-per-share performance, which is driven in part by the success of its acquisitions, is likely to suffer.



    TYCO HAS NOT HAD SIGNIFICANT EXPOSURE TO THE DOWNTURN IN THE ASIAN ECONOMY BUT THAT MAY CHANGE WITH THE AMP ACQUISITION.



    The AMP acquisition could significantly increase the effects of the downturn in Asia on Tyco. Historically, only 3% of Tyco's revenues were attributable to Tyco's Asian operations, as opposed to 20% of AMP's revenues. The effect of the downturn has been more pronounced on AMP because of

AMP's greater dependence on Asian business. Tyco cannot predict how long the economic downturn in Asia will persist.



    THE RIGHTS OF SHAREHOLDERS OF TYCO UNDER BERMUDA LAW ARE NOT AS FAVORABLE IN CERTAIN RESPECTS AS THE RIGHTS OF SHAREHOLDERS OF AMP UNDER PENNSYLVANIA LAW.



    - Shareholders may not be able to obtain jurisdiction over Tyco outside Bermuda, so that certain remedies available to shareholders of AMP, such as class action lawsuits under United States federal and Pennsylvania law, might not be available to Tyco shareholders.



    - The right to bring a derivative action in the name of the company for a wrong to a company committed by present or former directors of the company is more limited under Bermuda law than under Pennsylvania law.



    - Under Bermuda law and Tyco's bye-laws, only shareholders holding 5% or more of the outstanding Tyco shares or numbering 100 or more may propose a resolution at a Tyco annual general meeting. AMP shareholders do not have to satisfy these requirements to propose a resolution at an AMP annual meeting.

                          FORWARD LOOKING INFORMATION


    Certain statements contained in or incorporated by reference into this document are "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statements regarding the benefits of the merger, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Tyco and AMP, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among other things:


    - the ability to integrate AMP into Tyco's operations,

    - overall economic and business conditions,


    - the demand for Tyco's and AMP's goods and services,



    - competitive factors in the industries in which Tyco and AMP compete,


    - changes in government regulation,


    - changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations,



    - interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions,



    - economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders,



    - the ability to achieve anticipated synergies and other cost savings in connection with acquisitions,



    - the timing, impact and other uncertainties of future acquisitions by Tyco, and



    - the ability of Tyco and AMP, and the ability of their respective customers and suppliers, to replace, modify or upgrade computer programs in order to adequately address the Year 2000 issue.


    For a description of some of the factors or uncertainties that exist in AMP's operations and business environment which could cause actual results to differ, reference is made to the section entitled "Cautionary Statements for Purposes of the 'Safe Harbor"' in AMP's Annual Report on Form 10-K for the year ended December 31, 1997.

                    SELECTED FINANCIAL DATA OF TYCO AND AMP


    The following information is being provided to assist in analyzing the financial aspects of the merger. The selected consolidated historical financial data for Tyco reflects the combined results of operations and financial position of Tyco and United States Surgical Corporation, which was acquired by Tyco on October 1, 1998, restated for all periods presented pursuant to the pooling of interests method of accounting. The information for Tyco has been derived from Tyco's audited consolidated financial statements for the fiscal year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996, and certain historical financial information of Tyco and US Surgical for the years ended December 31, 1995 and 1994. The information for AMP has been derived from AMP's audited financial statements for the years ended December 31, 1993 through 1997 and AMP's unaudited financial statements for the nine months ended September 30, 1998 and September 30, 1997. The information is only a summary. The information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by Tyco and AMP with the SEC. See "Where To Find More Information" on page i. The unaudited pro forma information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the merger had been consummated at the dates indicated, nor is it necessarily indicative of future operating results of the combined company. References in this document to "$" mean United States dollars.


            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO

                                              YEAR ENDED    NINE MONTHS ENDED
                                             SEPTEMBER 30,    SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                             -------------  ------------------  -------------------------------
                                                1998(1)          1997(1)         1996(2)    1995(2)    1994(2)
                                             -------------  ------------------  ---------  ---------  ---------
                                                        (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales..................................   $  13,537.2      $    8,457.8     $ 9,216.4  $ 7,937.9  $ 7,159.6
Operating income (loss)(3)(4)(5)(6)........       1,625.2           (376.0)         131.9      760.1      704.5
Income (loss) from continuing operations...         965.1           (697.7)       (187.6)      346.7      324.0
Income (loss) from continuing operations
  per common share(7):
  Basic....................................          1.54            (1.23)        (0.40)       0.65       0.60
  Diluted..................................          1.50            (1.23)        (0.40)       0.64       0.59
Cash dividends per common share(7)(8)......          0.10                     See (8) below.
CONSOLIDATED BALANCE SHEET DATA:
Total assets...............................   $  18,722.6      $   12,141.6     $ 9,986.1  $ 8,623.3  $ 8,156.7
Long-term debt.............................       5,254.3           2,613.2       2,020.8    2,017.2    2,003.8
Shareholders' equity.......................       7,199.6           4,659.3       4,342.4    4,083.8    3,692.0

------------------------

(1) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 and the year ended September 30, 1998 is presented.


(2) On July 2, 1997, Tyco (formerly called ADT Limited) merged with Tyco International Ltd., a Massachusetts Corporation ("Former Tyco"). See "Businesses of Tyco" beginning on page 79. On August 27, 1997, August 29, 1997, and October 1, 1998, Tyco merged with INBRAND Corporation, Keystone International, Inc., and US Surgical, respectively. These four combinations are more fully described in Notes 1 and 2 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on December 10, 1998, incorporated herein by reference. Prior to their respective mergers, ADT, Keystone and US Surgical had a December 31 fiscal year end and Former Tyco had a June 30 fiscal year end. The historical results have been combined using a December 31 fiscal year end for ADT, Keystone, Former Tyco and US Surgical for the year ended December 31, 1996. For 1995 and 1994, the results of operations and financial position reflect the combination of ADT, Keystone and US Surgical with a December 31 fiscal year end and Former Tyco with a June 30 fiscal year end. Net sales and net income for Former Tyco for the period July 1, 1995 through December 31, 1995 (which results are not included in the historical combined results) were $2.46 billion and $136.4 million, respectively.


(3) Operating income in the fiscal year ended September 30, 1998 includes certain charges of $80.5 million, including $9.6 million of merger costs and $70.9 million of costs to exit certain businesses in US Surgical's operations, and restructuring charges of $12.0 million related to severance costs, facility disposals and asset write-downs as part of US Surgical's cost cutting objectives. See Note 15 to the Consolidated Financial Statements contained in Tyco's Form 8-K filed on December 10, 1998.



(4) Operating loss in the nine months ended September 30, 1997 includes charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million primarily related to the mergers and integration of ADT, Former Tyco, Keystone and INBRAND and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in US Surgical's operations. See Notes 11 and 15 to the Consolidated Financial Statements contained in Tyco's Form 8-K filed on December 10, 1998. The results for the nine months ended September 30, 1997 also include a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp.



(5) Operating loss in 1996 includes non-recurring charges of $744.7 million related to the adoption of Statement of Financial Accounting Standards No. 121, $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and United Kingdom and $8.8 million of fees and expenses related to ADT's acquisition of Automated Security (Holdings) plc, a United Kingdom company. See Notes 11 and 15 to the Consolidated Financial Statements contained in Tyco's Form 8-K filed on December 10, 1998.


(6) Operating income in 1995 includes a loss of $65.8 million on the disposal of the European auto auction business and a gain of $31.4 million from the disposal of the European electronic article surveillance business. Operating income also includes non-recurring charges of $97.1 million for restructuring charges at ADT and Keystone and for the fees and expenses related to the 1994 merger of Kendall International, Inc. and Former Tyco, as well as a charge of $8.2 million relating to the divestiture of certain assets by Keystone.

(7) Per share amounts for all periods presented have been restated to give effect to the mergers with Former Tyco, Keystone, INBRAND and US Surgical, a
    0.48133 reverse stock split effected on July 2, 1997, and a two-for-one stock split distributed on October 22, 1997, effected in the form of a stock dividend.

(8) Tyco has paid a quarterly dividend of $0.025 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. ADT had not paid any dividends on its common shares since 1992. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 per share of common stock since January 1992. Prior to its merger with Tyco, Keystone paid quarterly dividends of $0.19 per share since January 1994. US Surgical paid quarterly dividends of $0.04 per share in the year ended September 30, 1998 and the nine months ended September 30, 1997 and aggregate dividends of $0.08 per share in 1996, 1995 and 1994. The payment of dividends by Tyco in the future will be determined by Tyco's Board of Directors and will depend on business conditions, Tyco's financial condition and earnings and other factors.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF AMP

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                  --------------------  -----------------------------------------------------
                                   1998(1)     1997      1997(2)    1996(2)     1995       1994       1993
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales.......................  $ 4,084.9  $ 4,293.5  $ 5,745.2  $ 5,468.0  $ 5,227.2  $ 4,369.1  $ 3,790.5
Operating income................      198.0      543.8      767.1      502.7      718.0      660.0      504.6
Income from continuing
  operations....................       81.0      330.2      457.6      287.0      427.3      373.8      284.4
Income from continuing
  operations per common
  share(3)(4):
  Basic.........................       0.37       1.50       2.08       1.31       1.97       1.72       1.31
  Diluted.......................       0.37       1.50       2.08       1.31       1.96       1.72       1.31
Cash dividends per common
  share(3)......................       0.81       0.78       1.04       1.00       0.92       0.84       0.80

CONSOLIDATED BALANCE SHEET DATA:
Total assets....................  $ 4,718.3  $ 4,808.0  $ 4,848.1  $ 4,685.7  $ 4,504.7  $ 4,092.6  $ 3,448.9
Long-term debt..................      170.4      172.7      159.7      181.6      212.5      278.8      199.3
Shareholders' equity............    2,817.9    2,898.0    2,951.5    2,789.9    2,768.0    2,495.8    2,206.5

------------------------

(1) Restructuring and one-time charges on a pre-tax basis of $185.8 million were recorded in the nine months ended September 30, 1998 in connection with AMP's profit improvement plan.

(2) Restructuring and other one-time charges on a pretax basis of $195 million were recorded in 1996 primarily in connection with AMP's decision to exit certain product lines, manufacturing operations and investments. These charges were adjusted in the fourth quarter of 1997, resulting in a credit of $25.9 million to the charges established in 1996. Of the $195 million charge and the $25.9 million adjustment, $98 million and $21.4 million, respectively, were related to restructuring charges.

(3) Share data has been adjusted for the 2-for-1 stock split in 1995.

(4) Appropriate per share data in all periods has been restated for the effects of the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" in the fourth quarter of 1997.

                        SELECTED TYCO AND AMP UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION

                                                               NINE MONTHS
                                                 YEAR ENDED       ENDED           YEAR ENDED DECEMBER 31,
                                                SEPTEMBER 30,   SEPTEMBER    ----------------------------------
                                                   1998(1)     30, 1997(1)      1996        1995        1994
                                                -------------  ------------  ----------  ----------  ----------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Net sales...................................   $  19,073.8    $ 12,751.3   $ 14,684.4  $ 13,165.1  $ 11,528.7
  Operating income............................       2,046.5         167.8        634.6     1,478.1     1,364.5
  Income (loss) from continuing
    operations(2).............................       1,173.5        (367.5)        99.4       774.0       697.8
  Income (loss) from continuing operations per
    common share(2)(3):
    Basic.....................................          1.48         (0.50)        0.12        1.13        1.02
    Diluted...................................          1.45         (0.50)        0.11        1.11        1.00
  Cash dividends per common share(4)..........                          See (4) below.
CONSOLIDATED BALANCE SHEET DATA:
  Total assets................................   $  23,440.9    $ 16,949.6   $ 14,671.8  $ 13,128.0  $ 12,249.3
  Long-term debt..............................       5,424.7       2,785.9      2,202.4     2,229.7     2,282.6
  Total shareholders' equity..................       9,717.5       7,557.3      7,132.3     6,851.8     6,187.8

------------------------

(1) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. AMP has a calendar year end. For purposes of the pro forma combined financial information, the historical results for the fiscal year ended September 30, 1998 and the nine months ended September 30, 1997 have been combined using the results of Tyco and AMP for those periods.


(2) See Notes (3), (4), (5) and (6) to "Selected Consolidated Historical Financial Data of Tyco" on page 9 and Notes (1) and (2) to "Selected Consolidated Historical Financial Data of AMP" on page 10 for information on certain non-recurring items.



(3) The unaudited pro forma combined per share data are based on AMP shareholders receiving 0.7612 of a Tyco common share for each share of AMP common stock held, which assumes the Average Stock Price is within the range of $67.00 to $73.50. The actual exchange ratio may be more or less than
    0.7612. For example, based on an Average Stock Price of $76.00, the exchange ratio would be 0.7362. Assuming this ratio, pro forma combined income (loss) per common share on a diluted basis would be $1.46 for the fiscal year ended September 30, 1998, $(0.51) for the nine months ended September 30, 1997 and $0.11, $1.12 and $1.01 for the years ended December 31, 1996, 1995 and 1994, respectively. Based on an Average Stock Price of $60.00, the exchange ratio would be 0.8500. Assuming this ratio, pro forma combined income (loss) per common share on a diluted basis would be $1.42 for the fiscal year ended September 30, 1998, $(0.49) for the nine months ended September 30, 1997 and $0.11, $1.08 and $0.97 for the years ended December 31, 1996, 1995 and 1994, respectively.



(4) Tyco has paid a quarterly dividend of $0.025 per common share since July 2, 1997, the date of the Former Tyco/ADT Merger. ADT had not paid any dividends on its common shares since 1992. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 per share since January 1992. AMP paid dividends of $0.27 per share in each of the four quarters during calendar 1998, $0.26 per share in each of the four quarters during calendar 1997, and aggregate dividends of $1.00 per share in 1996, $0.92 per share in 1995 and $0.84 per share in 1994. The payment of dividends by Tyco in the future will be determined by Tyco's Board and will depend on business conditions, Tyco's financial condition and earnings and other factors.

                       COMPARATIVE PER SHARE INFORMATION

                                                                                    EXCHANGE RATIO OF 0.7612
                                                                                --------------------------------
                                                                                     TYCO AND
                                                                                        AMP              AMP
                                                                                     UNAUDITED       EQUIVALENT
                                                   TYCO              AMP             PRO FORMA        PRO FORMA
                                              HISTORICAL PER     HISTORICAL          COMBINED         PER SHARE
                                                SHARE DATA     PER SHARE DATA    PER SHARE DATA(1)     DATA(1)
                                              ---------------  ---------------  -------------------  -----------
YEAR ENDED SEPTEMBER 30, 1998
Income from continuing operations per
  common share(4):
  Basic.....................................     $    1.54        $    0.95          $    1.48        $    1.13
  Diluted...................................          1.50             0.95               1.45             1.10
Cash dividends per common share(5)..........          0.10             1.07
Book value per common share.................         11.15            12.88              11.96             9.11
NINE MONTHS ENDED SEPTEMBER 30, 1997
(Loss) income from continuing operations per
  common share(4):
  Basic.....................................         (1.23)            1.50              (0.50)           (0.38)
  Diluted...................................         (1.23)            1.50              (0.50)           (0.38)
Cash dividends per common share(5)..........                           0.78
Book value per common share.................          7.84            13.17               9.93             7.56
YEAR ENDED DECEMBER 31, 1996
(Loss) income from continuing operations per
  common share(4):
  Basic.....................................         (0.40)            1.31               0.12             0.09
  Diluted...................................         (0.40)            1.31               0.11             0.09
Cash dividends per common share(5)..........                           1.00
Book value per common share(6)..............          7.83            12.70               9.96             7.58

                                                  EXCHANGE RATIO OF 0.7362          EXCHANGE RATIO OF 0.8500
                                              --------------------------------  --------------------------------
                                                   TYCO AND                          TYCO AND
                                                      AMP              AMP              AMP              AMP
                                                   UNAUDITED       EQUIVALENT        UNAUDITED       EQUIVALENT
                                                   PRO FORMA        PRO FORMA        PRO FORMA        PRO FORMA
                                                   COMBINED         PER SHARE        COMBINED         PER SHARE
                                               PER SHARE DATA(2)     DATA(2)     PER SHARE DATA(3)     DATA(3)
                                              -------------------  -----------  -------------------  -----------
YEAR ENDED SEPTEMBER 30, 1998
Income from continuing operations per
  common share(4):
  Basic.....................................       $    1.49        $    1.10        $    1.44        $    1.23
  Diluted...................................            1.46             1.07             1.42             1.20
Cash dividends per common share(5)..........
Book value per common share.................           12.04             8.87            11.68             9.93
NINE MONTHS ENDED SEPTEMBER 30, 1997
(Loss) income from continuing operations per
  common share(4):
  Basic.....................................           (0.51)           (0.37)           (0.49)           (0.42)
  Diluted...................................           (0.51)           (0.37)           (0.49)           (0.42)
Cash dividends per common share(5)..........
Book value per common share.................           10.00             7.36             9.68             8.23
YEAR ENDED DECEMBER 31, 1996
(Loss) income from continuing operations per
  common share(4):
  Basic.....................................            0.12             0.09             0.11             0.10
  Diluted...................................            0.11             0.08             0.11             0.09
Cash dividends per common share(5)..........
Book value per common share(6)..............           10.03             7.39             9.68             8.23


------------------------------

(1) Assuming Tyco's Average Stock Price is within the range of $67.00 to $73.50, the unaudited pro forma income (loss) and book value per common share are based on AMP shareholders receiving 0.7612 of a Tyco common share for each share of AMP common stock held. The AMP equivalent pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.7612.


(2) Based on an Average Stock Price of $76.00, the unaudited pro forma income
    (loss) and book value per common share are based on AMP shareholders receiving 0.7362 of a Tyco common share for each share of AMP common stock held. The AMP equivalent pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.7362.


(3) Based on an Average Stock Price of $60.00, the unaudited pro forma income
    (loss) and book value per common share are based on AMP shareholders receiving 0.8500 of a Tyco common share for each share of AMP common stock held. The AMP equivalent pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.8500.


(4) See Notes (3), (4) and (5) to "Selected Consolidated Historical Financial Data of Tyco" on page 9 and Notes (1) and (2) to "Selected Consolidated Historical Financial Data of AMP" on page 10 for information on certain non-recurring items.


(5) See Note (4) to "Selected Tyco and AMP Unaudited Pro Forma Combined Financial Information" on page 11 for information on cash dividends per common share.


(6) Book value per common share excludes the $200.0 liquidation value of Tyco's redeemable preferred stock, included in shareholders' equity as of December 31, 1996. The preferred stock was redeemed and converted into common shares on April 1, 1997.

                      COMPARATIVE MARKET VALUE INFORMATION



    The following table sets forth:



    1. the closing prices per share and aggregate market values of Tyco common shares and AMP common stock on the NYSE on November 20, 1998, the last trading
day prior to the public announcement of the proposed merger, and on February   ,
1999, the most recent date for which prices were available prior to printing this document; and



    2. the equivalent price per share and equivalent market values of AMP common stock, based on the exchange ratio that would apply if the Tyco closing price on the NYSE was equal to the Average Stock Price.



                                                                         TYCO            AMP            AMP
                                                                      HISTORICAL     HISTORICAL    EQUIVALENT(1)
                                                                    --------------  -------------  --------------
On November 20, 1998
  Closing price per common share..................................  $      65.0625  $     45.1250  $      51.0000
  Market value of common shares (2)...............................  $42,159,624,714 $9,873,700,486 $11,159,196,117
On February   , 1999
  Closing price per common share..................................
  Market value of common shares (2)...............................


------------------------------


(1) The AMP equivalent data for November 20, 1998 corresponds to an exchange
    ratio of 0.7839, and the AMP equivalent data for February   , 1999
    corresponds to an exchange ratio of      .



(2) Market value based on 647,986,547 Tyco common shares and 218,807,767 shares
    of AMP common stock outstanding as of November 20, 1998, and          Tyco
    common shares and          shares of AMP common stock outstanding as of
    February   , 1999.



Market values are likely to differ from values based on the Average Stock Price. See "Risk Factors-- AMP SHAREHOLDERS COULD END UP WITH LESS THAN $51.00 WORTH OF TYCO STOCK PER SHARE OF AMP COMMON STOCK" on page 5.



                              CURRENT DEVELOPMENTS



SALE OF $1.2 BILLION OF NOTES BY TYCO SUBSIDIARY



    On January 12, 1999, a wholly owned subsidiary of Tyco consummated the public sale of $400 million aggregate principal amount of its 6.125% Notes due 2009 and $800 million aggregate principal amount of its 6.875% Notes due 2029. The net proceeds of approximately $1.17 billion were used to repay borrowings under such subsidiary's $2.25 billion bank credit agreement. The borrowings under this facility were used primarily to finance the cost of certain business acquisitions and to repay borrowings under US Surgical's committed credit facilities.



TYCO RESULTS FOR QUARTER ENDED DECEMBER 31, 1998



    On January 19, 1999, Tyco announced its results for the quarter ended December 31, 1998 (the "fiscal 1999 first quarter"). For the fiscal 1999 first quarter, (loss) income before extraordinary item was $(26.0) million, or $(0.04) per share on a diluted basis, as compared to $255.8 million, or $0.41 per share, for the quarter ended December 31, 1997. During the fiscal 1999 first quarter, Tyco incurred an after-tax charge of $427.6 million for merger, restructuring and other non-recurring charges primarily related to the US Surgical merger. During the quarter ended December 31, 1997, Tyco recorded an after-tax charge of $9.2 million related to restructuring actions taken by US Surgical prior to its merger with Tyco. Diluted earnings per share before merger, restructuring and other non-recurring charges and extraordinary item increased 42% to $0.61 per share for the fiscal 1999 first quarter, compared to $0.43 per share for the quarter ended December 31, 1997. Income before merger, restructuring and other non-recurring charges and extraordinary item increased 52% to $401.6 million in the fiscal 1999 first quarter, compared to $265.0 million in the quarter ended December 31, 1997. Sales increased 28% to $3.82 billion in the fiscal 1999 first quarter from $2.99 billion in the quarter ended December 31, 1997. Last year's results have been restated to reflect the merger with US Surgical which was accounted for as a pooling of interests.

    The following segment discussion is before non-recurring charges and extraordinary item with last year's results restated to reflect the merger with US Surgical. Quarterly earnings at Tyco's Healthcare and Specialty Products group increased 74% to $273.8 million in the fiscal 1999 first quarter compared to $157.3 million in the quarter ended December 31, 1997. Results for this group reflect lower costs and higher operating margins. Earnings of Tyco's Fire and Security Services group increased 40% to $205.4 million in the fiscal 1999 first quarter compared to $146.3 million in the quarter ended December 31, 1997. Results for this group reflect increased sales and higher operating margins. Earnings of Tyco's Flow Control group increased 30% to $93.5 million in the fiscal 1999 first quarter compared to $71.9 million in the quarter ended December 31, 1997. Results for this group reflect higher volume and operating margins. Earnings of Tyco's Electrical and Electronic Components group increased 33% to $95.0 million in the fiscal 1999 first quarter compared to $71.6 million in the quarter ended December 31, 1997. Results for this group reflect strong growth in the operations of Tyco Submarine Systems Ltd. and Tyco's Printed Circuit Group. The earnings of Tyco's four business groups are stated before deduction for general corporate expenses, interest expense and taxes.



AMP RESULTS FOR QUARTER ENDED DECEMBER 31, 1998



    On January 28, 1999, AMP announced its results for its fourth quarter ended December 31, 1998. For the quarter, net (loss)/income was $(79.0) million or $(0.36) per share, as compared to $127.4 million, or $0.58 per share, for the quarter ended December 31, 1997. During AMP's 1998 fourth quarter, the Company incurred an after tax charge of $128.0 million for restructuring associated with its profit improvement plan, primarily involving staff reductions and facility consolidations, and one-time after tax charges of $26.0 million for fixed asset writeoffs. In addition, AMP incurred certain non-operating expenses of $17.0 million, net of tax, associated with its defense against the AlliedSignal unsolicited bid, and bank commitment fees of $15.0 million, net of tax, related to the terminated self-tender offer. During the quarter ended December 31, 1997, AMP recorded an after tax restructuring credit of $14.4 million due to an adjustment to a restructuring charge recorded in 1996, as well as a one-time after tax charge for the permanent impairment of investments of $17.2 million. Diluted earnings per share, before restructuring and other one-time charges and expenses was $0.49 per share for the quarter ended December 31, 1998, a 15% decrease from $0.58 per share for the quarter ended December 31, 1997. However, these earnings represent a 36% increase from the diluted earnings per share before restructuring and other one time charges and expenses of $0.36 per share reported in AMP's previous quarter ended September 30, 1998. The sequential quarter to quarter improvement is the result of the positive impact of AMP's profit improvement plan, particularly staff reductions made during the quarter. Sales in the quarter ended December 31, 1998 decreased 3.8% in reported U.S. dollars and 4.7% in local currencies from the comparable prior year quarter. Sales increased in the quarter ended December 31, 1998 4.4% in U.S. dollars and 1.1% in local currencies over sales in the quarter ended September 30, 1998.



AMP RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998



    For the year ended December 31, 1998, net income was $2.0 million or $.01 per share, as compared to $473.1 million, or $2.15 per share, for the year ended December 31, 1997. During 1998, AMP incurred an after tax charge of $254.0 million for restructuring actions associated with its profit improvement plan, primarily involving staff reductions and facility consolidations, and one-time after tax charges of $39 million for fixed asset writeoffs and a litigation reserve. In addition, AMP incurred certain non-operating expenses of $28.0 million, net of tax, associated with its defense against the AlliedSignal unsolicited bid and bank commitment fees of $20.0 million, net of tax, related to the terminated self-tender offer. During 1997, AMP recorded an after tax restructuring credit of $14.4 million due to an adjustment to the restructuring charge recorded in 1996, a one-time after tax charge for the permanent impairment of investments of $17.2 million and a net after tax benefit of $15.4 million from the cumulative effect of accounting changes. Diluted earnings per share before restructuring and other one-time charges and expenses and the cumulative effect of accounting changes was $1.57 per share for the year ended December 31, 1998, a 24% decrease from $2.08 per share for the year ended December 31, 1997. Sales for the year ended December 31, 1998 decreased 4.6% in reported U.S. dollars and 2.3% in local currencies from the prior year.

                              AMP SPECIAL MEETING

PURPOSE OF THE AMP SPECIAL MEETING

    At the AMP special meeting, AMP shareholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 22, 1998, by and among Tyco (PA), Merger Sub and AMP providing for the merger.


    THE BOARD OF DIRECTORS OF AMP HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT AMP SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "RECOMMENDATION OF THE BOARD OF DIRECTORS OF AMP; REASONS OF AMP FOR THE MERGER" BEGINNING ON PAGE 28 AND "INTERESTS OF CERTAIN PERSONS IN THE MERGER" BEGINNING ON PAGE 41.


SOLICITATION OF PROXIES

    The solicitation of the enclosed proxies from AMP shareholders is made on behalf of the Board of Directors of AMP. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by AMP. Solicitation will be made by mail, by electronic telecommunications or in person. AMP has retained the services of Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee
estimated at $        plus out-of-pocket expenses. Management of AMP may also
use the services of its directors, officers and employees in soliciting proxies, who will not receive any additional compensation therefor, but who will be reimbursed for their out-of-pocket expenses. AMP will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the stock held by such persons and in requesting authority for the execution of proxies.

RECORD DATE; VOTING RIGHTS; PROXIES; REQUIRED VOTE


    Only holders of record of shares of AMP common stock on February   , 1999
are entitled to notice of and to vote at the AMP special meeting.



    As of February   , 1999, there were           issued and outstanding shares
of AMP common stock held by approximately   holders of record, each of which is
entitled to one vote per share on any matter that properly comes before the AMP special meeting. However, based on a recent decision of the Federal District Court for the Eastern District of Pennsylvania, the 20,000,100 shares of AMP common stock owned by AlliedSignal are "control shares" under Pennsylvania law and, as such, these shares do not have voting rights. Accordingly, absent such
decision being reversed on appeal, as of February   , 1999, there were
shares of AMP common stock outstanding and entitled to vote. All shares of AMP common stock represented by properly executed proxies will be voted in accordance with the instructions indicated in such proxies, unless such proxies have been previously revoked. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF AMP COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. AMP is not proposing any matters other than approval and adoption of the merger agreement to come before the AMP special meeting and AMP has not received notice of other proposals to be considered at the meeting. Moreover, neither Pennsylvania law nor AMP's Bylaws permit shareholder proposals to be considered at a special meeting unless the Board of Directors wishes to include them. However, if any other matter or matters incidental to the approval and adoption of the merger agreement or conduct of the meeting are properly presented for action at the AMP special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld by notation on the proxy. Notwithstanding the previous sentence, no proxy which is voted against the proposal to approve and adopt the merger agreement will be voted in favor of any adjournment of the AMP special meeting and such discretionary authority will only be exercised to the extent permitted by applicable federal and state securities and corporate law. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to the Secretary of AMP, by signing and returning a later dated proxy, or by voting in person at the AMP special meeting. However, mere attendance at the AMP special meeting will not, in and of itself, have the effect of revoking the proxy.


    The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes cast by all shareholders entitled to vote on the merger is required to approve and adopt the merger agreement. Abstentions will be counted for purposes of determining the presence of a quorum but will not be counted for purposes of determining the number of votes cast. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal), if any, will be counted for purposes of determining whether there is a quorum at the AMP special meeting, but will not be counted for purposes of determining the number of votes cast. Thus, if a quorum is present, abstentions and broker non-votes will not have the effect of a vote against the merger.


QUORUM

    The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of AMP common stock entitled to vote is necessary to constitute a quorum at the AMP special meeting.

OTHER INFORMATION


    On February   , 1999, the executive officers and directors of AMP, including
their affiliates, had voting power with respect to an aggregate of       shares
of AMP common stock or approximately     % of the shares of AMP common stock
then outstanding. AMP currently expects that these directors and officers will vote all of such shares in favor of the approval and adoption of the merger
agreement. On February   , 1999, neither Tyco nor any of its directors or
executive officers beneficially owned any shares of AMP common stock.



    In certain circumstances, including if AMP shareholders fail to approve the merger and certain other conditions are met, AMP will be obligated to pay to Tyco a termination fee of $300 million, and pay up to $30 million of Tyco's and Tyco (PA)'s reasonable out-of-pocket expenses. See "Termination-- Fees and Expenses" beginning on page 65.


ATTENDANCE AT THE MEETING


    All shareholders are invited to attend the meeting. If your shares are registered in your own name and you plan to attend the meeting, you must request in advance that an admission card be sent to you for admittance to the meeting. If you are a shareholder but do not own shares in your name, you must bring proof of ownership (e.g., a current broker's statement) in order to be admitted to the meeting.

                          TYCO SPECIAL GENERAL MEETING

PURPOSE OF THE TYCO SPECIAL GENERAL MEETING

    At the Tyco special general meeting, Tyco shareholders will be asked to consider and vote upon the following proposals:


    1. to approve the issuance of common shares of Tyco to be delivered in connection with the merger;


and, conditioned upon consummation of the merger,


    2. to increase the size of the Tyco Board from 11 to 12 directors and to elect Robert Ripp, presently the Chairman and Chief Executive Officer of AMP, as a director of Tyco;



    3. to increase the number of authorized Tyco common shares from 1,503,750,000 to 2,500,000,000, to authorize the issue or other disposal by the Tyco Board of such shares and to amend consequentially the Bye-Laws of Tyco; and



    4. to authorize an increase in the number of common shares in respect of which grants may be made under the Tyco International Ltd. Long Term
       Incentive Plan from 44 million to        .



    The merger is not conditioned on the approval by the Tyco shareholders of proposals 2, 3 and 4.



    THE BOARD OF DIRECTORS OF TYCO HAS DETERMINED THAT EACH OF THESE PROPOSALS IS IN THE BEST INTERESTS OF TYCO AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT TYCO SHAREHOLDERS VOTE "FOR" APPROVAL OF EACH OF THE PROPOSALS. SEE "BACKGROUND OF THE MERGER" BEGINNING ON PAGE 20, "RECOMMENDATION OF THE BOARD OF DIRECTORS OF TYCO; REASONS OF TYCO FOR THE MERGER" BEGINNING ON PAGE 34 AND "INTERESTS OF CERTAIN PERSONS IN THE MERGER" BEGINNING ON PAGE 41 FOR ADDITIONAL INFORMATION ON THE TYCO BOARD'S RECOMMENDATION OF PROPOSAL 1; AND "EXPANSION OF TYCO BOARD AND ELECTION OF TYCO DIRECTOR PROPOSAL" ON PAGE 96, "TYCO CAPITAL INCREASE PROPOSAL" ON PAGE 96 AND "TYCO LTIP SHARE INCREASE PROPOSAL" BEGINNING ON PAGE 97 FOR ADDITIONAL INFORMATION ON THEIR RECOMMENDATION OF PROPOSALS 2, 3 AND 4.


SOLICITATION OF PROXIES


    The Tyco Board is soliciting proxies for the Tyco special general meeting in favor of the proposals submitted to Tyco shareholders. A proxy card is enclosed with this document. You are requested to complete and return this blue form of proxy as soon as possible. In order to be valid, the proxy card for the Tyco special general meeting must be completed in accordance with the instructions on it and received by the times and dates set forth below at any of the offices of Tyco's agents or A.S.K. Services Ltd. Limited, Tyco's Registrar, whose names and addresses are set out below:


IN THE UNITED STATES:

by 10:00 a.m. on         , 1999 (Eastern Daylight Time):

by hand delivery at:

[to come]

by mail to:

[to come]

IN THE UNITED KINGDOM:

by 10:00 a.m. on         , 1999 (Greenwich Mean Time)

by hand or mail at:

[to come]

IN BERMUDA:

to the Registrar by 10:00 a.m. on         , 1999 (Bermuda time)

by hand or mail at:


A.S.K. Services Ltd.
[to come]

    As an alternative to appointing a proxy, a Tyco shareholder which is a corporation may appoint any person to act as its representative by delivering written evidence of the appointment of the representative, by hand or mail, at any of the offices of Tyco's agents or Registrar, whose names and addresses are set forth above, up to one hour before the time fixed for the commencement of the Tyco special general meeting. A representative so authorized may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual shareholder.



    The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by Tyco. Solicitation will be made primarily through the mail but may also be made, if necessary, by advertising, electronic telecommunications and personal interview. Tyco has retained the services of MacKenzie Partners, Inc. to assist with the
soliciting of proxies for a fee estimated at $        plus out-of-pocket
expenses. Tyco management may also use the services of its directors, officers and employees in soliciting proxies, who will not receive any additional compensation therefor, but who will be reimbursed for their out-of-pocket expenses. Tyco will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the shares held by such persons and in requesting authority for the execution of proxies.


VOTING RIGHTS; PROXIES


    Notice of the Tyco special general meeting is being sent to all holders of
record of Tyco common shares on         , 1999.



    As of         , 1999, there were           issued and outstanding Tyco
common shares held by approximately    holders of record. Holders of record of
Tyco common shares on the date of the Tyco special general meeting will be entitled to attend and vote at the meeting and, on a poll, each such share will be entitled to one vote per share. All Tyco common shares represented by properly executed proxies will be voted on a poll in accordance with the instructions indicated in such proxies, unless such proxies have been previously revoked, or the instructions have been altered by the record holder, in which case the proxy will vote in accordance with the instructions as altered. IF NO INSTRUCTIONS ARE GIVEN, SUCH TYCO COMMON SHARES WILL BE VOTED IN FAVOR OF THE PROPOSALS SUBMITTED TO THE TYCO

SPECIAL GENERAL MEETING. Tyco does not know of any matters other than the matters set forth in this document that are to come before the Tyco special general meeting. If any other matter or matters incidental to the business set forth in the notice of the special general meeting are properly presented for action at the Tyco special general meeting, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. Notwithstanding the previous sentence, no proxy which is voted against the proposal to approve the issuance of Tyco common shares to be delivered in connection with the merger will be voted in favor of any adjournment of the Tyco special general meeting, and such discretionary authority will be exercised to the extent permitted by applicable securities and corporate laws. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of
revocation to [      ] in the United States, [      ] in the United Kingdom or
Tyco's Registrar in Bermuda, by signing and returning a later dated proxy, or by voting in person at the Tyco special general meeting. However, mere attendance at the Tyco special general meeting will not, in and of itself, have the effect of revoking a proxy.


QUORUM


    At the Tyco special general meeting not less than two holders of Tyco common shares present in person or by proxy shall form a quorum for the transaction of business, and if a quorum does not assemble within half an hour after the time appointed for the Tyco special general meeting, the Tyco special general meeting shall be adjourned to a future date as determined by the directors of Tyco. A properly executed proxy for the Tyco special general meeting marked "ABSTAIN" on any matter will be counted for purposes of determining whether there is a quorum but will not otherwise be voted on such matter. Similary, shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the special general meeting, but will be considered to be voted only as to those matters actually voted on.


REQUIRED VOTE


    The approval of the proposals set forth in this document requires the affirmative vote of the holders of a majority of the outstanding Tyco common shares voting on such proposal. In addition, on a proposal such as approval of the issuance of the Tyco common shares to be delivered in connection with the merger, the NYSE generally requires that at least a majority of the outstanding Tyco common shares vote on such proposal. Under such NYSE requirements, abstentions and broker non-votes would have the effect of a vote against the proposal if, as a result of such abstentions and broker non-votes, a majority of the outstanding Tyco common shares would not have voted on such proposal.



    On              , 1999, the executive officers and directors of Tyco,
including their affiliates, had voting power with respect to an aggregate of
      Tyco common shares or approximately   % of the Tyco common shares then
outstanding. Tyco currently expects that such directors and officers will vote all of such shares in favor of the proposals set forth in this document to be voted on at the Tyco special general meeting.

                                   THE MERGER


    This section of this document as well as the next sections entitled "The Exchange Ratio and its Effect on AMP Securities and Equity Based Benefit Plans" and "Certain Provisions of the Merger Agreement and Related Agreements" describe the material aspects of the proposed merger. These discussions are qualified in their entirety by reference to the merger agreement, the stock option agreement and the related Tyco guarantees which are attached as Annexes to this document, and to the other agreements and documents that are discussed in this document and that are filed as exhibits to the Registration Statement of which this document forms a part. YOU SHOULD READ THE MERGER AGREEMENT IN ITS ENTIRETY AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.


BACKGROUND OF THE MERGER

    In mid-1997, Mr. Lawrence A. Bossidy, Chairman of the Board and Chief Executive Officer of AlliedSignal, telephoned a director of AMP to inquire whether AMP had an interest in exploring a possible combination of the two companies. The inquiry was referred to the Finance Committee of the AMP Board for consideration. Upon consideration, it was the conclusion of the Finance Committee that such a combination did not offer any benefits to AMP's businesses and, accordingly, that there was no interest in pursuing a combination with AlliedSignal. The Finance Committee's determination was communicated through the director by telephone to Mr. Bossidy. Prior to the summer of 1998, there were no further communications from Mr. Bossidy with respect to a potential business combination.

    On August 4, 1998, AlliedSignal announced its intention to commence an unsolicited tender offer to acquire all of the outstanding shares of AMP common stock for $44.50 per share in cash, and on August 10, 1998, AlliedSignal commenced such tender offer. Also, on August 10, 1998, Mr. Bossidy sent a letter to Mr. William J. Hudson, who was then Chief Executive Officer and President of AMP, to request a meeting to discuss a possible business combination. Mr. Bossidy also advised AMP of AlliedSignal's intention to file materials shortly with the SEC for use by AlliedSignal to solicit consents from AMP's shareholders with respect to a series of proposals. These proposals were principally intended to increase the size of AMP's Board of Directors from 11 to 28 members and add 17 AlliedSignal nominees, all of whom were directors and/or executive officers of AlliedSignal. By letter dated August 11, 1998, Mr. Hudson indicated to Mr. Bossidy that since the Board had not yet reviewed AlliedSignal's offer or Mr. Bossidy's request for a meeting, it was premature for such a meeting. Mr. Bossidy, nonetheless, called Mr. Hudson later on August 11, at which time Mr. Hudson reiterated the essence of his letter.

    On August 5, August 12 and August 20, 1998, the AMP Board held meetings at which the Board discussed AlliedSignal's offer with AMP's financial advisor, Credit Suisse First Boston Corporation ("CSFB"), and AMP's legal advisors. At the August 12 and August 20 meetings, CSFB reviewed with the AMP Board certain financial aspects of the AlliedSignal offer and various alternatives available to AMP. AMP's senior management also reviewed the potential impact of the AlliedSignal offer on AMP's various constituencies including its shareholders, employees, customers, suppliers and the communities served by it. After lengthy discussions, and presentations from AMP's senior management and financial and legal advisors, the AMP Board determined at the August 20 meeting, based in part on the recommendation of all of the independent directors present, that the best course of action under all prevailing circumstances was for AMP to continue aggressively to pursue its strategic initiatives and business plans. The AMP Board concluded that, given the values inherent in AMP's businesses and the steps being taken to improve the profitability of these businesses, the AlliedSignal offer was not in the best interests of AMP and its relevant constituencies. In particular, the AMP Board determined that AMP's current strategic initiatives and business plans offered the potential for greater benefits for AMP's various constituencies, including its shareholders, than did the AlliedSignal offer.

    Also, following the recommendation, reached prior to the commencement of AlliedSignal's offer, of a committee of the AMP Board formed several months earlier, effective as of August 20, 1998, the

AMP Board appointed Robert Ripp as Chairman and Chief Executive Officer to lead AMP in its efforts aggressively to implement its profit improvement plan on a timely and successful basis. The Board also appointed Herbert Cole, formerly Corporate Vice President and President, Global Terminal and Connector Operations, as Senior Vice President for Operations and Dr. Juergen Gromer, formerly Corporate Vice President, Global Automotive Division, as Senior Vice President, Global Industry Businesses. James E. Marley retired as Chairman, and William J. Hudson assumed the position of Vice Chairman.


    At the meeting held on August 20, 1998, the AMP Board also fixed October 15, 1998 as the record date for determining those shareholders of AMP entitled to consent or withhold their consent in connection with AlliedSignal's consent solicitation. The AMP Board also authorized an amendment to the AMP Rights Agreement dated as of October 25, 1989, as amended, which, among other things, provided that the rights would become nonredeemable if there were a change in the AMP Board following the announcement of an unsolicited acquisition proposal such that those directors then in office who qualified as disinterested directors under Pennsylvania law, and persons appointed by the board of directors, no longer constituted a majority of the AMP Board. An unsolicited acquisition proposal means generally a transaction not approved by AMP's board involving the acquisition by a person or entity of 20% or more of AMP's common stock or other significant corporate transaction involving AMP or its stock such as a merger transaction or the sale of a significant amount of AMP's assets.


    On August 26, 1998, AMP retained Donaldson, Lufkin & Jenrette Securities Corporation to assist in AMP's evaluation of AlliedSignal's offer and various alternatives thereto.

    On September 14, 1998, AlliedSignal amended its offer to reduce the number of shares of AMP common stock sought to be purchased from all outstanding shares of AMP common stock to up to 40,000,000 shares at a price of $44.50 in cash per share. At the time of such amendment, AlliedSignal stated that it would commence another offer to acquire the remaining shares of AMP common stock at a price of $44.50 in cash following consummation of its offer to purchase up to 40,000,000 shares. At the same time, AlliedSignal also announced its intention to solicit consents for a new proposal which would purport to amend AMP's Bylaws to strip the AMP Board of all authority, rights and duties with respect to the AMP Rights Agreement or any similar agreement, and to vest such authority, rights and duties in three individuals (who were never identified) selected by AlliedSignal. At a meeting of the AMP Board held on September 22, 1998, the AMP Board fixed a record date of November 16, 1998 for AlliedSignal's new proposal.

    At a meeting held on September 17, 1998, the AMP Board, by unanimous vote of the directors present, determined that the amended offer from AlliedSignal was not in the best interests of AMP and its relevant constituencies, including its shareholders. At the same meeting, the AMP Board approved another amendment to the AMP Rights Agreement which, among other things, amended the definition of the term "Acquiring Person" to reduce from 20% to 10% the threshold at which a person who has made an unsolicited acquisition proposal may become an Acquiring Person and thereby trigger a number of provisions of the AMP Rights Agreement.


    On September 21, 1998, AlliedSignal further modified its offer to reduce from up to 40,000,000 to up to 20,000,000 the number of shares of AMP common stock sought to be purchased for $44.50 per share in cash.


    On September 28, 1998, AMP announced that it intended to commence a self-tender offer to purchase up to 30,000,000 shares of AMP common stock at a price of $55 per share in cash. The AMP self-tender offer, which commenced on October 9, 1998, and was scheduled to expire on November 20, 1998, was subsequently extended to November 25, 1998. The AMP self-tender offer was intended to provide AMP shareholders with an opportunity to sell a portion of their shares of common stock at a price in excess of AlliedSignal's $44.50 per share offer. Also on September 28, 1998, AMP stated its intention to create a new Flexitrust that would hold 25 million shares of AMP common stock to fund, among other things, future AMP benefit and compensation requirements.

    On October 9, 1998, AlliedSignal announced that it had purchased 20,000,000 shares of AMP common stock, at a price of $44.50 per share, pursuant to its offer. Following the commencement of the AMP self-tender offer, AlliedSignal indicated that, if the AMP self-tender offer were consummated, it would reduce the consideration to be paid in any further offer commenced by AlliedSignal to $42.64 per share, and possibly lower to take into account expenses incurred by AMP in connection with the AMP self-tender offer. AlliedSignal has not commenced another tender offer for the shares of AMP common stock not purchased by it pursuant to its original offer.

    Beginning in August 1998, following commencement of the original AlliedSignal offer, Tyco was approached by a number of investment banking firms concerning its possible interest in a business combination transaction with AMP. Management of Tyco reviewed publicly available information concerning AMP and the industry in which AMP operates, and made certain analyses based upon that information. Tyco did not, however, express any interest at that time in participating in a business combination transaction with AMP.

    On October 18, 1998, Mr. Ripp and outside counsel for AMP met with Mr. Bossidy and AlliedSignal's general counsel. The meeting was an outgrowth of contact initiated by AlliedSignal's outside counsel shortly beforehand, in which such counsel indicated AlliedSignal would be prepared to offer a modest price increase if AMP would be willing to negotiate a transaction. Prior to the meeting, AMP indicated through its counsel that, while AMP's Board had publicly stated it would give serious consideration to any offer providing reasonable value for AMP, because AMP was not for sale AMP was not prepared to negotiate based on a price already determined to be inadequate, but that Mr. Ripp was prepared to meet with Mr. Bossidy. At the meeting, Mr. Ripp generally described to Mr. Bossidy why he believed that AMP's value was significantly above $44.50 per share. No discussion of price occurred. However, both Mr. Ripp and Mr. Bossidy each agreed that they should feel free to contact one another in the future as events unfolded if either wished to do so.


    In mid-October, representatives of CSFB, at AMP's request, informally contacted a number of companies regarding their potential interest in exploring a business combination transaction with AMP. Such informal contacts did not result in any proposals from those companies.


    On November 3, 1998, representatives of CSFB met with L. Dennis Kozlowski, Chairman, President and Chief Executive Officer of Tyco, regarding a number of matters, including the status of AlliedSignal's efforts to acquire AMP, whether Tyco might have an interest in exploring a business combination transaction with AMP, and, if Tyco were so interested, the possibility of arranging a meeting for Tyco with Mr. Ripp. Mr. Kozlowski indicated that Tyco would be interested in such a meeting.

    On November 10, 1998, Mr. Ripp and representatives of CSFB met with Mr. Kozlowski and Mark Swartz, Executive Vice President and Chief Financial Officer of Tyco. At the meeting, Mr. Ripp stated his belief that AMP was worth significantly more than the $44.50 per share being offered by AlliedSignal. Following the meeting, Tyco's management reviewed certain information provided by AMP, including materials that had been presented at the meeting, as well as certain information prepared in connection with the financing for AMP's self-tender offer, and made a preliminary assessment of value.


    On November 11, 1998, Mr. Kozlowski contacted representatives of CSFB to express an interest in pursuing a business combination transaction with AMP. Based on the information that Tyco had reviewed and its discussions with representatives of AMP through that date, Tyco gave its preliminary indication of a transaction value of $50.00 per share of AMP common stock. This value assumed a transaction in which AMP shares would be exchanged for Tyco shares, accounted for as a pooling of interests, and was subject to the conduct of appropriate due diligence and agreement on other transaction terms satisfactory to Tyco. Discussions concerning a potential transaction continued on November 12-13, 1998. The parties scheduled a meeting for November 16, 1998, and agreed that further due diligence would be conducted during the week of November 16, 1998. Tyco and AMP executed reciprocal confidentiality letters on November 16, 1998.

    On November 16, 1998, Mr. Kozlowski, Mr. Swartz and other members of Tyco's management met with Mr. Ripp, William S. Urkiel, AMP's Chief Financial Officer, David F. Henschel, AMP's General Counsel and Corporate Secretary, representatives of CSFB and AMP's outside counsel to discuss in detail AMP's business and prospects, including its profit improvement plan. The following day, Messrs. Kozlowski and Swartz met with Mr. Ripp and another AMP board member, together with representatives of CSFB and AMP's outside counsel, to discuss Tyco's business and prospects.

    Beginning on November 16, 1998, Tyco conducted an extensive due diligence investigation of AMP. In the course of this investigation, Tyco personnel reviewed documentation and conducted discussions with AMP, its accountants and other AMP representatives concerning AMP's financial condition, facilities, operations, profit improvement plan, human resources programs, intellectual property, tax posture, environmental compliance and other business and legal matters. As part of the due diligence process, Messrs. Kozlowski and Swartz and various Tyco operating personnel toured certain AMP facilities. Also during this period, the parties' legal counsel conducted negotiations concerning the terms of the merger agreement and the related stock option agreement. Beginning on November 16, 1998, AMP and its advisors conducted legal and financial due diligence with respect to Tyco.


    On November 17, 1998, Mr. Ripp and outside counsel for AMP met with Mr. Bossidy and AlliedSignal's general counsel. The meeting was initiated the prior week by a call from Mr. Bossidy to Mr. Ripp, during which Mr. Ripp indicated he would be prepared to discuss the subject of price among other matters. At the meeting, Mr. Ripp elaborated on his view regarding AMP's values as well as considerations relating to various AMP constituencies. Mr. Bossidy addressed certain constituency matters, and indicated that AlliedSignal would be prepared to increase its proposed acquisition price for AMP by a modest amount and to include an equity component for a limited portion of the total consideration with downside price protection and upside participation, intended to offer tax-free treatment to certain low-basis AMP shareholders. Mr. Ripp indicated that the value expectations of AMP's Board were at levels above $50.00 per share, to which Mr. Bossidy indicated that AlliedSignal would not go to such levels. Mr. Ripp asked if AlliedSignal would be prepared to offer more than the modest amount contemplated and Mr. Bossidy indicated that a small amount more could be available to reach an agreement. Mr. Ripp indicated that he would report the discussion with Mr. Bossidy to AMP's directors within the next few days and call Mr. Bossidy thereafter. Mr. Ripp informed AMP's directors of these discussions during a telephonic Board meeting on November 19, 1998, and advised Mr. Bossidy by telephone shortly thereafter that AMP's Board felt that AlliedSignal's enhanced proposal was not satisfactory and that the AMP Board would continue to review its alternatives and options.


    On November 19, 1998, representatives of Tyco and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Tyco's financial advisor, met with AMP's legal and financial advisors to review the key financial and contractual terms of a business combination transaction, including the transaction consideration. During these discussions, subject to satisfactory conclusion of Tyco's due diligence investigation and agreement on all contractual terms, Tyco indicated a willingness to consider an increase of the transaction consideration to at least $51.00 worth of Tyco common shares for each share of AMP common stock.


    On November 20, 1998, the Board of Directors of Tyco met to consider a business combination transaction with AMP on the terms that had been discussed to date. At the meeting:



    - Mr. Kozlowski reviewed with the Tyco Board his discussions with representatives of AMP and the results of Tyco's due diligence investigation,

    - Mr. Swartz discussed with the Tyco Board pro forma financial information reflecting a combination of Tyco and AMP,



    - Mark A. Belnick, Tyco's Chief Corporate Counsel, reviewed the basic terms of the merger, and



    - Merrill Lynch made a presentation regarding certain financial aspects of the merger and provided its preliminary, oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated November 22, 1998, to the effect that, as of the date of such opinion, and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be issued to AMP's shareholders in the merger was fair to Tyco from a financial point of view.



    At the meeting following the presentations of Tyco's management and advisors and Tyco Board discussion, the Tyco Board unanimously voted to:



    - approve the terms of the merger,



    - approve and adopt Tyco's guarantee of Tyco (PA)'s obligations under the merger agreement on the terms presented,



    - take other action required or deemed advisable for Tyco and its subsidiaries to consummate the transactions contemplated by the merger agreement,



    - authorize management to conclude the necessary agreements for the merger,



    - convene a special general meeting of Tyco shareholders to consider and act upon the various matters that are proposed for action at the Tyco special general meeting in connection with the merger, and


    - recommend that Tyco shareholders vote in favor of each such proposal.


    On November 21, 1998, the Board of Directors of Tyco (PA) and Merger Sub convened to approve the terms of the merger and other actions necessary for Tyco
(PA) and Merger Sub to consummate the merger. Also on November 21, 1998, Tyco retained Lehman Brothers Inc. to assist in certain financial analyses with respect to the proposed merger and assess market reaction to the transaction.



    On November 21, 1998, the AMP Board of Directors met to review the terms of the proposed business combination with Tyco. At the meeting, the AMP Board heard presentations from:



    - Mr. Ripp and legal and financial advisors with respect to the proposed terms of the merger,



    - CSFB regarding certain financial aspects of the merger, and



    - Mr. Kozlowski and Mr. Swartz, who had been invited to attend a portion of the AMP Board meeting, regarding Tyco's business, financial matters, corporate structure, management approach, and AMP's position within Tyco.



    The AMP Board held another meeting on November 22, 1998, at which it reviewed the results of final negotiations on the contractual terms of the merger and related matters. CSFB rendered to the AMP Board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated November 22, 1998, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the exchange ratio was fair to holders of AMP common stock from a financial point of view. Following discussion, the AMP Board of Directors voted unanimously to:



    - approve the merger agreement and the related stock option agreement and the transactions that they contemplate,



    - recommend approval of the merger and adoption of the merger agreement to AMP's shareholders,

    - terminate the AMP self-tender offer,


    - terminate the Flexitrust,



    - terminate AMP's share repurchase plan, and


    - amend the AMP Rights Agreement so that the AMP Rights Agreement will be inapplicable to the merger agreement, the stock option agreement and the transactions contemplated thereby.

    Following conclusion of negotiations and approval of the merger agreement, the stock option agreement and the transactions contemplated thereby by the AMP Board of Directors on November 22, 1998, the parties executed the merger agreement and the stock option agreement and Tyco executed the guarantees. The transaction, as well as the termination of the AMP self-tender offer and the Flexitrust, were announced before the opening of business on November 23, 1998.

    Following the announcement of the transaction, AlliedSignal publicly announced that the price being paid by Tyco, based on then current market prices for the Tyco common shares, exceeded the value which AlliedSignal placed on AMP. AlliedSignal also stated that it would defer commencement of its consent solicitation pending clarification of certain legal issues described below with respect to AlliedSignal's efforts to gain control of AMP and pending verification that AMP shareholders will receive the value then being indicated.


    CERTAIN LITIGATION.



    On August 4, 1998, AlliedSignal filed a complaint against AMP in the United States District Court for the Eastern District of Pennsylvania (ALLIEDSIGNAL CORPORATION V. AMP INCORPORATED, CIVIL ACTION NO. 98-CV-4058). In its initial complaint, AlliedSignal sought a declaratory judgment as to, among other things, the applicability and validity of the continuing director provisions contained at the time in the AMP Rights Agreement and the constitutionality of certain anti-takeover provisions of Pennsylvania law. AlliedSignal subsequently amended its complaint three times. On September 14, 1998, AlliedSignal moved to amend its complaint to add a claim for declaratory and injunctive relief declaring the amendment to the AMP Rights Agreement approved by the AMP Board of Directors on August 20, 1998, to be invalid under Pennsylvania law. On September 22, 1998, AlliedSignal moved to amend its complaint again to incorporate a challenge to the September 17, 1998 amendment to the AMP Rights Agreement. On September 25, 1998, AlliedSignal filed a third amended complaint in which it challenged the November 16, 1998 record date set by AMP's Board of Directors for the solicitation of consents regarding AlliedSignal's proposal to strip the AMP Board of its authority with respect to the AMP Rights Agreement. AMP did not oppose AlliedSignal's motions to amend its complaint.


    AMP shareholders filed four purported shareholder class action lawsuits against AMP and its Board of Directors in the United States District Court for the Eastern District of Pennsylvania on or about August 6 and 7, 1998. These complaints each alleged similar acts of supposed misconduct, i.e., that AMP and its directors improperly refused to consider the original AlliedSignal offer and wrongfully relied upon provisions of the AMP Rights Agreement and Pennsylvania law to block the original AlliedSignal offer, as well as challenges to the constitutionality of certain anti-takeover provisions of Pennsylvania law. These shareholder actions were consolidated and a consolidated amended complaint was filed on September 28, 1998. This complaint omitted class action allegations asserted in the initial complaints, named a number of additional officers of AMP as defendants and added claims brought under the Williams Act alleging that AMP failed to disclose relevant information in its Schedule 14D-9 consent revocation filing. No service has been made on the additional defendants.

    On August 21, 1998, AMP filed a complaint in the United States District court for the Eastern District of Pennsylvania against AlliedSignal seeking declaratory and injunctive relief to prevent AlliedSignal from pursuing its attempt to pack the AMP Board of Directors with AlliedSignal executive officers and directors who would have an irreconcilable conflict of interest were they to serve as directors of AMP. (AMP INCORPORATED V. ALLIEDSIGNAL INC. AND PMA ACQUISITION CORPORATION, CIVIL ACTION

NO. 98-CV-04405.) The complaint also alleged that the Schedule 14D-1 filed by AlliedSignal and its subsidiary PMA Acquisition Corp. with the SEC was false and misleading because it failed to disclose that those AlliedSignal representatives would have such conflicts of interest or how AlliedSignal would propose to deal with such conflicts, and that AlliedSignal's attempt to pack the Board of Directors would prevent the current members of the Board of Directors from fulfilling their fiduciary duties to AMP under Pennsylvania law. On September 22, 1998, AMP amended its complaint to add several claims against AlliedSignal. The amended complaint sought, among other things, (1) an order declaring that the Pennsylvania Control-Share Acquisition Statute bars AlliedSignal from voting AMP shares acquired pursuant to its tender offer and (2) a declaratory judgment that AlliedSignal's consent proposal with respect to the AMP Rights Agreement violates Pennsylvania law.


    On September 11, 1998, AMP filed a motion for summary judgment on its claim that AlliedSignal's attempt to pack AMP's Board of Directors with AlliedSignal's directors and senior management would create extensive, irreconcilable conflicts of interest. AMP's motion sought an order declaring that the AlliedSignal consent solicitation proposals violate Pennsylvania law. On September 18, 1998, AlliedSignal filed a cross-motion for summary judgment seeking the dismissal of this claim.

    On September 14, 1998, AlliedSignal filed a motion for summary judgment, declaratory judgment and a preliminary injunction, seeking a declaration that the August 20, 1998 amendment to the AMP Rights Agreement is invalid under Pennsylvania law or that AMP should be enjoined from enforcing it. AlliedSignal filed a supplemental motion on September 21, 1998 to challenge to the September 17, 1998 amendment to AMP's Rights Agreement. AlliedSignal also challenged the November 16, 1998 record date set by the AMP Board of Directors for AlliedSignal's proposal with respect to the AMP Rights Agreement. On September 23, 1998, AMP filed a cross motion for summary judgment, seeking dismissal of AlliedSignal's claims regarding the validity to the AMP Rights Agreement. The Court heard arguments on AMP's and AlliedSignal's motions on September 28, 1998.

    On October 8, 1998, the Court entered an Order and Memorandum Opinion in the above-referenced actions. The Court granted in part AMP's motion for partial summary judgment in the nature of a declaratory judgment regarding the claim that AlliedSignal's consent solicitation plan is unlawful. The Court enjoined AlliedSignal's board-packing consent proposals "until [AlliedSignal] states unequivocally that its director nominees have a fiduciary duty solely to AMP under Pennsylvania law and includes a statement from each nominee affirmatively committing personally to that duty." The Court denied in part AMP's motion to the extent it sought additional relief.

    The Court also denied AlliedSignal's motions for summary judgment, preliminary injunction and declaratory judgment with respect to the AMP Rights Agreement in their entirety. The Court held that "AMP's actions in amending its shareholder rights plan cannot be enjoined as ultra vires acts or breaches of fiduciary duty." In addition, the Court declared that AlliedSignal's consent proposal to amend AMP's Bylaws in order to shift the Board of Directors' authority over the AMP Rights Agreement to persons not on the Board was unlawful. The Court denied AlliedSignal's motion challenging the November 16, 1998 record date for the consent proposal with respect to the AMP Rights Agreement.

    The Court further held that shareholders participating in the shareholders' litigation against AMP, IN RE AMP SHAREHOLDER LITIGATION, do not have standing to seek an injunction against the actions of the AMP Board for not agreeing to AlliedSignal's merger proposal.

    On October 9, 1998, AlliedSignal filed appeals in ALLIEDSIGNAL V. AMP and in AMP V. ALLIEDSIGNAL, ET AL. in the United States Court of Appeals for the Third Circuit. On October 22, 1998, AlliedSignal filed with the Third Circuit Court of Appeals an Emergency Motion for A Stay of Injunction Pending Appeal or, in the alternative, For An Emergency Hearing On A Limited Merits Issue. This motion was subsequently denied.

    After the issuance of the October 8, 1998 Order, the Court held a number of conferences and an evidentiary hearing regarding the injunction relating to AlliedSignal's consent solicitation. Following expedited discovery, at the evidentiary hearing on November 4, 1998, the Court indicated that it was inclined to find that AlliedSignal had complied with the portion of the October 8, 1998 Order which required statements by AlliedSignal and its nominees regarding the fiduciary duty to AMP that the AlliedSignal nominees would have if elected to AMP's Board.

    Several more conferences among the Court and the parties occurred thereafter regarding the nominees' understanding of the conflicts of interest issue and AlliedSignal's disclosure about that issue in its consent statement to be distributed to AMP's shareholders. As a result of these conferences, the Court required further disclosure. On November 20, 1998, the Court, having concluded that the disclosure was adequate, dissolved the injunction of the consent solicitation. At the same time, the Court ordered that while AlliedSignal could proceed with the consent solicitation, the nominees would be enjoined from being seated on the AMP Board until the Court of Appeals decides whether the conflicts the nominees would face, if elected, are so pervasive that, as a matter of Pennsylvania law, they should not be seated as directors of AMP. AMP filed a notice of appeal with respect to the District Court's rulings regarding the irreconcilable conflicts issue on November 23, 1998.

    On October 15, 1998, AMP moved for summary judgment, a declaratory judgment and injunctive relief with respect to its claim that the Pennsylvania Control-Share Acquisition Statute bars AlliedSignal from voting the AMP shares it acquired in its tender offer. AlliedSignal filed a cross motion for summary judgment on October 29, 1998. On November 18, 1998, the District Court granted AMP's motion for partial summary judgment. The District Court ruled that the shares of AMP common stock acquired by AlliedSignal are "control shares" under Pennsylvania law. As a result, the Court issued an order enjoining AlliedSignal from voting any shares of AMP's common stock owned by AlliedSignal unless and until AlliedSignal's voting rights are restored under Pennsylvania law. On November 24, 1998, AlliedSignal appealed the November 18, 1998 Order.


    AMP's appeal of the irreconcilable conflicts issue and AlliedSignal's appeal of the "control shares" issue were fully briefed by January 7, 1999. The parties subsequently provided a status update to the Court of Appeals, at which time it was determined that AlliedSignal's appeal regarding AMP's amendments to its Rights Agreement and AMP's appeal regarding the irreconcilable conflicts of AlliedSignal's nominees should be held in abeyance, pending the proposed merger of Tyco and AMP. Arguments in the third matter before the Court of Appeals--whether the shares of AMP common stock acquired by AlliedSignal are "control shares" which cannot be voted--were held on January 21, 1999. The panel which heard argument took the matter under advisement. No ruling has been issued.



CERTAIN EXCHANGED INFORMATION



    As part of their respective business planning cycles, management of each of Tyco and AMP from time to time have prepared internal financial forecasts regarding their respective anticipated future operations. In the course of the discussions described in "Background of the Merger," Tyco and AMP provided certain of these internal forecasts to each other and to their respective financial advisors.



    The internal financial forecasts regarding AMP prepared by AMP's management reflected the following forecasted information:



FISCAL YEAR         SALES             EBITDA         NET INCOME       EPS
-------------  ----------------  ----------------  --------------  ---------
       1999    $  5,665 million  $  1,190 million  $  533 million       2.43
       2000    $  6,059 million  $  1,430 million  $  673 million       3.07
       2001    $  6,604 million  $  1,678 million  $  787 million       3.58

    The internal financial forecasts regarding Tyco prepared by Tyco's management reflected the following forecasted information for Tyco's fiscal year 1999:



SALES              NET INCOME        EPS
----------------  -------------  -----------
$16.9 billion     $ 1.8 billion   $    2.66



    AMP's and Tyco's forecasts were prepared for internal budgeting and planning purposes only and not with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. While presented with numerical specificity, the forecasts are based upon a variety of assumptions relating to the business of the respective companies and are inherently subject to significant uncertainties and contingencies that are beyond the control of the managements of AMP or Tyco, including the impact of general economic and business conditions, the competitive environment in which each operates and other factors. See "Forward-Looking Information" on page 7. Accordingly, actual results may differ materially from those forecasted. Although the Boards of AMP and Tyco were provided with these internal financial forecasts, the forecasts were only one of many items considered by the Boards.



    The inclusion of the forecasts herein should not be regarded as a representation by AMP, Tyco or any other person that such forecasts are or will prove to be correct. As a matter of course, neither AMP nor Tyco makes public projections or forecasts of its anticipated financial position or results of operations. Except to the extent required under applicable securities laws, neither AMP nor Tyco intends to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the respective dates of preparation of such forecasts.


RECOMMENDATION OF THE BOARD OF DIRECTORS OF AMP; REASONS OF AMP FOR THE MERGER


    At a meeting of the AMP Board held on November 22, 1998, after careful consideration, the AMP Board unanimously:



    - approved the merger and the merger agreement,



    - determined that the merger is in the best interests of AMP and fair to its shareholders, and


    - recommended that holders of shares of AMP common stock vote FOR approval and adoption of the merger agreement.

    In reaching its decision to approve the merger and the merger agreement and to recommend approval and adoption of the merger agreement by the holders of AMP's common stock, AMP's Board considered the following material factors:

      1. information concerning the financial condition, results of operations, prospects and businesses of AMP and Tyco, including the revenues of the companies, their complementary businesses and the potential for synergies, the recent stock price performance of AMP common stock and Tyco common shares, and the percentage of the combined company AMP's shareholders would own following the merger;

      2. the fact that the merger will present the opportunity for the holders of AMP common stock to receive a significant premium over the trading value of AMP common stock on August 4, 1998 when AlliedSignal announced its intention to seek to acquire AMP at $44.50 per share in cash, and over the $44.50 per share price AlliedSignal proposed, while at the same time allow such shareholders to participate in a larger and more diversified company and, as shareholders of Tyco, benefit from the implementation of AMP's recently announced profit improvement plan;


      3. the fact that the exchange ratio represented, as of the signing of the merger agreement, consideration having a value, based upon a price of $65.0625 per Tyco common share, of

         $51.00 representing a premium of 13.02% over $45.125, the closing price per share on November 20, 1998, and that prior to the announcement of the AlliedSignal offer, AMP shares had traded as low as $28.125 per share;


      4. the AMP Board's determination that the unsolicited offer to purchase all of the outstanding shares of AMP common stock at a price of $44.50 per share in cash by AlliedSignal was inadequate, did not reflect the value or prospects of AMP and was not in the best interests of AMP and its relevant constituencies, including its shareholders, and that the merger proposal made by Tyco provided AMP and its shareholders with significantly better value than the offer by AlliedSignal;

      5. the result of efforts undertaken at the request of AMP by AMP's financial advisor to canvass a number of companies regarding their potential interest in discussing the possibility of a business combination or other transaction and the fact that, given the duration and visibility of AlliedSignal's unsolicited takeover bid for AMP, and AMP's public statements that its Board of Directors would give serious consideration to any proposal offering reasonable value for AMP, there was general awareness in the business and financial communities of the possibility that AMP would consider a possible business combination with a third party;

      6. the review of, and discussions with, AMP senior management, legal and financial advisors and accountants, regarding certain business, financial, legal and accounting aspects of the merger, the results of legal and financial due diligence and a review of the terms of and conditions to the merger agreement and the stock option agreement;


      7. the financial presentation of CSFB, including the oral opinion of CSFB, subsequently confirmed by delivery of a written opinion dated November 22, 1998, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the exchange ratio was fair to the holders of AMP common stock from a financial point of view. See "Opinion of AMP's Financial Advisor" beginning on page 30;


      8. the recommendation of AMP's management that the merger be approved; and


      9. the recognition by AMP's Board that Robert Ripp and certain members of AMP's management have interests in the merger that are in addition to or different from their interests as holders of AMP common stock. See "Interests of Certain Persons in the Merger" beginning on page 41.



    AMP's Board of Directors also considered:



    - the risk that the merger would not be consummated,



    - the substantial management time and effort that will be required to consummate the merger and integrate the operations of the two companies,



    - the possibility that certain provisions of the merger agreement (including the stock option agreement and the no solicitation and certain other provisions in the merger agreement) might have the effect of discouraging other persons potentially interested in merging with or acquiring AMP from pursuing such an opportunity or, if pursued, from consummating such a transaction prior to November 6, 1999,



    - the fact that AMP common stock had traded as high as $56 11/16 during the twelve month period preceding the commencement of the original offer by AlliedSignal, and


    - other matters described under "Risk Factors."

    In the judgment of AMP's Board, the potential benefits of the merger outweighed these considerations.

    This discussion of the information and factors considered by AMP's Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, AMP's Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of AMP's Board of Directors may have given different weights to different factors.


    THE AMP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF AMP COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


OPINION OF AMP'S FINANCIAL ADVISOR

    CSFB has acted as financial advisor to AMP in connection with the merger. CSFB was selected by AMP based on CSFB's experience, expertise and familiarity with AMP and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with CSFB's engagement, AMP requested that CSFB evaluate the fairness of the exchange ratio from a financial point of view. On November 22, 1998, at a meeting of the Board of Directors of AMP held to evaluate the proposed merger, CSFB rendered to the AMP Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated November 22,
1998), to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the exchange ratio was fair to the holders of AMP common stock from a financial point of view.

    THE FULL TEXT OF CSFB'S WRITTEN OPINION TO THE AMP BOARD, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF AMP COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CSFB'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF AMP AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE AMP SPECIAL MEETING. THE SUMMARY OF THE OPINION OF CSFB SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at its opinion, CSFB reviewed the merger agreement and certain publicly available business and financial information relating to AMP and Tyco. CSFB also reviewed certain other information relating to AMP and Tyco, including financial forecasts, provided to or discussed with CSFB by AMP and Tyco, and met with the managements of AMP and Tyco to discuss the businesses and prospects of AMP and Tyco. CSFB also considered certain financial and stock market data of AMP and Tyco, and compared those data with similar data for other publicly held companies in businesses similar to AMP and Tyco and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.


    In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, CSFB was advised, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of AMP and Tyco as to the future financial performance of AMP and Tyco and the best currently available estimates and judgments of the management of AMP as to the operating cost savings, including the amount, timing and achievability thereof, projected to be realized through AMP's various cost reduction plans. CSFB assumed that the merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. In addition, CSFB was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of AMP or Tyco, nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, CSFB on the date of its opinion. CSFB did not express any opinion as to the actual value of the Tyco common shares when issued pursuant to the merger or the prices at which the Tyco common shares will trade subsequent to the merger. In connection with its engagement, CSFB was requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible business combination with AMP. Although CSFB evaluated the exchange ratio from a financial point of view, CSFB was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between AMP and Tyco. No other limitations were imposed on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinion.



    In preparing its opinion to the AMP Board, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying CSFB's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to AMP, Tyco, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AMP and Tyco. No company, transaction or business used in such analyses as a comparison is identical to AMP or Tyco or the proposed merger, nor is an evaluation of the results of such analyses entirely mathematical; rather such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's opinion and financial analyses were only one of many factors considered by the AMP Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the AMP Board or management with respect to the merger or the exchange ratio.


    The following is a summary of the material analyses underlying CSFB's opinion rendered to the AMP Board in connection with the merger:


    DISCOUNTED CASH FLOW ANALYSIS.



    CSFB estimated the present value of the stand-alone, unlevered, after-tax free cash flows that AMP could produce over the calendar years 1999 through 2008 based on three scenarios:

    - a scenario based on estimates of the management of AMP, including estimates as to the potential operating cost savings anticipated to be realized from AMP's various cost reduction plans ("Case I"),



    - a scenario based on certain adjustments to the Case I estimates prepared by the management of AMP for calendar years 1999 to 2001 and extrapolated for calendar years 2002 to 2008 in conjunction with the management of AMP which assumed, among other things, accelerated revenue growth in certain markets ("Case II"), and



    - a scenario based on the First Call Corporation ("First Call") consensus earnings estimates for AMP for calendar year 1999 and growth rates thereafter consistent with estimates of research analysts and industry reports which assumed, among other things, lower operating cost savings from AMP's cost reduction plans ("Case III").


    Ranges of estimated terminal values were calculated using terminal multiples of estimated calendar year 2008 earnings before interest, taxes, depreciation and amortization ("EBITDA") of 7.5x to 8.5x. The free cash flow streams and estimated terminal values were then discounted to present value using discount rates of 10.5% to 11.5%. This analysis indicated a selected equity reference range for AMP of approximately $45.00 to $56.00 per share, as compared to the equity value implied in the merger of approximately $51.00 per share, and an exchange ratio reference range of 0.67x to 0.84x, as compared to the exchange ratio in the merger of 0.7612x, based on closing stock prices of AMP common stock and Tyco common shares on November 19, 1998.


    SELECTED COMPANIES ANALYSIS.



    CSFB compared financial, operating and stock market data of AMP to corresponding data of the following selected publicly traded companies in the electrical and electronic connectors industry: Amphenol Corporation, Hubbel Incorporated, Methode Electronics, Inc., Molex Incorporated, and Thomas & Betts Corporation (collectively, the "AMP Selected Companies"). CSFB calculated equity values for the AMP Selected Companies as a multiple of estimated calendar years 1998 and 1999 net income and enterprise values (equity value, plus debt, less cash) as multiples of estimated calendar years 1998 and 1999 sales, EBITDA and earnings before interest and taxes ("EBIT"). Estimated financial data for the AMP Selected Companies were based on estimates of selected investment banking firms and estimated financial data for AMP were based on AMP management's Case I estimates. Applying a range of multiples of estimated calendar years 1998 and 1999 net income, sales, EBITDA and EBIT of the AMP Selected Companies to corresponding financial data of AMP indicated a selected equity reference range for AMP of approximately $45.00 to $51.00 per share, as compared to the equity value implied in the merger of approximately $51.00 per share, and an exchange ratio reference range of 0.67x to 0.76x, as compared to the exchange ratio in the merger of 0.7612x, based on closing stock prices of AMP common stock and Tyco common shares on November 19, 1998.



    CSFB also compared financial, operating and stock market information for Tyco and the following selected publicly held manufacturing conglomerates:
Danaher Corporation, Emerson Electric Co., General Electric Company, Dover Corporation, AlliedSignal Inc., Illinois Tool Works Inc., Minnesota Mining and Manufacturing Company, and United Technologies Corporation (collectively, the "Tyco Selected Companies"). CSFB calculated equity values for the Tyco Selected Companies as a multiple of estimated calendar year 1999 earnings per share ("EPS") and enterprise values as multiples of estimated calendar year 1999 sales, EBITDA and EBIT and also compared price-to-earnings ("P/E") ratios to long-term EPS growth rates. Estimated financial data for the Tyco Selected Companies and Tyco were based on estimates of selected investment banking firms. This analysis indicated for the Tyco Selected Companies a range of implied multiples of estimated calendar year 1999 EPS, sales, EBITDA and EBIT of 16.1x to 28.8x, 1.0x to 5.6x, 7.2x to 16.4x and 9.5x to 18.1x, respectively, and a range of P/ E ratios to long-term EPS growth rates of 115.9 to 209.1. The multiples of estimated calendar year 1999 EPS, sales, EBITDA and EBIT of Tyco were 22.9x, 2.8x, 12.1x and 15.8x, respectively, and the P/E ratio to long-term EPS growth rate for Tyco was 120.5.

    SELECTED ACQUISITIONS ANALYSIS.



    CSFB analyzed the implied purchase price and transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the electrical and electronic components industries (acquiror/target): Framatome Connectors International S.A./Berg Electronics Corp., Siebe PLC/Eurotherm PLC, Kohlberg Kravis Roberts & Co./Amphenol Corporation, Thomas & Betts Corporation/Augat Inc., Vishay Intertechnology, Inc./Vitramon, Inc., and Hicks, Muse/Berg Electronics Corp. (collectively, the "Selected Transactions"). CSFB compared purchase prices in the Selected Transactions as multiples of latest 12 months net income and transaction values as multiples of latest 12 months sales, EBITDA and EBIT. CSFB then applied a range of multiples for the Selected Transactions to corresponding financial data of AMP, utilizing AMP management's Case I estimates, both after and before giving effect to certain potential operating cost savings anticipated to be realized by AMP from its various cost reduction plans. This analysis indicated a selected equity reference range for AMP of approximately $50.00 to $59.00 per share (assuming cost reductions) and approximately $42.00 to $51.00 per share (assuming no cost reductions), as compared to the equity value implied in the merger of approximately $51.00 per share, and exchange ratio reference ranges of 0.75x to 0.88x (assuming cost reductions) and 0.63x to 0.76x (assuming no cost reductions), as compared to the exchange ratio in the merger of 0.7612x, based on closing stock prices of AMP common stock and Tyco common shares on November 19, 1998.



    EXCHANGE RATIO ANALYSES.


    CSFB also conducted the following relative analyses and compared the exchange ratio in the merger, based on closing stock prices of AMP common stock and Tyco common shares on November 19, 1998, of 0.7612x with the exchange ratios implied by such analyses:

           HISTORICAL STOCK TRADING EXCHANGE RATIO ANALYSIS. CSFB performed an exchange ratio analysis comparing the average daily closing stock prices for AMP and Tyco during the one-month, three-month, six-month and one-year periods preceding November 18, 1998. This comparison indicated exchange ratios ranging from 0.6502x to 0.7614x.

           RELATIVE CONTRIBUTION EXCHANGE RATIO ANALYSIS. Based on AMP management's Case I estimates and estimates of the management of Tyco, CSFB performed an exchange ratio analysis comparing the relative contributions of AMP and Tyco to the estimated net income, EBITDA and EBIT of the combined company in calendar years 1998 and 1999. This analysis yielded selected exchange ratios ranging from 0.77x to 0.96x.


    PRO FORMA MERGER ANALYSIS.



    CSFB analyzed the potential pro forma effect of the merger on Tyco's EPS for fiscal years ended September 1999 through 2001, based on AMP management's Case I estimates (adjusted to Tyco's September fiscal year end) and estimates of the management of Tyco. Based on an exchange ratio of 0.7612x, this analysis indicated that the proposed merger would be accretive to Tyco's EPS by approximately 2.5%, 4.2% and 5.7% in fiscal years 1999, 2000 and 2001, respectively. The actual results achieved by the combined company may vary from projected results and the variations may be material.



    OTHER FACTORS.



    In the course of preparing its opinion, CSFB also reviewed and considered, among other things:



       - historical market prices for Tyco common shares and the relationship between movements in Tyco common shares and movements in the S&P 500 Index,



       - the pro forma capitalization and shareholder profile of AMP and Tyco, and

       - selected analysts' reports on Tyco, including EPS and stock price estimates of such analysts.



    MISCELLANEOUS.



    Pursuant to the terms of CSFB's engagement, AMP has agreed to pay CSFB for its financial advisory services in connection with the merger an aggregate financial advisory fee equal to 0.30% of the aggregate consideration (including liabilities assumed) payable in the merger, as calculated and payable upon the closing of the merger. Based upon the closing price of Tyco common shares on January 26, 1999, it is currently estimated that the aggregate financial advisory fee payable to CSFB in connection with the merger will be approximately $37.9 million. AMP also has agreed to reimburse CSFB for out-of-pocket expenses incurred by CSFB in performing its services, including fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities, including certain liabilities under the federal securities laws, arising out of CSFB's engagement.



    CSFB and its affiliates have in the past provided financial services to AMP and Tyco unrelated to the proposed merger, including, with respect to AMP, strategic and financial planning matters and AMP's proposed self-tender offer, for which services CSFB and its affiliates have received aggregate compensation of approximately $12.0 million. CSFB also provided financial advisory services to AMP in connection with AlliedSignal's unsolicited tender offer, for which services CSFB and its affiliates have received aggregate compensation of approximately $10.0 million. Amounts paid to CSFB in connection with AlliedSignal's unsolicited tender offer will be credited against the aggregate financial advisory fee payable to CSFB in connection with the merger. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of both AMP and Tyco for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.


RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF TYCO; REASONS OF TYCO FOR THE
  MERGER


    At a meeting of the Tyco Board held on November 20, 1998, after careful consideration, the Tyco Board unanimously:



    - determined that the issuance of Tyco common shares to be delivered to AMP's shareholders in the merger was fair to and in the best interests of Tyco and its shareholders, and


    - recommended that holders of Tyco common shares vote FOR approval of the issuance of Tyco common shares to be delivered in connection with the merger.

    In reaching its decision to approve, and to recommend that Tyco's shareholders approve, the issuance of Tyco common shares to be delivered in connection with the merger, Tyco's Board considered the following material factors:

    1. the terms and structure of the merger, including the provisions governing the exchange ratio which effectively place a maximum limit on the exchange ratio by allowing Tyco to terminate the merger agreement if the exchange ratio would be greater than 0.8500;

    2. the results of Tyco's due diligence investigation of AMP and other information concerning the business, assets, capital structure, financial performance and prospects of Tyco and AMP;

    3. current and historical market prices and trading information with respect to the Tyco common shares and the AMP common stock;


    4. Tyco's corporate strategy of complementing its internal growth with acquisitions that are likely to benefit from cost reductions and synergies when combined with Tyco's existing operations and that are expected to be accretive to earnings per share. Tyco's management has estimated that the acquisition of AMP by Tyco (PA) would be accretive to Tyco's earnings per share by

       $0.12, based upon the partial realization during the 12 months following the merger of the $400 million of cost savings expected from AMP's profit improvement plan and the additional $245 million of savings identified by Tyco to be achieved through the closure of duplicate faciliites, reduction of head count and exiting of product lines. There is no assurance that any of such cost savings or synergies will be achieved. See "Risk Factors--THE MERGER WILL NOT BE ACCRETIVE TO THE EARNINGS OF TYCO UNLESS TYCO CAN SUCCESSFULLY INTEGRATE AMP WITH TYCO'S EXISTING OPERATIONS" on page 5;


    5. Tyco's history of growth through acquisitions, including its substantial experience integrating acquired businesses with existing operations and thereby achieving synergies and cost savings;


    6. the expectation that the merger before restructuring and similar charges and assuming the realization of certain of the cost savings discussed in paragraph 4 above and other synergies would be immediately accretive to Tyco's earnings per share;


    7. the combination of the product lines manufactured by AMP with complementary products manufactured by Tyco, enabling Tyco to broaden substantially the line of electrical and electronic products offered to its customers;


    8. the access that the combination would provide to AMP's worldwide distribution network for electrical interconnection products and devices to complement Tyco's existing distribution channels for its electrical and electronic component products;


    9. the prospect of utilization of AMP as a platform for further growth in the markets served by AMP;

    10. AMP's implementation of its profit improvement plan and the belief of Tyco's management that the plan can be enhanced and accelerated;

    11. the belief of Tyco's management that there are other prospects for reduction of AMP corporate costs, possible elimination of excess facilities and potential cost reduction for purchased materials and services;


    12. the difficulties in integrating an acquisition of the size of AMP and the risks that anticipated cost savings and synergies, and the expected accretive effect of the merger, might not be realized. See "Risk Factors--THE MERGER WILL NOT BE ACCRETIVE TO THE EARNINGS OF TYCO UNLESS TYCO CAN SUCCESSFULLY INTEGRATE AMP WITH TYCO'S EXISTING OPERATIONS" on page 5;



    13. the preliminary, oral opinion of Merrill Lynch rendered on November 20, 1998 (which opinion was subsequently confirmed by delivery of a written opinion on November 22, 1998) to the Tyco Board to the effect that, as of the date of such opinion and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be issued to the shareholders of AMP in the merger was fair to Tyco from a financial point of view. See "Opinion of Tyco's Financial Advisor" on page 36;


    14. the fact that the merger will generally be tax free to both Tyco and AMP shareholders under the tax laws of the United States and other relevant jurisdictions; and

    15. the anticipated treatment of the merger as a pooling of interests for financial accounting purposes.

    This discussion of the information and factors considered and weight given to such factors by Tyco's Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Tyco's Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of Tyco's Board may have given different weights to different factors.

    THE TYCO BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE ISSUANCE OF TYCO COMMON SHARES TO BE DELIVERED IN CONNECTION WITH THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF TYCO AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AND THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF TYCO COMMON SHARES VOTE FOR APPROVAL OF THE ISSUANCE OF TYCO COMMON SHARES TO BE DELIVERED IN CONNECTION WITH THE MERGER.


OPINION OF TYCO'S FINANCIAL ADVISOR

    GENERAL.

    Merrill Lynch acted as financial advisor to Tyco in connection with the merger. At the meeting of the Tyco Board held on November 20, 1998, Merrill Lynch rendered its preliminary, oral opinion to the Tyco Board to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in Merrill Lynch's written opinion, the consideration to be issued to the shareholders of AMP in the merger was fair to Tyco from a financial point of view. Merrill Lynch subsequently confirmed its preliminary, oral opinion by delivery of its written opinion dated November 22, 1998 (the "Merrill Lynch Opinion").

    THE FULL TEXT OF THE MERRILL LYNCH OPINION IS INCLUDED IN ANNEX D TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE MERRILL LYNCH OPINION IS ADDRESSED TO THE TYCO BOARD AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF TYCO TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF TYCO AS TO HOW SUCH HOLDER SHOULD VOTE ON THE ISSUANCE OF TYCO COMMON SHARES TO BE DELIVERED IN CONNECTION WITH THE MERGER OR THE OTHER MATTERS BEING PRESENTED TO A VOTE OF TYCO SHAREHOLDERS. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION. HOLDERS OF TYCO COMMON SHARES ARE URGED TO, AND SHOULD, READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY MERRILL LYNCH IN CONNECTION THEREWITH.

    Merrill Lynch is an internationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of securities and similar activities. Merrill Lynch was retained by the Tyco Board on the basis of its qualifications, reputation and experience and its familiarity with Tyco and its businesses.

    Merrill Lynch did not express any opinion as to the prices at which Tyco common shares would trade following the announcement or consummation of the merger.

    The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Merrill Lynch as of, the date of such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

    In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:


    1. reviewed certain publicly available business and financial information relating to Tyco and AMP that Merrill Lynch deemed to be relevant;



    2. reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Tyco and AMP, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger (the "Expected Synergies"), furnished to Merrill Lynch by Tyco and AMP;



    3. conducted discussions with members of senior management and representatives of Tyco and AMP concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the merger and the Expected Synergies;


    4. reviewed the market prices and valuation multiples for shares of AMP common stock and Tyco common shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;



    5. reviewed the results of operations of Tyco and AMP and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;



    6. compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;



    7. participated in certain discussions and negotiations among representatives of Tyco and AMP and their financial and legal advisors;



    8.  reviewed the potential pro forma impact of the merger;



    9. reviewed the merger agreement, the stock option agreement and the Tyco guarantees; and



    10. reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.


    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Tyco or AMP, and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Tyco or AMP. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by Tyco or AMP, Merrill Lynch assumed that such financial forecast information and the Expected Synergies had been reasonably prepared and reflected the best currently available estimates and judgment of the management of Tyco or AMP, as to the expected future financial performance of Tyco or AMP, as the case may be, and the Expected Synergies. Merrill Lynch also assumed that the merger would be accounted for as a pooling of interests under generally accepted accounting principles and that it would qualify as a tax-free reorganization for U.S. federal income tax purposes.


    Set forth below is a brief summary of the material analyses performed by Merrill Lynch in connection with its preparation of the Merrill Lynch Opinion.



    HISTORICAL TRADING ANALYSIS.


    Merrill Lynch reviewed the historical stock market performance of AMP common stock and Tyco common shares. This analysis indicated that the 52-week closing price of a share of AMP common stock ranged between $28.625 and $45.750, with a closing price on November 20, 1998 of $45.125, as compared to the range of consideration implied in the merger of $51.00 to $55.95 per share. This analysis also indicated that the 52-week closing price of a Tyco common share ranged between $39.000 and $68.563, with a closing price on November 20, 1998 of $65.063.


    DISCOUNTED CASH FLOW ANALYSIS.



    Merrill Lynch performed a discounted cash flow analysis of the projected after-tax unlevered free cash flows of AMP (defined as operating cash flow available after working capital, capital spending, tax and other operating requirements) for the period 1999 through 2003 based upon:



    1. projections provided by AMP management through 2001 and extrapolated for 2002 and 2003 based on discussions with AMP and Tyco management (the "AMP Plan"), and

    2. projections developed using 1999 and 2000 diluted earnings per share ("EPS") as estimated by First Call and publicly available equity research on AMP (the "Street Case").



Utilizing such financial forecasts, Merrill Lynch calculated a range of present values for AMP based upon the discounted present value of the sum of (i) the projected stream of after-tax unlevered free cash flows of AMP from 1999 through 2003 and (ii) the projected terminal value of AMP in 2003 based upon a range of multiples of AMP's projected EBITDA in such year. Applying discount rates ranging from 10.5% to 11.5% and terminal value multiples of estimated EBITDA in 2003 ranging from 9.0x to 10.0x, Merrill Lynch calculated implied equity values per share of AMP common stock, before giving effect to the Expected Synergies, ranging from $53.50 to $60.75 based upon the AMP Plan, and $47.75 to $54.50 based upon the Street Case. After giving effect to the Expected Synergies, Merrill Lynch calculated implied equity values per share of AMP common stock ranging from $72.50 to $79.75 based upon the AMP Plan, and $66.75 to $73.50 based upon the Street Case, as compared to the range of consideration implied in the merger of $51.00 to $55.95 per share.



    SELECTED ACQUISITION TRANSACTIONS ANALYSIS.



    Using publicly available information, Merrill Lynch reviewed the purchase prices and multiples paid in selected mergers and acquisitions involving companies in the electrical and electronic connectors industry which Merrill Lynch deemed relevant in evaluating the merger. Merrill Lynch reviewed the acquisition of Berg Electronics Corp. by Framatome Connectors International S.A.; the acquisition of Reliance Electric Company by Rockwell International Corporation; the acquisition of CBS Corporation's Distribution and Control Business Unit by Eaton Corporation; and the acquisition of Square D Company by Groupe Schneider S.A. (collectively, the "Acquisition Comparables").



    Merrill Lynch calculated the multiple of net offer values for the Acquisition Comparables, calculated as the consideration offered for the common equity (including the net cost of "in-the-money" options), to the net income ("Net Income") of the acquired businesses for the 12 months preceding the acquisition announcements ("LTM Period"). Merrill Lynch also calculated the multiple of transaction values for the Acquisition Comparables (calculated as the consideration offered for the common equity, including the net cost of "in-the-money" options, plus liquidation value of preferred equity and the value of debt and minority interests less cash and marketable securities) to the EBITDA of the acquired businesses for the LTM Period. By applying multiples of 28.0x to 33.0x and 11.0x to 11.5x, which multiples were based on the foregoing analysis, respectively, to AMP's Net Income and EBITDA for the LTM Period, both before and after adjusting for the full twelve-month effect of certain operating cost savings already realized by AMP, Merrill Lynch calculated implied equity values per share of AMP common stock ranging from $45.75 to $64.00 and $48.00 to $55.25, respectively, as compared to the range of consideration implied in the merger of $51.00 to $55.95 per share.



    SELECTED PUBLICLY-TRADED COMPARABLE COMPANIES ANALYSIS.



    Using publicly available information, Merrill Lynch compared certain financial, operating and stock market data for AMP with the following four publicly-traded companies in the electrical and electronic connectors industry considered by Merrill Lynch to be reasonably comparable to AMP for purposes of this analysis: Amphenol Corporation, Methode Electronics, Inc., Molex Incorporated and Thomas & Betts Corporation (the "AMP Public Comparables"). Merrill Lynch analyzed, among other things, the market price per share of common stock of each of the AMP Public Comparables and AMP as of November 20, 1998, as a multiple of 1999 calendar year EPS as estimated by First Call ("Calendar 1999 P/E"). By applying Calendar 1999 P/E multiples of 18.0x to 20.0x, which multiples were based on the foregoing analysis, to AMP's estimated 1999 EPS based upon the Street Case and the AMP Plan, Merrill Lynch calculated implied equity values per share of AMP common stock ranging from $40.00 to $44.50 and $43.75 to $48.50, respectively, as compared to the range of consideration implied in the merger of $51.00 to $55.95 per share.

    Using publicly available information, Merrill Lynch also compared certain financial, operating and stock market data for Tyco with the following six publicly-traded manufacturing conglomerates considered by Merrill Lynch to be reasonably comparable to Tyco for purposes of this analysis: AlliedSignal Inc., Dover Corporation, Emerson Electric Co., General Electric Company, Textron Inc. and United Technologies Corporation (the "Tyco Public Comparables"). Merrill Lynch analyzed, among other things, the Calendar 1999 P/E multiple of each of the Tyco Public Comparables and Tyco as of November 20, 1998, and the Calendar 1999 P/E multiple as a percent of projected long term EPS growth plus current dividend yield ("Calendar 1999 P/E to Total Return"). This analysis indicated Calendar 1999 P/E multiples for the Tyco Public Comparables ranging from 15.8x to 29.1x, and Calendar 1999 P/E to Total Returns ranging from 96.4% to 190.0%. The Calendar 1999 P/E and Calendar 1999 P/E to Total Return for Tyco were 22.4x and 110.9%, respectively.



    PRO FORMA MERGER ANALYSIS.



    Merrill Lynch reviewed certain pro forma effects of the merger, which included, among other things, the accretion to Tyco's standalone EPS for 1999 through 2001 inclusive, incorporating the Expected Synergies and utilizing financial forecasts for AMP based upon the AMP Plan, adjusted to reflect a September year-end, and for Tyco as provided by Tyco management. Merrill Lynch determined that, based upon exchange ratios of 0.7612 and 0.8500, the merger would be accretive to Tyco's EPS in each of the years analyzed.


    The information above summarizes the material analyses performed by Merrill Lynch in connection with its opinion. This summary does not purport to be a complete description of the analyses performed by Merrill Lynch in connection with the rendering of its fairness opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the Merrill Lynch Opinion. In addition, Merrill Lynch considered the results of every portion of its analysis and did not assign relative weights to any portion of its analysis, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Merrill Lynch's view of the actual value of Tyco or AMP, which may be significantly more or less favorable than as set forth herein. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

    In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Tyco or AMP. The analysis performed by Merrill Lynch is not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by such analysis. No company in the AMP Public Comparables or Tyco Public Comparables is identical to AMP or Tyco, as the case may be, and none of the Acquisition Comparables or other business combinations utilized as a comparison is identical to the transactions contemplated by the merger agreement. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather, such analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or the company, or transaction, and other factors that could affect the public trading values of such comparable companies or company to which they are being compared. In connection with its analyses, Merrill Lynch utilized estimates and forecasts of future operating results and Estimated Synergies provided by the respective managements of Tyco and AMP. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Tyco and AMP, none of Merrill Lynch, Tyco or AMP assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness to Tyco from a financial point of view, of the consideration to be issued to the shareholders of AMP in the merger, and were provided to the Tyco Board in connection with the delivery of the Merrill Lynch Opinion. Merrill Lynch's analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may be traded in the future. In addition, as described above, the Merrill Lynch Opinion was one of many factors taken into consideration by the Tyco Board in making its determination to approve the merger. Consequently, the analysis described above should not be viewed as determinative of the opinion of either the Tyco Board or management of Tyco with respect to the value of AMP or a combination of Tyco with AMP or whether either the Tyco Board or management of Tyco would have been willing to agree to different merger consideration.


    Pursuant to a letter agreement dated November 20, 1998, Tyco has agreed that if, during the period Merrill Lynch is retained by Tyco or within 18 months thereafter:



    - a merger or business combination whereby the business of AMP is combined with Tyco is consummated or Tyco otherwise acquires a majority of the capital stock of AMP or a substantial portion of its assets or revenues (such combination or acquisition being referred to as an "Acquisition Transaction") or



    - Tyco enters into an agreement that subsequently results in an Acquisition Transaction,



Tyco will pay Merrill Lynch a fee ranging from $12,000,000 to $20,000,000, payable in cash upon the closing of such Acquisition Transaction. If an Acquisition Transaction is not consummated and Tyco receives the termination fees set forth in the merger agreement or otherwise, Tyco will pay Merrill Lynch a fee of $10,000,000 in cash when such termination fees are received. Tyco has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys' fees and disbursements, and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including certain liabilities under the federal securities laws arising out of their engagement.



    Merrill Lynch has, in the past, provided financial advisory and financing services to Tyco and may continue to do so, and has received, and may receive, fees for the rendering of such services. During the two year period preceding the date of the merger agreement, Merrill Lynch received compensation from Tyco for such services of approximately $50,800,000. Merrill Lynch has advised Tyco that in the ordinary course of its business it may actively trade shares of AMP common stock and other securities of AMP, as well as Tyco common shares and other securities of Tyco, for Merrill Lynch's own account and for the accounts of its customers. Accordingly, Merrill Lynch may at any time hold a long or short position in such securities.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    GENERAL.

    Certain AMP executive officers and certain members of the AMP Board, in their capacities as such, may be deemed to have interests in the merger that are in addition to or different from their interests as shareholders of AMP generally. These include, among other things, provisions in the merger agreement relating to indemnification and the acceleration and/or payout of benefits under certain agreements and employee benefit plans. The AMP Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

    The merger agreement provides that Tyco (PA) will, and following the merger will cause AMP to, assume, honor, maintain and perform in accordance with their respective terms AMP's employee severance plan and all other employment and severance agreements and arrangements with respect to employees, former employees, directors and former directors of AMP, as amended to the date of the merger agreement or as contemplated by the terms of the merger agreement, including those that provide for payment or acceleration of benefits upon or in connection with a change of control of AMP. The merger agreement provides, however, that there are no intended third party beneficiaries who may enforce the merger agreement in this regard.


    The following table lists, with respect to each of AMP's executive officers,
(1) the approximate number of Tyco common shares, options to acquire Tyco common shares and cash, where applicable, to be received following consummation of the merger with respect to currently unvested equity-based awards of AMP, and (2) the approximate amount of cash severance payments receivable in the event the executive officer's employment is terminated under qualifying circumstances on or shortly after completion of the merger. The plans and agreements governing these awards and payments are summarized below. Neither AMP, Tyco (PA) nor Tyco has determined whether any of these individuals will be terminated following the merger. Figures with respect to equity awards are current as of January 21, 1999, the most recent date for which accurate figures are available. The payment of dividends or the occurrence of applicable vesting dates prior to completion of the merger would change these figures.

                                                                             UNVESTED STOCK BONUS UNITS
                                        TIME-VESTING        PERFORMANCE
     NAME OF           UNVESTED       RESTRICTED STOCK   RESTRICTED STOCK   ----------------------------  CASH SEVERANCE
EXECUTIVE OFFICER    STOCK OPTIONS           (1)                (2)         NO. OF SHARES(3)     CASH      PAYMENTS(4)
-----------------  -----------------  -----------------  -----------------  -----------------  ---------  --------------
Mr. Hudson.......  139,500 X Exch.    0                  82,200 X Exch.     2,941 X Exch.      $  74,993    $4,214,000
                   Ratio*                                Ratio*             Ratio*
Mr. Marley.......  111,600 X Exch.    0                  65,800 X Exch.     0                                3,233,000
                   Ratio*                                Ratio*
Mr. Ripp.........  151,700 X Exch.    29,800 X Exch.     88,900 X Exch.     0                                2,396,000
                   Ratio*             Ratio*             Ratio*
Mr. Gromer.......  54,800 X Exch.     0                  43,400 X Exch.     1,215 X Exch.         30,982     1,321,000
                   Ratio*                                Ratio*             Ratio*
Mr. Gurski.......  72,200 X Exch.     0                  27,400 X Exch.     0                                      N/A
                   Ratio*                                Ratio*
Mr. Cole.........  72,800 X Exch.     0                  67,700 X Exch.     0                                      N/A
                   Ratio*                                Ratio*
Mr. Proietto.....  33,900 X Exch.     0                  27,000 X Exch.     0                                  801,000
                   Ratio*                                Ratio*
Mr. DiClemente...  37,000 X Exch.     0                  31,500 X Exch.     637 X Exch.           16,232       770,000
                   Ratio*                                Ratio*             Ratio*
Mr. Urkiel.......  57,500 X Exch.     4,000 X Exch.      25,100 X Exch.     0                                  836,000
                   Ratio*             Ratio*             Ratio*
Mr. Lemaitre.....  42,300 X Exch.     0                  33,100 X Exch.     0                                  810,000
                   Ratio*                                Ratio*
Mr. Clark........  34,100 X Exch.     0                  11,600 X Exch.     582 X Exch.           14,835           N/A
                   Ratio*                                Ratio*             Ratio*
Mr. Kegel........  31,400 X Exch.     0                  14,400 X Exch.     0                                  753,000
                   Ratio*                                Ratio*
Mr. Overbaugh....  32,200 X Exch.     0                  0                  850 X Exch.           21,687           N/A
                   Ratio*                                                   Ratio*
Mr. Henschel.....  16,200 X Exch.     0                  0                  672 X Exch.           17,130       229,000
                   Ratio*                                                   Ratio*
Mr. Lang.........  27,000 X Exch.     0                  0                  0                                  208,000
                   Ratio*


------------------------


* See "The Exchange Ratio and its Effect on AMP Securities and Equity-Based Incentive Plans" beginning on page 52.



(1) The Tyco shares will be delivered to the executive on the date on which the corresponding AMP shares otherwise would have been delivered had the merger not occurred.



(2) Includes the number of phantom shares credited to executive's AMP Dividend Reinvestment Account.



(3) Number of shares determined based upon an AMP per share value of $51.



(4) Excludes tax gross-up, pension and welfare benefits.



    The following table lists, with respect to each of AMP's non-employee directors, (1) the approximate number of shares of Tyco common stock to be received following consummation of the merger with respect to currently unvested equity-based awards of AMP, and (2) the annual retirement benefits which will become non-forfeitable upon consummation of the merger.

                                                                                                      ANNUAL
                     NAME OF                             UNVESTED                                   RETIREMENT
              NON-EMPLOYEE DIRECTOR                   STOCK OPTIONS *        PHANTOM SHARES           BENEFIT
-------------------------------------------------  ---------------------  ---------------------  -----------------
Mr. DeNunzio.....................................  2,000 X Exch. Ratio*             0                        0
Ms. Franklin.....................................  2,000 X Exch. Ratio*             0                        0
Mr. Hixon........................................  2,000 X Exch. Ratio*             0                        0
Mr. Magliochetti.................................  2,000 X Exch. Ratio*   1,249 X Exch. Ratio*               0
Mr. Meyer........................................  2,000 X Exch. Ratio*   1,253 X Exch. Ratio*               0
Mr. Morley.......................................  2,000 X Exch. Ratio*             0                        0
Mr. Schloemer....................................  2,000 X Exch. Ratio*             0                $  20,800
Mr. Shiina.......................................  2,000 X Exch. Ratio*   1,578 X Exch. Ratio*               0


------------------------


* See "The Exchange Ratio and its Effect on AMP Securities and Equity-Based Incentive Plans" beginning on page 52.


    SEVERANCE AGREEMENTS.

    AMP has entered into severance agreements with 14 of its current or former executive officers, including Messrs. Robert Ripp, James E. Marley, William J. Hudson, Herbert M. Cole, Juergen W. Gromer and John E. Gurski. Each of these severance agreements provides generally that, in the event that the executive's employment with AMP is terminated either


       - by AMP other than for Cause, as defined in the severance agreements, or



       - by the executive with Good Reason, as defined in the severance agreements in either case within two years following a change of control, AMP will pay to the executive the severance payments, and will provide to the executive the severance benefits, as follows:


        (1) a lump sum cash payment, which, based upon each of the executive's current salary and bonus history, approximately equals the cash severance payment set forth for such officer in the chart above,



        (2) the continuation of all hospital, major medical, medical, dental and other insurance or benefits in substantially the same manner and amount to which such executive is entitled at the time of employment, at the sole cost of AMP, until the later of



       - one, two or three years following termination of employment, as the case may be, and



       - until the time at which the executive would have been discontinued from such plans providing post-termination insurance or benefits.



        Messrs. Ripp, Marley and Hudson are entitled to at least three years of continued insurance and benefits, and Messrs. Cole, Gromer and Gurski are entitled to at least two years of continued insurance and benefits. Any such benefits are subject to reduction to the extent comparable benefits are actually received by the executive from a new employer without cost to the executive; and



        (3) immediate vesting of benefits under AMP's tax-qualified pension plan (the "Pension Plan") and supplemental nonqualified defined benefit pension plan (the "Pension Restoration Plan"), together with an additional pension benefit derived from using the executive's highest annual base salary as in effect during the 12 months prior to termination as the high consecutive three-year compensation amount under the Pension Plan and from using the executive's Base Salary and Annual Bonus as the high consecutive three-year compensation amount under the Pension Restoration Plan (such additional benefits to be paid in accordance with the terms of the plans).



    In connection with their elections to retire pursuant to AMP's Voluntary Early Retirement Program, Messrs. Cole, Gurski and one additional executive officer elected to relinquish their rights to receive the foregoing severance payments and benefits, but otherwise retain their rights under their respective severance agreements.

    Each of the severance agreements also provides that, upon the occurrence of a change of control such as the merger:



        (1) all outstanding bonus units, whether granted under AMP's 1993 Long Term Equity Incentive Plan or Bonus Plan (Stock Plus Cash), held by the executive, and including any supplemental cash bonus related to such bonus units, will immediately be vested and payable.



        (2) all outstanding AMP stock options pursuant to AMP's 1993 Long Term Equity Incentive Plan, held by the executive will become immediately vested and exercisable for the remainder of their respective terms;



        (3) all outstanding Performance Restricted Shares, as defined under the AMP 1993 Long Term Equity Incentive Plan, held by the executive, together with phantom shares credited to the executive's Dividend Reinvestment Account, will become immediately vested and payable in Tyco common shares at 200% of the original award;


        (4) all unvested restricted shares of AMP common stock held by the executive that were not granted pursuant to the 1993 Long Term Equity Incentive Plan will be cancelled, and Tyco will be required to issue a number of unrestricted Tyco common shares appropriately adjusted to reflect such transaction, such issuance to take place on the date or dates such shares would otherwise have become vested under the terms of such agreement;

        (5) the executive's interest in matching accounts under the AMP Deferred Compensation Plan will become immediately vested; and

        (6) if the executive is participating in AMP's split dollar life insurance program, AMP is obligated to deposit in an irrevocable grantor trust (which AMP has previously done) an amount sufficient to pay AMP's premiums for the period ending on the policy anniversary following the executive's 65th birthday or the 15th anniversary of the policy, whichever is later.


    In addition, the severance agreements provide that AMP is obligated to pay an additional amount sufficient to make such executive whole with respect to any excise tax that may be imposed by Section 4999 of the Internal Revenue Code and any taxes imposed on such additional amounts. Consummation of the merger will constitute a change of control for purposes of the severance agreements.



    AMP intends to offer to certain executive officers of AMP the opportunity to enter into retention agreements with AMP in connection with the merger. The retention agreements would generally supercede the executive officer's severance agreement with AMP described above. It is anticipated that, among other things, the retention agreements generally would provide for payment of salary, incentive opportunities and other benefits consistent with Tyco's practices and policies. In the event that such an executive's employment with AMP is terminated within two years following the merger, either by AMP (other than for cause) or by the executive for good reason, the executive would be entitled to receive lump sum cash severance benefits, continuation of welfare benefits for a specified period of time and enhanced pension benefits. The retention agreement would also provide that the executive would be subject to certain non-competition, non-solicitation and confidentiality covenants for a period of time following termination of employment. The amounts payable under the retention agreements, in circumstances contemplated by the executive severance agreements, will not materially exceed the amounts that would have been payable under the executive severance agreements. As of the date hereof, no retention agreements have been entered into between AMP, Tyco (PA) or Tyco and any AMP executives.


    AMP EQUITY-BASED INCENTIVE AWARDS.

    The conversion of AMP stock options and other equity-based awards into Tyco stock options and other equity based awards of Tyco pursuant to the merger agreement is described below in "Treatment of AMP Equity Based Awards." Pursuant to the terms of the 1993 Long Term Equity Incentive Plan, upon consummation of the merger, all bonus units, stock options and performance restricted shares granted under such plan will become immediately vested and exercisable and/or payable. The Bonus Plan (Stock Plus
Cash) does not provide for change of control acceleration, but the one remaining grant of bonus units thereunder is held by Mr. Hudson, who is party to a severance agreement, pursuant to which such award will become fully vested and payable as of the consummation of the merger. AMP's Stock Option Plan for Outside Directors provides that each AMP stock option granted to a director of AMP under such plan becomes fully exercisable upon the occurrence of a change of control of AMP as defined in such plan. Consummation of the merger will constitute a change of control of AMP for purposes of the 1993 Long Term Equity Incentive Plan and the Stock Option Plan for Outside Directors.


    SUPPLEMENTAL RETIREMENT PLANS.

    AMP's Supplemental Executive Pension Plan and Pension Restoration Plan are non-qualified defined benefit pension plans that provide benefits in excess of limitations imposed by the Code upon benefits payable under tax-qualified plans. The terms of each such Plan provide that, upon a change of control, all accrued rights of the participants will become fully vested. Consummation of the merger will constitute a change of control of AMP for purposes of the plans described above.

    DEFERRAL PLANS.

    The terms of AMP's Deferred Compensation Plan provide for deferral of a portion of a participant's salary and bonus and matching contributions provided by AMP which are based on the matching percentage in effect from time to time under AMP's Employee Savings and Thrift Plan. Deferrals may be credited to an account earning an Investment Return Rate (as defined in such Plan) equal to a fixed return or an equivalent investment in AMP common stock (including dividend reinvestment). Upon a change of control of AMP, matching amounts under the Deferred Compensation Plan become fully vested. The terms of AMP's Deferred Compensation Plan for Non-Employee Directors provide for the deferral of a director participant's fees. Deferrals may be credited to an account earning an Investment Return Rate (as defined in such Plan) equal to a fixed return or an equivalent investment in AMP common stock (including payments of dividends). Upon a change of control of AMP, accounts under the Deferred Compensation Plan for Non-Employee Directors become immediately due and payable to the participants. The terms of AMP's Deferred Stock Accumulation Plan for Outside Directors provides for an annual grant of 300 phantom shares of AMP common stock credited to the participant's account (subject to an overall limitation of ten 300-share allocations). Accounts under such Plan vest on the earlier to occur of the participant's fifth anniversary of continuous service on AMP's board of directors, the participant's 72nd birthday or the date of the participant's death while serving on AMP's board of directors. In the event of a change of control of AMP followed by cessation of a participant's service, the entire balance of such participant's account becomes immediately due and payable in a single lump sum. In lieu of participating in the Deferred Stock Accumulation Plan for Outside Directors, one AMP director continued to participate in the AMP Incorporated Retirement Plan for Outside Directors. Under this plan, upon the participant's cessation of service following a change of control, the participant becomes vested in a pension benefit for life equal to 80% of the current base annual retainer payable to AMP directors. Consummation of the merger will constitute a change of control of AMP for purposes of the plans described above.

    DIRECTOR APPOINTMENT.

    Tyco (PA) has agreed to use its best efforts, subject to the exercise of the Tyco Board's fiduciary duties, to have the Tyco Board propose at the Tyco special general meeting that the Tyco Board be increased from eleven to twelve members; nominate Robert Ripp, Chairman and Chief Executive

Officer of AMP, to fill the newly created vacancy; and recommend to Tyco's shareholders that they elect Mr. Ripp to the Tyco Board.

    EMPLOYMENT OF ROBERT RIPP.


    If the merger is consummated, Mr. Ripp will serve in the capacity as President of AMP reporting to L. Dennis Kozlowski, Tyco's Chairman, President and Chief Executive Officer. As President of AMP, Mr. Ripp will be eligible to receive, among other things, the following compensation and benefits: annual base salary of $1,000,000; a grant, effective as of the consummation of the merger, of 1,000,000 options to purchase Tyco common shares, which will vest pro rata over three years, and will generally be subject to the terms and conditions of the Tyco International Ltd. Long Term Incentive Plan (provided that in the event of Mr. Ripp's termination of employment, any vested options will remain outstanding for the remainder of their full 10-year term); 70,000 restricted Tyco common shares which will vest over two years (provided certain performance-based criteria are achieved) or upon certain earlier terminations of Mr. Ripp's employment; and continuation of Mr. Ripp's nonqualified retirement benefits, reduced, however, to reflect the value of certain amounts previously paid or awarded to Mr. Ripp. Mr. Ripp will also be eligible for annual bonus payments determined on a basis consistent with the determination of bonuses for other Tyco executives and will be entitled to other benefits no less favorable than those provided to other Tyco executives. During the two-year period following the merger, if Mr. Ripp's employment is terminated under certain circumstances, he will be entitled to receive certain payments and benefits, including three years of severance pay based on the sum of his annual base salary in effect at the time of the merger plus the highest annual cash bonus earned by Mr. Ripp in the three years preceding the merger. In addition, Mr. Ripp will be entitled to an additional payment to make him whole for any excise taxes that may be imposed under section 4999 of the U.S. Internal Revenue Code of 1986, as amended, with respect to any payments and benefits provided to Mr. Ripp by Tyco or AMP. Mr. Ripp's employment arrangements will contain certain other elements, which are currently being finalized by the parties.



MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSEQUENCES


    U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of AMP common stock for Tyco common shares in the merger and the ownership of Tyco common shares. The discussion which follows is based on the U.S. Internal Revenue Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.


    The discussion below, except where specifically noted, does not address the effects of any state, local or non-United States tax laws. In addition, the discussion below relates to persons who hold AMP common stock and will hold Tyco common shares as capital assets. The tax treatment of an AMP shareholder may vary depending upon such shareholder's particular situation, and certain shareholders may be subject to special rules not discussed below. Such shareholders would include, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, and individuals who received AMP common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences to any AMP shareholder who will own 5% or more of either the total voting power or the total value of the outstanding Tyco common shares after the merger, determined after there is taken into account ownership under the applicable attribution rules of the U.S. Internal Revenue Code ("5% transferee shareholders"), or non-U.S. Holders (defined below) who have held more than 5% of the AMP common stock at any time within the five-year period ending at the consummation of the merger.

    As used in this section, a "U.S. Holder" means a holder of AMP common stock who exchanges AMP common stock for Tyco common shares and who is, for U.S. federal income tax purposes:

    - a citizen or resident of the U.S.;

    - a corporation, partnership or other entity (other than a trust) created or organized in or under the laws of the U.S. or any political subdivision thereof;

    - an estate whose income is subject to U.S. federal income tax regardless of its source; or

    - a trust if, in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions.


    As used in this section, a non-U.S. Holder is a holder of AMP common stock who exchanges AMP common stock for Tyco common shares and who is not a U.S. Holder.



    1.  CONSEQUENCES OF THE MERGER



    The material U.S. federal income tax consequences that will result from the merger are as follows:


    a. An AMP shareholder will not recognize any income, gain or loss as a result of the receipt of Tyco common shares in exchange for AMP common stock pursuant to the merger, except for cash received in lieu of a fractional Tyco common share.

    b. The tax basis to an AMP shareholder of the Tyco common shares received in exchange for AMP common stock pursuant to the merger, including any fractional share interest in Tyco common shares for which cash is received, will equal such AMP shareholder's tax basis in the AMP common stock surrendered in exchange therefor.

    c. The holding period of an AMP shareholder for the Tyco common shares received pursuant to the merger will include the holding period of the AMP common stock surrendered in exchange therefor.

    d. An AMP shareholder who is a U.S. Holder and who receives cash in lieu of a fractional share interest in Tyco common shares pursuant to the merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the AMP stock allocable to such fractional share. Non-U.S. Holders who receive cash in lieu of a fractional share interest in Tyco common shares will not be subject to United States income or withholding tax except as set forth in paragraph 3.b below.

    e. No income, gain or loss will be recognized by Tyco, Tyco (PA), AMP or Merger Sub as a result of the transfer to AMP shareholders of the Tyco common shares provided by Tyco to Tyco (PA) pursuant to the merger.


    The above discussion of the consequences of the merger is based on opinions as of the date hereof of PricewaterhouseCoopers LLP and Skadden, Arps, Slate, Meagher & Flom LLP that (i) the merger will constitute a reorganization within the meaning of Section 368 of the U.S. Internal Revenue Code, and (ii) the transfer of AMP common stock by AMP shareholders pursuant to the merger, other than AMP shareholders who will be "5% transferee shareholders" within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii), will qualify for an exception from gain or loss recognition under U.S. Treasury Regulation
Section 1.367(a)-3 and, accordingly, Tyco will be treated as a corporation for U.S. federal income tax purposes. Consummation of the merger is conditioned upon the receipt of opinions to the same effect, which will be rendered as of the consummation of the merger. If delivery of such opinions is waived notwithstanding a material change in the tax consequences of the merger,

AMP and Tyco will recirculate and resolicit this document. Such opinions are and will be based on facts existing as of the date hereof and as of the consummation of the merger and on certain representations as to factual matters made by Tyco, Tyco (PA) and AMP. Such representations, if incorrect in certain material respects, could jeopardize the conclusions reached in the opinions. Such opinions are not binding on the Internal Revenue Service or the courts.


    2.  TRANSFER TAXES

    In the event that any state or local transfer taxes are imposed on AMP shareholders as a result of the merger, AMP will pay all such transfer taxes, if any, directly to state and local taxing authorities on behalf of all AMP shareholders. Any such payments by AMP made on behalf of the AMP shareholders may result in dividend income to each AMP shareholder on behalf of whom such payment is made. The amount of such dividend income attributable to each share of AMP common stock cannot be calculated at this time, but is not expected to be material.

    3.  OWNERSHIP OF TYCO COMMON SHARES

    a.  U.S. Holders


        DISTRIBUTIONS.



    Distributions made to U.S. Holders of Tyco common shares will be treated as dividends and taxable as ordinary income to the extent that such distributions are made out of Tyco's current or accumulated earnings and profits as determined for U.S. federal income tax purposes, with any excess being treated as a tax-free return of capital which reduces such U.S. Holder's tax basis in the Tyco common shares to the extent thereof, and thereafter as capital gain from the sale or exchange of property. The U.S. federal income tax treatment described in the immediately preceding sentence applies whether or not such distributions are treated as a return of capital for non-tax purposes. Amounts taxable as dividends generally will be treated as foreign source "passive" income for foreign tax credit purposes. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution by Tyco. U.S. Holders of Tyco common shares that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions by Tyco, because Tyco is a foreign corporation.



        DISPOSITION.



    Gain or loss realized by a U.S. Holder of Tyco common shares on the sale, exchange or other taxable disposition of Tyco common shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and such U.S. Holder's adjusted tax basis in the Tyco common shares surrendered. Such gain or loss will be long term capital gain or loss if such U.S. Holder's holding period for its Tyco common shares is more than one year. Any gain or loss so realized generally will be United States source.



        INFORMATION REPORTING AND BACKUP WITHHOLDING.


    Certain U.S. Holders may be subject to information reporting with respect to payments of dividends on, and the proceeds of the disposition of, Tyco common shares. U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. U.S. Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on, and dispositions of, Tyco common shares.

    b. Non-U.S. Holders

        DISTRIBUTIONS AND DISPOSITION.



    In general (and subject to the discussion below under "INFORMATION REPORTING AND BACKUP WITHHOLDING"), a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on income from distributions with respect to, or gain upon the disposition of, Tyco common shares, unless either (1) the income or gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the U.S. or (2) in the case of gain realized by an individual non-U.S. Holder upon a disposition of Tyco common shares, the non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met.



    In the event that clause 1 in the preceding paragraph applies, such income or gain generally will be subject to regular U.S. income tax in the same manner as if such income or gain, as the case may be, were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a non-U.S. corporation, such income or gain may be subject to a branch profits tax at a rate of 30%, although a lower rate may be provided by an applicable income tax treaty. In the event that clause 2, but not clause 1, in the preceding paragraph applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.



        INFORMATION REPORTING AND BACKUP WITHHOLDING.


    If the Tyco common shares are held by a non-U.S. Holder through a non-U.S. (and non-U.S. related) broker or financial institution, information reporting and backup withholding generally would not be required with respect to distributions on and dispositions of Tyco common shares. Information reporting, and possibly backup withholding, may apply if the Tyco common shares are held by a non-U.S. Holder through a U.S. (or U.S. related) broker or financial institution and the non-U.S.Holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on and dispositions of Tyco common shares.

    BERMUDA TAX CONSEQUENCES

    In the opinion of Appleby, Spurling & Kempe, attorneys in Bermuda for Tyco, there will be no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of an exchange of Tyco common shares for AMP common stock pursuant to the merger. In addition, as of the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of Tyco common shares or in respect of distributions by Tyco with respect to Tyco common shares. Furthermore, Tyco has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966, as amended, an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to Tyco or any of its operations, nor to its common shares nor to obligations of Tyco until the year 2016. This undertaking applies to Tyco common shares. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.


    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. AMP SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE MERGER TO THEM.

ANTICIPATED ACCOUNTING TREATMENT


    The merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting:


    - the recorded assets and liabilities of Tyco and AMP will be carried forward to the combined company at their recorded amounts, subject to any adjustments required to conform the accounting policies of the companies;

    - income of the combined corporation will include income of Tyco and AMP for the entire fiscal year in which the merger occurs; and

    - the reported income of the separate corporations for prior periods will be combined and restated as income of the combined company.

    Each of Tyco (PA) and AMP has agreed to use its reasonable best efforts to cause its "affiliates" (as defined for purposes of the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions) to agree in writing that they will comply with the applicable restrictions on the sale of AMP common stock and Tyco common shares contained in such rules and regulations.

    The merger agreement provides that a condition to the consummation of the merger is the receipt by Tyco (PA) of an opinion from PricewaterhouseCoopers, independent public accountants of Tyco, regarding the qualification of the merger as a pooling of interests for accounting purposes.

CERTAIN LEGAL MATTERS

    Tyco (PA) and AMP have given each other a commitment to use their reasonable best efforts to take whatever actions are required to obtain necessary regulatory approvals.


    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits Tyco (PA) and AMP from completing the merger until certain information and materials have been furnished to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and a required waiting period has expired or been terminated. The waiting period expired on January 17, 1999. Even though the waiting period has expired, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Tyco or AMP. The merger is also subject to notification to, and the approval by, the Commission of the European Communities under Council Regulation (EEC) No. 4064/89 of 21 December, 1989 on the control of concentrations, as amended. Tyco and AMP made the requisite notification filing with the EC Commission on January 4, 1999. The EC Commission has an initial period of one month following acceptance of the filing to decide whether the merger raises serious doubts as to its compatibility with the European common market, although this period may be extended to six weeks in certain circumstances. Provided that approval is duly received from the EC Commission, neither Tyco nor AMP believes that consummation of the merger will result in a violation of any applicable antitrust laws. However, there is no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.


    Tyco and AMP do not believe that any additional material governmental filings in the United States or the European Economic Area, other than the Articles of Merger, are required with respect to the merger. In addition to the United States and the European Economic Area, Tyco and AMP conduct operations in a number of countries where regulatory filings or approvals may be required in connection with the consummation of the merger. Tyco and AMP believe that all such material filings and approvals have been made or obtained, or will be made or obtained, as the case may be.

U.S. FEDERAL SECURITIES LAW CONSEQUENCES

    Recipients of Tyco common shares issued in connection with the merger can freely transfer such shares under the U.S. Securities Act of 1933, as amended, except that persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of AMP prior to the merger may only sell shares they receive in the merger in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Individuals or entities that control, are controlled by, or are under common control with, AMP, including directors and certain officers of AMP, are typically considered to be affiliates.


    In general, under Rule 145, for one year following the consummation of the merger, AMP affiliates will be subject to the following restrictions on the public sale of Tyco common shares acquired in the merger:



    - an AMP affiliate, together with certain related persons, may sell only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act,



    - the number of shares an AMP affiliate may sell (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Tyco common shares or the average weekly trading volume of such stock during the four calendar weeks preceding such sale,



    - an AMP affiliate may sell only if Tyco remained current with its informational filings with the SEC under the Exchange Act.



    After the end of one year from the consummation of the merger, an AMP affiliate may sell Tyco common shares received in the merger without such manner of sale or volume limitations provided that Tyco was current with its Exchange Act informational filings and such AMP affiliate was not then an affiliate of Tyco. Two years after the consummation of the merger, an affiliate of AMP may sell such Tyco common shares without any restrictions so long as such affiliate had not been an affiliate of Tyco for at least three months prior to such sale.


DIVIDENDS

    Although the payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors, Tyco expects to declare regularly scheduled dividends consistent with the practices of Tyco prior to the merger and of Former Tyco prior to Former Tyco's merger with ADT. The merger agreement restricts each of AMP and Tyco from declaring, setting aside, making or paying any dividend or other distribution in respect of its capital stock, other than its regularly scheduled dividend consistent with past practices, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the consummation of the merger.

            THE EXCHANGE RATIO AND ITS EFFECT ON AMP SECURITIES AND
                           EQUITY BASED BENEFIT PLANS

GENERAL


    As a result of the merger, all outstanding shares of AMP common stock will be converted into Tyco common shares in accordance with the terms of the merger agreement, and all outstanding equity based awards under AMP's benefit plans will be assumed by Tyco and appropriately adjusted to reflect the merger in accordance with the merger agreement. The following is a summary of these effects of the merger and is qualified in its entirety by the full description set forth in Section 1.06 of the merger agreement attached as Annex A to this document.



THE EXCHANGE RATIO



    The exchange ratio will be determined as follows:



    - If the Average Stock Price is equal to or greater than $67.00 but less than or equal to $73.50, the exchange ratio will be 0.7612 Tyco common shares for each share of AMP common stock.



    - If the Average Stock Price is greater than $73.50, the exchange ratio will equal $55.95 divided by the Average Stock Price.



    - If the Average Stock Price is equal to or greater than $60.00 but less than $67.00, the exchange ratio will equal $51.00 divided by the Average Stock Price.



    - If the Average Stock Price is less than $60.00, the exchange ratio will equal $51.00 divided by the Average Stock Price. In this case, Tyco may call off the merger prior to the time of the AMP special meeting, unless on or before the second trading day prior to the date of the AMP special meeting, AMP agrees to an exchange ratio equal to 0.8500. If AMP agrees to fix the exchange ratio at 0.8500, then Tyco will not have the right to call off the merger and the exchange ratio will be 0.8500.



    Please see the table on page iv that sets forth the applicable exchange ratios and illustrative values of Tyco common shares to be received by AMP shareholders based upon various illustrative values of the Average Stock Price.



BASIS OF AMP DETERMINATION TO FIX THE EXCHANGE RATIO



    The Average Stock Price will not be known until the end of the fourth trading day before the AMP special meeting. AMP has made no decision as to whether, if the Average Stock Price were less than $60.00, it would agree to fix the exchange ratio at 0.8500. In the event such decision is required to be made, the AMP Board would consult with its management and legal and financial advisors and take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including:



    - the amount of the decrease in the value of Tyco common shares to be received in the merger if the exchange ratio is fixed at 0.8500;



    - general market, economic and business conditions;



    - the results of AMP's continuing diligence investigation of Tyco and management's assessment of the potential benefits expected to be realized by combining the operations of AMP and Tyco;



    - other opportunities available to AMP; and



    - whether the proposed merger continues to be in the best interests of AMP.

    Any decision of the AMP Board to fix the exchange ratio at 0.8500 will be made prior to the AMP special meeting. Approval of the merger agreement by AMP shareholders will constitute approval of such decision. AMP has not considered whether it will seek a revised fairness opinion if the Average Stock Price is less than $60.00 and it elects to fix the exchange ratio at 0.8500. AMP does not currently intend to resolicit proxies if it determines to proceed with the merger at a fixed exchange ratio of 0.8500.



BASIS OF TYCO'S DETERMINATION TO PROCEED IF THE EXCHANGE RATIO IS ABOVE 0.8500



    If the Average Stock Price is below $60.00 and AMP does not agree to fix the exchange ratio at 0.8500, the Tyco Board will make a determination at that time whether to call off the merger or to proceed with the merger at an exchange ratio in excess of 0.8500. Approval of the issuance of Tyco shares in connection with the merger by Tyco shareholders will constitute approval of the action of the Tyco Board to proceed with the merger at an exchange ratio in excess of
0.8500. In making its determination, the Tyco Board would consult with its management and legal and financial advisors and take into account all relevant facts and circumstances that exist at such time, including:



    - the amount of the increase in the exchange ratio above 0.8500, with Tyco being more likely to proceed with the transaction the smaller the increase;



    - the likelihood that the merger would be immediately accretive to earnings per share at the higher exchange ratio before restructuring and similar charges;



    - the results of Tyco's continuing diligence investigation of AMP and management's assessment at the time of the cost savings and synergies that Tyco expects to realize by combining the operations of Tyco and AMP and whether in, management's view, the proposed merger is in the best interests of Tyco and its shareholders on the basis of the increased exchange ratio;



    - general market, economic and business conditions; and



    - other acquisition opportunities that are available at the time to Tyco.



    Tyco has not considered whether it will seek a revised fairness opinion if it decides to proceed, but it would be more likely to do so the greater the increase above 0.8500 in the exchange ratio. Tyco does not currently intend to resolicit proxies should it determine to proceed with an exchange ratio above 0.8500.


FRACTIONAL SHARES


    In the merger, AMP shareholders will be entitled to receive only whole numbers of Tyco common shares for their shares of AMP common stock. If applying the exchange ratio would entitle a shareholder to receive a fraction of a Tyco common share, such shareholder will be paid cash without interest in an amount equal to the fraction of a Tyco common share that he or she is entitled multiplied by the closing price on the NYSE of a Tyco common share on the last trading day prior to consummation of the merger. FOR EXAMPLE, ASSUMING AN
EXCHANGE RATIO OF     AND THAT THE CLOSING PRICE FOR A TYCO COMMON SHARE ON THE
LAST TRADING DAY PRIOR TO THE CONSUMMATION OF THE MERGER IS $    , AN AMP
SHAREHOLDER THAT OWNED 100 SHARES OF AMP COMMON STOCK IMMEDIATELY BEFORE THE
MERGER WILL OWN [   ] TYCO COMMON SHARES IMMEDIATELY AFTER THE MERGER AND
RECEIVE A CHECK FOR $    .


TREATMENT OF AMP EQUITY-BASED AWARDS

    The merger agreement provides that outstanding awards under AMP's 1993 Long Term Equity Incentive Plan, Bonus Plan (Stock Plus Cash), Stock Option Plan for Outside Directors, Deferred Compensation Plan, Deferred Compensation for Non-Employee Directors Plan, Deferred Stock Accumulation Plan for Outside Directors and any other individual agreement evidencing an equity-based incentive award will be assumed by Tyco and appropriately adjusted to reflect the conversion of the AMP common stock into Tyco common shares based on the exchange ratio. The following summarizes the effect of the merger on these awards.


    STOCK OPTIONS.



    Each AMP stock option outstanding at the time the merger is consummated will constitute an option to acquire the number of Tyco common shares (rounded to the nearest whole Tyco common share) as the holder of such stock option would have been entitled to receive pursuant to the merger had such holder exercised his or her AMP stock option in full immediately prior to the consummation of the merger. The per Tyco common share exercise price of these options after the merger will be equal to (x) the aggregate exercise price for the shares of AMP common stock purchasable pursuant to such AMP stock option immediately before the merger divided by (y) the number of Tyco common shares deemed purchasable pursuant to such option after the merger. FOR EXAMPLE, ASSUMING AN EXCHANGE RATIO OF 0.7612, IF SOMEONE OWNS AN OPTION TO PURCHASE 100 SHARES OF AMP COMMON STOCK AT AN EXERCISE PRICE OF $30.00 PER SHARE, AFTER THE MERGER THAT PERSON WILL OWN AN OPTION TO PURCHASE 76 TYCO COMMON SHARES AT A PER SHARE EXERCISE PRICE OF $39.47 ($3,000 DIVIDED BY 76).



    The other terms of each AMP stock option, and the plans under which they were issued, will continue to apply in accordance with their terms, including, if so provided, the acceleration of vesting of such stock options as a result of the merger. As soon as practicable after the merger is consummated, Tyco will deliver to all holders of outstanding AMP stock options an appropriate notice which will explain how their stock options are affected by the merger.



    RESTRICTED STOCK AWARDS/DIVIDEND REINVESTMENT ACCOUNT.



    In general, restricted shares of AMP common stock outstanding before the merger, and in the case of Performance Restricted Shares awarded under AMP's 1993 Long Term Equity Incentive Plan, the related phantom shares credited to the Dividend Reinvestment Account of the awardee, will, as a result of the merger, be converted into Tyco common shares in accordance with the exchange ratio. The other terms of the restricted stock awards, and their governing plans or agreements, including, as applicable, any severance agreement in effect with an AMP executive, will continue to apply in accordance with their terms, including, if so provided, the acceleration of vesting of, or increase in the number of, such restricted shares as a result of the merger. FOR EXAMPLE, ASSUMING AN
EXCHANGE RATIO OF 0.7612, IF SOMEONE OWNS [        ]RESTRICTED SHARES OF AMP
COMMON STOCK AND [    ] PHANTOM SHARES OF AMP COMMON STOCK ARE CREDITED TO HIS
OR HER DIVIDEND REINVESTMENT ACCOUNT, AFTER THE MERGER THAT PERSON WILL OWN
     TYCO COMMON SHARES AND WILL RECEIVE CASH IN LIEU OF ANY FRACTIONAL SHARES.



    PHANTOM SHARES.


    Upon consummation of the merger, phantom shares of AMP common stock credited to a participant's account under AMP's Deferred Compensation Plan, Deferred Compensation Plan for Non-Employee Directors and Deferred Stock Accumulation Plan for Outside Directors, in accordance with the terms of the applicable plan, will be adjusted by multiplying such number of phantom shares by the exchange ratio. These accounts will otherwise be subject to the terms of such plans. FOR EXAMPLE, USING AN EXCHANGE RATIO OF 0.7612, IF AN ACCOUNT UNDER THESE PLANS HAS BEEN CREDITED WITH 100 PHANTOM SHARES OF AMP COMMON STOCK, AFTER THE MERGER THE ACCOUNT WILL BE CREDITED WITH 76.12 PHANTOM TYCO COMMON SHARES.


    BONUS UNITS.


    Bonus Units awarded under AMP's 1993 Long Term Equity Incentive Plan or Bonus Plan (Stock Plus Cash Plan) in accordance with the terms of such plan or other governing agreements (including, as applicable, any severance agreement in effect with an AMP executive) will, upon consummation of the merger, be settled in Tyco common shares. The number of Tyco common shares to be issued for each Bonus Unit will be determined by multiplying the number of shares of AMP common stock that the award holder would have been entitled to receive with respect to such Bonus Unit (considering the date the merger is consummated as a "Bonus Computation Date" under such plans) by the exchange ratio. In addition, the Cash Bonus (as defined in the governing plan or agreement) related to the Bonus Unit will be paid in accordance with the terms of such plan or agreement. The other terms of the Bonus Units, and the plan or agreements under which they were issued, will continue to apply in accordance with their terms.


    REGISTRATION OF TYCO COMMON SHARES.


    Tyco has guaranteed that it will reserve for issuance enough Tyco common shares for delivery upon exercise of the outstanding AMP stock options and distributions in respect to bonus units and restricted stock awards in accordance with the merger agreement. As soon as practicable following consummation of the merger, Tyco has guaranteed that it will register the Tyco common shares subject to the AMP stock options with the SEC to the extent such registration is required. Tyco has guaranteed that it will use at least such efforts as are applied to Tyco's other stock options generally to cause the effectiveness of such registration statement or registration statements (and the current status of the prospectus or prospectuses included in such registration statements) to be maintained for so long as the AMP stock options remain outstanding.


STOCK EXCHANGE LISTING


    It is a condition to the merger that the NYSE authorize for listing the Tyco common shares to be delivered in connection with the merger. In addition, Tyco expects to list such shares on the London Stock Exchange and the Bermuda Stock Exchange in due course after the completion of the merger.

DISSENTERS RIGHTS

    Neither AMP shareholders nor Tyco shareholders have dissenters' rights of appraisal or other rights to demand fair value in cash by reason of the merger or other transactions contemplated by the merger agreement.

           PROVISIONS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS


GENERAL


    This section of the document describes the material provisions of the merger agreement, the stock option agreement and Tyco's guarantees of these agreements. This description is not intended to be complete and is qualified in its entirety by the full texts of these agreements which are annexed to this document. In these agreements, Tyco (PA) is referred to by its former name of Beta Zeno Corp., and Merger Sub is referred to by its former name of Alpha Zeno Corp. In addition, important information about the merger agreement and the merger is provided in the previous sections entitled "The Merger" beginning on page 20 and "The Exchange Ratio and its Effect on AMP Securities and Equity Based Benefit Plans" beginning on page 52.


                              THE MERGER AGREEMENT

EFFECTIVE TIME

    Promptly after the satisfaction or waiver of the conditions to the merger set forth in the merger agreement, AMP will file Articles of Merger with the Department of State of Pennsylvania, as prescribed by Pennsylvania law. The effect of this filing is that Merger Sub will merge with and into AMP, and AMP will become a direct wholly-owned subsidiary of Tyco (PA) and an indirect wholly-owned subsidiary of Tyco.


EXCHANGE OF AMP COMMON STOCK


    As soon as reasonably practicable after the consummation of the merger, Tyco
(PA) will instruct ChaseMellon Shareholder Services LLC, as exchange agent, to mail to each holder of record of AMP common stock a letter of transmittal and instructions as to how to surrender certificates of AMP common stock in exchange for Tyco common shares and payment for any fractional shares. AMP SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    After the consummation of the merger, each certificate or other authorized evidence of ownership that previously represented shares of AMP common stock will represent only the right to receive the Tyco common shares into which such AMP shares were converted in the merger and the right to receive cash in lieu of fractional shares as described above.


    Holders of certificates previously representing AMP common stock will not be paid dividends or distributions on the Tyco common shares and will not be paid cash in lieu of a fractional Tyco common share until such certificates are surrendered to ChaseMellon for exchange. When such certificates are surrendered, any unpaid dividends declared by Tyco after the consummation of the merger and any cash in lieu of a fractional Tyco common share will be paid without interest. For all other corporate purposes, certificates that represented shares of AMP common stock prior to the consummation of the merger will represent from and after the consummation of the merger, the number of Tyco common shares and cash in respect of fractional shares, into which such shares of AMP common stock actually converted in the merger.


    ChaseMellon will deliver Tyco common shares in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. Tyco (PA) may also, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Tyco (PA), Tyco or ChaseMellon with respect to alleged lost, stolen or destroyed certificates.

REPRESENTATIONS AND WARRANTIES


    Tyco (PA) and AMP have made various customary mutual representations and warranties in the merger agreement about themselves and their subsidiaries (as well as, in the case of Tyco (PA), Tyco and its other subsidiaries). Tyco (PA)'s representations and warranties have been unconditionally guaranteed by Tyco.

    In addition, AMP represented that the AMP Board of Directors, prior to the execution of the merger agreement, authorized the termination of its outstanding self tender offer and an amendment to the AMP Rights Agreement to render the AMP Rights Agreement inapplicable to the merger agreement, the stock option agreement and the transactions contemplated thereby. AMP announced the termination of the self tender and appropriately amended the AMP Rights Agreement on November 23, 1998.

CONDUCT OF BUSINESS BY AMP


    AMP has agreed that, prior to the consummation of the merger, AMP will conduct its business (and that of its subsidiaries) only in the ordinary course of business and in a manner consistent with past practice; and AMP will use reasonable commercial efforts to preserve substantially intact the business organization of AMP and its subsidiaries, to keep available the services of the present officers, employees and consultants of AMP and its subsidiaries and to preserve the present relationships of AMP and its subsidiaries with customers, suppliers and other persons with which AMP or any of its subsidiaries has significant business relations. In particular, unless the merger agreement provides otherwise or as previously disclosed to Tyco (PA) by AMP, AMP has agreed that neither it nor any of its subsidiaries, without the prior written consent of Tyco (PA), will, subject, in certain cases, to specified exceptions:



     1. amend or otherwise change AMP's Restated Articles of Incorporation or Bylaws;



     2. issue, dispose or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any ownership interest in AMP, any of its subsidiaries or affiliates;



     3. dispose of or encumber any assets of AMP or any of its subsidiaries out of the ordinary course of business;



     4. - declare or pay any dividend or other distribution on any of its capital stock (other than regular quarterly dividends),



       - split, combine or reclassify any of its capital stock or permit or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,



       - amend the terms or change the period of exercisability of, acquire, or permit any subsidiary to amend the terms of or to acquire, any of its or its subsidiaries securities, or



       - settle or discharge any action brought or threatened against AMP arising out of a shareholder equity interest in AMP;



     5. - make any acquisitions,



       - incur any indebtedness,



       - authorize capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $500 million over the next 12 months, or



       - enter into or amend any contract, agreement, commitment or arrangement to do any of the above;

     6. increase the compensation payable or to become payable to its officers or employees, or grant severance or termination pay to or enter into any employment or severance agreement with any new employee of AMP or any of its subsidiaries which provides for annual base and bonus compensation in excess of $200,000, or establish, adopt, enter into or amend any collective bargaining, employment, termination, severance or benefit plan, agreement, trust, fund, policy or arrangement for any current or former directors, officers or employees;



     7. change accounting policies or procedures;



     8. make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability other than settlements that have been reserved for or that do not exceed $10,000,000 in the aggregate;



     9. satisfy any claims, liabilities or obligations out of the ordinary course of business in excess of $10,000,000 in the aggregate; or



    10. take, or agree to take, any of the above actions or take or agree to take, any action which would make any of the representations or warranties of AMP contained in the merger agreement untrue or incorrect or prevent AMP from performing its covenants under the merger agreement or the stock option agreement.


CONDUCT OF BUSINESS BY TYCO


    Tyco has guaranteed that, prior to the consummation of the merger, it will conduct its business and that of its subsidiaries in the ordinary course of business and consistent with past practice, other than actions taken by Tyco or its subsidiaries in contemplation of the merger, and will not, without the prior written consent of AMP:



     1. amend or otherwise change Tyco's Memorandum of Association or Bye-Laws;



     2. make or agree to make any acquisition or disposition which would materially delay or prevent the consummation of the transactions contemplated by the merger agreement;



     3. declare or pay any dividend or other distribution on any of its capital stock (other than regular quarterly dividends);



     4. change accounting policies or procedures; or



     5. take or agree to take, any action which would make any of the representations or warranties of Tyco (PA) contained in the merger agreement untrue or incorrect or prevent Tyco (PA) from performing its covenants under the merger agreement.


NO SOLICITATION


    AMP has agreed that it will not solicit or encourage the initiation of any inquiries or proposals regarding any other consolidation, business combination, recapitalization or similar transaction, including any transaction with a third party in which such party would acquire more than a 20% interest in any class of AMP's equity securities or in the outstanding equity of the surviving entity in a merger with AMP or would acquire more than 20% of the fair market value of AMP's assets. Any of the foregoing transactions are referred to in this document as an "Alternative Transaction" and any proposal from a third party to effect an Alternative Transaction is referred to as an "Acquisition Proposal."



    Until the AMP shareholders approve and adopt the merger agreement and if the AMP Board, following consultation with counsel, determines that such action is reasonably likely to be required to discharge properly its fiduciary duties, the AMP Board, after notice to Tyco, is permitted to:

    1. furnish information to a third party which has made, and was not solicited to make in violation of the merger agreement, a "Superior Proposal" defined as a BONA FIDE Acquisition Proposal to acquire for cash and/or securities, all of the voting equity securities of AMP or all or substantially all of AMP's assets, on terms which the Board of Directors reasonably believes are more favorable than the merger



    - from a financial point of view to AMP shareholders, after consultation with a nationally recognized financial advisor, taking into account at the time of determination any changes to the financial terms of the merger proposed by Tyco, and


    - to AMP, taking into account all pertinent factors deemed relevant by the AMP Board under the laws of Pennsylvania; and

    2.  consider and negotiate such Superior Proposal.


    Notwithstanding the foregoing points 1 and 2, AMP and the AMP Board of Directors may not in any circumstance:


    - withdraw or modify in a manner adverse to Tyco (PA) the AMP Board's approval of the merger unless the merger agreement has been terminated in accordance with its terms,

    - prior to November 6, 1999, unless the merger agreement is terminated in certain specified circumstances, redeem the rights issued under the AMP Rights Agreement or otherwise amend or waive any provision of the AMP Rights Agreement that would facilitate the consummation of an Alternative Transaction, or

    - prior to November 6, 1999, and unless the merger agreement is terminated in certain specified circumstances, enter into an agreement with respect to, or otherwise approve or recommend, any Alternative Transaction.

    The merger agreement expressly provides that the foregoing restrictions shall not prohibit AMP from taking or disclosing to its shareholders a position regarding an Alternative Transaction or Acquisition Proposal or from making any disclosure to its shareholders required by law.

    AMP has agreed to cease any discussions or negotiations with any third party that were ongoing at the time of the execution of the merger agreement. AMP has also agreed not to release any third party from the confidentiality and standstill provisions of any agreement to which AMP is a party.

    AMP will ensure that the officers and directors of AMP and its subsidiaries and any investment banker or other advisor or representative retained by AMP are aware of the no-solicitation restrictions described in the merger agreement.

CERTAIN OTHER COVENANTS


    CONSENTS; APPROVALS.


    Tyco (PA) and AMP will each use its reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders, and Tyco (PA) and AMP will make all filings required in connection with the authorization, execution and delivery of the merger agreement and the consummation by each of them of the transactions contemplated thereby.


    INDEMNIFICATION AND INSURANCE.


    Tyco (PA) and AMP have agreed that for six years following consummation of the merger, the Restated Articles of Incorporation and Bylaws of AMP will contain the same indemnification provisions as currently in the Restated Articles of Incorporation and Bylaws of AMP and such provisions will not be modified in any manner adverse to those individuals who were directors, officers or employees of AMP at the consummation of the merger.

    After consummation of the merger, AMP will, to the fullest extent permitted under applicable law or under its Restated Articles of Incorporation or Bylaws, indemnify and hold harmless each present and former director, officer or employee of AMP or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the merger agreement, or otherwise with respect to any acts or omissions occurring at or prior to the consummation of the merger, to the same extent as provided in AMP's Restated Articles of Incorporation or Bylaws or any applicable contract or agreement as in effect on the date of the merger agreement, in each case for a period of six years after the date of the merger agreement.

    Following the merger, AMP will continue to honor in all respects its obligations under the employment agreements and indemnification agreements with AMP's officers and directors existing at or before consummation of the merger.

    Tyco (PA) will provide, or cause AMP to provide, for a period of not less than six years after consummation of the merger, AMP's current directors and officers an insurance and indemnification policy for events occurring at or prior to consummation of the merger that is no less favorable than AMP's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Tyco (PA) and AMP will not be required to pay an annual insurance premium in excess of 200% of the annual premium currently paid by AMP for such insurance, but in such case will purchase as much coverage as possible for such amount.


    NOTIFICATION OF CERTAIN MATTERS.


    Tyco (PA) and AMP will each give each other prompt notice of the occurrence or nonoccurrence of any event which would be reasonably expected to cause any representation or warranty of the notifying party contained in the merger agreement to be materially untrue or inaccurate, or any failure of the notifying party materially to comply with any covenant, condition or agreement in the merger agreement.


    FURTHER ACTION/TAX TREATMENT.


    Tyco (PA) and AMP agreed to use all reasonable efforts to take, or cause to be taken, all actions and do other things necessary, proper or advisable to consummate as promptly as practicable the transactions contemplated by the merger agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to each of their obligations under the merger agreement. However, Tyco (PA) is under no obligation to agree to divest, abandon, license or take similar action with respect to any assets of Tyco or AMP. In addition, Tyco (PA) and AMP have each agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization under the provisions of Section 368 of the U.S. Internal Revenue Code, as specified in the merger agreement, and will not (both before and after consummation of the merger) take any actions which to their knowledge could reasonably be expected to prevent the merger from so qualifying.


    PUBLIC ANNOUNCEMENTS.


    Tyco (PA) and AMP will not issue any press release or make any public written statement with respect to the merger or the merger agreement without the prior consent of the other party, which consent will not be unreasonably withheld, except as required by law or the regulations of the NYSE.

    TYCO COMMON SHARES.


    Tyco has guaranteed to take all action necessary so that Tyco (PA) will obtain, prior to consummating the merger, the Tyco common shares to be delivered to the AMP shareholders in the merger. Tyco has also guaranteed to use its best efforts to list on the NYSE the Tyco common shares to be delivered in the merger.


    OPTION PLAN AND BENEFITS.


    Tyco (PA) and AMP have each agreed to take all actions necessary to effectuate the provisions of the merger agreement regarding the conversion and assumption of AMP's outstanding stock options and other equity based benefit awards. In addition, AMP has agreed to terminate its stock purchase plan as of the consummation of the merger. Furthermore, Tyco (PA) has agreed that, following the consummation of the merger and through December 31, 1999, AMP will provide to those persons who, immediately prior to the merger, were employees of AMP or its subsidiaries, and who continue their employment with AMP following the merger, employee welfare and retirement plans and programs with substantially similar benefits to those provided immediately prior to the execution of the merger agreement. For this purpose, service accrued by these employees with AMP or its subsidiaries prior to the merger will be recognized except to the extent necessary to prevent duplication of benefits. Tyco (PA) has also agreed to provide to any person who, immediately prior to the merger is a retiree under an AMP retiree medical program with retiree medical benefits in accordance with AMP's current practice. Tyco (PA) has also agreed to honor the terms of AMP's employee severance plan and any other severance agreement or other plan or arrangement which provides for the payment or acceleration of benefits in connection with a change of control of AMP.

    The continuation of welfare, retirement and severance plans, programs or agreements are subject to the limitations contained in the merger agreement including Tyco (PA)'s right to amend or modify such plans, programs or agreements in any respect and to terminate or modify the terms of employment of any AMP employee subsequent to the merger.

    The merger agreement provides that the foregoing provisions are not enforceable by persons not parties to the merger agreement.


    RIGHTS AGREEMENT.


    The AMP Board has agreed to take all necessary action to render the rights under the AMP Rights Agreement inapplicable to the merger agreement, the stock option agreement and the transactions contemplated thereby, including the merger.


    POOLING ACCOUNTING TREATMENT.


    Tyco (PA) and AMP have each agreed not to do anything that would reasonably be expected to adversely affect the ability of Tyco to treat the merger as a pooling of interests, and Tyco (PA) and AMP have agreed to use their best efforts to take such action as may be reasonably required to negate the impact of any past actions which, to either of Tyco (PA) or AMP's knowledge, could reasonably be expected to adversely impact the ability of Tyco to treat the merger as a pooling of interests. Tyco (PA) has agreed to use their best efforts to obtain from its independent public accountant an opinion with respect to the qualification of the merger for pooling of interests accounting treatment. AMP has agreed to use its best efforts to obtain from its independent public accountant an opinion with respect to AMP's ability to be a party to a pooling of interest transaction.

    DIRECTOR APPOINTMENT.


    Tyco has guaranteed Tyco (PA)'s covenant to use its best efforts, subject to applicable fiduciary obligations of the Tyco Board, to propose at the Tyco special general meeting to increase the size of the Tyco Board from eleven to twelve members and to nominate, and recommend that the Tyco shareholders elect, Robert Ripp, AMP's Chairman and Chief Executive Officer, to the Tyco Board.

CONDITIONS TO THE MERGER


    CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER.


    Each of Tyco (PA)'s and AMP's respective obligations to complete the merger are subject to the satisfaction at or prior to the consummation of the merger of the following conditions:


     1. EFFECTIVENESS OF REGISTRATION STATEMENT. The SEC shall not have issued any stop order suspending the effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, nor shall it have started or threatened any proceedings for that purpose or in respect of this Joint Proxy Statement/Prospectus;



     2. SHAREHOLDER APPROVAL. The AMP shareholders shall have approved and adopted the merger agreement and Tyco shareholders shall have approved the issuance of the Tyco common shares to be delivered in connection with the merger;



     3. ANTITRUST. All waiting periods applicable to the consummation of the merger under HSR Act have expired or terminated, and all necessary clearances and approvals for the merger under any non-U.S. anti-trust laws have been obtained (other than for clearances and approvals under any non-U.S. antitrust laws the failure to obtain would not be reasonably expected to have a material adverse effect on AMP, Tyco or Tyco's electrical and electronic component business);



     4. GOVERNMENTAL ACTIONS. No action or proceeding shall have been instituted, pending or threatened (or any investigation or other inquiry that is reasonably likely to result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign that is reasonably likely to result in an order, nor is any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction or other legal restraint in effect, which, in either case, prevents or seeks to prevent or limits or seeks to limit Tyco from exercising all material rights and privileges pertaining to its ownership of AMP following the merger or the ownership or operation by Tyco or any of its subsidiaries of all or a material portion of the business or assets of AMP or any of its subsidiaries following the merger, or compels or seeks to compel Tyco or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Tyco or any of its subsidiaries, as a result of the merger or the transactions contemplated by the merger agreement;



     5. ILLEGALITY. No statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the merger which makes the consummation of the merger illegal;



     6. TAX OPINIONS. AMP and Tyco (PA) receive written opinions of Skadden, Arps, Slate, Meagher & Flom LLP and PricewaterhouseCoopers LLP (Tyco's U.S. accountants), respectively, in form and substance reasonably satisfactory to them, with respect to the tax-free nature of the merger, as specified in the merger agreement; and



     7. OPINION OF ACCOUNTANT. Tyco (PA) receives the opinion of
PricewaterhouseCoopers (Tyco's Bermuda accountants) to the effect that the merger qualifies for pooling of interests accounting treatment.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF TYCO (PA) AND MERGER SUB.


    The obligations of Tyco (PA) and Merger Sub to complete the merger are also subject to the following conditions:


     1. REPRESENTATIONS AND WARRANTIES. Except as would not reasonably be expected to have a material adverse effect on AMP, the representations and warranties of AMP in the merger agreement shall be true and correct in all material respects on and as of the date of the consummation of the merger, with the same force and effect as if made on and as of the date of the consummation of the merger, and Tyco (PA) shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of AMP;



     2. AGREEMENTS AND COVENANTS. AMP has performed or complied in all material respects with all agreements and covenants required by the merger agreement, and Tyco (PA) and Merger Sub have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of AMP;



     3. CONSENTS OBTAINED. AMP has obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and shall have made all filings required by AMP for the authorization, execution and delivery of the merger agreement and the consummation by it of the merger except as would not reasonably be expected to have a material adverse effect on AMP;



     4. AFFILIATE AGREEMENTS. Tyco (PA) has received from each person who is identified as an "affiliate" of AMP an agreement to comply with restrictions on such affiliates pursuant to Rule 145 under the Securities Act and under the pooling of interests accounting treatment rules; and



     5. RIGHTS AGREEMENT. A Distribution Date (as defined in the AMP Rights Agreement) shall not have occurred under the AMP Rights Agreement.



    ADDITIONAL CONDITIONS TO OBLIGATION OF AMP.


    The obligation of AMP to complete the merger is also subject to the following conditions:


     1. REPRESENTATIONS AND WARRANTIES. Except as would not reasonably be expected to have a material adverse effect on Tyco (PA), the representations and warranties of Tyco (PA) contained in the merger agreement shall be true and correct in all material respects at and as of the consummation of the merger, with the same force and effect as if made on and as of the consummation of the merger, and AMP shall have received a certificate to such effect signed by the President or Chief Financial Officer of Tyco (PA);



     2. AGREEMENTS AND COVENANTS. Tyco (PA) and Merger Sub have performed or complied in all material respects with all agreements and covenants required by the merger agreement, and AMP has received a certificate to such effect signed by the President or Chief Financial Officer of Tyco (PA);



     3. CONSENTS OBTAINED. Subject to certain exceptions, Tyco (PA) has obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and shall have made all filings required for the authorization, execution and delivery of the merger agreement and the consummation by them of the transactions contemplated except as would not reasonably be expected to have a material adverse effect on Tyco (PA);



     4. LISTING. The NYSE authorizes for listing the Tyco common shares issuable in connection with the merger; and



     5. TYCO SHAREHOLDERS RIGHTS PLAN. A Distribution Date (as defined in the Tyco Shareholders Rights Plan) shall not have occurred under Tyco's Shareholders Rights Plan.

TERMINATION


    CONDITIONS TO TERMINATION.


    The merger agreement may be terminated at any time prior to the consummation of the merger, notwithstanding the approval and adoption by the AMP shareholders of the merger agreement and the approval of the Tyco shareholders of the issuance of the Tyco common shares to be delivered in connection with the merger:


     1. by mutual written consent duly authorized by the Boards of Directors of both AMP and Tyco (PA); or



     2. by either of Tyco (PA) or AMP, if the merger has not been consummated by July 31, 1999 (other than for reasons set forth in 4 below), PROVIDED, HOWEVER, that this right to terminate is not available to the party whose failure to fulfill its obligation under the merger agreement caused the merger not to be consummated before July 31, 1999; or



     3. by either of Tyco (PA) or AMP, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues a nonappealable final order, decree or ruling or takes any other action which permanently prohibits the merger; or



     4. by either of Tyco (PA) or AMP, if



       - the requisite vote of the shareholders of AMP shall not have been obtained by July 31, 1999 or if the AMP shareholders do not approve and adopt the merger agreement at the AMP special meeting; or



       - the requisite vote of the shareholders of Tyco shall not have been obtained by July 31, 1999 or the shareholders of Tyco do not approve the issuance of the Tyco common shares to be delivered in connection with the merger at the Tyco special general meeting; or



     5. by Tyco (PA), if, whether or not permitted to do so by the merger agreement, AMP or the AMP Board



       - withdraws or changes its approval or recommendation of the merger agreement or the merger in a manner adverse to Tyco (PA);



       - approves or recommends to the shareholders of AMP an Acquisition Proposal or Alternative Transaction;



       - approves or recommends that the AMP shareholders tender their shares in any tender offer or exchange offer that is an Alternative Transaction; or



       - takes any position or makes any disclosures required by law that has the effect of any of the foregoing; or



     6. by either of Tyco (PA) or AMP,



       - if any representation or warranty of the other party set forth in the merger agreement shall be untrue when made, or



       - upon a breach of any covenant or agreement set forth in the merger agreement by the other party, such that in either of the foregoing the conditions to the terminating party's obligation to complete the merger would not be satisfied, PROVIDED THAT, if such misrepresentation or breach is curable prior to July 31, 1999 and the party in breach exercises its reasonable best efforts to cure the same, the merger agreement may not be terminated under this clause while such party continues to exercise such efforts; or



     7. by Tyco (PA), if any representation or warranty of AMP shall have become untrue such that Tyco (PA)'s condition to its obligation to complete the merger would not be satisfied, or by AMP, if any representation or warranty of Tyco
(PA) shall have become untrue such that AMP's condition to its obligation to complete the merger would not be satisfied, in either case other than by reason of a breach of a covenant or agreement by the breaching party; PROVIDED THAT, if such representation or warranty is curable prior to July 31, 1999 and the breaching party exercises its reasonable best efforts or continues to exercise its reasonable best efforts to cure such representation or warranty, the merger agreement may not be terminated under this clause; or


     8. by Tyco (PA) prior to the time of the AMP special meeting if (x) the average stock price of Tyco common shares used to calculate the exchange ratio is less than $60.00 and (y) on or before the second trading day prior to the AMP special meeting, AMP has not agreed to an exchange ratio equal to 0.8500.



    FEES AND EXPENSES.


    Except as set forth below, each of Tyco (PA) or AMP will pay its own fees and expenses incurred in connection with the merger agreement and the merger, whether or not the merger is completed, provided that Tyco (PA) and AMP will share equally all filing fees and printing expenses incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus and the related Registration Statement.

    AMP will pay Tyco a fee of $300 million, and will pay Tyco's and Tyco (PA)'s actual, documented and reasonable out-of-pocket expenses relating to the merger of up to $30 million, upon the first to occur of any of the following events:


     1. the termination of the merger agreement for any reason, if at the time of such termination Tyco (PA) was entitled to terminate the merger agreement due to the failure of AMP to obtain by July 31, 1999 the requisite shareholder vote to approve the merger, or due to the failure of the AMP shareholders to approve and adopt the merger agreement at the AMP special meeting; PROVIDED, that such fee and expenses shall only be payable if prior to or during the AMP special meeting an Acquisition Proposal (other than the AlliedSignal proposal as it currently exists) is made directly to the AMP shareholders or otherwise becomes publicly known or a credible third party has announced a bona fide intention to make such an Acquisition Proposal; or



     2. the termination of the merger agreement for any reason, if at the time of such termination Tyco (PA) was entitled to terminate the merger agreement due to the AMP Board's withdrawal or change of its approval or recommendation of the merger, approval or recommendation of an Acquisition Proposal or Alternative Transaction or approval or recommendation to AMP shareholders to tender their shares in an Alternative Transaction; or



     3. the termination of the merger agreement for any reason, if at the time of such termination Tyco (PA) was entitled to terminate the merger agreement due to AMP's breach of a covenant or agreement or a representation or warranty of AMP becoming untrue; PROVIDED, that such fee and expenses shall only be payable if prior to such termination an Acquisition Proposal (other than the AlliedSignal proposal as it currently exists) is made directly to the AMP shareholders or otherwise becomes publicly known or a credible third party has announced a bona fide intention to make such an Acquisition Proposal; or



     4. during the one year period following termination of the merger agreement, AMP approves or recommends, or proposes to approve or recommend, an Acquisition Proposal, or redeem the rights under AMP's Rights Agreement or amend or waive any provision of AMP's Rights Agreement to facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or an Alternative Transaction shall be consummated, provided that at the time of such termination:


    - there was no material breach by Tyco (PA) of a covenant or agreement under the merger agreement,

    - if the Tyco special general meeting occurred prior to such termination, the Tyco shareholders had not declined to approve the issuance of the Tyco common shares, and

    - the merger agreement had not been terminated as a result of


        (1) a legal action permanently prohibiting the merger,


        (2) the failure of Tyco to obtain by July 31, 1999 the requisite shareholder vote to approve the issuance of the Tyco common shares to be delivered in connection with the merger,

        (3) the failure of the Tyco shareholders to approve such issuance at the Tyco special general meeting,

        (4) the Average Stock Price of Tyco common shares being less than $60.00 or

        (5) a Tyco (PA) breach of a representation, warranty, covenant or agreement under the merger agreement; or


     5. the merger agreement is terminated other than as a result of any of the events enumerated in (1) through (5) of the immediately preceding paragraph and, prior to such termination, the AMP shareholders elect as a majority of the AMP Board persons who:



    - are not Continuing Directors, as defined in the AMP Rights Agreement,


    - were not initially nominated by the incumbent directors, or

    - even if nominated by the incumbent directors, were proposed by or are affiliated with any third party that has made an Acquisition Proposal or who at the time of the AMP Board election publicly supported any Acquisition Proposal or Alternative Transaction.


AMP is required to pay to Tyco and Tyco (PA) their respective expenses relating to the merger, but in no event more than $30 million under circumstances where the $300 million fee is not payable, upon the first to occur of any of the following events:



     1. Upon a termination of the merger agreement by either party:



       - by mutual written consent,



       - due to the merger not being consummated by July 31, 1999 (provided that, at the time of termination, Tyco (PA) was entitled to terminate the merger agreement under such clause), or



       - as a result of a legal action permanently prohibiting the merger, or



     2. Upon a termination of the merger agreement by Tyco (PA)



       - due to the failure of AMP to obtain by July 31, 1999 the requisite shareholder vote to approve and adopt the merger agreement,



       - due to the failure of the AMP shareholders to approve and adopt the merger agreement at the AMP special meeting, or



       - as a result of a material breach by AMP of a covenant or agreement under the merger agreement.



    Upon termination of the merger agreement by AMP:


        1. due to the failure of Tyco to obtain by July 31, 1999 the requisite shareholder vote to approve the issuance of the Tyco common shares to be delivered in connection with the merger,

        2. due to the failure of the Tyco shareholders to approve such issuance at the special general meeting, or

        3. as a result of a material breach of a representation or warranty by Tyco (PA),

Tyco (PA) shall pay to AMP the expenses of AMP relating to the merger, but in no event more than $30 million.

    The fee and/or expenses are payable within one business day after a demand for payment following the occurrence of the event requiring such payment, PROVIDED that, in no event will a party be required to pay such fee and/or expenses to the other if, immediately prior to the termination of the merger agreement, the party to receive the fee and/or expenses was in material breach of its obligations under the merger agreement or, in the case of Tyco, its guarantee of Tyco (PA)'s obligations under the merger agreement.

    The fee payable under certain circumstances by AMP to Tyco, as well as the stock option agreement described below, is intended, among other things, to compensate Tyco for its costs, including lost opportunity costs, if certain actions or inactions by AMP or its shareholders lead to the abandonment of the merger. This may have the effect of increasing the likelihood of consummation of the merger in accordance with the terms of the merger agreement. The fee may also have the effect of discouraging persons from making an offer to acquire all of or a significant interest in AMP by increasing the cost of any such acquisition.

AMENDMENT AND WAIVER; PARTIES IN INTEREST

    Tyco (PA) and AMP may amend the merger agreement in writing by action taken by or on behalf of their respective Boards of Directors at any time prior to consummation of the merger, PROVIDED, HOWEVER, that after approval of the merger by the shareholders of AMP, the merger agreement cannot be amended without shareholder approval if shareholder approval of such amendment is required by law.

    At any time prior to consummation of the merger, either of Tyco (PA) and AMP may extend the time for the performance of any of the obligations or other acts by the other, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, or, to the extent allowed by law, waive compliance with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver will be valid if set forth in writing by the party or parties granting such extension or waiver.

    The merger agreement is binding upon and inures solely to the benefit of the parties thereto, and nothing in the merger agreement confers upon any other person any right, benefit or remedy, other than certain indemnification and insurance obligations of Tyco (PA) and AMP following consummation of the merger which are intended for the benefit of certain specified officers, directors and employees of AMP and may be enforced by such individuals, and other than AMP's obligation to pay fees and expenses to Tyco in certain circumstances.

STOCK OPTION AGREEMENT


    As an inducement to Tyco (PA) to enter into the merger agreement, AMP (as issuer) and Tyco (PA) (as grantee) entered into a stock option agreement, pursuant to which AMP granted Tyco (PA) an irrevocable option to purchase from AMP at any one time up to 43,500,000 shares of AMP common stock or a lesser amount of shares that is 19.9% of the outstanding AMP common stock at the time the option is exercised, subject to certain adjustments. On the date of the stock option agreement 43,500,000 AMP shares represented approximately 19.9% of the shares of AMP common stock outstanding. The exercise price of the option is $51.00 per share, subject to certain adjustments. The closing sale price of AMP common stock on the last trading day preceding the execution of the stock option agreement was $45.125 per share. Tyco (PA) may exercise the option only upon the occurrence of an event as a result of which Tyco becomes entitled under the merger agreement to the termination fee. The stock option agreement permits Tyco
(PA) to pay the exercise price in cash or with Tyco common shares.

    The option will terminate upon the earliest to occur of:



     1. the consummation of the merger,



     2. the termination of the merger agreement as a result of a legal action permanently prohibiting the merger,



       - the failure of Tyco to obtain by July 31, 1999 the requisite shareholder vote to approve the issuance of the Tyco common shares to be delivered in connection with the merger,



       - the failure of the Tyco shareholders to approve such issuance at the Tyco special general meeting,



       - the Average Stock Price of Tyco common shares being less than $60.00, or



       - a breach by Tyco of a representation, warranty, covenant or agreement under the merger agreement, and



     3. the earlier of (x) twelve months after the date on which the option becomes exercisable and (y) the third business day following the first anniversary of termination of the merger agreement, but in no event, in the case of clause 3, sooner than May 26, 2000.



    The option agreement provides Tyco (PA) with a cash-out-right which would allow Tyco (PA) to receive cash in exchange for the cancellation of the option in an amount equal to the number of option shares specified by Tyco (PA) for cancellation, multiplied by the difference between (x) the average closing price per share of AMP common stock as reported on the NYSE Composite Transactions Tape for the ten NYSE trading days commencing on the NYSE trading day immediately preceding the date of Tyco (PA)'s election to exercise the cash-out right and (y) the exercise price of the option. This right is subject to the limitation that in no event can Tyco (PA) receive under the stock option agreement more than $301 million minus any amount of the termination fee actually received by Tyco pursuant to the terms of the merger agreement.


    The stock option agreement also contains provisions governing the procedure for exercise of the option and payment for the shares purchased upon such exercise and other provisions that adjust the number of shares and the exercise price therefor upon the occurrence of certain changes to the capital structure of AMP or certain other events or transactions.

    Finally, the stock option agreement contains provisions granting Tyco (PA) demand registration rights with respect to the shares of AMP common stock received upon exercise of the option, and granting AMP demand registration rights with respect to the Tyco common shares, if any, received from Tyco (PA) as payment of the exercise price of the option.

GUARANTEES

    Tyco has fully and unconditionally guaranteed (including as applicable, the full and timely performance of) each and every representation, warranty, covenant, agreement or other obligation of Tyco (PA) and Merger Sub under the merger agreement.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

TYCO

    Tyco common shares are listed and traded on the NYSE, the London Stock Exchange and the Bermuda Stock Exchange. The following table sets forth the high and low sales prices per Tyco common share, as reported in the NYSE Composite Transaction Tape, and the dividends paid on such shares, for the quarterly periods presented below. THE PRICES PER TYCO COMMON SHARE LISTED IN THE TABLE FOR PERIODS PRIOR TO JULY 2, 1997, THE DATE OF FORMER TYCO'S MERGER WITH ADT, ARE FOR COMMON SHARES OF ADT. The price and dividends for the Tyco common shares have been restated to reflect the 0.48133 reverse stock split related to the ADT merger and a two-for-one stock split effected in the form of a stock dividend which was distributed October 22, 1997. Although Tyco's fiscal year end is September 30, the information is presented on a calendar year basis.


                                                            TYCO COMMON SHARES
                                                          ----------------------
                                                                                    DIVIDENDS
                                                             HIGH        LOW      PER SHARE(1)
                                                          ----------  ----------  -------------
1996:
  First quarter.........................................  $  18.6982  $  14.5430           --
  Second quarter........................................     20.2564     16.8803           --
  Third quarter.........................................     25.7100     16.4908           --
  Fourth quarter........................................     24.3466     19.0877           --

1997(1):
  First quarter.........................................  $  28.6965  $  22.0743           --
  Second quarter........................................     35.4487     25.4503           --
  Third quarter.........................................     43.0000     34.4099    $   0.025
  Fourth quarter........................................     45.5000     34.0000        0.025

1998:
  First quarter.........................................  $  57.4375  $  42.3750    $   0.025
  Second quarter........................................     63.0625     51.4375        0.025
  Third quarter.........................................     69.0000     50.0000        0.025
  Fourth quarter........................................     79.1875     40.3125        0.025

1999:
  First Quarter (through         , 1999)................


------------------------

(1) Tyco has paid a quarterly cash dividend of $0.025 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. ADT had not paid any dividends on its common shares since 1992. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 per share of common stock since January 1992.


    See "Comparative Market Value Information" on page 13 for recent Tyco common share price information. Shareholders are urged to obtain current market quotations. See also "Risk Factors--AMP SHAREHOLDERS COULD END UP WITH LESS THAN $51.00 WORTH OF TYCO STOCK PER SHARE OF AMP COMMON STOCK" on page 5.


    Under the terms of the merger agreement, other than in respect of its regularly scheduled quarterly dividend of $0.025 per Tyco common share, Tyco is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the merger agreement until the earlier of the termination of the merger agreement and the consummation of the merger. The payment of dividends by Tyco in the future will be determined by the Tyco Board and will depend on business conditions, Tyco's financial condition and earnings and other factors.

AMP

    AMP common stock is listed and traded on the NYSE. The following table sets forth the high and low sales prices per share of AMP common stock as reported in the NYSE Composite Transaction Tape, and the dividends paid on such AMP common stock, for the quarterly calendar periods presented below.


                                                             HIGH        LOW       DIVIDENDS
                                                          ----------  ----------  ------------
                                                                    AMP COMMON STOCK
                                                          ------------------------------------
1996:
  First quarter.........................................  $  44.7500  $  36.3750   $   0.2500
  Second quarter........................................     46.1250     39.0000       0.2500
  Third quarter.........................................     41.7500     36.1250       0.2500
  Fourth quarter........................................     39.8750     32.8750       0.2500

1997:
  First quarter.........................................  $  43.0000  $  33.8750   $   0.2600
  Second quarter........................................     43.1250     33.1250       0.2600
  Third quarter.........................................     56.6875     41.7500       0.2600
  Fourth quarter........................................     54.2500     39.0625       0.2600

1998:
  First quarter.........................................  $  44.6875  $  36.6250   $   0.2700
  Second quarter........................................     44.1875     33.5000       0.2700
  Third quarter.........................................     43.0000     28.1250       0.2700
  Fourth quarter........................................     52.8750     34.3750       0.2700

1999:
  First Quarter (through           , 1999)..............



    See "Comparative Market Value Information" on page 13 for recent AMP common stock price information. Shareholders are urged to obtain current market quotations.


    Under the terms of the merger agreement, other than in respect of regular quarterly dividends of $0.27 per share of AMP common stock, AMP is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the merger agreement until the earlier of the termination of the merger agreement and the consummation of the merger.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The merger is to be accounted for in accordance with the pooling of interests method of accounting pursuant to APB Opinion No. 16. Accordingly, the accompanying unaudited pro forma combined condensed financial information gives effect to the transaction in accordance with the pooling of interests method of accounting. Pursuant to Rule 11-02 of Regulation S-X, the unaudited pro forma combined condensed financial information excludes the results of extraordinary items.


    The unaudited pro forma combined condensed financial information should be read in conjunction with (i) Tyco's audited consolidated financial statements, including the accounting policies and notes thereto, included in Tyco's Current Report on Form 8-K filed on December 10, 1998, (ii) AMP's audited consolidated financial statements, including the accounting policies and notes thereto, included in its annual report on Form 10-K for the year ended December 31, 1997, and (iii) AMP's unaudited consolidated financial statements and notes thereto included in its quarterly reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998. In September 1997, Tyco changed its fiscal year end from December 31 to September 30. AMP has a calendar year end. The historical results for the year ended September 30, 1998, the twelve months ended September 30, 1997 and the nine months ended September 30, 1997 have been combined using the actual results of Tyco and AMP for those periods. See "Where To Find More Information" on page i.


    The unaudited pro forma combined condensed financial information has been prepared in accordance with generally accepted accounting principles in the United States. These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The unaudited pro forma combined condensed results of operations are not necessarily indicative of future operating results.

    The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on September 30, 1998, combining the balance sheets of Tyco and AMP at September 30, 1998. The unaudited pro forma combined condensed statements of continuing operations give effect to the merger as if it had occurred on January 1, 1996.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
                            OF CONTINUING OPERATIONS

                    FOR THE YEAR ENDED SEPTEMBER 30, 1998(1)

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                        PRO FORMA    PRO FORMA
                                                                  TYCO        AMP      ADJUSTMENTS   COMBINED
                                                               ----------  ----------  -----------  -----------
Net sales....................................................  $ 13,537.2  $  5,536.6   $           $  19,073.8
Cost of sales................................................    (8,621.1)   (3,853.2)                (12,474.3)
Selling, general and administrative expenses.................    (3,198.4)   (1,097.7)                 (4,296.1)
Restructuring and other non-recurring charges(8).............       (92.5)     (164.4)                   (256.9)
                                                               ----------  ----------  -----------  -----------

Operating income.............................................     1,625.2       421.3                   2,046.5
Interest income(3)...........................................        38.9          --        23.7          62.6
Interest expense.............................................      (270.1)      (37.8)                   (307.9)
Other expenses, net(3).......................................          --       (74.7)      (23.7)        (98.4)
                                                               ----------  ----------  -----------  -----------

Income from continuing operations before income taxes........     1,394.0       308.8          --       1,702.8
Income taxes.................................................      (428.9)     (100.4)                   (529.3)
                                                               ----------  ----------  -----------  -----------

Income from continuing operations............................  $    965.1  $    208.4   $      --   $   1,173.5
                                                               ----------  ----------  -----------  -----------
                                                               ----------  ----------  -----------  -----------

Income per common share from continuing
  operations(2)(4):
  Basic......................................................  $     1.54  $     0.95               $      1.48
                                                               ----------  ----------               -----------
                                                               ----------  ----------               -----------
  Diluted....................................................  $     1.50  $     0.95               $      1.45
                                                               ----------  ----------               -----------
                                                               ----------  ----------               -----------

Weighted average number of common shares(2)(4):
  Basic......................................................       627.0       219.4                     794.0
                                                               ----------  ----------               -----------
                                                               ----------  ----------               -----------
  Diluted....................................................       647.0       220.3                     814.7
                                                               ----------  ----------               -----------
                                                               ----------  ----------               -----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
                            OF CONTINUING OPERATIONS

         FOR THE COMPARATIVE TWELVE MONTHS ENDED SEPTEMBER 30, 1997(1)

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                        PRO FORMA    PRO FORMA
                                                                  TYCO        AMP      ADJUSTMENTS   COMBINED
                                                               ----------  ----------  -----------  -----------
Net sales....................................................  $ 10,973.0  $  5,696.8   $           $  16,669.8
Cost of sales................................................    (7,099.5)   (3,979.6)                (11,079.1)
Selling, general and administrative expenses.................    (2,491.7)   (1,088.4)                 (3,580.1)
Merger, restructuring and other non-recurring charges(9).....    (1,185.2)      (98.0)                 (1,283.2)
Charge for the impairment of long-lived assets(9)............      (148.4)         --                    (148.4)
Write-off of purchased in-process research and
  development(9).............................................      (361.0)         --                    (361.0)
                                                               ----------  ----------  -----------  -----------

Operating (loss) income......................................      (312.8)      530.8                     218.0
Interest income(3)...........................................        43.8          --        17.1          60.9
Interest expense.............................................      (199.1)      (32.2)                   (231.3)
Other income (expenses), net(3)..............................       118.4       (69.9)      (17.1)         31.4
                                                               ----------  ----------  -----------  -----------

(Loss) income from continuing operations before income
  taxes......................................................      (349.7)      428.7          --          79.0
Income taxes.................................................      (248.1)     (138.4)                   (386.5)
                                                               ----------  ----------  -----------  -----------

(Loss) income from continuing operations.....................  $   (597.8) $    290.3   $      --   $    (307.5)
                                                               ----------  ----------  -----------  -----------
                                                               ----------  ----------  -----------  -----------

(Loss) income per common share from continuing
  operations(2)(4):
  Basic......................................................  $    (1.08) $     1.32               $     (0.43)
                                                               ----------  ----------               -----------
                                                               ----------  ----------               -----------
  Diluted....................................................  $    (1.08) $     1.32               $     (0.43)
                                                               ----------  ----------               -----------
                                                               ----------  ----------               -----------

Weighted average number of common shares(2)(4):
  Basic......................................................       562.3       219.7                     729.5
                                                               ----------  ----------               -----------
                                                               ----------  ----------               -----------
  Diluted....................................................       562.3       220.3                     729.5
                                                               ----------  ----------               -----------
                                                               ----------  ----------               -----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
                            OF CONTINUING OPERATIONS

    FOR THE TRANSITIONAL NINE MONTH FISCAL YEAR ENDED SEPTEMBER 30, 1997(1)

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                          PRO FORMA    PRO FORMA
                                                                   TYCO        AMP       ADJUSTMENTS    COMBINED
                                                                ----------  ----------  -------------  ----------
Net sales.....................................................  $  8,457.8  $  4,293.5    $            $ 12,751.3
Cost of sales.................................................    (5,455.2)   (2,921.1)                  (8,376.3)
Selling, general and administrative expenses..................    (1,921.3)     (828.6)                  (2,749.9)
Merger, restructuring and other non-recurring
  charges(9)..................................................      (947.9)         --                     (947.9)
Charge for the impairment of long-lived assets(9).............      (148.4)         --                     (148.4)
Write-off of purchased in-process research and
  development(9)..............................................      (361.0)         --                     (361.0)
                                                                ----------  ----------       ------    ----------
Operating (loss) income.......................................      (376.0)      543.8                      167.8
Interest income(3)............................................        31.2          --         12.6          43.8
Interest expense..............................................      (144.8)      (25.2)                    (170.0)
Other expenses, net(3)........................................          --       (29.4)       (12.6)        (42.0)
                                                                ----------  ----------       ------    ----------
(Loss) income from continuing operations before
  income taxes................................................      (489.6)      489.2           --          (0.4)
Income taxes..................................................      (208.1)     (159.0)                    (367.1)
                                                                ----------  ----------       ------    ----------
(Loss) income from continuing operations......................  $   (697.7) $    330.2    $      --    $   (367.5)
                                                                ----------  ----------       ------    ----------
                                                                ----------  ----------       ------    ----------
(Loss) income per common share from continuing
  operations(2)(4):
  Basic.......................................................  $    (1.23) $     1.50                 $    (0.50)
                                                                ----------  ----------                 ----------
                                                                ----------  ----------                 ----------
  Diluted.....................................................  $    (1.23) $     1.50                 $    (0.50)
                                                                ----------  ----------                 ----------
                                                                ----------  ----------                 ----------
Weighted average number of common shares(2)(4):
  Basic.......................................................       573.4       219.7                      740.6
                                                                ----------  ----------                 ----------
                                                                ----------  ----------                 ----------
  Diluted.....................................................       573.4       220.3                      740.6
                                                                ----------  ----------                 ----------
                                                                ----------  ----------                 ----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

              UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF
                             CONTINUING OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                          PRO FORMA    PRO FORMA
                                                                    TYCO        AMP      ADJUSTMENTS   COMBINED
                                                                 ----------  ----------  -----------  -----------
Net sales......................................................  $  9,216.4  $  5,468.0   $           $  14,684.4
Cost of sales..................................................    (5,935.8)   (3,834.3)                 (9,770.1)
Selling, general and administrative expenses...................    (2,157.9)   (1,033.0)                 (3,190.9)
Merger, restructuring and other non-recurring
  charges(10)..................................................      (246.1)      (98.0)                   (344.1)
Charge for the impairment of long-lived assets(10).............      (744.7)         --                    (744.7)
                                                                 ----------  ----------  -----------  -----------
Operating income...............................................       131.9       502.7                     634.6
Interest income(3).............................................        36.5          --        14.0          50.5
Interest expense...............................................      (207.3)      (31.2)                   (238.5)
Other income (expenses), net(3)................................       119.4       (33.2)      (14.0)         72.2
                                                                 ----------  ----------  -----------  -----------
Income from continuing operations before
  income taxes.................................................        80.5       438.3          --         518.8
Income taxes...................................................      (268.1)     (151.3)                   (419.4)
                                                                 ----------  ----------  -----------  -----------
(Loss) income from continuing operations.......................  $   (187.6) $    287.0   $      --   $      99.4
                                                                 ----------  ----------  -----------  -----------
                                                                 ----------  ----------  -----------  -----------
(Loss) income per common share from continuing
  operations(2)(4):
  Basic........................................................  $    (0.40) $     1.31               $      0.12
                                                                 ----------  ----------               -----------
                                                                 ----------  ----------               -----------
  Diluted......................................................  $    (0.40) $     1.31               $      0.11
                                                                 ----------  ----------               -----------
                                                                 ----------  ----------               -----------
Weighted average number of common shares(2)(4):
  Basic........................................................       521.6       219.2                     688.5
                                                                 ----------  ----------               -----------
                                                                 ----------  ----------               -----------
  Diluted......................................................       521.6       219.6                     700.4
                                                                 ----------  ----------               -----------
                                                                 ----------  ----------               -----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS

                             AT SEPTEMBER 30, 1998

                                 (IN MILLIONS)

                                                                                        PRO FORMA    PRO FORMA
                                                                  TYCO        AMP      ADJUSTMENTS    COMBINED
                                                               ----------  ----------  ------------  ----------
                                                    ASSETS
  Current assets:
  Cash and cash equivalents..................................  $    836.9  $    236.0   $            $  1,072.9
  Securities available for sale..............................      --             8.2                       8.2
  Accounts receivable, net...................................     2,418.5     1,059.9                   3,478.4
  Contracts in process.......................................       565.3      --                         565.3
  Inventories................................................     1,706.6       903.4                   2,610.0
  Deferred income taxes(3)...................................       646.3      --            148.7        795.0
  Prepaid expenses and other current assets(3)...............       316.3       254.9       (148.7)       422.5
                                                               ----------  ----------  ------------  ----------
      Total current assets...................................     6,489.9     2,462.4       --          8,952.3
                                                               ----------  ----------  ------------  ----------
  Property, plant and equipment, net.........................     4,159.4     1,944.9                   6,104.3
  Goodwill and other intangibles, net(3).....................     7,006.5      --             99.0      7,105.5
  Long-term investments(3)...................................       141.6      --             86.8        228.4
  Deferred income taxes......................................       296.7      --                         296.7
  Other assets(3)............................................       628.5       311.0       (185.8)       753.7
                                                               ----------  ----------  ------------  ----------
      Total assets...........................................  $ 18,722.6  $  4,718.3   $   --       $ 23,440.9
                                                               ----------  ----------  ------------  ----------
                                                               ----------  ----------  ------------  ----------

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
  Loans payable and current portion of long-term debt........  $    355.9  $    459.1   $            $    815.0
  Accounts payable...........................................     1,340.4       393.0                   1,733.4
  Accrued expenses and other current liabilities(3)(6).......     2,660.7       514.9        193.7      3,369.3
  Contracts in process-billings in excess of cost............       332.9      --                         332.9
  Deferred revenue...........................................       260.6      --                         260.6
  Income taxes payable(3)....................................       591.5      --            106.3        697.8
  Deferred income taxes......................................        12.5      --                          12.5
                                                               ----------  ----------  ------------  ----------
      Total current liabilities..............................     5,554.5     1,367.0        300.0      7,221.5
                                                               ----------  ----------  ------------  ----------
  Long-term debt.............................................     5,254.3       170.4                   5,424.7
  Other long-term liabilities(3).............................       631.8       363.0        (22.5)       972.3
  Deferred income taxes(3)...................................        82.4      --             22.5        104.9
                                                               ----------  ----------  ------------  ----------
      Total liabilities......................................    11,523.0     1,900.4        300.0     13,723.4
                                                               ----------  ----------  ------------  ----------
  Retained earnings(6).......................................       400.0     2,844.3       (300.0)     2,944.3
  Other shareholders' equity.................................     6,799.6       (26.4)                  6,773.2
                                                               ----------  ----------  ------------  ----------
      Total shareholders' equity.............................     7,199.6     2,817.9       (300.0)     9,717.5
                                                               ----------  ----------  ------------  ----------
        Total liabilities and shareholders' equity...........  $ 18,722.6  $  4,718.3   $   --       $ 23,440.9
                                                               ----------  ----------  ------------  ----------
                                                               ----------  ----------  ------------  ----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA

                    COMBINED CONDENSED FINANCIAL INFORMATION

 (1) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. AMP has a calendar year end. The historical results for the fiscal year ended September 30, 1998, the twelve months ended September 30, 1997 and the nine months ended September 30, 1997 have been combined using the actual results of Tyco and AMP for those periods.


 (2) The pro forma combined per share amounts are based on the combined weighted average number of Tyco common shares and AMP common stock outstanding for all periods presented based on AMP shareholders receiving 0.7612 of a Tyco common share for each share of AMP common stock held, which assumes Tyco's Average Stock Price is within the range from $67.00 to $73.50. The actual exchange ratio may be more or less than 0.7612. For example, based on an Average Stock Price of $76.00, the exchange ratio would be 0.7362. Assuming this ratio, pro forma combined income (loss) per common share on a diluted basis would be $1.46 for the fiscal year ended September 30, 1998, $(0.44) for the comparative twelve months ended September 30, 1997, $(0.51) for the nine months ended September 30, 1997 and $0.11 for the year ended December 31, 1996. Based on an Average Stock Price of $60.00, the exchange ratio would be 0.8500. Assuming this ratio, pro forma combined income (loss) per common share on a diluted basis would be $1.42 for the fiscal year ended September 30, 1998, $(0.42) for the comparative twelve months ended September 30, 1997, $(0.49) for the nine months ended September 30, 1997 and $0.11 for the year ended December 31, 1996.


 (3) Certain reclassifications, none of which affects income (loss) from continuing operations, have been made to the AMP statements of operations in the pro forma combined condensed statements of continuing operations to classify interest income on a consistent basis. The pro forma adjustments to the balance sheet were required to classify on a consistent basis goodwill and other intangibles, long-term investments, deferred income taxes and income taxes payable.

 (4) Basic loss per common share from continuing operations for Tyco, after deducting dividends on Tyco convertible preference shares, was based on adjusted loss from continuing operations available to common shareholders of $(607.5) million for the twelve months ended September 30, 1997, $(702.4) million for the nine months ended September 30, 1997, and ($207.4) million for the year ended December 31, 1996. There were no dividends on Tyco convertible preference shares in the fiscal year ended September 30, 1998.


     Diluted income per common share from continuing operations for Tyco, after adding Liquid Yield Option Notes ("LYONS") discount amortization, was based on adjusted income from continuing operations available to common shareholders of $972.3 million for the year ended September 30, 1998. The effects on diluted income per common share resulting from the assumed exchange of LYONS debt are anti-dilutive in 1997 and 1996.


 (5) There were no material transactions between Tyco and AMP during any of the periods presented.

 (6) Total transaction costs to be incurred by Tyco and AMP in connection with the merger are estimated to be approximately $300.0 million. These costs, related to legal, printing, accounting, financial advisory services and other expenses, will be charged against income upon consummation of the merger. These charges were not considered in the pro forma combined condensed statements of continuing operations.

 (7) A restructuring charge to operations is expected to be recognized in connection with the merger to reflect the combination of the two companies. Such charges, which have not yet been estimated, may include amounts with respect to the elimination of excess facilities, the write-off of

                          NOTES TO UNAUDITED PRO FORMA
     certain goodwill and fixed assets, severance costs and the satisfaction of certain liabilities. The effects of these costs have not been reflected in the pro forma combined condensed financial information.


 (8) During the fiscal year ended September 30, 1998, Tyco recorded certain charges of $80.5 million and restructuring charges of $12.0 million related to the operations of US Surgical. During the year ended September 30, 1998, AMP recorded restructuring charges of $185.8 million in connection with its profit improvement plan. In addition, AMP recorded a credit of $21.4 million to restructuring charges during the year ended September 30, 1998, related to the execution of its 1996 restructuring plans.



 (9) During the twelve months ended September 30, 1997, Tyco recorded $917.8 million of merger and transaction costs, restructuring and integration costs related to the mergers with Former Tyco, Keystone and INBRAND, $148.4 related to the impairment of long-lived assets, $361.0 million for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp., $237.3 million related to restructuring charges in ADT's electronic security services business and $30.1 million of restructuring and other non-recurring charges related to the operations of US Surgical. During the twelve months ended September 30, 1997, AMP recorded restructuring charges of $98.0 million in connection with its decision to exit certain product lines, manufacturing operations and investments.



 (10) During the year ended December 31, 1996, Tyco recorded charges of $744.7 million related to the impairment of long-lived assets, $237.3 million related to restructuring and other non-recurring items in ADT's electronic security services operations and $8.8 million of transaction costs in connection with ADT's acquisition of Automated Security (Holdings) plc. During the year ended December 31, 1996, AMP recorded $98.0 million of restructuring charges (see (9) above).

                               BUSINESSES OF TYCO

    Tyco is a diversified manufacturing and service company that, through its subsidiaries:

    - designs, manufactures and distributes electrical and electronic components, and designs, manufactures, installs and services undersea cable communication systems;

    - designs, manufactures and distributes disposable medical supplies and other specialty products, and conducts vehicle auctions and related services;

    - designs, manufactures, installs and services fire detection and suppression systems, and installs, monitors and maintains electronic security systems; and

    - designs, manufactures and distributes flow control products;

    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.


    On July 2, 1997, a wholly-owned subsidiary of what was formerly called ADT Limited merged with Tyco International Ltd., a Massachusetts corporation. Upon consummation of the merger ADT, the continuing public company, changed its name to Tyco International Ltd. and the Massachusetts corporation changed its name to Tyco International (US) Inc.


    Tyco reviews acquisition opportunities in the ordinary course of its business, some of which may be material and some of which are currently under investigation, discussion or negotiation. There can be no assurance that any of such acquisitions will be consummated.

                      ELECTRICAL AND ELECTRONIC COMPONENTS

    The principal divisions of the Electrical and Electronic Components group and their businesses are:

TYCO SUBMARINE SYSTEMS --             designs, manufactures, installs and services undersea
                                      communications cable systems.

ALLIED ELECTRICAL CONDUIT --          manufactures and distributes electrical conduit and related components used in commercial electrical installations.

TYCO PRINTED CIRCUIT GROUP --         manufactures printed circuit boards and assembles backplanes for the electronics industry.

TYCO SUBMARINE SYSTEMS


    Tyco Submarine Systems Ltd. ("TSSL"), which includes Tyco's Simplex Technologies business and the submarine systems business acquired from AT&T Corp. in July 1997, is the world's only fully-integrated source for the design, engineering, manufacturing, installation and servicing of undersea cable communication systems. TSSL designs and builds long haul cable systems which can provide 20 gigabytes per second of capacity over 10,000 kilometers, as well as short haul systems which allow for even greater circuit capacity and reduced transmission costs, over cable systems of several hundred kilometers. TSSL has designed, manufactured and installed approximately 265,000 kilometers of undersea optical cable.

    TSSL also operates one of the world's largest fleet of ships designed to install and service undersea fiber optic transmission systems. These ships lay cable, perform upgrades and repairs, monitor transmission quality and perform system tests. TSSL also uses a variety of other undersea tools, including robotic vehicles for undersea cable burial and retrieval operations.

    Simplex Technologies has been the primary supplier of cable and cable assemblies to the United States Navy for use in data-gathering systems for more than thirty years. It also manufactures underwater electric power cable and optical ground wire for use by power authorities and utilities, and electro-mechanical cable for unique field operations. In September 1996, Tyco acquired the Rochester Corporation which manufactures wire rope, wirelines, electro-optical products and subsea products.

    TSSL competes on a worldwide basis primarily against two other entities:
Alcatel-Alsthom, headquartered in France, and KDD, located in Japan. Alcatel, like TSSL, is vertically integrated and produces its own cable, whereas KDD utilizes a Japanese cable manufacturer.

ALLIED ELECTRICAL CONDUIT

    Allied's Electrical Conduit division is one of the leading producers of steel electrical conduit in the United States. Electrical conduit is galvanized steel tubing designed to contain current-carrying electrical wires both inside and outside building structures. The conduit also serves as an electrical ground, which ensures proper operation of circuit interrupters, and provides a channel into which additional wires can be inserted as requirements change. The division manufactures a full line of electrical conduit as well as metal framing and other products.

    The division's electrical conduit and related products are sold to wholesale electrical distributors through Allied's distribution facilities by an internal sales force and a network of commissioned sales agents. The division competes for the sale of electrical products primarily with several other large United States manufacturers. Competition in the electrical conduit industry is primarily based upon price, quality, delivery and breadth of product line.

TYCO PRINTED CIRCUIT GROUP

    Tyco Printed Circuit Group ("TPCG") is one of the largest independent manufacturers of complex multi-layered printed circuit boards and backplane assemblers in the United States. Printed circuit boards are used in the electronics industry to mount and interconnect components to create electronic systems. They are categorized by the number of layers and can be single-sided, double-sided or multi-layer. In general, single and double-sided boards are less advanced. Multi-layer boards provide greater interconnection density while decreasing the number of separate printed circuit boards which are required to accommodate powerful and sophisticated components. Backplanes assemblies are comprised of printed circuit boards, connectors and other electronic components, and they serve as an electrical and mechanical interconnect device.

    TPCG manufactures double-sided and multi-layer boards, including highly sophisticated precision tooled, custom laminated boards with layer counts up to
68. TPCG also produces sophisticated flexible-rigid circuit boards for use in commercial, aerospace and military applications. TPCG's backplane facilities produce soldered, press-fit and surface mount backplane assemblies. In addition, these facilities also provide turnkey manufacturing services including full "box build" products. Printed circuit boards and backplane products are manufactured on a job order basis to the customers' design specifications. The majority of sales are derived from high-density multi-layer boards.

    TPCG markets its products mainly through a direct sales force, and to a lesser extent, through a network of independent manufacturers' representatives. Customers are generally original equipment manufacturers and contract manufacturers in the communications, computer, aircraft, military and other industrial and consumer electronics industries. Tyco competes with several large independent and

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captive companies that manufacture printed circuit board products primarily in the United States. Competition is on the basis of quality, reliability, price and timeliness of delivery. Tyco believes that fewer competitors manufacture the more complex, high-density double-sided and multi-layer printed circuit board products.

                       DISPOSABLE AND SPECIALTY PRODUCTS

    The principal divisions in the Disposable and Specialty Products group and their businesses are:


TYCO HEALTHCARE GROUP --                   manufactures and distributes medical supplies, disposable
                                           medical products, personal absorbent products and other
                                           products.

ADT AUTOMOTIVE --                          the second largest provider of vehicle auction services in the United States.

TYCO PLASTICS AND ADHESIVES --             manufactures polyethylene films and packaging, industrial and consumer plastic products, molded plastic garment hangers, laminated and coated products and adhesive products and
                                           tapes.


TYCO HEALTHCARE GROUP

    Prior to the October 1998 acquisition of US Surgical, the Tyco Healthcare Group was called Kendall International and was comprised of four business units:
Kendall Healthcare, Kendall International, Sherwood-Davis & Geck and Ludlow Technical Products. The Tyco Healthcare Group is now comprised of three primary units: The Kendall Company (which includes Kendall Healthcare, Kendall International and Ludlow), Sherwood-Davis & Geck and the newly acquired US Surgical. In each of its business units, Tyco Healthcare competes with numerous companies, including a number of larger, well-established companies. Tyco Healthcare relies on its reputation for quality and dependable service, together with its low-cost manufacturing and innovative products, to compete in its markets.

    THE KENDALL COMPANY

    The Kendall Company manufactures and markets worldwide a broad range of wound care, needles, syringes, electrodes, specialized paper and film, vascular therapy, urological care, incontinence care, anaesthetic care and other nursing care products to hospitals and to alternate site healthcare customers. Its Kendall Healthcare division, which operates throughout the United States and Canada, is the industry leader in gauze products with its Kerlix-Registered Trademark- and Curity-Registered Trademark- brand dressings. Kendall Healthcare's other core product category consists of its vascular therapy products, principally anti-embolism stockings, marketed under the T.E.D.-Registered Trademark- brand name, sequential pneumatic compression devices sold under the SCD-Registered Trademark- brand name and a venous plexus foot pump. Kendall Healthcare pioneered the pneumatic compression form of treatment and continues to be the dominant participant in the pneumatic compression and elastic stocking segments of the vascular therapy market.

    Kendall Healthcare is also an industry leader in the adult incontinence market serving the acute care, long-term care and retail markets. It offers a complete line of disposable adult briefs, underpads, baby diapers and other related products.

    Through Ludlow, The Kendall Company manufactures and sells a variety of disposable medical products, specialized paper and film products. Ludlow's products include medical electrodes and gels for monitoring and diagnostic tests and hydrogel wound care products. These products are used primarily in critical care, physical therapy and rehabilitative departments in hospitals. Ludlow also produces

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
adhesive tapes used for business forms and in printing applications, high quality facsimile paper and recording chart papers for medical and industrial instrumentation.

    The Kendall Company distributes its products in the United States and Canada through its own sales force and through a network of more than 250 independent distributors. The sales force is divided into five groups: vascular therapy products, medical and surgical products, alternate site markets, Ludlow and Confab, which markets incontinence and feminine hygiene products through food and drug chains throughout North America.

    The Kendall Company's Kendall International division is responsible for the manufacturing, marketing, distribution and export of Kendall products worldwide. Kendall International markets directly to hospitals and medical professionals, as well as through independent distributors. Its operations are organized primarily into three geographic regions: Europe, Latin America and the Far East, although the mix of product lines offered varies from country to country.

    SHERWOOD-DAVIS & GECK

    The acquisition of Sherwood-Davis & Geck in February 1998 has made the Tyco Healthcare Group one of the largest manufacturers of disposable medical products in the world. The Sherwood-Davis unit manufactures and distributes medical and surgical devices such as catheters, needles and syringes, sutures, thermometers and other specialized disposable medical products. Its core brands of Monject-Registered Trademark- syringes and Kangaroo-Registered Trademark-feeding pumps are recognized throughout the industry. Sherwood-Davis & Geck distributes its products worldwide through its own sales force and independent distributors.

    UNITED STATES SURGICAL CORPORATION

    On October 1, 1998, Tyco completed its acquisition of US Surgical. US Surgical, develops, manufactures and markets a line of surgical wound closure products and other advanced surgical products to hospitals throughout the world. Its products include surgical staplers, sutures, disposable laparoscopic instrumentation and numerous other products in various surgical and medical specialties including spine surgery; vascular and cardiovascular surgery; interventional cardiology; urology; and breastcare. Through its Valleylab division, US Surgical is a leading manufacturer and marketer of electrosurgical and ultrasound surgical products.

ADT AUTOMOTIVE

    ADT Automotive operates a network of 28 large modern auction centers in the United States, providing an organized wholesale marketplace for the sale and purchase of used vehicles. A substantial majority of the vehicles sold at ADT Automotive auctions are passenger cars and light trucks. Other vehicles sold consist of heavy trucks and industrial vehicles. Sales of vehicles from specific market sources are held on a regularly scheduled basis and additional specialized sales are scheduled as necessary. ADT Automotive operates almost exclusively in the wholesale marketplace and, in general, the public is not permitted to attend its auctions. It acts solely as an agent in auction transactions and does not purchase vehicles for its own account.

    The principal sources of vehicles for sale at auction are consignments by new and used vehicle dealers, vehicle manufacturers, corporate owners of vehicles such as fleet operators, rental companies, leasing companies, banks and other financial institutions, manufacturers' credit subsidiaries and government agencies. The vehicles consigned by dealers consist of vehicles of all types and ages and include vehicles that have been traded in against new car sales. Vehicles consigned by corporate and financial owners include both repossessed and off-lease vehicles and, as a result, are normally in the range of one to four years old. The principal purchasers of vehicles at auction are new and used vehicle dealers and distributors.

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
    In addition to the sale process, ADT Automotive provides a comprehensive range of vehicle redistribution services including transportation, reconditioning, title transfer assistance, vehicle repossession and fleet management services. Vehicle reconditioning is carried out on-site and principally consists of appearance reconditioning and paint and body work to bring vehicles up to retail ready condition. ADT Automotive also performs more extensive body work services including body panel painting and repair of minor collision damage. In addition, ADT Automotive provides reconditioning services for vehicles other than those going through the auction process, principally for fleet owners and insurance companies.

    ADT Automotive competes with two other significant auction chains and a large number of independently owned local auctions which are members of the National Auto Auction Association. Competition is based primarily on price in relation to the quality and range of services offered to sellers and buyers of vehicles and on ease of accessibility of auction locations.

TYCO PLASTICS AND ADHESIVES

    Tyco Plastics and Adhesives consists of Armin Plastics, Carlisle Plastics, A&E Products, Tyco Adhesives and Ludlow Coated Products.

    ARMIN

    Armin manufactures polyethylene film and packaging products in a wide range of size, gauge, construction strength, stretch capacity, clarity and color. In the process, Armin extrudes low density, high density and linear low density polyethylene film from resin purchased in pellet form, incorporating such additives as coloring, slip and anti-block chemicals. Armin's products include plastic supermarket packaging, greenhouse sheeting, shipping covers and liners and a variety of other packaging configurations for the aerospace, agricultural, automotive, construction, cosmetics, electronics, food processing, healthcare, pharmaceutical and shipping industries. Armin also manufactures a number of other polyethylene products such as reusable plastic pallets, transformer pads for electric utilities and a large variety of disposable gloves for the cosmetic, medical, food handling and pharmaceutical industries. Armin generates the majority of its sales through its own internal sales force and services more than 6,000 customers in the United States.

    Armin competes with a wide range of manufacturers, including some vertically integrated companies and companies that manufacture polyethylene resins for their own use. Armin competes in many market segments by emphasizing product innovation, specialization and customer service.

    CARLISLE

    Carlisle is a leading producer of industrial and consumer plastic products, including trash bags, flexible packaging and sheeting. Carlisle supplies plastic trash bags to mass merchants, grocery chains, and institutional customers primarily in North America. Carlisle manufactures Ruffies-Registered Trademark-, a national brand consumer trash bag, for mass merchants and other retail stores. Carlisle also provides heavy duty trash can liners for institutional customers, such as food service distributors, janitorial supply houses, restaurants, hotels and hospitals. In the consumer trash bag market, Carlisle competes primarily with two nationally advertised brands. Carlisle has historically concentrated on mass merchants as the primary market for its branded
Ruffies-Registered Trademark- trash bags, while the other major national brands are marketed primarily through food retailers.

    Film-Gard-Registered Trademark-, Carlisle's leading plastic sheeting product, is sold to consumers and professional contractors through do-it-yourself outlets, home improvement centers and hardware stores. A wide range of Film-Gard-Registered Trademark- products are sold for various uses, including painting, renovation, construction, landscaping and agriculture.

    A&E PRODUCTS

    A&E Products sells molded plastic garment hangers to garment manufacturers, national, regional and local retailers and mass merchants. Garment manufacturers put their products on A&E Products hangers before shipping to retail outlets. National retailers purchase customized hanger designs created and manufactured by A&E Products. Regional and local retailers buy standard A&E Products hanger lines for retail clothing displays. A&E Products also supplies mass merchants with consumer plastic hangers for sale to the general public.

    Carlisle and A&E Products operate in a competitive marketplace where success is dependent upon price, service and quality.

    TYCO ADHESIVES

    The Tyco Adhesives division, formerly known as Kendall-Polyken, manufactures and markets specialty adhesive products and tapes for industrial applications, including external corrosion protection tape products for oil, gas and water pipelines. Other industrial applications include tapes used in the automotive industry for wire harness wraps, sealing and other purposes, and tapes used in the aerospace and heating, ventilation and air conditioning (HVAC) industries. Tyco Adhesives also produces duct, foil, strapping, packaging and electrical tapes and spray adhesives for industrial and consumer markets worldwide and manufactures cloth and medical tapes for Kendall Healthcare and others. Tyco Adhesive's Betham division develops and markets pressure sensitive adhesives and coatings, principally for the automotive, medical and specialty markets.

    Tyco Adhesives generally markets its pipeline products directly, working with local manufacturers' representatives, international engineering and construction companies and the owners and operators of pipeline transportation facilities. Tyco Adhesives sells its other industrial products either directly to major end users or through diverse distribution channels, depending upon the industry being supplied.

    LUDLOW COATED PRODUCTS

    Ludlow Coated Products produces protective packaging and other materials made of coated or laminated combinations of paper, polyethylene and foil. Coated packaging materials provide barriers against grease, oil, light, heat, moisture, oxygen and other contaminants. The division produces structural coated and laminated products such as plastic coated kraft, linerboard and bleached boards for rigid urethane insulation panels, automotive components and wallboard panels. Other product applications include packaging for photographic film, frozen foods, health care products, electrical and metallic components, agricultural chemicals, cement and specialty resins.

    Ludlow markets its laminated and coated products through its own sales force and through independent manufacturers' representatives. Ludlow competes with many large manufacturers of laminated and coated products on the basis of price, service, marketing coverage and custom application engineering. There are various specialized competitors in different markets.

                           FIRE AND SECURITY SERVICES

    Tyco, through its subsidiaries, is the largest company in the world for the design, manufacture, installation and service of fire detection, suppression and sprinkler systems and is the world's largest provider of electronic security services.

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
FIRE PROTECTION CONTRACTING AND SERVICES

    Operating under several trade names including Grinnell, Wormald, Mather & Platt, Total Walther, O'Donnell Griffin and Tyco, Tyco designs, fabricates, installs and services automatic fire sprinkler systems, fire alarm and detection systems, special hazard suppression systems and security systems in buildings and other installations.

    Tyco's fire protection contracting and service business in North America operates through a network of offices in the United States, Canada, Mexico, Latin America and Puerto Rico. Tyco also operates worldwide through a network of offices in the United Kingdom, continental Europe, Saudi Arabia, the United Arab Emirates, Australia, New Zealand, Asia and South America.

    Tyco installs fire protection systems in both new and existing structures. Typically, the contracting businesses bid on contracts for fire protection installation which are let by owners, architects, construction engineers and mechanical or general contractors. In recent years, the business of retrofitting existing buildings has grown as a result of legislation mandating the installation of fire protection systems and also as a result of lower insurance premiums available in respect of structures with automatic sprinkler systems.

    The majority of the fire suppression systems installed by Tyco are water-based. However, Tyco is also the world's leading provider of custom designed special hazard fire protection systems which incorporate various specialized non-water agents such as foams, dry chemicals and gases. Systems using agents other than water are especially suited to fire protection in certain manufacturing, power generation, petrochemical, offshore oil exploration, transportation, telecommunications, mining and marine applications. Tyco holds exclusive manufacturing and distribution rights in several regions of the world for INERGEN-Registered Trademark- fire suppression products. INERGEN-Registered Trademark- is an alternative to the ozone depleting agent known as halon and consists of a mixture of three inert gases designed to effectively extinguish fires without polluting the environment or damaging costly equipment.

    In Australia, New Zealand and Asia, Tyco also installs electrical wire and related electrical equipment and provides specialized electrical contracting services, including applications for railroad and bridge construction, primarily through its O'Donnell Griffin division.

    Substantially all of the mechanical components (and, in North America, a high proportion of the pipe) used in the fire protection systems installed by Tyco are manufactured by Tyco. Tyco also has fabrication plants worldwide that cut, thread and weld pipe, which is then shipped with other prefabricated components to job sites for installation. Tyco has developed its own computer-aided design technology that reduces the time required to design systems for specific applications and coordinates the fabrication and delivery of system components.

    Tyco's fire protection contracting business employs both non-union and union employees in North America, Europe and Asia-Pacific. Many of the union employees are employed on an hourly basis for particular jobs. In North America, the largest number of union employees is represented by a number of local unions affiliated with the United Association of Plumbers and Pipefitters. In April 1994, following lengthy negotiations, contracts between Tyco's Grinnell Corporation subsidiary and a number of locals of the United Association were not renewed. Employees in those locations, representing 64 percent of those employees represented by the United Association unions, went on strike. Grinnell has continued to operate with former union members who have crossed over and with replacement workers. The labor action has not had, and is not expected to have, any material adverse effect on Tyco's business or results of operations.

    Generally, competition in the fire protection business varies by geographic location. In North America, Tyco competes with hundreds of smaller contractors on a regional or local basis for the installation of fire suppression and fire alarm and detection systems. Many of the regional and local competitors employ non-union labor. In Europe, Tyco competes with many regional or local contractors on a country by country basis. In Australia, New Zealand and Asia, Tyco competes with a few large fire protection contractors as well as with many smaller regional or local companies. Tyco competes for fire protection contracts primarily on the basis of price, service and quality.

ELECTRONIC SECURITY SERVICES

    Tyco provides electronic security services principally under the ADT trade name and also under other trade names including Modern, Thorn Security, Holmes Protection, CIPE, Zettler, Sonitrol, Securesys, Securiville and Armourguard Security. Services are provided in the United States, Canada, the United Kingdom, Spain, France, Belgium, Greece, The Netherlands, Germany, The Republic of Ireland, Malaysia, Singapore, Hong Kong, New Zealand and Australia.

    Electronically monitored security systems involve the installation and use on a customer's premises of devices designed to detect or react to various occurrences or conditions, such as intrusion, movement, fire, smoke, flooding, environmental conditions (including temperature or humidity variations), industrial operations (such as water, gas or steam pressure and process flow controls) or other hazards. These detection devices are connected to a microprocessor-based control panel which communicates through telephone lines to a monitoring center, often located at remote distances from the customer's premises, where alarm and supervisory signals are received and recorded. In most systems, control panels can identify the nature of the alarm and the areas within a building where the sensor was activated. Depending upon the type of service for which the subscriber has contracted, monitoring center personnel respond to alarms by relaying appropriate information to the local fire or police departments, notifying the customer or taking other appropriate action, such as dispatching employees to the customer's premises. In some instances, the customer may monitor the system at its own premises or the system may be connected to local fire or police departments.

    Thorn Security manufactures certain alarm, detection and activation devices and central monitoring station equipment which is both installed by Tyco's own units and sold to other installers of alarm and detection devices. Otherwise, Tyco does not manufacture the electronic security system components which it installs, although it does provide its own specifications to manufacturers for certain security system components and undertakes some final assembly work in respect of more sophisticated systems.

    Tyco provides electronic security services to both commercial and residential customers. Commercial customers include financial institutions, industrial and commercial businesses, facilities of federal, state and local government departments, defense installations, and health care and educational facilities. Residential electronic security services are provided primarily in North America. Customers are often prompted to purchase security systems by their insurance carriers, which may offer lower insurance premium rates if a security system is installed or require that a system be installed as a condition to coverage.

    Tyco's systems and products are tailored to customers' specific needs and include electronic monitoring services that provide intrusion and fire detection, as well as card or keypad activated access control systems and closed circuit television systems. Systems may be monitored by the customer at its premises or connected to one of Tyco's monitoring centers. In either case, Tyco usually provides support and maintenance through service contracts. Commercial and residential contracts are generally renewed after their initial terms. Contract discontinuances occur principally as a result of customer relocation or closure. Systems installed at commercial customers' premises may be owned by Tyco or by the customer. Tyco usually retains ownership of standard residential systems, but more sophisticated residential systems are usually purchased by the customer.

    Tyco markets its electronic security services to commercial and residential customers through a direct sales force and an authorized dealer network. Commercial customers which have multiple locations in North America are serviced by a separate national accounts sales force. Tyco also utilizes advertising, telemarketing and direct mail to market its services.

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
    The electronic security services business in North America is highly competitive, with a number of major firms and approximately 12,000 smaller regional and local companies. Tyco also competes with several national companies and several thousand regional and local companies in the United Kingdom, continental Europe, Asia, New Zealand and Australia. Competition is based primarily on price in relation to quality of service. Tyco believes that the quality of its services is higher than that of many of its competitors and, therefore, Tyco's prices may be higher than those charged by its competitors.

MANUFACTURING

    Tyco manufactures most of the components which are used in its own fire protection contracting business, as well as a variety of products for sale to other fire protection contractors. In North America, Tyco manufactures pipe and pipe fittings, fire hydrants, sprinkler heads and substantially all of the mechanical sprinkler components used in automatic fire suppression systems. In the United Kingdom, France, Germany and the Asia-Pacific region, Tyco manufactures and sells sprinkler heads, specialty valves, fire doors and electronic panels for use in fire detection systems. In Mexico, Tyco manufactures fire extinguishers, fire hose and related equipment.

    Tyco's Ansul subsidiary manufactures and sells various lines of dry chemical, liquid and gaseous portable fire extinguishers and related agents for industrial, government, commercial and consumer applications. Ansul also manufactures and sells special hazard fire suppression systems designed for use in restaurants, marine applications, mining applications, the petrochemical industry, confined industrial spaces and commercial spaces housing electronic and other delicate equipment. Ansul also manufactures spill control products designed to absorb, neutralize and solidify spills of various hazardous materials.

    Fire protection products are sold through Tyco's flow control products distribution network, discussed under "Flow Control Products" below, and through independent distributors.

FLOW CONTROL PRODUCTS

    Tyco, through its subsidiaries, manufactures and distributes flow control products in North America, Latin America, Europe, Asia and the Pacific region. Flow control products include pipe, fittings, valves, meters and related products which are used to transport, control and measure the flow of liquids and gases. The principal subsidiaries in the Flow Control Products group are Grinnell, Allied Tube & Conduit, Mueller Co. and Keystone. The group also includes a number of other specialized manufacturers of valves, fittings and couplings.

MANUFACTURING

    Tyco manufactures and distributes a wide range of flow control products, including pipe and pipe fittings, tubing, valves, meters, couplings, pipe hangers, strut and related components. These products are used in plumbing, heating, ventilation and air conditioning (HVAC) systems, mechanical contracting, power generation, manufacture of food and beverage products, water and gas utilities, wastewater treatment, oil and gas exploration, pulp and paper, petrochemical and numerous other industrial applications. Tyco also manufactures certain related products such as steel tubing, custom iron castings, malleable iron pipe fittings and fencing materials.

    Allied is the leading North American manufacturer of pipe and other tubular products. Allied manufactures a full line of steel pipe for the fire protection and construction industries and for commercial, residential and institutional markets. Its mechanical tube division offers steel tubing in a wide assortment of shapes and sizes for a variety of industrial and commercial applications. Allied's fence division is a leader in the manufacture of products for the residential, industrial and commercial fence markets. Allied also manufactures metal framing systems used in the construction, industrial and original equipment manufacturer markets. In November 1996, Tyco acquired Unistrut Europe, a manufacturer and distributor of metal framing, cable ladder and safety systems and, in January 1997, it acquired American Tube and Pipe Co., Inc., a manufacturer and distributor of steel pipe for the fire protection and fence markets and steel products for the housing market.

    Mueller, a manufacturer of water and gas distribution products, manufactures fire hydrants, iron butterfly and gate valves, service-line brass valves and fittings, gas valves and meter bars, water meters, backflow preventers and related products for sale to independent distributors and, to a lesser extent, directly to waterworks contractors, municipalities and gas companies throughout the United States and Canada.

    In August 1997, Tyco acquired Keystone, one of the world's leading manufacturers of valves and flow control products. Keystone operates on a worldwide basis through two groups, Industrial Valves and Controls and Engineered Products, manufacturing valves and other industrial products that control the flow of liquids, gases and fibrous and slurry materials.

    The Flow Control Products group, operating under several trade names including Grinnell, Mueller, Hersey, Keystone, Anderson-Greenwood, Yarway, Crosby Valve, Gimpel, Henry Pratt Co., James Jones Company, Edward Barber & Co., Neotecha, Belgicast, Hindle Cockburns, Charles Winn (Valves) Ltd., Sempell, Smith Valve, Anvil, Canvil and others, supplies a wide range of valves and flow control devices to the chemical, power, food and beverage, oil and gas, processing, water utility, wastewater treatment, power generation and other industries. Products are manufactured and assembled at facilities in the United States, Canada, The United Kingdom, France, Italy, Spain, Germany, The Netherlands, Switzerland, South Korea, China, India, Malaysia, Australia, New Zealand, Mexico, Brazil and Argentina.

DISTRIBUTION

    Tyco's Grinnell subsidiary sells flow control and fire protection products in North America through a distribution network of five regional distribution centers, strategically located in Georgia, Illinois, California, Pennsylvania and Texas, which support local branches' product needs and ship directly to customers. Each center stocks more than 8,500 products. Tyco's worldwide flow control operations stock and sell products through distribution centers in Europe, Australia, New Zealand, the Middle East and Asia. In Europe, Tyco distributes fire protection products, industrial valves and products for mechanical markets through warehouses located in The Netherlands, the United Kingdom, Germany, France, Italy, Spain and Scandinavia. Products are sold principally to fire protection contractors and in some instances to mechanical and industrial contractors and original equipment manufacturers. In Asia, the Pacific region and the Middle East, Tyco distributes fire protection and flow control products through warehouses located in Australia, New Zealand, Dubai and Singapore. Products are sold directly to fire protection and other contractors as well as to mechanical and industrial contractors and independent distributors. While distribution patterns vary, most centers stock an extensive line of valves, fittings, pipe and other products for fire protection systems, components for HVAC installations and water and gas distribution and specialized valves and piping for the chemical, food, power and beverage processing industries.

    Grinnell's North American distribution network competes with independent manufacturers' representatives and other manufacturers and, to a lesser extent, with local and regional supply houses all of which carry lines from other United States and non-United States manufacturers. Grinnell competes on the basis of price, the breadth of its product line, service and quality. Grinnell competes for the sale of gray iron pipe fittings, malleable and ductile iron fittings and other flow control products and fire protection sprinklers and devices principally with other United States producers as well as with non-

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United States manufacturers of fittings. Grinnell uses an internal sales force for the sale of certain other iron castings sold direct to original equipment manufacturers and other end users.

    Allied competes for the sale of steel pipe, which is sold through Grinnell's distribution network, with pipe from other United States and non-United States producers. Competition for the sale of pipe is based on price, service and breadth of product line. Fence and other specialized industrial tubing is sold to wholesalers, original equipment manufacturers and other distributors. Competition for the sale of fence products is principally from national and regional United States producers and to a lesser extent from non-United States companies on the basis of price, service and distribution. Allied competes with many small regional manufacturers for sales of specialized industrial tubing on the basis of price and breadth of product line.

    Mueller's water and natural gas distribution flow control products are sold through independent distributors, and, to a lesser extent, directly to utilities, municipalities and gas distribution companies. Certain of its gas distribution products are also sold through the Grinnell distribution network. Mueller competes for the sale of these products on the basis of product quality, service, price, breadth of product line and conformity with municipal codes and other engineering standards. Muller competes with several other manufacturers in the United States and Canada for the sale of iron and brass flow control devices for water and natural gas distribution systems.

    Keystone's products are sold both in the United States and internationally. Keystone has numerous competitors in these markets, which, in some instances, are divisions of larger corporations and, in some instances, are companies with limited product lines. Advanced technology, global presence, experienced personnel and price are the primary factors in competition.

ENVIRONMENTAL SERVICES

    Through its Earth Technology Corporation subsidiary, Tyco provides a broad range of environmental, consulting and engineering services. Earth Tech's principal services consist of full-spectrum environmental and hazardous waste management services. These include infrastructure design and construction services, facilities engineering and construction management services for institutional, civic, commercial and industrial clients, and contract operations and management services for water and wastewater treatment facilities operated by municipal and industrial clients.

    Earth Tech has a network of 40 offices located throughout North America. It competes with a number of national, regional and local companies on the basis of price and breadth and quality of services.

    In September 1998, Tyco acquired Rust Environmental and Infrastructure, Inc. from Waste Management, Inc. The operations of Rust Environmental are in the process of being combined with Earth Tech.

                                BUSINESS OF AMP


    AMP designs, manufactures and markets a broad range of electronic, electrical and electro-optic connection devices and an expanding number of interconnection systems and connector-intensive assemblies. AMP's products have potential uses wherever an electronic, electrical, computer or telecommunications system is involved, and are becoming increasingly critical as system speeds increase and devices are miniaturized. AMP's customers are as diverse as the products themselves, and include such differing types of accounts as original equipment manufacturers and their subcontractors, utilities, government agencies, distributors, value-added resellers, and customers who install, maintain and repair equipment. The industries covered by these accounts include automotive, power technology, personal computer, communications, and consumer/industrial. AMP markets its products worldwide primarily through its own direct sales force, but also through distributors and value-added resellers to respond to customer buying preferences. AMP has established facilities located in 53 countries to serve customers in the current and emerging markets throughout the world. AMP is positioning itself to be a market-driven, "GLOBE-ABLE" organization.


    AMP was incorporated in 1941 as a New Jersey corporation under the name Aircraft-Marine Products, Inc. At that time the focus of AMP's operations was the terminal business. In 1952 AMP established its first international operations, located in Canada and France. In 1956 AMP changed its name to AMP Incorporated and became publicly owned. During the 1960s and 1970s AMP expanded its focus to varying types of connectors, including those required in the computer industry. AMP reincorporated in Pennsylvania in 1989. The world leader in electronic/electrical connection devices and associated application tools and machines, over the past five years AMP has been diversifying into total interconnection systems, related components, and connector-intensive assemblies.

MARKETS

    AMP serves over 90,000 customers located in over 143 countries, covering many diverse markets.The business in which AMP is engaged is highly competitive. The number of competitors is estimated at over 1,600 worldwide, and AMP faces aggressive direct and indirect competition for all its products. The markets served by AMP have generally been growing as a whole in spite of increasing price erosion. Most of AMP's products involve technical competence in their development and manufacture. Generally speaking, AMP competes primarily by offering high-quality, technical products and associated application tooling, with an emphasis on product performance, timely delivery and service. AMP has experienced price pressures in its markets, particularly in the personal computer and cellular/ mobile phone markets. AMP's broad range of products, worldwide sales and marketing presence, and service innovations serve to differentiate AMP from its competitors and position AMP to become a supplier of choice to many customers as they reduce their supplier lists and seek global sourcing contracts.

PRODUCTS

    AMP manufactures and sells more than 800,000 parts in over 450 global product lines, including terminals; fiber-optic, printed circuit board and cable connectors and assemblies; connectorized printed circuit boards; cable and cabling systems; and related application tools and machines. Nearly 77% of AMP's business is in terminal and connector competency that encompasses electronic/electrical connection, switching and programming devices and associated application tools and machines. Included within this competency is a great variety of types and sizes. These product families generally involve the same or very similar basic technology, materials, production processes and marketing approaches. The common manufacturing capabilities, which have become core competencies of AMP, include connectivity technology, high speed precision metal stamping, precision metal plating, plastic molding and automated assembly of small metal and plastic parts. AMP sells some of its products in strip form or on reels which are applied by customers with special application machines and special tools. The balance of products and competencies include AMP's value-added and wireless businesses and pre-assembled devices and other products that do not require application tools or machines.

    Application tooling has been and remains an integral part of AMP's sales strategy and growth for many of AMP's products. AMP has provided thousands of application machines to customers on either a lease or purchase basis, and has sold millions of manual and power tools to customers, to apply AMP's products to wires, cables, printed circuit boards and flexible circuitry. In the past decade AMP has introduced more than 160 new types of machines and tools, ranging from hand tools for maintenance and repair to computer-controlled machines that make thousands of connections per hour and continuously monitor the quality of the connections as they are being made. AMP has always marketed products on the basis of total installed cost--not product price alone--and AMP's concentration on providing fast and reliable application methods should give AMP an advantage as concerns for productivity, quality and system performance continue to rise. Hundreds of field service engineers throughout the world install this applicating equipment, train customer personnel to operate, maintain and service it, and provide emergency service.

    In addition to the total installed cost approach to marketing product, a fundamental concept of AMP marketing is to seek early involvement in customer design activities. AMP has enhanced its capabilities in this approach in recent years by a unique consulting service through which AMP can computer simulate interconnection systems, thus reducing the time and costs associated with the design phase.

    While AMP seeks to widen its leadership in the terminal and connector product area, it is also steadily diversifying into total interconnection systems and higher value assemblies. This is increasing the potential markets being addressed by AMP from approximately $28 billion to around $78 billion. Part of this new breadth of potential business will come from cables, fiber-optic and electro-optical networking, and flexible circuitry based connectors that expand AMP's connector and interconnection technology. Another source for expansion is interconnection solutions, such as cable, board and panel assemblies, that are logically related to those connector and interconnection competencies. The final thrust toward new opportunities for growth addresses needs for home automation, microwave technologies, wireless communication, and networking/premise wiring hardware and related services.

    AMP is accomplishing this growth by new product development as well as by numerous small, strategic acquisitions, minority interest investments, joint ventures and other strategic alliances. Acquisitions provide technologies that are key to entering or enhancing AMP's participation in the respective markets and will form a cornerstone for AMP's expansion of its potential business. New products (representing products and product extensions introduced during the last five years) now comprise over 25% of current sales. Much of this growth, whether by new product development or acquisitions and alliances, focuses on the fastest growing sectors and major trends in the electronic and electrical markets--such as miniaturization, high speed circuitry, networking, wireless transmission, electro-optics, conversion to digital, software integration with hardware, and the convergence of computer and communications technologies.

OPERATIONS


    AMP is a global marketing, sales, engineering and manufacturing interconnection systems company with principal offices located in Pennsylvania. AMP maintains a strong local presence in the principal countries in which it operates through its traditional geographic organizations: the Americas; Asia/Pacific; and Europe/Middle East/Africa (EMEA). The geographic organizations manage the daily activities of terminal and connector manufacturing and regional and local sales and customer logistics.



    Strategic marketing and global account sales efforts are performed centrally for the automotive, communications, personal computer and consumer electronics industry markets. Strategic marketing for the end user, industrial machinery and instrumentation, appliance and aerospace markets is controlled centrally and executed, along with the related sales activities, by geographic sales organizations.



    Manufacturing responsibilities for the fiber, optoelectronics and wireless products are managed by the global industry business organization. Manufacturing responsibilities for terminal and connector and cable products are managed centrally by the global operations organization. AMP has been aggressively locating manufacturing and sales operations where customers' operations and local market opportunities coincide to make it a positive investment climate. Since 1990, AMP has either finalized plans for or actually started sales or manufacturing operations in India, Chile, China, Colombia, Greece, Hungary, the Philippines, Thailand, The Czech Republic, Poland, Turkey, Ireland, Israel, Russia, South Africa and Slovenia, and marketing activities have been extended into Indonesia, Vietnam, Pakistan, Croatia, Eastern Europe, Egypt, and the Middle East.


PRODUCT DEVELOPMENT

    AMP is committed to an ongoing program of new product development and a continual expansion of its technical capabilities. This broadening of products and capabilities is made possible through both internal development efforts and external strategic relationships such as acquisitions, minority equity investment positions, joint ventures, alliances, research contracts, teaming arrangements, licensing and the like with dozens of customers, suppliers, consortiums, universities and research institutes. In recent years an advanced development center has been established in Europe in addition to those already existing in the U.S. The global technology office works closely with the global business units and competencies and unifies AMP's technology resources, including over 6,000 engineers, scientists and technicians and support personnel.


    For additional information regarding the business of AMP, including other information on legal proceedings, refer to AMP's Form 10-K and the other filings of AMP with the Commission incorporated by reference. See "Where to Find More Information" on page i.


PROFIT IMPROVEMENT PLAN

    AMP's profit improvement plan, the first elements of which were announced in June 1998, reflects AMP's commitment to improve significantly its operating margins and financial performance. In particular, AMP expects the profit improvement plan to result in the elimination of costs and expenses of more than $350 million per year beginning in the year 2000 and generate an operating margin of at least 13.5% in 1999 and an operating margin of at least 16.5% in the year 2000. Following the merger, shareholders of Tyco, including AMP shareholders at the time of the merger, should benefit from implementation of the profit improvement plan.

    Key elements of the profit improvement plan include:

    - REDUCING COSTS THROUGH REDUCTIONS IN SUPPORT STAFF AND SUPPORT FUNCTIONS

          AMP has announced that it will reduce its support staff on a net basis (gross reductions less new hires) by at least 3,500 worldwide through a combination of early retirement, attrition and layoffs. As part of this program, AMP will outsource certain support activities to allow AMP to focus resources on core businesses and provide flexibility to respond to fluctuations in product demand. As of October 1, 1998, AMP has exceeded its objectives and identified in excess of 3,800 support staff reductions worldwide. Approximately 1,500 of the support staff reductions are from international subsidiaries. In addition, AMP has reduced the number of its temporary and contract employees.

    - RESHAPING AMP'S MANUFACTURING INTO A "GLOBAL MANUFACTURING COMPETENCY" THROUGH PLANT CLOSINGS, CONSOLIDATIONS AND OTHER ACTIVITIES

          The streamlining and consolidation of the Terminal and Connector operation, which represents the majority of AMP's sales, have resulted in the closing of five plants in 1998. Additional sites have been announced for consolidation and/or closing, including AMP's manufacturing facilities in Harlow, Great Britain and in Hsin-Chu, Taiwan. Additionally, AMP is stepping up activities to support the fast growing marketplace outside the United States by shifting production closer to customers, thereby reducing transportation and other costs, and relying on simpler, manual operations in each region for high-volume, quick turnaround orders.


          During the fourth quarter of 1998, AMP recorded pre-tax restructuring charges of $189.6 million and other one-time charges of $38.4 million to complete the implementation of its profit improvement plan.


    - SIMPLIFYING AMP'S OPERATING STRUCTURE AND PROVIDING FOR GREATER ACCOUNTABILITY


          In August 1998, Robert Ripp was appointed Chairman and CEO of AMP with overall responsibility for implementing the profit improvement plan. Direct reports have been cut in half from 22 to 7, and each of a limited number of executives has been charged with the responsibility of achieving a specified portion of the expected cost savings.


    - AMP'S FOCUS ON CUSTOMER SERVICE AND PRICING POLICIES TO ENHANCE ITS COMPETITIVENESS IN THE MARKETPLACE AND RESPONSIVENESS TO CUSTOMER DEMANDS

          AMP has launched new customer-focused programs to make the ordering, pricing and delivery systems simpler and more responsive to customers. AMP will replicate these programs, which have begun in the United States, in other regions of the world. These include 24-hour customer service and shipment on more than 10,000 widely used part numbers, simplified pricing and a larger sales force to improve account coverage and presence at customer facilities.

    The profit improvement plan is designed to provide AMP with a more simplified, results-oriented structure focused on enhancing performance and creating value. AMP is committed to accelerating the implementation of, and enhancing the steps being taken in connection with, the profit improvement plan.

                      DESCRIPTION OF SHARE CAPITAL OF TYCO


    The summary of the terms of the share capital of Tyco set forth below does not purport to be complete and is qualified by reference to Tyco's Memorandum of Association and the Tyco Bye-Laws, which are incorporated by reference in this document and copies of will be sent to holders of AMP and Tyco shareholders upon request. See "Where To Find More Information" on page i.


AUTHORIZED SHARE CAPITAL


    Tyco's authorized share capital consists of 1,503,750,000 Tyco common shares and 125,000,000 preference shares. 15,000,000 preference shares have been designated as Series A Preference Shares and are reserved for issue upon
exercise of rights under Tyco's Shareholder Rights Plan. As of February   ,
1999, there were        Tyco common shares outstanding and no preference shares
outstanding. See "Tyco Capital Increase Proposal" on page 96 for a discussion of the proposal to increase Tyco's authorized share capital.


TYCO COMMON SHARES


    DIVIDENDS.


    The Tyco Board may declare dividends out of profits of Tyco available for that purpose as long as there are no reasonable grounds for believing that Tyco is, or after such dividend would be, unable to pay its liabilities as they become due or if the realizable value of Tyco's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Subject to such special rights as may be attached to any other shares in Tyco, all dividends are payable according to the amounts paid or credited as paid on Tyco common shares. Dividends are normally payable in U.S. dollars, but holders with a registered address in the United Kingdom and other countries outside the United States may receive payment in another currency. Any dividend which is unclaimed may be invested or otherwise made use of by the Tyco Board and after a period of 12 years is forfeited and reverts to Tyco.


    VOTING RIGHTS.


    At any general meeting of Tyco, votes may be given in person or by proxy and each holder of Tyco common shares is entitled, on a show of hands, to one vote and, on a poll, to one vote for each Tyco common share held by him. The Tyco Bye-Laws require that any proxy must be a shareholder of Tyco. Under the Tyco Bye-Laws, two holders of Tyco common shares present, in person or by proxy, constitute a quorum at a general meeting.


    LIQUIDATION.


    On a liquidation of Tyco, holders of Tyco common shares are entitled to receive any assets remaining after the payment of Tyco's debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.


    SUSPENSION OF RIGHTS.



    In certain circumstances, the rights of a shareholder to vote and to receive any payment or income or capital in respect of a Tyco common share may be suspended. Those circumstances include failure to provide information about ownership of and other interests in Tyco common shares, if so required in accordance with the Tyco Bye-Laws. See "Comparison of Shareholder Rights" beginning on page 102.

    VARIATION OF RIGHTS.


    If at any time the share capital of Tyco is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of that class by a majority of three-fourths of such holders voting in person or by proxy.


    TRANSFERS.



    A Tyco common share may be transferred in any manner the Tyco Board may approve. The Tyco Board may require the transfer to be by an instrument signed by the transferor and, in the case of a partly paid share, also by the transferee. The instrument must be in writing in the usual common form or in any other form which the Tyco Board may approve and must be lodged at the office of the registrar of Tyco for registration. The Tyco Board may decline to register any transfer of shares on which Tyco has a lien, any transfer of shares not fully paid up to a transferee of whom they do not approve and any transfer of shares by a transferor or to a transferee on whom Tyco has duly served a notice under the provisions of the Tyco Bye-Laws referred to under "--Suspension of Rights" on page 94 above during a period of suspension of voting rights pursuant to those provisions.



    PREEMPTIVE RIGHTS.



    Tyco common shares do not have preemptive rights.


    GENERAL.

    The Tyco common shares to be issued pursuant to the merger will be duly authorized, validly issued, fully paid and non-assessable. All such shares will be in registered form.

    REGISTRAR AND TRANSFER AGENT.

    AS&K Services Limited is Tyco's Registrar. ChaseMellon Shareholder Services LLC is the transfer agent for Tyco common shares.

TYCO PREFERENCE SHARES


    Under the Tyco Bye-Laws, the Tyco Board, in its sole discretion, may designate, allot and issue one or more series of preference shares from the authorized and unissued preference shares. Subject to limitations imposed by law, Tyco's Memorandum of Association or Bye-Laws, the Tyco Board is empowered to determine the designation of, and the number of shares constituting, each series of preference shares, the dividend rate for each series, the terms and conditions of any voting and conversion rights for each series, the amounts payable on each series on redemption or return of capital and the preference and relative rights among each series of preference shares. At present, 15,000,000 preference shares have been designated as Series A Preference Shares and are reserved for issue upon exercise of the Rights under the Shareholder Rights Plan. For a description of the Shareholder Rights Plan, see "Comparison of Shareholder Rights--Shareholder Rights Plan" on page 113.


STOCK EXCHANGE LISTING

    The Tyco common shares are listed on the NYSE, the London Stock Exchange and the Bermuda Stock Exchange. It is a condition to the merger that the Tyco common shares to be delivered in connection with the merger are authorized for listing on the NYSE at or prior to the Effective Time, subject upon official notice of issuance. Application will be made in due course to list such shares on the London Stock Exchange and the Bermuda Stock Exchange.

         EXPANSION OF TYCO BOARD AND ELECTION OF TYCO DIRECTOR PROPOSAL

    The merger agreement provides that Tyco shareholders will be asked at the Tyco special general meeting to vote to increase the number of directors on the Tyco Board from eleven to twelve and elect Robert Ripp as a director of Tyco effective upon consummation of the merger.

    Unless otherwise specified in the form of proxy, the persons named in the form of proxy will vote the shares represented by each properly executed form of proxy to increase the size of the Tyco Board from 11 to 12 and to elect Robert Ripp as a director of Tyco, to serve until the next annual general meeting of Tyco. Mr. Ripp has agreed to stand for election and to serve as a director if elected.

    THE TYCO BOARD UNANIMOUSLY RECOMMENDS THAT TYCO SHAREHOLDERS VOTE FOR THE EXPANSION OF TYCO BOARD AND ELECTION OF TYCO DIRECTOR PROPOSAL.

INFORMATION CONCERNING NOMINEE


    Robert Ripp is 57 years of age and is currently a director of AMP. Mr. Ripp has been Chairman and Chief Executive Officer of AMP since August 1998, after serving as Executive Vice President, Global Businesses since January 1998. Mr. Ripp was Corporate Vice President and Chief Financial Officer of AMP from January 1995 to January 1998, after serving as Corporate Vice President, Finance since August 1994. Prior to this, Mr. Ripp held various positions at IBM Corporation from 1964 to 1993. He is also a director of ACE Limited, an insurance company.



                         TYCO CAPITAL INCREASE PROPOSAL



    At the Tyco special general meeting, Tyco shareholders will be asked to approve an increase in the authorized share capital of Tyco to $625,000,000 by creating an additional 996,250,000 Tyco common shares of the nominal value of US$0.20 each, thus increasing the number of authorized Tyco common shares from 1,503,750,000 to 2,500,000,000, to authorize the issue or other disposal by the Tyco Board of such shares and to amend consequentially the Bye-Laws of Tyco. The Tyco capital increase proposal is conditioned on the consummation of the merger. The merger is not conditioned on approval for the Tyco capital increase proposal, and Tyco has sufficient authorized but unissued shares for delivery in connection with the merger even if the Tyco capital increase proposal is not approved.


    The Tyco capital increase proposal contemplates the creation of an additional 996,250,000 Tyco common shares. The Tyco Board believes that as, a result of the large number of shares to be issued in connection with the merger, it is desirable to have available additional authorized Tyco common shares for future stock dividends, employee benefit plans, financings, acquisitions and other corporate purposes. The Tyco Board would have the discretion to issue the additional Tyco common shares from time to time for any corporate purpose without further action by shareholders, except as may be required by stock exchange rules, and without first offering such shares to shareholders. Tyco has no present plan to issue the new shares to be authorized.

    A schedule to Tyco's Bye-Laws currently sets forth particulars of Tyco's authorized share capital. As part of the capital increase proposal this schedule will be revised to reflect the increase in common shares, as set forth above.

    THE TYCO BOARD UNANIMOUSLY RECOMMENDS THAT TYCO SHAREHOLDERS VOTE FOR THE TYCO CAPITAL INCREASE PROPOSAL.

                       TYCO LTIP SHARE INCREASE PROPOSAL

    At the Tyco special general meeting, Tyco shareholders will also be asked to approve an increase in the number of Tyco common shares in respect of which grants may be made under the Tyco International Ltd. Long Term Incentive Plan
from 44 million to       . Presently, only          shares remain available for
grant under the plan. Tyco believes that the anticipated increase in the number of employees who may be eligible for grants under the plan as a result of the merger and other recent acquisitions makes it advisable to increase the number of Tyco common shares in respect of which awards may be made under the plan. If the merger does not occur, the increase will not become effective.


    The following summary of the plan assumes that the proposed increase in the shares under the plan becomes effective. The summary is qualified in its entirety by reference to the full text of the plan, a copy of which is attached as Annex E to this document.



    GENERAL.


    The plan provides for the grant of options, stock appreciation rights and other stock-based awards to officers, key employees and directors of Tyco and its subsidiaries. The plan is a discretionary plan, and, accordingly, it is not possible to presently determine the amount or form of any award which will be available for grant to any individual during the term of the plan. The maximum number of shares in respect of all awards which may be granted under the plan
during its term is     million shares. Options granted by companies acquired by
Tyco or its subsidiaries and assumed by Tyco may be administered under the plan but do not count toward the total number of Tyco common shares in respect of which grants may be made under the plan.

    The maximum number of Tyco common shares available for awards under the plan may be adjusted in the event of certain capital changes. Shares related to grants that are forfeited, terminated or cancelled become eligible for re-grant under the plan. No awards may be issued under the plan after June 30, 2007. The maximum number of Tyco common shares in respect of which awards may be made under the plan to any individual in a single year is six million shares.


    The following chart provides certain information as of           , 1999 with
respect to the number of Tyco common shares issued and available for issuance under the plan. This information assumes approval of the increase proposal.



      Number of Tyco common shares issued under the
        plan.......................................
                                                     ---------
      Number of Tyco common shares available for
        award under the plan.......................
                                                     ---------
      Number of Tyco common shares subject to
        outstanding stock options, not including
        stock options assumed by Tyco from acquired
        companies..................................
                                                     ---------
      Number of Tyco common shares subject to stock
        options assumed by Tyco from acquired
        companies..................................
                                                     ---------
      Estimated number of Tyco common shares to be
        subject to options assumed by Tyco from AMP
        upon consummation of the merger............
                                                     ---------
      Estimated total number of Tyco common shares
        subject to stock options upon consummation
        of the merger..............................
                                                     ---------

    The estimated total number of Tyco common shares issuable under stock
options represents approximately    percent of the Tyco common shares that will
be outstanding following the merger.



    The numbers above do not include       Tyco common shares in respect of
awards which have been granted under the Tyco International Ltd. Long Term
Incentive Plan II or       Tyco common shares in respect of awards which are
available for grant under this second long term incentive plan. The terms of the second plan are substantially similar to the terms of the original plan, except that it does not provide for incentive stock options and executive officers and directors are not eligible to participate in such plan. Shareholder approval of grants under the second plan is not required under NYSE rules. Tyco may determine to administer some or all of the AMP stock options assumed as a result of the merger under the second plan.



    PLAN ADMINISTRATION.


    The plan is administered by the Compensation Committee of the Tyco Board. Each member of the Tyco Compensation Committee is a "non-employee director," within the meaning of Rule 16b-3 promulgated under the Exchange Act, to the extent necessary to comply with that Rule. Under the terms of the plan, the Tyco Compensation Committee in its sole discretion may grant awards in such amounts and in such of the forms permitted by the plan as it deems appropriate. The permissible forms of awards under the plan are: stock options (both incentive stock options and other stock options); stock appreciation rights; performance awards; dividend equivalent rights; and other stock-based grants. The material terms and features of the various forms of awards are set forth below.


    INCENTIVE STOCK OPTIONS.


    These are stock options that are granted pursuant to the restrictions of
Section 422 of the U.S. Internal Revenue Code. Generally, incentive stock options may not be exercised more than ten years after the date they are granted and may not have an option price less than 100% of the fair market value of a Tyco common share on the date they are granted. Payment of the option price may be made in cash, Tyco common shares, other property or any combination thereof, as determined by the Tyco Compensation Committee.


    OTHER STOCK OPTIONS.


    These are options to purchase Tyco common shares under terms other than those applicable to incentive stock options. Such options shall have such terms and conditions as are established by the Tyco Compensation Committee, except that the exercise price for such options generally may not be less than the fair market value of a Tyco common share on the date of grant. If the award requires that the option be paid for by the recipient, or if a discounted exercise price is expressly granted in lieu of a reasonable amount of salary or bonus, the exercise price may be lower than the fair market value of a Tyco common share on the date of grant, but may in no event be less than 85% of such fair market value. Payment of the option price may be made in cash, Tyco common shares or any combination thereof, as determined by the Tyco Compensation Committee.


    STOCK APPRECIATION RIGHTS.


    These are rights to receive an amount equal to the appreciation of Tyco common shares over a grant price established at the time of award. The grant price generally may not be less than the fair market value of a Tyco common share on the date of grant, except that if the award requires that the stock appreciation right be paid for by the recipient, or if a discounted grant price is expressly granted in lieu of a reasonable amount of salary or bonus, the grant price may be established at not less than 85% of the fair market value of a Tyco common share on the date of grant. Stock appreciation rights shall have such other terms and conditions as are established by the Tyco Compensation Committee, may be granted in tandem with options or separately and may be terminated by the Tyco Compensation Committee.


    PERFORMANCE AWARDS.


    These are rights to receive amounts at a future date based upon the Tyco's performance during the period between the date of grant and such future date. Performance criteria with respect to which awards may be issued under the plan include stock price, market share, sales, earnings, earnings per share, earnings before income taxes, cash flow and return on equity. The amount of a performance award may be denominated or payable in cash, Tyco common shares or other securities or property.


    DIVIDEND EQUIVALENT RIGHTS.


    These are rights to receive payments equal to dividends paid on a number of Tyco common shares determined by the Tyco Compensation Committee. The Tyco Compensation Committee may provide that such payments will be deemed to have been reinvested in additional Tyco common shares or otherwise reinvested.


    OTHER STOCK-BASED GRANTS.


    These are awards based on, or related to, Tyco common shares that do not constitute any of the awards described above. Such awards shall have such terms and conditions as are established by the Tyco Compensation Committee.


    The number and type of shares with respect to which awards may be made under the plan, the number of Tyco common shares subject to outstanding options, the exercise price of options, and the grant price of stock appreciation rights may be adjusted by the Tyco Compensation Committee in the event of certain corporate transactions or events, including a stock dividend, recapitalization, subdivision, consolidation or reduction of capital, reorganization, merger, amalgamation, scheme of arrangement, split-up, spin-off or combination involving Tyco or a repurchase or exchange of Tyco shares or similar event. The Tyco Compensation Committee is also authorized to make certain adjustments;



    - to ensure comparability with the terms of any awards assumed in connection with a corporate acquisition,



    - to reflect certain unusual events such as changes in applicable law or accounting principles, or


    - in the event of a "change in control" of Tyco, as defined in the plan (including, in such event, accelerating the time of exercise or payment of awards under the plan).

    The Board may terminate or amend the plan, except that any such amendment shall require shareholder approval if (i) the amendment would increase the number of Tyco shares available for awards under the plan, or (ii) such shareholder approval is necessary to comply with applicable laws or regulatory requirements.

    TAX TREATMENT.

    The following is a brief summary of the U.S. federal income tax rules currently generally applicable to stock options granted under the plan. The grant of an incentive stock option will have no immediate tax consequences to the optionee or to Tyco. The exercise of an incentive stock option by the payment of cash to Tyco will generally have no immediate tax consequences to the optionee (except to the extent it is an adjustment in computing alternative minimum taxable income) or to Tyco. If an optionee holds the shares acquired pursuant to the exercise of an incentive stock option for the required holding period, the optionee generally will realize long-term capital gain or long-term capital loss upon a subsequent sale of the shares in the amount of the difference between the amount realized upon the sale and the purchase price of the shares (i.e., the exercise price). In such a case, no deduction will be allowable to Tyco in connection with the grant or exercise of the incentive stock option or the sale of Tyco common shares acquired pursuant to such exercise.

    If, however, an optionee disposes of the shares prior to the expiration of the required holding period (a "disqualifying disposition"), the optionee will recognize ordinary income (and Tyco will be entitled to a deduction) equal to the excess of the fair market value of the shares on the date of exercise (or the proceeds of the disposition, if less) over the exercise price. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock.

    The grant of a stock option other than an incentive stock option (a "non-qualified stock option") will have no immediate tax consequences to the optionee or to Tyco. Upon the exercise of a non-qualified stock option, the optionee will recognize ordinary income (and Tyco will be entitled to a deduction) in an amount equal to the excess of the fair market value of Tyco common shares on the date of the exercise of the option over the exercise price. The optionee's tax basis in the shares will be the exercise price plus the amount of ordinary income recognized by the optionee, and the optionee's holding period will commence on the date of exercise. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock. Other special rules may also apply to a participant who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

    Upon a subsequent sale of shares acquired pursuant to the exercise of a non-qualified stock option, any difference between the optionee's tax basis in the shares and the amount realized on the sale will be treated as long-term or short-term capital gain or loss, depending on the holding period of the shares.

    Certain limitations apply to Tyco's deduction of compensation payable to the person serving as its Chief Executive Officer or to any of its four other most highly compensated executives in office as of the end of the year in which such compensation would otherwise be deductible. In general, Tyco may not deduct compensation, other than "performance-based" compensation, payable to such an executive in excess of $1 million for any year. It is expected that most awards granted under the plan will qualify as performance-based compensation and hence will be fully deductible. Nonetheless, Tyco will weigh the benefits of compliance with Section 162(m) of the U.S. Internal Revenue Code against the burdens thereof, and reserves the right to pay compensation that may not be fully deductible if it is determined to be in Tyco's interest to do so.

    The following tables summarize the stock options currently outstanding under Tyco's long term incentive plans, showing the number of options and the range of exercise prices. Each such option will continue to vest according to the schedule applicable upon grant. (Most of the options vest in three equal installments commencing on the first anniversary of the date of grant.) The data shown for options outstanding reflect the number of Tyco common shares with respect to which options have been granted, without giving effect to the merger.

                                                                               OPTIONS        RANGE OF EXERCISE
                                                                           OUTSTANDING (1)          PRICES
                                                                           ---------------  ----------------------
L. Dennis Kozlowski......................................................

Jerry Boggess............................................................

Mark H. Swartz...........................................................

Neil R. Garvey...........................................................

Richard Meelia...........................................................

All Executive Officers...................................................

All employees other than Executive Officers..............................

Total options outstanding................................................

------------------------


(1) As of                   , 1999.


    Approval of the option shares increase proposal by Tyco shareholders is not required under the merger agreement and is not a condition to the merger. Whether or not the LTIP share increase proposal is approved or the merger is consummated, the existing Tyco stock options will remain outstanding in accordance with their terms.

    THE TYCO BOARD UNANIMOUSLY RECOMMENDS THAT TYCO SHAREHOLDERS VOTE FOR THE TYCO OPTION SHARES INCREASE PROPOSAL.

                        COMPARISON OF SHAREHOLDER RIGHTS


    The rights of Tyco shareholders are governed by Bermuda law, the Tyco Memorandum of Association and the Tyco Bye-Laws. The rights of AMP shareholders are governed by Pennsylvania law, the AMP Restated Articles of Incorporation and the AMP Bylaws. Upon consummation of the merger, Bermuda law, the Tyco Memorandum of Association and the Tyco Bye-Laws will govern the rights of AMP shareholders who become Tyco shareholders. The following is a summary of certain material differences between the current rights of AMP shareholders and those of Tyco shareholders following the merger.



    The following summary of shareholder rights is not intended to be complete, and it is qualified by reference to Bermuda law, Pennsylvania law, the Tyco Memorandum, the Tyco Bye-Laws, the AMP Restated Articles of Incorporation and the AMP Bylaws. Copies of the Tyco Memorandum of Association, the Tyco Bye-Laws, the AMP Restated Articles of Incorporation and the AMP Bylaws have been filed with the SEC and will be sent to holders of Tyco common shares and AMP common stock upon request. See "Where To Find More Information" on page i.



    SPECIAL MEETINGS OF SHAREHOLDERS; ACTION BY CONSENT.



    While generally AMP shareholders may not call a special meeting of shareholders, Tyco shareholders holding at least 10% of the paid-up capital of Tyco may call a special meeting. However, AMP shareholders may take action without a meeting by majority written consent, whereas Tyco shareholders may act without a meeting only by unanimous consent.



    QUORUM.



    A quorum for an AMP shareholders meeting requires a majority of shares entitled to vote on a particular matter, whereas the presence of any two Tyco shareholders at a meeting will generally constitute a quorum.



    VOTING RIGHTS.



    With certain exceptions, actions by the shareholders of AMP and Tyco require a majority of the votes cast.


    Pursuant to the AMP Restated Articles of Incorporation, no


        (1) merger, consolidation or share exchange to which AMP is a party;



        (2) sale, lease, exchange or other disposition of all or substantially all of the properties or assets of AMP;



        (3) voluntary dissolution of AMP;



        (4) amendment of the AMP Restated Articles of Incorporation; or



        (5) agreement, plan or resolutions providing for actions described in
    (1) through (4) above



shall be valid or binding upon AMP unless such corporate action shall have been approved in compliance with Pennsylvania law and the AMP Restated Articles of Incorporation and shall have been authorized by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes cast by all shareholders entitled to vote thereon. The above-described voting requirements shall not apply to any transaction listed in (1) though (4) above if either of the following apply with respect to such transaction:



    - the Pennsylvania law permits corporate action with respect to any such transaction to be taken by the Board of Directors, or any committee thereof, and does not require a vote of shareholders; or



    - the transaction shall be a "business combination" with an "interested shareholder" as such terms are defined in the Pennsylvania law and shall be subject to a vote of shareholders in the manner prescribed by Pennsylvania law. See "Share Acquisitions, Business Combination and Related

      Provisions" on page 108 below. Pennsylvania law provides that unless otherwise restricted in a company's articles of incorporation or bylaws, in the election of directors, voting need not be by ballot unless required by vote of the shareholders before the voting for election of directors begins. There are no other provisions under Pennsylvania law requiring ballots at shareholders meetings. The AMP Bylaws provide that election of directors must be by ballot.



    Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, provides that "control shares" of registered corporations lose their voting rights until those rights are restored by the affirmative vote of a majority of both (1) the disinterested shares (generally shares held by persons other than the acquiror, executive officers and directors of the corporation and certain employee stock plans), and (2) all voting shares. "Control shares" include



    - voting shares whose acquisition would result in a control-share acquisition,



    - voting shares over which beneficial ownership was acquired by a person within 180 days of the date such person makes a "control-share acquisition," or



    - voting shares over which beneficial ownership was acquired with the intention of making a "control-share acquisition."



A "control share acquisition" is the acquisition of voting power over 20% or more but less than 33 1/3%, 33 1/3% or more but less than 50%, or 50% or more of the outstanding voting shares of a corporation. Subchapter G contains safe harbors for certain acquiring persons. Control shares do not include shares the voting power over which was acquired through a revocable proxy that does not confer discretionary voting authority and which was acquired without consideration in a solicitation made in accordance with the Securities Exchange Act of 1934, as amended, and without an intention to change or influence control of the corporation. The board of directors is required to call a special meeting, at the acquiror's request and expense, to consider the voting rights of control shares within 50 days after the acquiror files certain prescribed information with the corporation, and in the absence of such a request will submit the matter of voting rights at the next meeting of shareholders, provided the acquiror has filed the prescribed information and the issue has not become moot.



    Under Bermuda law questions proposed for consideration at a company's general meeting are decided by a simple majority vote or by such majority as the bye-laws of the company may prescribe except where a larger majority is required by law. A majority of three-fourths of the votes cast is required by Bermuda law for the approval of an amalgamation and certain arrangements and reconstructions.


    Any question proposed for consideration at a general meeting may be decided on a show of hands, in which each shareholder present in person or by proxy is entitled to one vote and casts such vote by raising his or her hand, unless, before or on the declaration of the result of a show of hands, a poll is demanded by


    - the Chairman of the meeting;



    - at least three shareholders present in person or represented by proxy;



    - any shareholder or shareholders present in person or represented by proxy holding between them at least 10% of the total voting rights of all shareholders having the right to vote at the meeting; or



    - a shareholder or shareholders present in person or by proxy holding shares in such company conferring the right to vote at such meeting and on which an aggregate sum has been paid up equal to at least 10% of the total sum paid up on all such shares entitled to vote.


Where a poll has been demanded, each shareholder present in person or represented by proxy at the meeting is entitled to one vote for each share held by him or her.


    The Tyco Bye-Laws provide that a Tyco shareholder is not entitled (except as proxy for another shareholder) to be present or vote at any meeting, either personally or by proxy, in respect of any share held by the shareholder (whether alone or jointly with any other person) on which any part of the issuance price is due and has not been fully paid, together with interest and expenses. The Tyco Bye-Laws also provide that any person who is known or believed by Tyco to be interested in Tyco common shares, and who has failed to comply with a notice from Tyco requesting specified information regarding such person's interest in Tyco common shares, will lose voting rights for the period such person fails to comply with the notice, plus an additional ninety days. In addition, a shareholder loses voting rights if such shareholder has failed to comply with a notice under the Tyco Bye-Laws requiring the shareholder to make an offer in accordance with the City Code on Takeovers and Mergers of the United Kingdom (the "City Code"), as applied by the Tyco Bye-Laws, or, as the case may be, in accordance with the Tyco Bye-Laws. A Tyco shareholder also loses the right to vote for a period of 180 days if such shareholder acquires three percent or more of the issued share capital of any class of Tyco, either alone or in concert with others, and fails to notify Tyco of such acquisition within two days or, already possessing three percent or more, the shareholder fails to notify Tyco of a change in the shareholder's interests amounting to one percent or more of the share capital of any class, and such shareholder is so notified by the Tyco Board of such loss of right.



    SHAREHOLDER PROPOSALS.



    AMP shareholders may submit a shareholder proposal by providing notice to AMP at least 45 days before the corresponding date that proxy materials were mailed to AMP shareholders the previous year; whereas Tyco shareholders of not less than 1/20th of the total voting rights or 100 shareholders may move resolutions at an annual meeting by providing notice six weeks before the meeting; Tyco shareholders wishing to nominate a director for election must give notice not less than six nor more than 28 days before the scheduled meeting date. The AMP Bylaws provide that a notice, containing certain information specified in the Bylaws, of any nominations of persons for election to the Board of Directors or of any other business to be brought before an annual meeting of shareholders by a shareholder must be provided in writing to the Secretary at the principal executive offices of AMP generally at least 45 days in advance of the date in the then-current year that corresponds to the date on which AMP first mailed its Notice of Annual Meeting, Proxy Statement and proxy card for the prior year's annual meeting.



    Under Bermuda law, a shareholder wishing to move a resolution at an annual general meeting of a company must give notice to the company of the resolution at least six weeks before the meeting. If after notice has been given an annual general meeting is called for a date less than six weeks after the giving of that notice, the notice shall be deemed to have been given in time. Only shareholders who represent not less than one-twentieth of the total voting rights of shareholders having a right to vote at the meeting or who are one hundred or more in number may requisition a resolution at an annual general meeting. The Tyco Bye-Laws provide that advance written notice to the Secretary of Tyco of shareholder nominations of persons for election to the Tyco Board is required. Such notice must be received by the Secretary of Tyco not less than six and not more than twenty-eight clear days before the day appointed for the meeting at which such election is to be held. Such notice must be given by a shareholder (not being the person to be proposed) entitled to attend and vote at the meeting for which such notice is given, and must also include notice in writing, signed by the person to be proposed, of such person's willingness to be elected.



    DERIVATIVE ACTIONS.



    AMP shareholders do not have a direct and individual right to enforce rights which could be asserted by the corporation, but may do so only derivatively on behalf of the corporation, whereas Tyco shareholders may proceed either in a derivative action or, under certain circumstances, in an action seeking a winding up of the corporation. Pursuant to Pennsylvania law, upon compliance with certain requirements, a shareholder may institute a derivative suit in the right of the corporation against the present or former officers or directors of a corporation because the corporation refused to enforce rights that could be asserted by the corporation, if he or she was a shareholder at the time of the transaction complained of, or if his or her stock thereafter devolved upon him or her by operation of law from a person who was a shareholder at that time.

    The Bermuda courts ordinarily would be expected to follow English precedent, which would permit a shareholder to commence a derivative action in the name of the company to remedy a wrong done to the company only (a) where the act complained of is alleged to be beyond the corporate power of the company or illegal; (b) where the act complained of is alleged to constitute a fraud against the minority shareholders by those controlling the company, provided that the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers; (c) where an act requires approval by a greater percentage of the company's shareholders than actually approved it; or (d) where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a violation of the company's memorandum of association or bye-laws. The actions summarized above are generally recognized as exceptions to the rule in Foss v. Harbottle, under which only the company could initiate an action for a wrong done to the company.


    There is a statutory remedy under Bermuda law which enables a shareholder who complains that the affairs of a company are being or have been conducted in a manner oppressive or prejudicial to some part of the shareholders, including himself or herself, to petition the court, which may, if it is of the opinion that to wind up a company would unfairly prejudice those shareholders, but that otherwise the facts would justify a winding up order on just and equitable grounds, make such order as it thinks fit. Bermuda law also provides that a company may be wound up by the court if the court is of the opinion that it is just and equitable to do so. The latter provision is also available to minority shareholders seeking relief from the oppressive conduct of the majority. Traditionally, such relief has been granted in relatively limited circumstances.



    REMOVAL OF DIRECTORS; VACANCIES ON THE BOARD OF DIRECTORS.



    A director of AMP may be removed for cause by a majority of the shareholders and without cause by a unanimous vote of shareholders, and by the other directors if such director is of unsound mind or convicted of crimes of a certain degree or for any other proper cause; a director of Tyco may be removed with or without cause at any special general meeting of shareholders by a majority of the votes cast, or by a written resolution signed by all the other directors. Under Pennsylvania law, unless otherwise provided in the articles of incorporation or a bylaw adopted by the shareholders, any director, class of directors or the entire board of directors may be removed, with or without cause, by a vote of shareholders entitled to elect such director or directors. Shareholder removal of directors is restricted if the board of directors is classified, if shareholders vote cumulatively when electing directors, or if the bylaws contain provisions addressing shareholder removal of directors. The AMP Bylaws provide that a director may be removed only for cause by the shareholders by the affirmative vote of the shareholders entitled to cast at least a majority of the votes entitled to be cast at any annual election of directors. The AMP Bylaws also provide that any member of the AMP Board of Directors may be removed at any time with or without cause by the unanimous vote or consent of shareholders entitled to vote thereon. Directors may, by the affirmative vote of the majority of the directors in office, remove a fellow director if he or she has been judicially declared of unsound mind, has been convicted of an offense punishable by imprisonment for more than one year or any other proper cause, or has failed to accept the office. The court may remove a director upon application in a derivative suit in case of fraudulent or dishonest acts, gross abuse of authority or discretion with reference to the company, or for any other proper cause. Under Pennsylvania law, the board of directors may fill any vacancy on the board of directors.


    Bermuda law provides that, subject to a company's bye-laws, the shareholders of a company may, at a special general meeting called for the purpose, remove a director or the entire board of directors, with or without cause, by a majority of the votes cast, subject to statutory due process requirements. The Tyco Bye-Laws provide that any director may at any time be removed from office by a written resolution signed by all the other directors. The remaining Tyco directors have the power to appoint any qualified person to fill a casual vacancy in the Board to hold office until the next following annual general meeting, and the existing directors may act notwithstanding any vacancy in the board of directors.



    AMENDMENTS TO CHARTER DOCUMENTS.



    Pennsylvania law requires that a corporation's charter may only be amended upon a proposal of the board of directors and the approval of a majority of the shareholders, except that AMP's Amended and Restated Articles of Incorporation require the approval of sixty-six and two-thirds percent (66 2/3%) of the votes cast by all shareholders entitled to vote thereon. Provisions of Tyco's memorandum of association generally may be altered at a general meeting of shareholders, and the rights attached to any class of shares may be varied by the approval of the holders of three-fourths of the shares of the class, provided that holders of a sufficient number of shares may apply to the Bermuda Supreme Court to overturn such amendments or variations. Pennsylvania law provides that amendments to the articles of incorporation of publicly owned companies may only be proposed by its board of directors. Except for certain amendments which do not require shareholder approval and unless a greater vote is required by its articles of incorporation, amendments of the articles of incorporation of a Pennsylvania company are to be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of capital stock is entitled to vote as a class, the affirmative vote of a majority of the votes cast in each such separate vote. Under the AMP Restated Articles of Incorporation, any amendment of the Articles of Incorporation shall be approved by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes cast by all shareholders entitled to vote thereon.



    Bermuda law provides that a company may alter the provisions of its memorandum of association by resolution passed at a general meeting of shareholders of which due notice has been given and, where required, with the consent of the Minister of Finance. Holders of at least 20% of any class of the company's share capital may apply to the Bermuda Supreme Court to annul an alteration and, if such application is made, the alteration shall not have effect except insofar as it is confirmed by the Court. In addition, under Bermuda law a company may alter the conditions of its memorandum of association so as to increase its share capital, divide its shares into several classes, consolidate and divide its share capital into shares of a larger par value, sub-divide its shares into shares of a smaller par value, change the currency denomination of its share capital, and cancel any shares which have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount so canceled, if so authorized by a general meeting and by the company's bye-laws. The Tyco Bye-Laws include such authority (except as to changing the currency denomination of its share capital).


    The Tyco Bye-Laws provide that the rights attached to any class of shares (unless otherwise provided by the terms of such class) may be varied either by the consent in writing of the holders of three-fourths of the shares of the class, or by a resolution passed at a separate meeting of the holders of such class of shares by holders of three-fourths of the shares of such class voting at such separate meeting. The rules of a Tyco general meeting shall apply, MUTATIS MUTANDIS, to such separate meeting, except that (i) the quorum required shall be three or more persons holding or representing by proxy not less than one-third of the issued shares of the class, except that at any adjourned meeting two holders of the shares of the class present in person or by proxy (whatever the number of shares held by them) shall constitute a quorum; (ii) every holder of shares of the class shall be entitled on a poll to one vote for every share of such class held; and (iii) any holder of shares of the class present in person or by proxy may demand a poll. Pursuant to Bermuda law, holders of at least 10% of a class of shares in a company in which the share capital is divided into different classes may apply to the Bermuda Supreme Court to cancel a variation otherwise approved by the requisite vote. Upon such application, the variation shall not have effect unless and until it is confirmed by the Court.

    AMENDMENTS TO BYE-LAWS.



    Under Pennsylvania law, both the board of directors and the shareholders may amend the bylaws, although the directors do not have this power with respect to matters expressly committed to the shareholders, whereas the Tyco Bye-Laws may only be amended by the board of directors, and any such amendment is effective only after confirmation by the shareholders.



    SHARE PURCHASES.



    Generally, both AMP and Tyco may repurchase their respective shares; however, shares of AMP which are owned, or directly or indirectly controlled, by AMP may not be voted, but shares of Tyco owned by a subsidiary of Tyco may be voted on all matters on which shareholders are entitled to vote. Pennsylvania law permits a company or any of its subsidiaries to purchase its own shares. Shares of a company owned, directly or indirectly, by it and controlled, directly or indirectly, by the board of directors of the company, as such shall not be voted. Generally, funds may be used for this purpose if such funds could be used for payment of a dividend.


    Bermuda law also permits a company or any of its subsidiaries to purchase its own shares, but such purchases by the company itself may only be made if the company is so authorized by its memorandum of association or bye-laws, and if its issued share capital is not thereby reduced below the minimum capital specified in its memorandum. Under Bermuda law, shares of a company owned by any of the company's subsidiaries may be voted on all matters as to which shareholders are entitled to vote.


    SALE, LEASE OR EXCHANGE OF ASSETS AND MERGERS.



    Generally, the merger, consolidation or sale, lease or exchange of all or substantially all of the assets of AMP must be authorized by the board of directors and, subject to certain exceptions described on page 102 above under "Voting Rights," approved by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the shares entitled to vote thereon; whereas generally, Tyco may sell, lease or exchange all or substantially all of its property or assets without shareholder approval, although a compromise or arrangement for the reconstruction of the corporation requires approval of three-fourths in value of the creditors or the shareholders (as applicable) and the sanction of the Bermuda Supreme Court, and an amalgamation of Tyco requires the approval of three-fourths of all shares, whether or not entitled to vote. Except as provided for in a company's articles of incorporation or bylaws, Pennsylvania law provides that the merger, consolidation or the sale, lease or exchange of all or substantially all of a company's property and assets must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon of each of the companies that is a party to the merger, consolidation or asset sale and, if any class of series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. However, no shareholder approval or consent is required under Pennsylvania law for the sale, lease, or exchange of all or substantially all of a company's property and assets, when made in the usual and regular course of the business of the company, or for the purpose of relocating all, or substantially all, of the business of the company. There are certain other exceptions including transfers between parent and subsidiary corporations and sale and lease-back transactions. Except as otherwise restricted by a company's bylaws, such voluntary transfer of a company's property and assets shall be authorized by its board of directors. Subject to certain exceptions described under the caption "Voting Rights" on page 102 above, the AMP Restated Articles of Incorporation requires the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes cast by all shareholders entitled to vote thereon for any (i) merger, consolidation or share exchange to which the company is a party and (ii) sale, lease, exchange or other disposition of all or substantially all of the properties or assets of the company.


    Under Pennsylvania law, there is a procedure, which operates in a manner very similar to the merger procedure, by which shareholders may be required to exchange their shares for other securities, cash or other forms of consideration.

    Under Bermuda law, there is no requirement for a company's shareholders to approve a sale, lease or exchange of all or substantially all of a company's property and assets. Bermuda law provides that a company may enter into a compromise or arrangement in connection with a scheme for the reconstruction of the company on terms which include, among other things, the transfer of all or part of the undertaking or the property of the company to another company. Any such compromise or arrangement requires the approval of a majority in number representing three-fourths in value of the creditors or shareholders or class of shareholders, as the case may be, present and voting either in person or by proxy at the meeting, and the sanction of the Bermuda Supreme Court.

    Pursuant to Bermuda law, unless the company's bye-laws provide otherwise, an amalgamation requires the approval of the holders of at least three-fourths of those voting at a meeting of shareholders at which a requisite quorum is present. The Tyco Bye-Laws do not contain any contrary provisions. For purposes of approval of an amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation.


    SHARE ACQUISITIONS, BUSINESS COMBINATIONS AND RELATED PROVISIONS.



    Certain Subchapters of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, which apply to AMP, have the general effect of creating substantial barriers to an acquisition of all or substantially all of the assets or the outstanding shares of AMP without the prior approval of either the board of directors or at least 80% of the outstanding voting stock of AMP, including provisions requiring approval of certain transactions by a majority of the voting stock other than that held by the potential acquiror, the acquisition of all the outstanding shares of AMP at "fair value," a five-year moratorium on certain "business transactions" by an "interested shareholder" (i.e., generally, the beneficial owner, directly or indirectly, of 20% or more of the AMP voting stock), the loss by interested shareholders of their voting rights over "control shares", the disgorgement of profits realized by an interested shareholder from certain dispositions of AMP shares, and other provisions. Certain provisions of the Tyco Bye-Laws generally require persons acquiring or interested in shares representing 30% or more of the voting rights of Tyco to make a comparable offer for all of the equity share capital of Tyco, and that if a person has acquired, is acquiring or is likely to acquire Tyco shares in circumstances in which such person would be subject to Rules Governing Substantial Acquisitions in Shares issued by the Takeover Panel of the United Kingdom ("SARs"), the Tyco directors may give notice to such person requiring compliance with the SARs, and upon any failure to comply, notice to dispose of such person's Tyco shares. The following provisions describe certain Subchapters of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, which apply to most publicly owned Pennsylvania corporations that have not opted out of their application. A corporation may elect through a provision of its articles of incorporation and in some cases by a timely bylaw amendment, to have these subchapters become inapplicable to it, but AMP has not done so.


    Subchapter D generally provides that certain transactions with an interested shareholder, including mergers, consolidations, share exchanges, sales of assets, division or voluntary dissolution and winding up, must be approved by at least a majority of the votes entitled to be cast by all shareholders other than the interested shareholder. These provisions do not apply to transactions approved by a majority vote of the board of directors without counting the vote of directors who are affiliated with, have a material equity interest in, or were nominated within 24 months of the date of the transaction proposed by, the interested shareholder, or in which the consideration to be received by the shareholders is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class.

    Subchapter E generally provides for certain shareholder rights upon the occurrence of a control transaction, defined as the acquisition by a person or group of persons acting in concert (a "control person") of voting power over voting shares of a corporation which would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of the corporation's directors. Following a control transaction, every other holder of voting shares may require the control person to purchase such shareholder's shares for "fair value." Fair value is defined as not less than the highest price per share paid by the control person at any time during the 90-day period ending on the date of the control transaction plus any value paid for the acquisition of control that may not be reflected in such price. Fair value is determined in a procedure similar to the procedure applicable to dissenters' rights.


    Subchapter F places a five year moratorium on "business combinations" with a registered corporation by an "interested shareholder" after the relevant "share acquisition date." Following the expiration of the five-year moratorium, a business combination with that interested shareholder must either


    - be approved by a majority of the shares not held by the interested shareholder, or


    - provide per share consideration that meets the highest price per share test referred to below.


"Business combination" includes


       1.  a merger or consolidation of a registered corporation



           - with an interested shareholder, or



           - with, involving or resulting in any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of such interested shareholder,



       2. a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder or any affiliate or associate thereof of assets having an aggregate market value equal to at least 10% of the aggregate market value either of all of the assets or of all the outstanding shares of such registered corporation, or representing at least 10% of the net income on a consolidated basis, of such registered corporation, and



       3. other specified self-dealing transactions between such registered corporation and an interested shareholder or any affiliate or associate thereof.


An "interested shareholder" is defined generally as any person that is the beneficial owner (as defined broadly), directly or indirectly, of 20% or more of the outstanding voting shares of a corporation. "Share acquisition date" is defined as the date that a person first becomes an interested shareholder.

    Subchapter F does not apply to:

       (1) business combinations with persons who became interested shareholders with the approval of the board;

       (2) business combinations which were approved by the board prior to the date on which the shareholder became "interested;" and

       (3) business combinations approved by a majority of the votes which all shareholders are entitled to cast other than the interested shareholder, at a meeting at least three months after the interested shareholder acquires at least 80% of the outstanding voting stock if, among other tests, the aggregate amount of per share consideration to be received by the holders of outstanding common shares is at least the highest per share price paid by the interested shareholder over the previous five years plus a specified amount of interest.

The AMP Board approved the merger as an approved business combination prior to the date upon which Tyco or Tyco (PA) would become an interested shareholder.

    Subchapter G provides that "control shares" of registered corporations lose their voting rights until those rights are restored by the affirmative vote of a majority of both (1) the disinterested shares (generally shares held by persons other than the acquiror, executive officers and directors of the corporation and certain employee stock plans), and (2) all voting shares.

    "Control shares" include

       - voting shares whose acquisition would result in a control-share acquisition,



       - voting shares over which beneficial ownership was acquired by a person within 180 days of the date such person makes a "control-share acquisition," or



       - voting shares over which beneficial ownership was acquired with the intention of making a "control-share acquisition."


A "control share acquisition" is the acquisition of voting power over 20% or more but less than 33 1/3%, 33 1/3% or more but less than 50%, or 50% or more of the outstanding voting shares of a corporation. Subchapter G contains safe harbors for certain acquiring persons. Control shares do not include shares the voting power over which was acquired through a revocable proxy that does not confer discretionary voting authority and which was acquired without consideration in a solicitation made in accordance with the Securities Exchange Act of 1934, as amended, and without an intention to change or influence control of the corporation. The board of directors is required to call a special meeting, at the acquiror's request and expense, to consider the voting rights of control shares within 50 days after the acquiror files certain prescribed information with the corporation.

    Unless prohibited by the articles of incorporation as in effect prior to the acquisition, the corporation may redeem the control shares (at the average of the high and low sales price on the date the corporation provides notice of redemption to the acquiror) at any time within 24 months after the date of (1) the consummation of a control share acquisition if the acquiring person does not, within 30 days after consummation, request that the issue of voting rights be presented to the shareholders, and (2) the date of the shareholder vote, if voting rights are not accorded or are accorded and subsequently lapse.

    Under Subchapter H any profits realized from the disposition of shares of a registered corporation that occurs within 18 months after the shareholder has acquired or expressed the intent to acquire 20% or more of the voting power or otherwise disclosed an intention to acquire control of the corporation (a shareholder who has done any of the foregoing is referred to as a "controlling person or group") are recoverable by the corporation if the shares were acquired within two years before or 18 months subsequent to the acquiror's becoming a controlling person or group. Among other exceptions, Subchapter H does not apply to transactions that have received approval by both directors and shareholders prior to such acquisition or, as to dispositions, prior to such disposition if the shares are beneficially owned by a person or group in actual control of the corporation.

    Subchapter I mandates severance compensation for employees whose employment by a registered corporation is terminated (defined as being laid off for at least six months or being involuntarily terminated), other than for willful misconduct (1) within 90 days before a control share approval, if such termination was pursuant to an agreement with the acquiring person, or (2) within 24 months after the control share approval. "Control share approval" means an approval of voting rights for control shares under Subchapter G. Eligible employees are entitled to a one-time, lump-sum payment from the employer equal to the weekly compensation of the employee multiplied by the number of completed years of service (up to 26), less any payments made to the employee by the employer due to termination of employment. To be eligible, an employee must have been employed by the corporation within ninety days prior to the control share approval for at least two years, and must perform all of his services within Pennsylvania except for incidental out of state services.

    Subchapter J provides that no business combination transaction following a control share approval may result in the termination or impairment of the provisions of any covered labor contract. A "covered labor contract" is one relating to persons employed in Pennsylvania negotiated by a collective bargaining representative with respect to a business operation owned by the corporation or its subsidiary at the time of the control share approval. Subchapter J does not apply to a business combination transaction occurring more than five years after the control share approval. An affected employee or collective bargaining agent may, in addition to other remedies, bring suit to recover wages and benefits and to enjoin violation of Subchapter J.

    Pursuant to Tyco Bye-Law 104(1)(A), if any person, whether as a result of one transaction or a series of transactions, would be obligated to make an offer to the Tyco security holders pursuant to the Rules of the City Code, the Tyco Board may require such person to make such an offer as if the City Code applied to Tyco. The City Code provides that, when any person (and persons acting in concert with such person) acquires shares which carry 30% or more of the voting rights of a company, such person must make an offer for all shares of any class of equity share capital (whether voting or non-voting) and also any voting non-equity share capital in which any such person or persons hold shares. The offer must be for cash or offer a cash alternative, in each case at not less than the highest price paid (in cash or otherwise) by the offeror, or anyone acting in concert with the offeror, for shares of the same class during the offer period and within the 12 months prior to commencement of the offer.


    Tyco Bye-Law 104(3) further provides that, where any person is interested in 30% or more of Tyco's outstanding shares, the Tyco Board may serve a notice requiring that person to make an offer for all of the outstanding securities of Tyco if the Tyco Board determines that an offer pursuant to Tyco Bye-Law 104(1)(A) is not expedient, or if a person required to make such an offer fails to do so. Such offer must be made within 30 days of the demand on terms that payment in full therefor will be made within 21 days of such offer becoming unconditional in all respects. If the Tyco Board serves a notice under this provision, the directors may also require that the offeror offer to purchase securities of Tyco convertible into voting or non-voting shares of Tyco on terms considered "fair and reasonable" by the directors in their sole discretion. Unless the Tyco Board otherwise agrees, such an offer must be for cash or must offer a cash alternative at not less than the highest price paid by the offeror, or any person acting in concert with the offeror, for shares of such class within the preceding 12 months or, if such price is unavailable or inappropriate, at a price fixed by the directors. Any such offer must remain open for at least 14 days after the date on which it becomes unconditional as to acceptances.



    Tyco Bye-Law 104(1)(B) provides that when any person has acquired, is in the process of acquiring, or appears to the Tyco Board likely to acquire an interest in the share capital of Tyco in circumstances in which such person would be subject to the SARs, the directors may give notice requiring such person to comply with the SARs. If such person fails to comply, the directors may give further notice requiring such person, within 28 days of the date of such notice, to dispose, or to procure the disposal by any person with whom such person has acted in concert, of any interest in shares acquired. The SARs provide that a person may not, in any period of seven days, acquire shares representing 10% or more of the voting rights in a company if such shares, aggregated with shares already held by the purchaser, would carry 15% or more, but less than 30%, of the voting rights of such company. The SARs do not apply to an acquisition from a single shareholder if such acquisition is the only acquisition within a seven-day period. The SARs also do not apply to a person who acquires 30% or more of the voting rights in a company.


    Under the Tyco Bye-Laws, any person who acquires an interest in three percent or more of the issued share capital of any class of Tyco is required to notify Tyco of that interest and of any change in that person's interest amounting to one percent or more of the issued capital of any class. Any such notification must be made within two days (Saturday and Sundays excluded) after the relevant event. In determining the percentage interest of any person for these purposes and for the purposes of Bye-Law 104, interests of persons acting in concert may be aggregated.


    REQUIRED PURCHASE AND SALE OF SHARES.



    Under circumstances in which the transfer of the shares of Tyco has been approved by at least 90% of the outstanding shares, the acquiring person will be entitled to acquire the remaining shares on the same terms and conditions, unless otherwise ordered by the Bermuda Supreme Court with respect to a dissenting shareholder. There is no analogous provision of Pennsylvania law or AMP's Amended and Restated Articles of Incorporation or By-laws. See "Short Form Merger" and "Dissenters' Rights" below. Pursuant to Bermuda law, where the transfer of shares or any class of shares in a company (the "transferor company") to another company (the "transferee company") has, within four months after the making of the offer in this regard by the transferee company, been approved by the holders of not less than 90% in value of the shares or class of shares for which the offer was made, subject to the satisfaction of certain conditions, the transferee company may, within two months after the expiration of the four month period, give notice to any dissenting shareholder that it desires to acquire his or her shares. Such transferee company shall then be entitled and bound to acquire such shares on the terms on which shareholders that approved such scheme or contract transferred their shares, unless the Bermuda Supreme Court orders otherwise upon application by the dissenting shareholder. "Dissenting shareholder" includes a shareholder who has not assented to a scheme or contract and any shareholder who has failed or refused to transfer shares to the transferee company.


    Within one month of the transfer of 90% in value of the transferor company's shares or class of shares to the transferee company, or to its nominee, the transferee company is required to notify the holders of the remaining shares of such transfer. Within three months of the giving of notice, any such remaining holder of shares may require the transferee company to acquire his or her shares on the same terms as provided for in the scheme or contract, or upon such terms as may be agreed, or upon such terms as the Bermuda Supreme Court may determine upon application of the transferee company or the shareholder.

    Under Bermuda law, a holder or holders of not less than 95% of the shares or any class of shares in a Bermuda company may give notice to the remaining shareholders or class of shareholders of the intention to acquire their shares, on the terms set out in the notice. Bermuda law provides that when such notice is given the acquiring holder or holders shall be entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless the remaining shareholders exercise statutory appraisal rights.


    SHORT FORM MERGER.



    Pennsylvania law permits certain mergers without shareholder approval where the shareholders will continue to hold a controlling interest in the surviving corporation or in a merger of a subsidiary into a parent company owning at least 80% of the subsidiary, whereas under Bermuda law an amalgamation is only permitted without shareholder vote when between a parent company and its wholly owned subsidiary. Under Pennsylvania law, a shareholders' vote is not required to approve a merger or consolidation if (i) the plan does not alter the company's status as a Pennsylvania company or, in a manner that would require shareholder approval, its articles of incorporation; each share of its capital stock is to continue as or be converted into an identical share of the surviving company; and the company's shareholders are to hold in the aggregate shares of the surviving company entitled to cast a majority of the votes entitled to be cast generally in electing directors; or (ii) the merger or consolidation is with another company which directly or indirectly owns 80% or more of shares of each class of the company.



    Bermuda law provides for short form amalgamations between companies which are wholly-owned within a group.



    DISSENTERS' RIGHTS.



    Although neither AMP nor Tyco shareholders have dissenters' rights with respect to the merger, under Bermuda law Tyco shareholders enjoy dissenters' rights in certain other circumstances. Pursuant to Pennsylvania law, a shareholder of a company has the right, under varying circumstances, to dissent from certain corporate transactions (including mergers, share exchanges, the sale of all or substantially all of the corporate assets and corporate divisions) and to obtain payment in cash of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. With exceptions not relevant with respect to the merger, such dissenters rights are not available where the shares held by the shareholder are either listed on a national securities exchange or are held of record by more than 2,000 shareholders. Notwithstanding this limitation, Pennsylvania law provides that the articles of incorporation, bylaws or a resolution of the board of directors may direct that all or part of the shareholders shall have dissenters' rights in connection with any corporate transaction that would not otherwise entitle such shareholder to dissenters' rights. The AMP Restated Articles of Incorporation and Bylaws do not include such a provision nor has the Board of Directors of AMP adopted such a resolution.

    Under Bermuda law, a properly dissenting shareholder who did not vote in favor of an amalgamation and who is not satisfied that he or she has been offered fair value for his or her shares may apply to the court to appraise the fair value of his or her shares. If the court appraised value is greater than the value received or to be received in the amalgamation, the company must pay the court appraised value to the dissenting shareholder within one month of the appraisal. Bermuda law additionally provides a right of appraisal in respect of the situation in which a holder of not less than 95% of the shares or any class of shares in the company proposes to acquire the remaining shares.


    SHAREHOLDER RIGHTS PLAN.



    Each of AMP and Tyco has adopted a shareholder rights plan which entitles the holder of rights distributed thereunder to purchase, under circumstances generally involving an acquisition or a proposed acquisition of a certain percentage of the outstanding shares of the corporation without the prior approval of such corporation's board, shares of such corporation (or in some cases, the acquiring corporation) at various discounts to the market price of such shares. Each of such shareholder rights plans has the general effect of creating substantial barriers to the acquisition of various threshold percentage levels of such corporations' shares without the prior approval of such corporations' respective boards, although the respective plans have certain differences in implementation and effect, as described below. Under Pennsylvania law, except as otherwise provided in the articles of incorporation, every company may create and issue rights or options entitling the holders thereof to purchase from the company any shares of its capital stock of any class or classes.


    In 1989, AMP adopted a Shareholder Rights Plan and distributed to its shareholders, for each outstanding share of AMP common stock held, one right to purchase one share of AMP common stock at a purchase price of $87.50, subject to certain further adjustments. The Rights Agreement (the "AMP Rights Agreement") dated as of October 25, 1989 and as amended, between AMP and ChaseMellon Shareholder Services L.L.C., as Rights Agent, contains the terms and conditions of the rights. The rights will remain attached to the AMP common stock until a Distribution Date (as defined below) occurs or as otherwise set forth in the AMP Rights Agreement. A Distribution Date will occur upon the earliest of:

    - 10 business days following a public announcement that a person has acquired or obtained the right to acquire ("an Acquiring Person") beneficial ownership of 20% or more of the outstanding shares of AMP common stock (or 10% or more of the outstanding shares of AMP common stock if such person has made an unsolicited acquisition proposal); or

    - 10 business days (or such later date determined by the AMP Board) following commencement of a tender offer or exchange offer which if completed would result in a person becoming an Acquiring Person; or

    - a merger or other business combination involving AMP.

    The commencement of the original AlliedSignal offer did not, in and of itself, result in the occurrence of a Distribution Date.

    Upon a Distribution Date, each right (except those held by an Acquiring Person) will separate from the AMP common stock and become exercisable.

    In the event that a person becomes an Acquiring Person, each holder of a right (other than rights held by an Acquiring Person which are voided) will thereafter have the right to receive, upon exercise, shares of AMP common stock (and, in certain circumstances other consideration) having a value equal to two times the exercise price of the right. In addition, in the event that, (1) AMP is acquired in a merger or other business combination transaction in which AMP is not the surviving corporation, (2) AMP is a party to a merger in which AMP is the surviving company, but all or part of its shares are exchanged for other consideration (other than, with respect to clause (1) or (2) , a merger which follows a Qualifying Offer (as defined in the AMP Rights Agreement)), or (3) more than 50% of AMP's assets, cash flow or earning power is sold or transferred, each holder of a right (except rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the surviving company (or a related party in certain cases) having a value equal to two times the exercise price of the right. A Qualifying Offer (as defined in the AMP Rights Agreement) exception referred to above is applicable unless and until the rights become non-redeemable.


    - Until the rights separate from the AMP common stock, each new share of AMP common stock issued will have a right attached.

    - The rights do not have voting or dividend privileges and, until they become exercisable, have no dilutive effect on the earnings of AMP.

    The rights may be redeemed until ten business days after the day on which any person becomes an Acquiring Person, provided, however, that the AMP Board cannot redeem the rights until November 6, 1999 (when the AMP Rights Agreement will expire in accordance with its terms) if the composition of the AMP Board of Directors changes at any time following receipt of an unsolicited acquisition proposal such that the disinterested directors (as such term is defined under Pennsylvania law) in office prior to the unsolicited acquisition proposal, together with their Board approved successors, no longer constitute a majority of the Board of Directors. In addition, upon the adoption of a Bylaw which limits the authority of the AMP Board and/or confers authority on any person other than the Board to take action with respect to the AMP Rights Agreement and the rights issued thereunder, the AMP Rights Agreement cannot be amended, the Rights cannot be redeemed and the AMP Board will not be entitled to exercise certain discretionary authority otherwise available or take certain other actions. Furthermore, pursuant to the merger agreement, AMP agreed not to redeem the rights prior to November 6, 1999 or, in certain circumstances earlier, following the termination of the merger agreement. The AMP Rights Agreement generally may not be amended when the rights are not redeemable.

    On November 22, 1998, the AMP Board further amended the AMP Rights Agreement so that it would be inapplicable to the merger agreement, the stock option agreement and the transactions contemplated thereby.

    Prior to the merger of Former Tyco and ADT on July 2, 1997, ADT, adopted a Shareholder Rights Plan which was, amended in March and July of 1997. Under the Plan, each Right (as defined therein), other than those Rights owned by an Acquiring Person (as defined therein), will become exercisable a specified period of time after any person becomes the beneficial owner of 15% or more of the Tyco common shares, or commences a tender offer or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Tyco common shares. Each Right entitles its holder, among other things, to purchase Tyco common shares from Tyco at a 50% discount from the market price of Tyco common shares on the Distribution Date (as defined therein) in the event that a person becomes an Acquiring Person.

    The Tyco Board may redeem the Rights prior to their becoming exercisable; PROVIDED, HOWEVER, that the Tyco Board may not redeem the Rights if a majority of the directors on the Tyco Board have been changed as a result of a proxy or consent solicitation or other shareholder initiative by a person who has stated, or Tyco has determined in good faith, that such person intends to take such actions which would result in such person becoming an Acquiring Person, unless such redemption has been authorized by a majority of the Continuing Directors (as defined therein).

                                 OTHER MATTERS


    It is not expected that any matters other than those described in this document will be brought before the special meetings. If any other matters are presented, however, it is the intention of the persons named in the appropriate proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.


                                 LEGAL MATTERS


    The validity of the Tyco common shares to be issued to AMP shareholders in connection with the merger will be passed upon by Appleby, Spurling & Kempe, Hamilton, Bermuda, special counsel to Tyco. Certain other legal matters in connection with the merger will be passed upon for Tyco by Kramer Levin Naftalis & Frankel LLP, New York, New York, and by Appleby, Spurling & Kempe. Joshua M. Berman, a director and vice president of Tyco, is counsel to Kramer Levin Naftalis & Frankel LLP and beneficially owns 72,090 Tyco common shares. Certain legal matters in connection with the merger will be passed upon for AMP by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.



                                    EXPERTS



    The consolidated financial statements of Tyco as of September 30, 1998 and 1997 and for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996 included in Tyco's Current Report on Form 8-K filed on December 10, 1998 and incorporated by reference in this document give retroactive effect to the merger between Tyco International Ltd. and United States Surgical Corporation and have been audited by PricewaterhouseCoopers, independent accountants, as set forth in their report included therein. In its report, that firm states that with respect to certain subsidiaries its opinion is based upon the reports of other independent accountants, namely Arthur Andersen LLP and Deloitte & Touche LLP. The consolidated financial statements referred to above have been incorporated herein in reliance upon said reports given upon the authority of such firms as experts in accounting and auditing.



    The combined financial statements of The Sherwood-Davis & Geck Group as of and for the year ended December 31, 1997 included in Tyco's Current Report on Form 8-K/A filed on May 13, 1998 and incorporated by reference in this document have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report included therein, and have been so incorporated in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing.



    The financial statements and the related financial statement schedule incorporated in this document by reference from the Annual Report on Form 10-K of AMP for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing.


                          FUTURE SHAREHOLDER PROPOSALS

    Due to the contemplated consummation of the merger, AMP does not currently expect to hold a 1999 Annual Meeting of Shareholders because AMP will be a wholly owned indirect subsidiary of Tyco following the merger. In the event the merger is not consummated, proposals of AMP shareholders to be included in the proxy statement to be mailed to all AMP shareholders entitled to vote at the 1999

Annual Meeting of AMP shareholders must have been received at AMP's principal executive offices not later than November 16, 1998.

    Any shareholder proposal intended for inclusion in Tyco's proxy statement for Tyco's 1999 annual general meeting of shareholders must have been received by Tyco no later than October 23, 1998.


    Under the Companies Act, 1981 of Bermuda, any shareholders who represent not less than 5 percent of the total voting rights of shareholders having the right to vote at the meeting, or who are 100 or more in number, may requisition any resolution which may properly be moved at an annual general meeting. A shareholder wishing to move a resolution at an annual general meeting is generally required to give notice to Tyco of the resolution at its registered office at least six weeks before the meeting.

                             INDEX OF DEFINED TERMS


DEFINED TERM
5% transferee shareholders............................................................................          46

Acquiring Person......................................................................................         113

Acquisition Comparables...............................................................................          38

Acquisition Proposal..................................................................................          58

Alternative Transaction...............................................................................          58

AMP Plan..............................................................................................          38

AMP Public Comparables................................................................................          38

AMP Rights Agreement..................................................................................         113

AMP Selected Companies................................................................................          32

Average Stock Price...................................................................................          iv

Calendar 1999 P/E.....................................................................................          38

Calendar 1999 P/E to Total Return.....................................................................          39

Case I................................................................................................          32

Case II...............................................................................................          32

Case III..............................................................................................          32

City Code.............................................................................................         104

Control Shares........................................................................................         103

Control Share Acquisition.............................................................................         103

Control share approval................................................................................         110

control person........................................................................................         108

CSFB..................................................................................................          20

EBIT..................................................................................................          32

EBITDA................................................................................................          32

EPS...................................................................................................          32

Expected Synergies....................................................................................          36

First Call............................................................................................          32

fiscal 1999 first quarter.............................................................................          13

Former Tyco...........................................................................................           8

LTM Period............................................................................................          38

Merrill Lynch.........................................................................................          23

Merrill Lynch Opinion.................................................................................          36

Net Income............................................................................................          38

P/E...................................................................................................          32

Pension Plan..........................................................................................          43

Pension Restoration Plan..............................................................................          43

SARs..................................................................................................         108

Selected Transactions.................................................................................          33

Street Case...........................................................................................          38

Superior Proposal.....................................................................................          59

TPCG..................................................................................................          80

transferee company....................................................................................         112

transferor company....................................................................................         112

TSSL..................................................................................................          79

Tyco Public Comparables...............................................................................          39

Tyco Selected Companies...............................................................................          29

U.S. Holder...........................................................................................          47

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          TYCO INTERNATIONAL (PA) INC.
                      (FORMERLY KNOWN AS BETA ZENO CORP.),
                                AMP MERGER CORP.
                               (FORMERLY KNOWN AS
                               ALPHA ZENO CORP.)
                                      AND
                                AMP INCORPORATED
                                   INCLUDING
                                   GUARANTEE
                                       OF
                            TYCO INTERNATIONAL LTD.


                         Dated as of November 22, 1998

                               TABLE OF CONTENTS
                                   ARTICLE I


             THE MERGER..............................................................        A-2
SECTION 1.01. The Merger.............................................................        A-2
SECTION 1.02. Effective Time.........................................................        A-2
SECTION 1.03. Effect of the Merger...................................................        A-2
SECTION 1.04. Articles of Incorporation; Bylaws......................................        A-2
SECTION 1.05. Directors and Officers.................................................        A-2
SECTION 1.06. Effect on Securities, Etc..............................................        A-2
SECTION 1.07. Exchange of Certificates...............................................        A-5
SECTION 1.08. Stock Transfer Books...................................................        A-7
SECTION 1.09. No Further Ownership Rights in Company Common Stock....................        A-7
SECTION 1.10. Lost, Stolen or Destroyed Certificates.................................        A-7
SECTION 1.11. Tax and Accounting Consequences........................................        A-7
SECTION 1.12. Taking of Necessary Action; Further Action.............................        A-7
SECTION 1.13. Material Adverse Effect................................................        A-7

                                           ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................        A-8
SECTION 2.01. Organization and Qualification; Subsidiaries...........................        A-8
SECTION 2.02. Articles of Incorporation and Bylaws...................................        A-8
SECTION 2.03. Capitalization.........................................................        A-8
SECTION 2.04. Authority Relative to this Agreement and Stock Option Agreement........        A-9
SECTION 2.05. No Conflict; Required Filings and Consents.............................       A-10
SECTION 2.06. Compliance; Permits....................................................       A-11
SECTION 2.07. SEC Filings; Financial Statements......................................       A-11
SECTION 2.08. Absence of Certain Changes or Events...................................       A-12
SECTION 2.09. No Undisclosed Liabilities.............................................       A-12
SECTION 2.10. Absence of Litigation..................................................       A-12
SECTION 2.11. Employee Benefit Plans; Employment Agreements..........................       A-12
SECTION 2.12. Labor Matters..........................................................       A-15
SECTION 2.13. Registration Statement; Joint Proxy Statement/Prospectus...............       A-15
SECTION 2.14. Restrictions on Business Activities....................................       A-16
SECTION 2.15. Title to Property......................................................       A-16
SECTION 2.16. Taxes..................................................................       A-16
SECTION 2.17. Environmental Matters..................................................       A-17
SECTION 2.18. Brokers................................................................       A-18
SECTION 2.19. Intellectual Property..................................................       A-18
SECTION 2.20. Interested Party Transactions..........................................       A-20
SECTION 2.21. Insurance..............................................................       A-20
SECTION 2.22. Product Liability and Recalls..........................................       A-20
SECTION 2.23. Opinion of Financial Advisor...........................................       A-20
SECTION 2.24. Pooling Matters........................................................       A-20
SECTION 2.25. Tax Matters............................................................       A-20
SECTION 2.26. Rights Agreement.......................................................       A-20
SECTION 2.27. Supplemental Company Disclosure Schedule...............................       A-21

                                          ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF BETA AND MERGER SUB...................       A-22
SECTION 3.01. Organization and Qualification; Subsidiaries...........................       A-22
SECTION 3.02. Memorandum of Association and Bye-Laws.................................       A-22
SECTION 3.03. Capitalization.........................................................       A-22
SECTION 3.04. Authority Relative to this Agreement and the Stock Option Agreement....       A-23
SECTION 3.05. No Conflict; Required Filings and Consents.............................       A-23
SECTION 3.06. Compliance; Permits....................................................       A-24
SECTION 3.07. SEC Filings; Financial Statements......................................       A-24
SECTION 3.08. Absence of Certain Changes or Events...................................       A-25
SECTION 3.09. No Undisclosed Liabilities.............................................       A-25
SECTION 3.10. Absence of Litigation..................................................       A-25
SECTION 3.11. Employee Benefit Plans; Employment Agreements..........................       A-25
SECTION 3.12. Labor Matters..........................................................       A-27
SECTION 3.13. Registration Statement; Joint Proxy Statement/Prospectus...............       A-28
SECTION 3.14. Restrictions on Business Activities....................................       A-28
SECTION 3.15. Title to Property......................................................       A-28
SECTION 3.16. Taxes..................................................................       A-29
SECTION 3.17. Environmental Matters..................................................       A-29
SECTION 3.18. Brokers................................................................       A-30
SECTION 3.19. Intellectual Property..................................................       A-30
SECTION 3.20. Interested Party Transactions..........................................       A-30
SECTION 3.21. Insurance..............................................................       A-30
SECTION 3.22. Product Liability and Recalls..........................................       A-31
SECTION 3.23. Ownership of Beta and Merger Sub; No Prior Activities..................       A-31
SECTION 3.24. Pooling Matters........................................................       A-31
SECTION 3.25. Tax Matters............................................................       A-31
SECTION 3.26. PBCL Section 2538......................................................       A-31

                                           ARTICLE IV

             CONDUCT OF BUSINESS PENDING THE MERGER..................................       A-31
SECTION 4.01. Conduct of Business by the Company Pending the Merger..................       A-32
SECTION 4.02. No Solicitation........................................................       A-34
SECTION 4.03. Conduct of Business by Tyco Pending the Merger.........................       A-35

                                           ARTICLE V

             ADDITIONAL AGREEMENTS...................................................       A-36
SECTION 5.01. Joint Proxy Statement/Prospectus; Registration Statement...............       A-36
SECTION 5.02. Company Shareholders Meeting...........................................       A-36
SECTION 5.03. Tyco Shareholders Meeting..............................................       A-36
SECTION 5.04. Access to Information; Confidentiality.................................       A-36
SECTION 5.05. Consents; Approvals....................................................       A-37
SECTION 5.06. Agreements with Respect to Affiliates..................................       A-37
SECTION 5.07. Indemnification and Insurance..........................................       A-37
SECTION 5.08. Notification of Certain Matters........................................       A-38
SECTION 5.09. Further Action/Tax Treatment...........................................       A-39
SECTION 5.10. Public Announcements...................................................       A-39
SECTION 5.11. Tyco Common Shares.....................................................       A-39
SECTION 5.12. Conveyance Taxes.......................................................       A-39
SECTION 5.13. Option Plans and Benefits, etc.........................................       A-39
SECTION 5.14. Rights Agreement.......................................................       A-40

SECTION 5.15. Accountant's Letters...................................................       A-40
SECTION 5.16. Pooling Accounting Treatment...........................................       A-40
SECTION 5.17. Compliance with State Property Transfer Statutes.......................       A-41
SECTION 5.18. Director Appointment...................................................       A-41
SECTION 5.19. Termination of Flexitrust..............................................       A-41
SECTION 5.20. Charities..............................................................       A-41

                                           ARTICLE VI

             CONDITIONS TO THE MERGER................................................       A-42
SECTION 6.01. Conditions to Obligation of Each Party to Effect the Merger............       A-42
SECTION 6.02. Additional Conditions to Obligations of Beta and Merger Sub............       A-43
SECTION 6.03. Additional Conditions to Obligation of the Company.....................       A-43

                                          ARTICLE VII

             TERMINATION.............................................................       A-45
SECTION 7.01. Termination............................................................       A-45
SECTION 7.02. Effect of Termination..................................................       A-46
SECTION 7.03. Fees and Expenses......................................................       A-46

                                          ARTICLE VIII

             GENERAL PROVISIONS......................................................       A-49
SECTION 8.01. Effectiveness of Representations, Warranties and Agreements............       A-49
SECTION 8.02. Notices................................................................       A-49
SECTION 8.03. Certain Definitions....................................................       A-50
SECTION 8.04. Amendment..............................................................       A-50
SECTION 8.05. Waiver.................................................................       A-51
SECTION 8.06. Headings...............................................................       A-51
SECTION 8.07. Severability...........................................................       A-51
SECTION 8.08. Entire Agreement.......................................................       A-51
SECTION 8.09. Assignment.............................................................       A-51
SECTION 8.10. Parties in Interest....................................................       A-51
SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative..................       A-51
SECTION 8.12. Governing Law; Jurisdiction............................................       A-52
SECTION 8.13. Counterparts...........................................................       A-52
SECTION 8.14. WAIVER OF JURY TRIAL...................................................       A-52

              GUARANTEE..............................................................       A-53

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of November 22, 1998 (this "Agreement"), among Beta Zeno Corp. ("Beta"), a Pennsylvania corporation and a direct, wholly-owned subsidiary of Tyco International Ltd. ("Tyco"), Alpha Zeno Corp., a Pennsylvania corporation and a direct, wholly-owned subsidiary of Beta ("Merger Sub"), and AMP Incorporated, a Pennsylvania corporation (the "Company").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Beta, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders, and consistent with and in furtherance of their respective business strategies and goals, for Beta to acquire all of the outstanding shares of the Company through the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such combination, the Boards of Directors of Beta , Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania (the "PBCL"), and upon the terms and subject to the conditions set forth herein;

    WHEREAS, Beta, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder and that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

    WHEREAS, Beta, Merger Sub and the Company intend that the Merger be accounted for as a pooling of interests for financial reporting purposes;

    WHEREAS, pursuant to the Merger, each outstanding share (together with the common stock purchase right associated therewith, a "Share") of the Company's Common Stock, without par value (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein;

    WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company's willingness to enter into this Agreement, Tyco has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Beta and Merger Sub in this Agreement; and

    WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Beta's and Merger Sub's entry into this Agreement, the Company and Beta have entered into a Stock Option Agreement (the "Stock Option Agreement") of even date herewith and attached hereto as Exhibit A;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Beta, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER. (a) At the Effective Time (as defined in Section 1.02), and subject to and upon the terms and conditions of this Agreement and the PBCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").

    SECTION 1.02. EFFECTIVE TIME. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing articles of merger as contemplated by the PBCL (the "Articles of Merger"), together with any required related certificates, with the Corporation Bureau, Department of State of the Commonwealth of Pennsylvania, in such form as required by, and executed in accordance with the relevant provisions of, the PBCL. The Merger shall become effective at the time of such filing or at such later time, which will be as soon as reasonably practicable, specified in the Articles of Merger (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY, unless another time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

    SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.04. ARTICLES OF INCORPORATION; BYLAWS. (a) ARTICLES OF INCORPORATION. Unless otherwise determined by Beta prior to the Effective Time, at the Effective Time, the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the PBCL and such Articles of Incorporation; PROVIDED, HOWEVER, that Article FOURTH of the Surviving Corporation's Articles of Incorporation shall be amended and restated in the Merger to read in its entirety as follows: "FOURTH. The aggregate number of shares authorized is 1,000 shares of common stock, par value $0.01 per share."

    (b) BYLAWS. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the PBCL, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

    SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    SECTION 1.06. EFFECT ON SECURITIES, ETC. At the Effective Time, by virtue of the Merger and without any action on the part of Beta, Merger Sub, the Company or the holders of any securities of the Company:

    (a) CONVERSION OF SECURITIES. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b)) shall be converted, subject to

Section 1.06(e) and Section 1.06(f), into the right to receive a fraction of a validly issued, fully paid and nonassessable common share, par value $0.20 per share, of Tyco (a "Tyco Common Share") such fraction to be in the ratio provided below (the "Exchange Ratio"). If the Average Stock Price (as hereinafter defined) is:

    (i) greater than $73.50, the Exchange Ratio shall be equal to $55.95 divided by the Average Stock Price;

    (ii) equal to or greater than $67.00 but less than or equal to $73.50, the Exchange Ratio shall be fixed at 0.7612;

   (iii) equal to or greater than $60.00 but less than $67.00, the Exchange Ratio shall be equal to $51.00 divided by the Average Stock Price; or

    (iv) less than $60.00, the Exchange Ratio shall be equal to $51.00 divided by the Average Stock Price (provided that Beta will have the right to terminate this Agreement by reason of such Average Stock Price pursuant to Section 7.01(i)), EXCEPT THAT if the Company has given notice in accordance with Section 7.01(i), the Exchange Ratio shall be fixed at 0.8500.

"Average Stock Price" means the average of the Daily Per Share Prices (as hereinafter defined) for the fifteen consecutive trading days ending on the fourth trading day prior to the Company Shareholders Meeting (as defined in Section 2.13). The "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of Tyco Common Shares (as reported in the NYSE Composite Transaction Tape) for that day.

    (b) CANCELLATION. Each Share held in the treasury of the Company and each Share owned by Beta, Merger Sub or any direct or indirect, wholly-owned subsidiary of the Company or Tyco immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

    (c) COMPANY/EQUITY AWARDS. (i) STOCK OPTIONS. Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a "Stock Option") granted under (A) the Company's Stock Option Plan for Outside Directors, as amended, (B) the Company's 1993 Long-Term Equity Incentive Plan, as amended (the "1993 Plan") or (C) any other stock option plan or agreement of the Company (collectively, the "Company Stock Option Plans") shall constitute an option (an "Adjusted Option") to acquire, on the same terms and conditions MUTATIS MUTANDIS as were applicable under such Stock Option prior to the Effective Time (but taking account of the Merger), the number of Tyco Common Shares (rounded to the nearest whole Tyco Common Share) as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full immediately prior to the Effective Time, at a price per share (rounded to the nearest whole cent) equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Tyco Common Shares deemed purchasable pursuant to such Adjusted Option. The other terms of each such Stock Option, and the plans under which they were issued, shall continue to apply in accordance with their terms, including, to the extent provided therein, the acceleration of vesting of such Stock Options in connection with the transactions contemplated hereby. As soon as practicable after the Effective Time, Beta shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and that such Stock Option shall continue in effect on the same terms and conditions (subject to the adjustments as a result of the Merger described in this Section 1.06(c)).

    (ii) RESTRICTED STOCK. Except as set forth on Section 1.06(c)(ii) of the Company Disclosure Schedule (as defined in Section 2.01) and subject to the immediately following sentence, all restricted Shares subject to awards granted pursuant to the 1993 Plan or pursuant to any other plan or agreement of the Company, including but not limited to "Performance Restricted Shares," in accordance with the terms of such plans and agreements as in effect on the date hereof, shall become immediately vested and free of restrictions as of the Effective Time and each such award shall be converted into the number of Tyco Common Shares calculated by multiplying (A) the sum of
(1) the number of restricted Shares subject to such award plus (2) the number of phantom Shares credited to the awardee's "Dividend Reinvestment Account" by (B) the Exchange Ratio. Notwithstanding the immediately preceding sentence, awards of Performance Restricted Shares granted to an employee who is party to an "Executive Severance Agreement" with the Company, in accordance with the terms of such Executive Severance Agreement as in effect on the date hereof, shall, as of the Effective Time, become immediately vested and free of restrictions as of consummation of the Merger, and such award shall be converted into a number of Tyco Common Shares equal to two times the product of (A) the sum of (1) the number of restricted Shares subject to such award plus (2) the number of phantom Shares credited to the awardee's Dividend Reinvestment Account and (B) the Exchange Ratio.

    (iii) BONUS UNITS. Bonus Units subject to awards granted under the Company's Bonus Plan (Stock plus Cash) (the "Stock Plus Cash Plan"), in accordance with the terms of such Plan as in effect on the date hereof (but subject to the terms of any Executive Severance Agreement with the holder of such a Bonus Unit as in effect on the date hereof), shall, as of the Effective Time, be converted into Bonus Units relating to Tyco Common Shares. The number of Tyco Common Shares to be issued in respect of each such award of Bonus Units shall be the result obtained by (A) calculating the excess, if any, of (1) the "Market Value" (as defined in the Stock Plus Cash Plan) or the "Fair Market Value" (as defined in
Section 2(a) of the Executive Severance Agreement with the Company), as applicable to the particular holder (the applicable value being referred to as the "Market Price") over (2) the per Bonus Unit Designated Value (as defined in the Stock Plus Cash Plan) of such award; (B) multiplying the result obtained pursuant to clause (A) by the number of Bonus Units subject to such award; (C) dividing the product obtained pursuant to clause (B) by the Market Price; and
(D) multiplying the quotient obtained pursuant to clause (C) by the Exchange Ratio. The Tyco Common Shares so determined shall be issued on the date or dates set forth under the terms of the agreement evidencing the award of Bonus Units, subject to the terms of the applicable Executive Severance Agreement as in effect on the date hereof. In addition, the Cash Bonus (as defined in the Stock Plus Cash Plan) in respect thereof shall be paid in accordance with the terms of such Plan as in effect of the date hereof, subject to the terms of the applicable Executive Severance Agreement as in effect on the date hereof.

    Bonus Units subject to awards granted under the 1993 Plan shall be payable as of the Effective Time in accordance with the terms of such Plan as in effect on the date hereof, in a number of Tyco Common Shares calculated as follows: the number of Tyco Common Shares to be issued as of such date shall be the result obtained by (A) calculating the excess, if any, of (1) the "Fair Market Value" (as defined in the 1993 Plan) or the "Fair Market Value" (as defined in Section 2(a)) of the Executive Severance Agreement with the Company), as applicable to the particular holder (the applicable value being referred to as the "Market Price") over (2) the per Bonus Unit Designated Value (as defined in the 1993
Plan) of such award; (B) multiplying the result obtained pursuant to clause (A) by the number of Bonus Units subject to such award; (C) dividing the product obtained pursuant to clause (B) by the Market Price; and (D) multiplying the quotient obtained pursuant to clause (C) by the Exchange Ratio. In addition, the Cash Bonus (as defined in such Plan) in respect of such distribution shall be paid to each holder of such Bonus Units in accordance with the terms of such Plan as in effect of the date hereof, subject to the terms of the applicable Executive Severance Agreement as in effect on the date hereof.

    (iv) PHANTOM SHARES. The number of phantom Shares credited to a participant's account under the Company's Deferred Compensation Plan, Deferred Compensation Plan for Non-Employee Directors and Deferred Stock Accumulation Plan for Outside Directors, in accordance with the terms of such Plan as in effect of the date hereof, shall be adjusted by multiplying such number of phantom Shares by the Exchange Ratio. Such accounts shall otherwise be subject to the terms of such Plans.

    Beta shall take all action necessary such that Tyco will reserve for issuance a sufficient number of Tyco Common Shares for delivery upon exercise of Adjusted Options and distributions in respect to Bonus Units and restricted stock awards in accordance with this Section 1.06(c). As soon as practicable following the Effective Time, Beta shall take all action necessary such that Tyco will register the Tyco Common Shares subject to the Adjusted Options under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder (the "Securities Act") pursuant to a registration statement on Form S-8 (or any successor or other appropriate form) to the extent such registration is required under the Securities Act, and to use at least such efforts as are applied to Tyco's other stock options generally to cause the effectiveness of such registration statement or registration statements (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Adjusted Options remain outstanding (subject to interruptions of such effectiveness or current status as may be reasonably required from time to time, and are applicable to registration statements of Tyco with respect to its option plans generally, because of developments affecting Tyco or otherwise).

    (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

    (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Tyco Common Shares or Company Common Stock), distribution, exercise or exchange of Rights (as defined in Section 4.02(d)) or such Rights becoming exercisable, reorganization, recapitalization, split up, combination or exchange of shares or other like event with respect to Tyco Common Shares or Company Common Stock occurring after the date hereof and prior to the Effective Time.

    (f) FRACTIONAL SHARES. No certificates or scrip representing less than one Tyco Common Share shall be issued upon the surrender for exchange of a certificate or certificates or other evidence for shares issued pursuant to the Company's direct registration system which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Tyco Common Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the last reported sale price per Tyco Common Share on the NYSE Composite Transaction Tape on the last trading day prior to the date of the Effective Time.

    SECTION 1.07. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. At or prior to the Effective Time, Beta shall cause to be supplied to or for such bank or trust company as shall be designated by Beta and shall be reasonably acceptable to the Company (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.07 through the Exchange Agent, certificates evidencing the Tyco Common Shares issuable pursuant to Section 1.06(a) and the cash to be paid in lieu of fractional shares in exchange for outstanding Shares.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Beta will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Beta may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Tyco Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor solely (A) certificates evidencing that number of whole Tyco Common Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate and (B) cash in respect of fractional shares as provided in Section 1.06(f) (the Tyco Common Shares and cash in respect of fractional shares being, collectively, the "Merger Consideration"). The holder of such Certificate, upon its exchange for Tyco Common Shares, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c). Certificates surrendered pursuant to this
Section 1.07(b) shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Merger Consideration, dividends or distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of full Tyco Common Shares, and cash in respect of fractional shares, into which such shares of the Company Common Stock shall have been so converted. The provisions of this Section 1.07 shall be appropriately adjusted to the extent necessary to preserve and implement the intent of this section with respect to Certificates issued pursuant to the direct registration system.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Tyco Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Tyco Common Shares he is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section 1.07(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Tyco Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Tyco Common Shares.

    (d) TRANSFERS OF OWNERSHIP. If any certificate for Tyco Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Beta or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Tyco Common Shares in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Beta or any agent designated by it that such tax has been paid or is not payable.

    (e) ESCHEAT. Neither Beta, Merger Sub nor the Company nor any of their respective affiliates shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) WITHHOLDING RIGHTS. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock and from any cash dividends or other distributions that the holder is entitled to receive under Section 1.07(c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under Section 1.07(c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

    (g) UNDISTRIBUTED CERTIFICATES. Any portion of the certificates evidencing the Tyco Common Shares and the cash to be paid in lieu of fractional shares supplied to the Exchange Agent which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Beta, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 1.07 shall thereafter look only to Beta for payment of their claim for Merger Consideration and any dividends or distributions with respect to Tyco Common Shares.

    SECTION 1.08. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

    SECTION 1.09. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    SECTION 1.10. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Tyco Common Shares as may be required pursuant to Section 1.06(a); PROVIDED, HOWEVER, that Beta may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Tyco, Beta or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    SECTION 1.11. TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and the regulations promulgated thereunder and (ii) subject to applicable accounting standards, qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    SECTION 1.12. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Beta, Merger Sub and the Company will take all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

    SECTION 1.13. MATERIAL ADVERSE EFFECT. When used in connection with the Company or any of its subsidiaries or Tyco or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Tyco and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that effects of changes that are applicable to (A) the United States economy generally or (B) the United States securities markets generally shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Beta and Merger Sub as follows:

    SECTION 2.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's "significant" subsidiaries, as defined in Regulation S-X, is included as an exhibit to the Company's 1997 Annual Report on Form 10-K (the "Company Significant Subsidiaries"). The Company has furnished or will furnish to Beta a list of all subsidiaries of the Company together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company in Section 2.01of the written disclosure schedule previously delivered by the Company to Beta (the "Company Disclosure Schedule") or in Section 2.01 of the supplement to the Company Disclosure Schedule to be delivered to Beta not later than 14 days from the date of this Agreement (the "Supplemental Company Disclosure Schedule"). Except as set forth in Section 2.01 of the Company Disclosure Schedule or the Company SEC Reports (as defined in
Section 2.07 below), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which interest the Company has invested (and currently owns) or is required to invest $10,000,000 or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

    SECTION 2.02. ARTICLES OF INCORPORATION AND BYLAWS. The Company has heretofore made available to Beta a complete and correct copy of its Restated Articles of Incorporation and Bylaws as amended to date (the "Company Charter Documents"), and will make available to Beta , as promptly as practicable, the Articles of Incorporation and Bylaws (or equivalent organizational documents) of each of its subsidiaries reasonably requested by Beta (the "Subsidiary Documents"). Such Company Charter Documents and Subsidiary Documents are in full force and effect. Neither the Company nor any of the Company Significant Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents, except for violations of the documents which do not and are not reasonably likely to materially interfere with the operations of such entity. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents, except for violations of such documents which, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect.

    SECTION 2.03. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 700,000,000 shares of Company Common Stock. As of November 18, 1998, 218,789,869 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (excluding shares which are issued but not outstanding all of which are not entitled to vote), (iii) no shares of Company Common Stock were held by subsidiaries of the Company,

(iv) 9,260,282 shares of Company Common Stock were reserved for existing grants and 739,758 shares were reserved for future grants pursuant to the Company Stock Option Plans, (v) 3,000,000 shares of Company Common Stock were reserved and available for future issuance pursuant to the Company's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), and (vi) 25,000,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company's proposed "Flexitrust Agreement" (the "Flexitrust") described in Amendment No. 20 to the Company's 14D-9, filed with the SEC on September 28, 1998. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since November 18, 1998, except for changes resulting from the exercise of Stock Options. Except as set forth in Section 2.01, this Section 2.03 or Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Reports or as contemplated by the Stock Option Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business and other than obligations in amounts less than $3,000,000 individually and $25,000,000 in the aggregate. Except as set forth in Sections 2.01 and 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

    (b) The Company's Board of Directors has rescinded all authority of the Company to repurchase any of its securities and has resolved to terminate the Company's tender for shares of Company Common Stock pursuant to its Offer to Purchase, dated October 9, 1998 (the "Company's Tender Offer"), immediately upon the execution of this Agreement and without having purchased or accepted for purchase any shares of Company Common Stock, and the Company has no obligation to purchase or accept for purchase any such shares pursuant thereto or any other securities of the Company. The Company will publicly announce such termination by 9:00 a.m. E.S.T. on November 23, 1998.

    SECTION 2.04. AUTHORITY RELATIVE TO THIS AGREEMENT AND STOCK OPTION AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated (other than the approval of the Merger and this Agreement by the Company's shareholders in accordance with the PBCL and the Company's Charter Documents). As of the date hereof, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into this Agreement and the Stock Option Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement and have adopted resolutions so that Subchapters 25F and Section 2538 of the PBCL are not applicable to Tyco or any of its affiliates or to the Merger or the other transactions contemplated by this Agreement. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Tyco, Beta and Merger Sub of each such agreement and/or the guarantee thereof, as applicable, each constitutes a legal, valid and binding obligation of the Company.

    SECTION 2.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Section 2.05(a) of the Company Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $15,000,000 to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contact, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $15,000,000 over the term of such contract, commitment, agreement, or other understanding or arrangement; and
(iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "Exchange Act") but have not been so filed with the SEC.

    (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Stock Option Agreement by the Company does not, and the performance of this Agreement and the Stock Option Agreement by the Company will not, (i) conflict with or violate the Restated Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each, a "Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filings under the Exon-Florio Act, filings and consents under any applicable foreign laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Foreign Monopoly Laws"), filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and the filing and recordation of appropriate merger or other documents as required by the PBCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement or the Stock Option Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

    SECTION 2.06. COMPLIANCE; PERMITS. (a) Except as disclosed in Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (b) Except as disclosed in Section 2.06(b) of the Company Disclosure Schedule or the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Reports or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since December 31, 1995 (collectively, the "Company SEC Reports"). Except as disclosed in Section 2.07 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Reports), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    SECTION 2.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 2.08 of the Company Disclosure Schedule or the Company SEC Reports or actions (other than actions of the type prohibited by Section 4.01) relating to the unsolicited efforts of AlliedSignal, Inc. ("AlliedSignal") to acquire the Company, since September 30, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Restated Articles of Incorporation or Bylaws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(iv) any material change by the Company in its accounting methods, principles or practices; or (v) other than in the ordinary course of business, any sale of a material amount of assets of the Company.

    SECTION 2.09. NO UNDISCLOSED LIABILITIES. Except as set forth in Section
2.09 of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of September 30, 1998 included in the Company's Quarterly Report of Form 10-Q for the quarter ended September 30, 1998 (the "1998 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1998 Balance Sheet, (c) incurred since September 30, 1998 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby, (e) for fees and expenses relating to AlliedSignal's unsolicited efforts to acquire the Company or with respect to the Company's Tender Offer, or (f) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.10. ABSENCE OF LITIGATION. Except as set forth in Section 2.10 and
Section 2.19(c) of the Company Disclosure Schedule or the Company SEC Reports or arising out of transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.11. EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS. (a) Section 2.11(a) of the Company Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (a "Company ERISA Affiliate"), or any subsidiary of the Company, as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 2.11, the "Company Employee Plans"); provided, however, that a list of (i) all Company International Plans (as defined in Section

2.11(g) hereof) not currently set forth on Section 2.11(a) of the Company Disclosure Schedule and (ii) all individual employment, incentive or compensation arrangements with non-officers of the Company not currently set forth on Section 2.11(a) of the Company Disclosure Schedule shall be provided by the Company to Beta on Section 2.11(a) of the Supplemental Company Disclosure Schedule. To the Company's knowledge, failure to satisfy its obligations under the Company Employee Plans referred to in clauses (i) and (ii) of the immediately preceding sentence would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has made available to Beta, prior to the date of this Agreement, or the Company will make available not later than 30 days after the date of this Agreement, copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants,
(ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the Department of Labor with respect to each Company Employee Plan required to make such filing and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination). For purposes of this Section 2.11, the term "material," when used with respect to (i) any Company Employee Plan, shall mean that the Company or a Company ERISA Affiliate has incurred or may incur obligations in an amount exceeding $1,250,000 with respect to such Company Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that the Company or a Company ERISA Affiliate has incurred or may incur obligations in an amount exceeding $750,000, with respect to any one such or series of liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

    (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule or the Company SEC Reports, (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to the Company or any Company ERISA Affiliate; (iv) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements of applicable law, and may by their terms be amended and/or terminated at any time subject to applicable law and the terms of each Company Employee Plan, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (v) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and, to the Company's knowledge, nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vii) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to the Company or any Company ERISA Affiliate nor would the consummation of the transactions contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day requirement has not been waived; and (viii) neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur any material liability under Title IV of ERISA including, without limitation, with respect to an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course).

    (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted; and (iii) any other right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right.

    (d) To the extent not already included and so labelled in Section 2.11(a) of the Company Disclosure Schedule, Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $375,000; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Company Employee Plans obligating the Company or any of its subsidiaries to make annual cash payments in the aggregate exceeding $375,000; (iv) all officers of the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (v) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $375,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of the Company which contain change of control provisions.

    (e) Except as set forth in Section 2.11(e) of the Company Disclosure
Schedule: (i) the PBGC has not instituted proceedings to terminate any Company Employee Plan that is subject to Title IV of ERISA (each, a "Company Defined Benefit Plan"); (ii) the Company Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto; (iii) as of January 1, 1998, the present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Company Defined Benefit Plans, determined on an ongoing basis using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan's most recently completed fiscal year, does not exceed by more than $2,500,000 the value of the Company Defined Benefit Plans' assets and to the knowledge of the Company, nothing has occurred since the end of the most recently completed fiscal year that would adversely affect the funding status of such plans; (iv) all applicable premiums required to be paid to the PBGC with respect to the Company Defined Benefit Plans have been paid; (v) no facts or circumstances exist with respect to any Company Defined Benefit Plan which would give rise to a lien on the assets of the Company under Section 4068 of ERISA or otherwise; and (vi) as of the date hereof, substantially all of the assets of the Company Defined Benefit Plans are readily marketable securities or insurance contracts.

    (f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule or in the Company SEC Reports, (i) the Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company stock; (ii) since December 31, 1997, the Company has not proposed nor agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee; and
(iv) no person will be entitled to any severance benefits under the terms of any Company Employee Plan solely by reason of the consummation of the transactions contemplated by this Agreement.

    (g) Each Company Employee Plan covering non-U.S. employees (a "Company International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans where such Company International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. Except as set forth on Section 2.11(g) of the Company Disclosure Schedule, the fair market value of the assets of each funded Company International Plan, if any, (or the liability of each funded Company International Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Effective Time according to the actuarial assumptions and valuations most recently used to determine employer contributions to the Company International Plan.

    (h) The Company has fiduciary liability insurance of at least $1,500,000 in effect covering the fiduciaries of the Company Employee Plans (including the Company) with respect to whom the Company may have liability.

    SECTION 2.12. LABOR MATTERS. Except as set forth in Section 2.12 of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have had, or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) neither the Company nor any of its United States subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its United States subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does the Company or any of its United States subsidiaries know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) neither the Company nor any of its subsidiaries is in breach of any material collective bargaining agreement or other labor union contract, nor has any knowledge of any activities or proceedings of any labor unions to organize employees, or of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.13. REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of Beta in Section 3.13, the information supplied by the Company in writing specifically for inclusion in the Registration Statement (as defined in Section 3.13) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider the Merger (the "Company Shareholders Meeting"), and to the shareholders of Tyco in connection with the meeting of the shareholders of Tyco to consider the issuance of the Tyco Common

Shares in connection with the Merger (the "Tyco Shareholders Meeting" and, together with the Company Shareholders Meeting, the "Shareholders Meetings") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders Meetings contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Beta and Merger Sub. The Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Tyco, Beta or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Joint Proxy Statement/Prospectus.

    SECTION 2.14. RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Reports, to the best of the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.15. TITLE TO PROPERTY. Except as set forth in Sections 2.15 and 2.19(b) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule, the Company and each of its subsidiaries have good title to all of their real properties and other assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1998 Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.16. TAXES. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

    (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 1998 Balance Sheet have been established or which are being contested in good faith. Except as set forth in
Section 2.16(a) of the Company Disclosure Schedule, there are no material claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 1998 Balance Sheet have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. To the best knowledge of the Company, there are no liens for material amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes.

    (b) For purposes of this Agreement, the term "Tax" shall mean any United States federal, state, local, non-United States or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

    SECTION 2.17. ENVIRONMENTAL MATTERS. (a) Except as set forth in Section 2.17(a) to the Company Disclosure Schedule or in the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in compliance with the Environmental Laws (as hereinafter defined), which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

    (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims (as hereinafter defined), including claims based on "arranger liability," pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

    (c) Except as set forth on Section 2.17(c) of the Company Disclosure Schedule or in the Company SEC Reports, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as hereinafter defined), that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls (PCBs) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

    (e) For purposes of this Agreement:

    (i) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

    (ii) "Environmental Laws" means all United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to CERCLA, RCRA, TSCA, OSHA, the Clean Air Act, the Clean Water Act, each as amended or supplemented, and any applicable transfer statutes or laws.

    (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, and any other chemicals, pollutants or substances regulated under any Environmental Law.

    SECTION 2.18. BROKERS. No broker, finder or investment banker (other than Credit Suisse First Boston ("CSFB") and Donaldson, Lufkin & Jenrette ("DLJ"), the fees and expenses of each of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Beta a complete and correct copy of all agreements between the Company and CSFB and DLJ pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder.

    SECTION 2.19. INTELLECTUAL PROPERTY. (a) As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks and copyrights, and registrations and applications therefor, trade names, know-how, trade secrets, computer software programs and proprietary information. As used herein, "Company Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

    (b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property Assets that are used in and otherwise material to the business of the Company and its subsidiaries as currently conducted, without conflict with the rights of others.

    (c) Except as disclosed in Section 2.19(c) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of the Company, are threatened by any person with respect to the Company Intellectual Property Assets, or (ii) are, to the knowledge of the Company, currently pending or threatened by any person with respect to the Intellectual Property Assets of a third party (the "Third Party Intellectual Property Assets") to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

    (d) Except as disclosed in Section 2.19(d) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries knows of any valid grounds for any bona fide claim to the effect that the manufacture, sale, licensing or use of any product now used, sold or licensed or proposed for use, sale, license by the Company or any of its subsidiaries infringes on any Third Party Intellectual Property Assets.

    (e) Section 2.19(e) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule sets forth or will set forth a list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, material common law trademarks, material trade dress and material slogans, and all trade names owned by the Company and/or each of its subsidiaries worldwide; (iii) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; and (iv) all licenses owned by the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in Section 2.19(e) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule; or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights material to the Company except for any licenses of software programs that are commercially available "off the shelf." Except as disclosed in Section 2.19(e)(v) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications and licenses set forth in Section 2.19(e) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (f) To the knowledge of the Company, except as set forth in Section 2.19(e)(v) or 2.19(f) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule or the Company SEC Reports: (i) each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of the Company and/or each of its subsidiaries is valid and subsisting and (ii) each material license of Company Intellectual Property Assets listed on Section 2.19(e) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule is valid, subsisting and enforceable.

    (g) Except as set forth in Section 2.19(g) of the Company Disclosure Schedule, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

    (h) Except as set forth in Section 2.19(h) of the Company Disclosure Schedule, the disclosure under the heading "YEAR 2000" contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998 is accurate and in compliance with applicable law in all material respects.

    SECTION 2.20. INTERESTED PARTY TRANSACTIONS. Except as set forth in Section
2.20 of the Company Disclosure Schedule or the Company SEC Reports or for events as to which the amounts involved do not, in the aggregate, exceed $300,000, since the Company's proxy statement dated March 16, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    SECTION 2.21. INSURANCE. Except as disclosed in Section 2.21 of the Company Disclosure Schedule or the Company SEC Reports, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.22. PRODUCT LIABILITY AND RECALLS. (a) Except as disclosed in
Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Reports, the Company is not aware of any claim, pending or threatened, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (b) Except as disclosed in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Reports, there is no pending or, to the knowledge of the Company, overtly threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.23. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has been advised by its financial advisor, CSFB, to the effect that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Shares from a financial point of view.

    SECTION 2.24. POOLING MATTERS. To the Company's knowledge and based upon consultation with its independent accountants, the Company has provided to Beta and its independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its affiliates on or before the date of this Agreement that, if taken, might reasonably be expected to affect adversely the ability of Tyco to account for the business combination to be effected by the Merger as a pooling of interests, and the Company has no knowledge that such business combination cannot be accounted for in that manner. For purposes of this Section 2.24, references to "knowledge" mean to the actual knowledge of the Company's Chairman and Chief Executive Officer, Chief Financial Officer or Controller.

    SECTION 2.25. TAX MATTERS. The representations, statements and covenants set forth in paragraph 2 through 14 of Section 2.25 of the Company Disclosure Schedule are true and correct in all material respects.

    SECTION 2.26. RIGHTS AGREEMENT. The Board of the Directors of the Company has authorized and approved an amendment to the Rights Agreement (as defined in Section 4.02(d)) to the effect that (i) none of Beta, Merger Sub and their affiliates, either individually or as a group, shall become an "Acquiring Person" (as defined in the Rights Agreement), (ii) no Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date or Triggering Event (as each such term is defined in the Rights Agreement) (each a "Rights Event") shall occur, and (iii) an Unsolicited Acquisition Proposal (as defined in the Rights Agreement) shall not be deemed to have been announced, with respect to each of clauses (i), (ii) and (iii), by reason of the approval, execution or delivery of this

Agreement, the Stock Option Agreement, the consummation of the transactions contemplated hereby and thereby or any announcement of the same. The Company and the Rights Agent (as defined in the Rights Agreement) shall execute such amendment to the Rights Agreement no later than the second business day following the date hereof.

    SECTION 2.27. SUPPLEMENTAL COMPANY DISCLOSURE SCHEDULE. No disclosure which will be made on the Supplemental Company Disclosure Schedule will be of a matter which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF BETA AND MERGER SUB

    Beta and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

    SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Tyco and its subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized and existing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of Tyco and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of Tyco's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Tyco or another subsidiary of Tyco, is set forth in Section 3.01 of the written disclosure schedule previously delivered by Beta to the Company (the "Beta Disclosure Schedule"). Except as set forth in Section 3.01 of the Beta Disclosure Schedule or the Tyco SEC Reports (as defined in Section 3.07 below), Tyco does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which Tyco has invested and currently owns or is required to invest $7,500,000 or more, excluding securities in any publicly traded company held for investment by Tyco and comprising less than five percent of the outstanding capital stock of such company.

    SECTION 3.02. MEMORANDUM OF ASSOCIATION AND BYE-LAWS. Beta has heretofore made available to the Company a complete and correct copy of Tyco's Memorandum of Association and Bye-Laws, as amended to date (the "Tyco Charter Documents"). Such Tyco Charter Documents are in full force and effect. Neither Tyco, Beta nor Merger Sub is in violation of any of the provisions of its Memorandum of Association (or Articles of Incorporation) or bye-laws (or by-laws).

    SECTION 3.03. CAPITALIZATION. (a) The authorized capital stock of Tyco consists of 1,503,750,000 Tyco Common Shares and 125,000,000 Preference Shares, $1.00 par value per share ("Tyco Preferred Shares"). (i) As of November 6, 1998,
(I) 647,323,419 Tyco Common Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, (II) no Tyco Preferred Shares were outstanding and (III) no more than 10,000,000 Tyco Common Shares and no Tyco Preferred Shares were held by subsidiaries of Tyco (excluding such Tyco Common Shares held or to be held by Beta for delivery to the shareholders of the Company as Merger Consideration); (ii) as of September 30, 1998, warrants to purchase 157,778 Tyco Common Shares were outstanding; and (iii) as of October 21, 1998, approximately 29,500,000 Common Shares were reserved for issuance upon exercise of stock options issued under Tyco's stock option plans. No material change in such capitalization has occurred since such dates, respectively, other than as a result of the exercise of options or warrants outstanding as of such dates. Except as set forth in Section 3.03 of the Beta Disclosure Schedule or the Tyco SEC Reports or as contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on Tyco or any of its subsidiaries relating to the issued or unissued capital stock of Tyco or any of its subsidiaries or obligating Tyco or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Tyco or any of its subsidiaries. Except as set forth in Section 3.01 or 3.03 of the Beta Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Tyco's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares) are owned by Tyco or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Tyco's voting rights, charges or other encumbrances of any nature whatsoever.

    (b) The Tyco Common Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and shall be listed, upon official notice of issuance, for trading on the NYSE.

    SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT AND THE STOCK OPTION AGREEMENT. Each of Tyco, Beta and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, as applicable, and the Tyco guarantees hereof and thereof, as applicable, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement, and the Tyco guarantees thereof, by Tyco, Beta and Merger Sub, as applicable, and the consummation by Tyco, Beta and Merger Sub of the transactions, contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary corporate action on the part of Tyco, Beta and Merger Sub, as applicable, and no other corporate proceedings on the part of Tyco, Beta or Merger Sub are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated (other than the approval of the issuance of the Tyco Common Shares in connection with the Merger by a majority of the votes cast on a proposal to such effect, provided that the total votes cast on such proposal represent over 50% of the interest of all securities entitled to vote on such proposal, in accordance with the rules and regulations of the NYSE, the Companies Act of 1981, as amended, and the Tyco Charter Documents). The respective Boards of Directors of Tyco and Beta, as applicable, have each determined that it is advisable and in the best interest of Tyco's and Beta's shareholders, as applicable, for Beta to enter into this Agreement and the Stock Option Agreement, for Tyco to guarantee Beta's obligations hereunder and thereunder, and for Beta to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement, the Stock Option Agreement and/or the Tyco guarantees thereof have been duly and validly executed and delivered by Tyco, Beta and Merger Sub, as applicable, and, assuming due authorization, execution and delivery by the Company, constitute the legal, valid and binding obligations of Tyco, Beta and Merger Sub, as applicable.

    SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Section 3.05(a) of the Beta Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which Tyco or any of its subsidiaries is a party or by which any of them is bound, each in an amount exceeding $25,000,000; (ii) all contracts, agreements, commitments or other understandings or arrangements to which Tyco or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by Tyco or any of its subsidiaries of less than $20,000,000 in any single instance; and (iii) all agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts" but have not been so filed with the SEC.

    (b) Except as set forth in Section 3.05(b) of the Beta Disclosure Schedule, the execution and delivery of this Agreement, the Stock Option Agreement and guarantees thereof by Tyco, Beta and Merger Sub, as applicable, do not, and the performance of this Agreement, the Stock Option Agreement and the guarantees thereof by Tyco, Beta and Merger Sub, as applicable, will not, (i) conflict with or violate the Memorandum of Association (or Articles of Incorporation) or bye-laws (or by-laws) of Tyco, Beta or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Tyco or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Tyco's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance (including a right to purchase) on any of the properties or assets of Tyco or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Tyco or any of its subsidiaries is a party or by which Tyco or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (c) The execution and delivery of this Agreement, the Stock Option Agreement and the guarantees thereof by Tyco, Beta and Merger Sub, as applicable, do not, and the performance of this Agreement, the Stock Option Agreement and the guarantees thereof by Tyco, Beta and Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, filings under the Exon-Florio Act, Foreign Monopoly Laws, and the filing and recordation of appropriate merger or other documents as required by the PBCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Tyco, Beta or Merger Sub from performing their respective material obligations under this Agreement, the Stock Option Agreement and the guarantees thereof, and would not otherwise be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by Tyco, Beta or Merger Sub.

    SECTION 3.06. COMPLIANCE; PERMITS. (a) Except as disclosed in Section 3.06(a) of the Beta Disclosure Schedule or the Tyco SEC Reports, neither Tyco nor any of its subsidiaries is in conflict with, or in default or violation of,
(i) any law, rule, regulation, order, judgment or decree applicable to Tyco or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Tyco or any of its subsidiaries is a party or by which Tyco or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (b) Except as disclosed in Section 3.06(b) of the Beta Disclosure Schedule or the Tyco SEC Reports, Tyco and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of Tyco and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Tyco Permits") except where the failure to hold such Tyco Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Tyco and its subsidiaries are in compliance with the terms of the Tyco Permits, except as described in the Tyco SEC Reports or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) Tyco has filed all forms, reports and documents required to be filed with the SEC since December 31, 1995 (collectively, the "Tyco SEC Reports"). The Tyco SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.07(a) of the Beta Disclosure Schedule, none of Tyco's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Tyco SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Tyco SEC Reports), and each fairly presents in all material respects the consolidated financial position of Tyco and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 3.08 of the Beta Disclosure Schedule or the Tyco SEC Reports, since June 30, 1998, Tyco has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or changed circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Tyco Charter Documents; (iii) any damage to, destruction or loss of any assets of Tyco (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) any material change by Tyco in its accounting methods; or
(v) any sale of a material amount of assets of Tyco, except in the ordinary course of business.

    SECTION 3.09. NO UNDISCLOSED LIABILITIES. Except as set forth in Section
3.09 of the Beta Disclosure Schedule or the Tyco SEC Reports, neither Tyco nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Tyco's unaudited balance sheet (including any related notes thereto) as of June 30, 1998 included in Tyco's Quarterly Report on Form 10-Q for the fiscal period ended June 30, 1998 (the "1998 Tyco Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1998 Balance Sheet, (c) incurred since June 30, 1998 in the ordinary course of business, (d) incurred in connection with this Agreement, or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.10. ABSENCE OF LITIGATION. Except as set forth in Section 3.10 and 3.19(b) of the Beta Disclosure Schedule or the Tyco SEC Reports or arising out of transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Beta, threatened against Tyco or any of its subsidiaries, or any properties or rights of Tyco or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.11. EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS. (a) Section 3.11(a) of the Beta Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of ERISA), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of Tyco or any entity (whether or not incorporated) which is a member of a controlled group including Tyco or which is under common control with Tyco within the meaning of

Section 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA ("Tyco ERISA Affiliate"), or any subsidiary of Tyco, as well as each plan with respect to which Tyco or a Tyco ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 3.11, the "Tyco Employee Plans"). For purposes of this Section 3.11, the term "material," when used with respect to (i) any Tyco Employee Plan, shall mean that Tyco or a Tyco ERISA Affiliate has incurred or may incur obligations in an amount exceeding $5,000,000 with respect to such Tyco Employee Plan, and
(ii) any liability, obligation, breach or non-compliance, shall mean that Tyco or a Tyco ERISA Affiliate has incurred or may incur obligations in an amount exceeding $3,000,000, with respect to any one such or series of liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

    (b) Except as set forth in Section 3.11(b) of the Beta Disclosure Schedule or the Tyco SEC Reports, (i) none of the Tyco Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Tyco Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Tyco Employee Plan which could subject Tyco or any Tyco ERISA Affiliate, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Tyco Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to Tyco or any Tyco ERISA Affiliate; (iv) all Tyco Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements of applicable law, and may by their terms be amended and/or terminated at any time subject to applicable law and the terms of each Tyco Employee Plan, and Tyco and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Tyco Employee Plans; (v) each Tyco Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and, to Beta's knowledge, nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Tyco Employee Plan pursuant to Section 412 of the Code, or the terms of the Tyco Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vii) with respect to each Tyco Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to Tyco or any Tyco ERISA Affiliate nor would the consummation of the transaction contemplated hereby (including the execution of this agreement) constitute a reportable event for which the 30-day requirement has not been waived; and
(viii) neither Tyco nor any Tyco ERISA Affiliate has incurred or reasonably expects to incur any material liability under Title IV of ERISA including, without limitation, with respect to an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

    (c) Section 3.11(c) of the Beta Disclosure Schedule sets forth a true and complete list of the aggregate number of (i) options to purchase Tyco Common Shares as of the date hereof, together with the number of Tyco Common Shares subject to such options, the option prices of such options (to the extent determined as of the date hereof), whether such options are intended to qualify as ISOs, and the expiration date of such options; (ii) any Tyco Common Shares that are restricted; and (iii) any other rights, directly or indirectly, to receive Tyco Common Shares, together with the number of Tyco Common Shares subject to such rights, held by each current or former employee, officer or director of Tyco or any of its subsidiaries.

    (d) To the extent not already included and so indicated in Section 3.11(a) of the Company Disclosure Schedule, Section 3.11(d) of the Beta Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of Tyco or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating Tyco or any of its subsidiaries to make annual cash payments in an amount exceeding $1,500,000; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Tyco Employee Plans obligating Tyco or any of its subsidiaries to make annual cash payments in the aggregate exceeding $1,500,000; (iv) all officers of Tyco or any of its subsidiaries who have executed a non-competition agreement with Tyco or any of its subsidiaries; (v) all severance agreements, programs and policies of Tyco or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $1,500,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of Company which contain change in control provisions.

    (e) Except as set forth in Section 3.11(e) of the Beta Disclosure Schedule:
(i) the PBGC has not instituted proceedings to terminate any Tyco Employee Plan that is subject to Title IV of ERISA (each, a "Tyco Defined Benefit Plan"); (ii) the Tyco Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto; (iii) as of January 1, 1998, the present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Company Defined Benefit Plans, determined on an ongoing basis using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan's most recently completed fiscal year, does not exceed by more than $10,000,000 the value of the Tyco Defined Benefit Plans' assets and to the knowledge of Beta, nothing has occurred since the end of the most recently completed fiscal year that would adversely affect the funding status of such plans; (iv) all applicable premiums required to be paid to the PBGC with respect to the Tyco Defined Benefit Plans have been paid; (v) no facts or circumstances exist with respect to any Tyco Defined Benefit Plan which would give rise to a lien on the assets of Tyco under Section 4068 of ERISA or otherwise; and (vi) substantially all the assets of the Tyco Defined Benefit Plans are readily marketable securities or insurance contracts.

    (f) Except as set forth in Schedule 3.08 or 3.11(f) of the Beta Disclosure Schedule, Tyco does not maintain an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Tyco Employee Plan that invests in Beta stock.

    (g) Each Tyco Employee Plan covering non-U.S. employees (a "Tyco International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans where such Tyco International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The benefit liabilities of the Tyco International Plans are adequately provided for on the consolidated financial statements of Tyco.

    (h) Tyco and its affiliates have, in the aggregate, fiduciary liability insurance of at least $15,000,000 in effect covering the fiduciaries of the Tyco Employee Plans (including Tyco) with respect to whom Tyco may have liability.

    SECTION 3.12. LABOR MATTERS. Except as set forth in Section 3.12 of the Beta Disclosure Schedule or the Tyco SEC Reports, (i) there are no controversies pending or, to the knowledge of Tyco or any of its subsidiaries, threatened, between Tyco or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) neither Tyco nor any of its United States subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by Tyco or its United States subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does Tyco or any of its United States subsidiaries know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) neither Tyco nor any of its subsidiaries is in breach of any material collective bargaining agreement or other labor union contract, nor has any knowledge of any strikes, activities or proceedings of any labor union to organize employees, or of any slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Tyco or any of its subsidiaries, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.13. REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement on Form S-4 (or on such other form as shall be appropriate) (as it may be amended, the "Registration Statement") pursuant to which the Tyco Common Shares to be issued in connection with the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Tyco, Beta or Merger Sub in writing specifically for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders or at the time of the Shareholders Meetings, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Tyco, Beta, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Tyco, Beta or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/ Prospectus, Beta or Merger Sub will promptly inform the Company. The Registration Statement and Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Beta and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement/Prospectus.

    SECTION 3.14. RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement, to the best of Beta's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Tyco or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by Tyco or any of its subsidiaries as currently conducted by Tyco or such Subsidiary, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.15. TITLE TO PROPERTY. Tyco and each of its subsidiaries have good title to all of their real properties and other assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1998 Balance Sheet; and, to Beta's knowledge, all leases pursuant to which Tyco or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Tyco, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.16. TAXES. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

    Tyco and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the September 1998 Tyco Balance Sheet have been established or which are being contested in good faith. There are no material claims or assessments pending against Tyco or any of its subsidiaries for any alleged deficiency in any Tax, except as set forth in Section 3.16 of the Beta Disclosure Schedule, there are no pending or threatened audits or investigations for or relating to any liability in respect of any Taxes, and Tyco has not been notified in writing of any proposed Tax claims or assessments against Tyco or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 1998 Tyco Balance Sheet have been established or which are being contested in good faith or are immaterial in amount). Neither Tyco nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Tyco or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. To the best knowledge of Beta, there are no liens for material amounts of Taxes on the assets of Tyco or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Other than with respect to Tyco and its subsidiaries, neither Tyco nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by Tyco or any of its subsidiaries with respect to Taxes.

    SECTION 3.17. ENVIRONMENTAL MATTERS. (a) Except as set forth in Section 3.17(a) of the Beta Disclosure Schedule or the Tyco SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of Tyco and its subsidiaries are in compliance with the Environmental Laws, which compliance includes the possession by Tyco and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

    (b) Except as set forth in Section 3.17(b) of the Beta Disclosure Schedule or the Tyco SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the best knowledge of Tyco, threatened against Tyco or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Tyco or any of its subsidiaries has retained or assumed.

    (c) Except as set forth on Section 3.17(c) of the Beta Disclosure Schedule or in the Tyco SEC Reports, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that is reasonably likely to form the basis of any Environmental Claim against Tyco or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Tyco or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 3.17(d) of the Beta Disclosure Schedule or the Tyco SEC Reports: (i) there are no off-site locations where Tyco or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, state Superfund site list, and Tyco and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by Tyco or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by Tyco or any of its subsidiaries; and
(iv) there are no polychlorinated biphenyls (PCBs) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by Beta or any of its subsidiaries.

    SECTION 3.18. BROKERS. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., the fees and expenses of whom will be paid by Beta) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Tyco.

    SECTION 3.19. INTELLECTUAL PROPERTY. (a) Tyco and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Tyco Intellectual Property Assets that are used in the business of Tyco and its subsidiaries as currently conducted without conflict with the rights of others except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As used herein, "Tyco Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by Tyco or any of its subsidiaries.

    (b) Except as disclosed in Section 3.19(b) of the Beta Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of Beta, threatened by any person with respect to the Tyco Intellectual Property Assets, or (ii) are, to the knowledge of Beta, currently pending or threatened by any person with respect to Third Party Intellectual Property Assets to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through Tyco or any of its subsidiaries.

    (c) Except as set forth in Section 3.19(c) of the Beta Disclosure Schedule or the Tyco SEC Reports or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of Beta and/or each of its subsidiaries is valid and subsisting.

    (d) Except as set forth in Section 3.19(d) of the Beta Disclosure Schedule, to Tyco's knowledge, there is no material unauthorized use, infringement or misappropriation of any of Tyco's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of Tyco or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to result in Material Adverse Effect.

    (e) The disclosure under the heading "Year 2000 Compliance" as set forth in
Section 3.19(e) of the Beta Disclosure Schedule is accurate and would comply in all material respects with the legal requirements for disclosure of such matters if included in Tyco's periodic reports filed with the SEC pursuant to the Exchange Act.

    SECTION 3.20. INTERESTED PARTY TRANSACTIONS. Except as set forth in Section
3.20 of the Beta Disclosure Schedule or the Tyco SEC Reports, since Tyco's proxy statement dated February 20, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to
Item 404 of Regulation S-K promulgated by the SEC.

    SECTION 3.21. INSURANCE. Except as disclosed in Section 3.21 of the Beta Disclosure Schedule or the Tyco SEC Reports, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by Tyco or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Tyco and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by Tyco, except as would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.22. PRODUCT LIABILITY AND RECALLS. (a) Except as disclosed in
Section 3.22(a) of the Beta Disclosure Schedule or the Tyco SEC Reports, Tyco is not aware of any claim, pending or threatened, against Tyco or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or per-formance of any service by Tyco or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (b) Except as disclosed in Section 3.22(b) of the Beta Disclosure Schedule or the Tyco SEC Reports, there is no pending or, to the knowledge of Tyco, overtly threatened, recall or investigation of any product sold by Tyco, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.23. OWNERSHIP OF BETA AND MERGER SUB; NO PRIOR ACTIVITIES.

    (a) Merger Sub is a direct, wholly-owned subsidiary of Beta and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

    (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by or undertaken in connection with this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

    SECTION 3.24. POOLING MATTERS. To Beta's knowledge and based upon consultation with its independent accountants, Tyco has provided to the Company and its independent accountants all information concerning actions taken or agreed to be taken by Tyco or any of its affiliates on or before the date of this Agreement that, if taken, might reasonably be expected to affect adversely the ability of Tyco to account for the business combination to be effected by the Merger as a pooling of interests, and Beta has no knowledge that such business combination cannot be accounted for in that manner. For purposes of this Section 3.24, references to "knowledge" mean to the actual knowledge of L. Dennis Kozlowski and Mark H. Swartz.

    SECTION 3.25. TAX MATTERS. The representations, statements, and covenants set forth in paragraph 2 through 26 of Section 3.25 of the Beta Disclosure Schedule hereto are true and correct in all material respects.

    SECTION 3.26. PBCL SECTION 2538. Other than by reason of this Agreement or the transactions contemplated hereby, Beta is not an "interested shareholder" of the Company, as that term is defined in Section 2538 of the PBCL.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 4.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Beta shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.01 of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Beta, which will not be unreasonably withheld or delayed:

        (a) amend or otherwise change the Company's Restated Articles of Incorporation or By-Laws;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options under the Company Stock Option Plans, which options are outstanding on the date hereof, or pursuant to the Company Stock Purchase Plan as in effect on the date hereof);

        (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $20,000,000 in the aggregate);

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent, except in no case may the aggregate of such intercompany cross-border dividends exceed $10,000,000, and except that the Company may declare and pay prior to the Effective Time quarterly cash dividends of $0.27 per share consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as required by the terms of any security as in effect on the date hereof and set forth in Section 4.01(d) of the Company Disclosure Schedule, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a shareholder equity interest in the Company;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for borrowings and reborrowing under the Company's existing credit facilities or other borrowings not in excess of $15,000,000 plus the amount, if any, used under such credit facilities as required to fund the Company's Rabbi Trust in the aggregate or issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or (iii) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $500,000,000 over the next 12 month period; or (iv) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

        (f) except as set forth in Section 4.01(f) of the Company Disclosure Schedule, increase the compensation or severance payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practices, or grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into any employment or severance agreement, with any new employee of the Company or any of its subsidiaries, except for an agreement entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $200,000, or establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan (within the meaning of Section 2.11 of this Agreement), trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement.

        (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof;

        (h) make any material tax election inconsistent with past practice or settle or compromise any material United States federal, state, local or non-United States tax liability, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or other settlements not in excess of $10,000,000 in the aggregate;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

        (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement or the Stock Option Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or under the Stock Option Agreement.

    SECTION 4.02. NO SOLICITATION. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined in Section 7.01) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a BONA FIDE Acquisition Proposal that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Tyco or
(ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c) and (d), considering and negotiating a bona fide Acquisition Proposal that is a Superior Proposal not solicited in violation of this Agreement; provided that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement at the Company Shareholders Meeting and (y) the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), Pepper Hamilton LLP and/or Harkins Cunningham), that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (i) (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Beta and (ii) to be more favorable to the Company than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of the Company under the laws of the Commonwealth of Pennsylvania.

    (b) The Company shall immediately notify Beta after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Beta shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall also immediately notify Beta, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

    (c) Unless this Agreement shall have been terminated in accordance with its terms, neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Beta, the approval by such Board of Directors of this Agreement or the Merger.

    (d) Prior to November 6, 1999, without the prior written consent of Beta, the Company and the Board of Directors of the Company shall not (i) redeem the rights (the "Rights") issued under the

Rights Agreement, dated as of October 25, 1989, as amended, between the Company and ChaseMellon Shareholder Services L.L.C., as Successor Rights Agents (the "Rights Agreement"), or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or (ii) enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless the Merger Agreement is terminated prior to such time pursuant to Sections 7.01(b), 7.01(c), 7.01(d)(ii) or 7.01(i) or is terminated prior to such time by the Company pursuant to Sections 7.01(f), 7.01(g) or 7.01(h). It is understood and agreed that a deferral of the distribution of Rights following the commencement of a tender offer or exchange offer shall not be prohibited hereunder.

    (e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its shareholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders required by applicable law, rule or regulation.

    (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Beta and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

    (g) The Company shall ensure that the officers and directors of the Company and the Company Significant Subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02.

    SECTION 4.03. CONDUCT OF BUSINESS BY TYCO PENDING THE MERGER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Beta covenants and agrees that, except as set forth in Section 4.03 of the Beta Disclosure Schedule or unless the Company shall otherwise agree in writing, Beta shall take all action necessary so that (i) Tyco shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by Tyco or its subsidiaries in contemplation of the Merger, and (ii) Tyco shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

    (a) amend or otherwise change Tyco's Charter Documents;

    (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement;

    (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Tyco may declare and pay a dividend to its parent, and except that Tyco may declare and pay quarterly cash dividends on the Tyco Common Shares of $0.025 per share consistent with past practice;

    (d) take any action to change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof; or

    (e) take or agree in writing or otherwise to take any action that would make any of the representations or warranties of Beta contained in this Agreement untrue or incorrect or prevent Beta from performing or cause Beta not to perform its covenants hereunder.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    SECTION 5.01. JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file, and Beta shall take all action necessary such that Tyco will prepare and file, with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus and, if the parties so agree at the time, the Registration Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Tyco of all information required to be contained therein, the Company shall file, and Beta shall take all action necessary such that Tyco will file, with the SEC the definitive Joint Proxy Statement/Prospectus and the Registration Statement (or, if the Registration Statement has been previously filed, an amendment thereto) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the shareholders of the Company pursuant to this Agreement, and the approval by the shareholders of Tyco of the issuance of the Tyco Common Shares in connection with the Merger, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

    SECTION 5.02. COMPANY SHAREHOLDERS MEETING. The Company shall call the Company Shareholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger. The Company shall solicit from its shareholders proxies in favor of approval of this Agreement and the Merger and shall take all other reasonable action necessary or advisable to secure the vote or consent of shareholders in favor of such approval.

    SECTION 5.03. TYCO SHAREHOLDERS MEETING. Beta shall take all action necessary such that Tyco will call the Tyco Shareholders Meeting as promptly as practicable for the purpose of voting upon the approval of the issuance of the Tyco Common Shares in connection with the Merger, and Beta shall take all action necessary such that Tyco will use its reasonable best efforts to hold the Tyco Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of Tyco, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, (i) the Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Tyco in favor of the issuance of Tyco Common Shares in connection with the Merger and the other matters contemplated hereby requiring approval of the shareholders of Tyco; and
(ii) Beta shall take all action necessary such that Tyco will solicit from its shareholders proxies in favor of approval of the issuance of Tyco Common Shares in connection with the Merger and the other matters contemplated hereby requiring approval of the shareholders of Tyco and take all other reasonable action necessary or advisable to secure the vote or consent of shareholders in favor of such approval.

    SECTION 5.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause its subsidiaries to) and Beta shall take all action necessary such that Tyco shall (i) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period after the execution and delivery of this Agreement and prior to the Effective Time, to its properties, books, contracts, commitments and records and, (ii) during such period, furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Beta or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letters, dated November 16, 1998 (the "Confidentiality Letters"), between Tyco and the Company.

    SECTION 5.05. CONSENTS; APPROVALS. The Company and Beta shall each use its reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Company and Beta shall make (or Beta shall take all action necessary such that Tyco will make) all filings (including, without limitation, all filings with United States and non-United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Beta and the consummation by them of the transactions contemplated hereby. The Company and Beta shall furnish (or Beta shall take all action necessary such that Tyco will furnish) all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement.

    SECTION 5.06. AGREEMENTS WITH RESPECT TO AFFILIATES. (a) The Company shall deliver to Beta, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Company Affiliate Letter") identifying all persons who are anticipated to be "affiliates" of the Company at the time of the Company Shareholders Meeting for purposes of Rule 145 under the Securities Act ("Rule 145"), or the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions (the "Pooling Rules"). The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Beta, no less than 35 days prior to the date of the Company Shareholders Meeting, a written agreement (an "Affiliate Agreement") restricting the sales of securities by such affiliates in accordance with the restrictions on affiliates under Rule 145 and the Pooling Rules, in a form mutually agreeable to the Company and Beta.

    (b) Beta shall deliver to the Company, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Beta Affiliate Letter") identifying all persons who are anticipated to be "affiliates" of Tyco at the Effective Time for purposes of the Pooling Rules. Beta shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Beta Affiliate Letter to deliver to Beta, no less than 35 days prior to the date of the Effective Time, a written agreement restricting the sales of securities by such affiliates in accordance with the restrictions on affiliates under the Pooling Rules, in a form mutually agreeable to the Company and Beta.

    SECTION 5.07. INDEMNIFICATION AND INSURANCE. (a) The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Restated Articles of Incorporation and the Bylaws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

    (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or Bylaws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the

Company's Restated Articles of Incorporation or Bylaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and
(iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

    (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Officer Employees") with the Company's directors and officers existing at or before the Effective Time.

    (d) In addition, Beta will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Beta and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

    (e) From and after the Effective Time, Beta shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.07.

    (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

    SECTION 5.08. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Beta, and Beta shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Beta or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and PROVIDED FURTHER that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

    SECTION 5.09. FURTHER ACTION/TAX TREATMENT. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Tyco to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Tyco or the Company or any of their subsidiaries. Each of Beta, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify, and will not (either before or after consummation of the Merger) take any actions, or fail to take any action, that might reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company shareholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation
Section 1.367(a)-3(c)(5)(ii)). Beta shall, and shall use its reasonable best efforts to cause the Surviving Corporation and Tyco, to report, to the extent required by the Code, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Code.

    SECTION 5.10. PUBLIC ANNOUNCEMENTS. Beta and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE if it has used all reasonable efforts to consult with the other party.

    SECTION 5.11. TYCO COMMON SHARES. (a) Prior to the Effective Time, Beta shall obtain from Tyco, and shall take all action necessary so that Tyco shall transfer to Beta, the Tyco Common Shares to be delivered by Beta to the holders of Company Common Stock in the Merger.

    (b) Beta will take all action necessary so that Tyco will use its best efforts to cause the Tyco Common Shares to be delivered by Beta to the holders of Company Common Stock in the Merger and upon exercise of the Adjusted Options to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

    SECTION 5.12. CONVEYANCE TAXES. Beta and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees. In no event shall Beta or any affiliate thereof (other than a subsidiary of the Company) reimburse the Company for the payment of such taxes and fees.

    SECTION 5.13. OPTION PLANS AND BENEFITS, ETC. (a) Prior to the Effective Time, the parties to this Agreement shall take all such actions as shall be necessary to effectuate the provisions of Section 1.06(c).

    (b) The Company shall take such action as is necessary to cause the ending date of the then current offering period under the Stock Purchase Plan to be prior to the Effective Time and to terminate such plan as of the Effective Time.

    (c) Beta agrees that, effective as of the Effective Time, and through December 31, 1999, Beta shall, or shall cause the Surviving Corporation and its subsidiaries and successors to, provide those persons who, immediately prior to the Effective Time, were employees of the Company or its subsidiaries ("Retained Employees") with employee welfare and retirement plans and programs which provide benefits that are, in the aggregate, substantially similar to those provided to such Retained Employees immediately prior to the date hereof. With respect to such benefits, (i) service accrued by such Retained Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits, (ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Company Employee Plan (as defined in Section 2.11(a)) and eligibility waiting periods under any group health plan shall be waived with respect to such Retained Employees and their eligible dependents, and (iii) Retained Employees shall be given credit for amounts paid under any Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans maintained by Tyco or its subsidiaries. Without limiting the generality of the foregoing, Beta shall, or shall cause the Surviving Corporation and its subsidiaries and successors to, provide to any person who, immediately prior to the Effective Time, is a retiree under the terms of the Company's retiree medical program retiree medical benefits in accordance with the Company's current practice.

    (d) Beta agrees to assume, honor, maintain and perform, and cause the Surviving Corporation to assume, honor, maintain and perform in accordance with their respective terms, without deductions, counterclaims, interruptions or deferments (other than withholding under applicable law), the Company's employee Severance Plan and all other employment and severance agreements and arrangements, as amended through the date hereof or as contemplated hereby, with respect to employees and former employees and directors and former directors of the Company, including, but not limited to, those agreements and arrangements set forth on Section 5.13 of the Company Disclosure Schedule (collectively, the "Severance Agreements") and any other Company Benefit Plan, agreement or arrangement which provides for the payment or acceleration of benefits to employees, former employees or directors or former directors of the Company upon or in connection with a change of control of the Company.

    (e) It is expressly agreed that the provisions of this Section 5.13 are not intended to be for the benefit of or otherwise be enforceable by any third party, including, without limitation, any Retained Employee or any collective bargaining unit or employee organization.

    (f) Nothing herein shall prevent Beta or the Surviving Corporation from amending or modifying any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment of any particular Retained Employee or any other person.

    SECTION 5.14. RIGHTS AGREEMENT. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 2.26), if any, necessary in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

    SECTION 5.15. ACCOUNTANT'S LETTERS. Upon reasonable notice from the other, the Company shall use its best efforts to cause Arthur Andersen LLP to deliver to Beta, and Beta shall use its best efforts to cause PricewaterhouseCoopers to deliver to the Company, a letter covering such matters as are reasonably requested by Beta or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

    SECTION 5.16. POOLING ACCOUNTING TREATMENT. (a) Beta and the Company each agrees to use its best efforts not to take, and to cause their respective affiliates not to take, any action that, if taken, might reasonably be expected to affect adversely the ability of Tyco to account for the business combination to be effected by the Merger as a pooling of interests, and Beta and the Company each agrees to use its best efforts to take such action, and to cause their respective affiliates to take such action, as may be reasonably required to negate the impact of any past actions by Beta, the Company or their respective affiliates which might reasonably be expected to impact adversely the ability of Tyco to treat the Merger as a pooling of interests. The taking by Beta or the Company or by their respective affiliates of any action prohibited by the previous sentence, or the failure of Beta or the Company to use its best efforts to take, or to cause to be taken, any action required by the previous sentence, if the Merger is not able to be accounted for as a pooling of interests because of such action or failure to take action, shall constitute a breach of this Agreement by such party for the purposes of
Section 7.01(h).

    (b) Beta shall use its best efforts to obtain an opinion of PricewaterhouseCoopers, independent public accountants, to the effect that the Merger, to the best of their knowledge after due inquiry, qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement, and the Company shall use its best efforts to obtain an opinion of Arthur Andersen LLP, independent public accountants, to the effect that the Company, to the best of their knowledge after due inquiry, qualifies as an entity that may be party to a business combination for which pooling of interests method of accounting would be available.

    SECTION 5.17. COMPLIANCE WITH STATE PROPERTY TRANSFER STATUTES. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Beta, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Beta with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Beta's prior consent, which consent shall not be unreasonably withheld or delayed. Beta shall provide, and shall take all action necessary such that Tyco shall provide, to the Company any assistance reasonably requested by the Company with respect to such compliance.

    SECTION 5.18. DIRECTOR APPOINTMENT. Subject to the applicable fiduciary obligations of Tyco's Board of Directors, Beta shall use its best efforts to have the Board of Directors of Tyco (i) propose at Tyco's Shareholders Meeting to increase the size of Tyco's Board of Directors from eleven to twelve members;
(ii) nominate Robert Ripp, the Company's current Chairman and Chief Executive Officer, to fill such newly created vacancy; and (iii) recommend to Tyco's Shareholders that they elect Mr. Ripp to Tyco's Board of Directors.

    SECTION 5.19. TERMINATION OF FLEXITRUST. The Company will cause, at or prior to the Effective Time, the termination of the Stock Purchase Agreement, dated September 28, 1998, between the Company and Wachovia Bank N.A., as trustee (the "Trustee"), relating to the creation of the Flexitrust, prior to the closing thereunder and without the issuance or sale of any shares of Company Common Stock pursuant thereto and without any material liability resulting from such termination.

    SECTION 5.20. CHARITIES. After the Effective Time, Beta shall cause the Company to provide charitable contributions and community support within the communities in which the Company and each of its commercial business units are located and do business at levels substantially comparable to the levels of charitable contributions and community support provided by the Company and its commercial business units within such areas for the two-year period immediately prior to the Effective Time. Section 5.20 of the Company Disclosure Schedule sets forth all of such charitable contributions and community support provided by the Company for the two-year period immediately prior to the Effective Date.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

    SECTION 6.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

        (b) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company, and the issuance of the Tyco Common Shares in connection with the Merger shall have been approved in accordance with the rules of the NYSE by the requisite vote of the shareholders of Tyco;

        (c) ANTITRUST. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Foreign Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Foreign Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company, Tyco or Tyco's electrical and electronic component business;

        (d) GOVERNMENTAL ACTIONS. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, United States or non-United States, that is reasonably likely to result in an order, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, Beta from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Tyco or any of its subsidiaries of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries, or (iii) compelling or seeking to compel Tyco or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Tyco or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

        (e) ILLEGALITY. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

        (f) TAX OPINIONS. The Company shall have received a written opinion of Skadden, Arps, and Beta shall have received a written opinion of PricewaterhouseCoopers LLP, in form and substance reasonably satisfactory to each of them, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (ii) the transfer of Company Common Stock by Company shareholders pursuant to the Merger, other than Company shareholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), will qualify for an exception under Treasury Regulation Section 1.367(a)-3 and, accordingly, Tyco will be treated as a corporation for United States federal income tax purposes. Each party agrees to make all reasonable representations and covenants in connection with the rendering of such opinions; and

        (g) OPINION OF ACCOUNTANT. Beta shall have received an opinion of PricewaterhouseCoopers, independent public accountants, to the effect that the Merger, to the best of their knowledge after due inquiry, qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such opinion shall be in form and substance reasonably satisfactory to Beta and the Company.

    SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF BETA AND MERGER SUB. The obligations of Beta and Merger Sub to effect the Merger are also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and Beta and Merger Sub shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Beta and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

        (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company or Beta;

        (d) AFFILIATE AGREEMENTS. Tyco shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect; and

        (e) RIGHTS AGREEMENT. A Distribution Date shall not have occurred under the Rights Agreement.

    SECTION 6.03. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Beta and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct could not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material

    Adverse Effect, and the Company shall have received a certificate to such effect signed by the President or Chief Financial Officer of Beta;

        (b) AGREEMENTS AND COVENANTS. Beta and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of Beta to such effect signed by the President or Chief Financial Officer of Beta;

        (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Beta or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Beta or Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company or Beta;

        (d) LISTING. The Tyco Common Shares issuable in connection with the Merger and upon exercise of the Adjusted Options shall have been authorized for listing on the NYSE upon official notice of issuance; and

        (e) SHAREHOLDER RIGHTS PLAN. A Distribution Date shall not have occurred under Tyco's Shareholder Rights Plan dated November 6, 1996, as amended.

                                  ARTICLE VII

                                  TERMINATION

    SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company or approval of the issuance of the Tyco Common Shares in connection with the Merger by the shareholders of Tyco:

        (a) by mutual written consent duly authorized by the Boards of Directors of Beta and the Company; or

        (b) by either Beta or the Company if the Merger shall not have been consummated by July 31, 1999 (other than for the reasons set forth in clause
    (d) below); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

        (c) by either Beta or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (d) by either Beta or the Company (i) if the requisite vote of the shareholders of the Company shall not have been obtained by July 31, 1999, or if the shareholders of the Company shall not have approved the Merger and this Agreement at the Company Shareholders Meeting, or (ii) if the requisite vote of the shareholders of Tyco shall not have been obtained by July 31, 1999 or if the shareholders of Tyco shall not have approved the issuance of the Tyco Common Shares in connection with the Merger at the Tyco Shareholders Meeting; or

        (e) by Beta, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall (x) (i) withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Beta, (ii) approve or recommend to the shareholders of the Company an Acquisition Proposal or Alternative Transaction; or (iii) approve or recommend that the shareholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction or (y) take any position or make any disclosures to the Company's shareholders permitted pursuant to Section 4.02(e) which has the effect of any of the foregoing; or

        (f) by Beta or the Company, if any representation or warranty of the Company, or Beta and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); PROVIDED, that, if such Terminating Misrepresentation is curable prior to July 31, 1999 by the Company or Beta, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Beta, as the case may be, continues to exercise such reasonable best efforts, neither Beta nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

        (g) by Beta, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied (a "Company Terminating Change"), or by the Company, if any representation or warranty of Beta and Merger Sub shall have become untrue such that the condition set forth in Section 6.03(a) would not be satisfied (a "Beta Terminating Change" and together with a Company Terminating Change, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); PROVIDED that, if any such Terminating Change is curable prior to July 31, 1999 by the Company or Beta, as the case may be, through the exercise of its reasonable best efforts, and for so long as the

    Company or Beta, as the case may be, continues to exercise such reasonable best efforts, neither Beta nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

        (h) by Beta or the Company, upon a breach of any covenant or agreement on the part of the Company or Beta, respectively, set forth in this Agreement such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "Terminating Breach"); PROVIDED, THAT, except for any breach of the Company's obligations under
    Section 4.02, if such Terminating Breach is curable prior to July 31, 1999 by the Company or Beta, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Beta, as the case may be, continues to exercise such reasonable best efforts, neither Beta nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

        (i) by Beta prior to the time of the Company Shareholder Meeting, if (x) the Average Stock Price is less than $60.00 and (y) on or before the second trading day prior to the date of the Company Shareholders Meeting, the Company has not agreed by notice to Beta in writing to an Exchange Ratio equal to 0.8500; PROVIDED that, in the event of such notice, the Exchange Ratio shall thereafter, for all purposes of this Agreement, be deemed to be such ratio.

    As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Beta or its affiliates (a "Third Party") acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 20% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Significant Subsidiaries, other than the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

    SECTION 7.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders (i) except that the Company or Beta or Merger Sub may have liability as set forth in Section 7.03 and Section
8.01 hereof, and (ii) nothing herein shall relieve the Company, Beta or Merger Sub from liability for any willful material breach hereof (it being understood that the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful material breach).

    SECTION 7.03. FEES AND EXPENSES. (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Beta and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) The Company shall pay Tyco a fee of $300 million (the "Fee"), and shall pay Tyco's and Beta's respective actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses", as applicable to Tyco, Beta or the Company), such payment of Expenses not to exceed $30 million, upon the first to occur of any of the following events (it being understood that for these purposes this Agreement shall be deemed to be terminated by Beta pursuant to Section 7.01(d)(i), Section 7.01(e), Section 7.01(g) or Section 7.01(h), as the case may be, if at the time this Agreement is terminated it could have been terminated pursuant to the appropriate Section):

            (i) the termination of this Agreement by Beta or the Company pursuant to Section 7.01(d)(i) as a result of the failure to receive the requisite vote for approval of the Merger and this Agreement by the shareholders of the Company by July 31, 1999 or of the failure of the shareholders of the Company to approve the Merger and this Agreement at the Company Shareholders Meeting, provided that, prior to or during the Company Shareholders Meeting an Acquisition Proposal (other than the proposal by AlliedSignal on its currently pending or any less favorable terms and conditions), including any improved proposal by AlliedSignal, shall have been made directly to the shareholders of the Company or otherwise become publicly known or any credible third party shall have announced a bona fide intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or meeting); or

            (ii) the termination of this Agreement by Beta pursuant to Section 7.01(e); or

           (iii) the termination of this Agreement by Beta pursuant to Section 7.01(g) or (h), provided that, prior to such termination an Acquisition Proposal (other than the proposal by AlliedSignal on its currently pending or any less favorable terms and conditions), including any improved proposal by AlliedSignal, shall have been made directly to the shareholders of the Company or otherwise become publicly known or any credible third party shall have announced a bona fide intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected or shall have been withdrawn prior to the time of such termination); or

            (iv) the Company shall approve or recommend, or propose to approve or recommend, an Acquisition Proposal, or redeem the Rights under the Rights Plan or waive or amend any provision of the Rights Plan to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or enter into an agreement with respect to any Acquisition Proposal, or an Alternative Transaction shall be consummated, during the period ending prior to one year following termination of this Agreement, provided that at the time of any such termination, (x) Beta was not in breach of this Agreement such that the condition set forth in Section 6.03(b) would not be satisfied and (y) if the Tyco Shareholders Meeting shall have occurred prior to termination of the Agreement, the shareholders of Tyco shall not have declined to approve the issuance of the Tyco Common Shares, and provided further, that this Agreement has not been terminated pursuant to Section 7.01(c), 7.01(d)(ii) or 7.01(i) or terminated by the Company pursuant to Section 7.01(f), 7.01(g) or 7.01(h); or

            (v) the termination of this Agreement (other than pursuant to Section 7.01(c), 7.01(d)(ii) or 7.01(i) or a termination by the Company pursuant to Section 7.01(f), 7.01(g) or 7.01(h)), if prior to such termination the shareholders of the Company elect as a majority of the Board of Directors of the Company persons who (x) are not Continuing Directors (as defined in the Rights Agreement as in effect on the date hereof), (y) were not initially nominated by the incumbent directors or
       (z) even if nominated by the incumbent directors, were proposed by or are affiliated with AlliedSignal or any other third party that has made an Acquisition Proposal or who at the time of election publicly supported any Acquisition Proposal or Alternative Transaction other than the Merger and the other transactions contemplated hereby.

    (c) Upon a termination of this Agreement pursuant to Sections 7.01(a), 7.01(b) (provided that, at the time of termination pursuant to Section 7.01(b), Beta was entitled to terminate the Agreement under Section 7.01(b)) or 7.01(c) or a termination of this Agreement by Beta pursuant to Section 7.01(d)(i), 7.01(f), 7.01(g) or 7.01(h), under circumstances where Section 7.03(b) does not apply, the Company shall pay to Tyco and Beta their respective Expenses relating to the transactions contemplated by this Agreement, but in no event more than $30 million. Upon termination of this Agreement by the Company pursuant to
Section 7.01(d)(ii), 7.01(f) or 7.01(g), Beta shall pay to the Company the Expenses of the Company relating to the transactions contemplated by this Agreement, but in no event more than $30 million.

    (d) The Fee and/or Expenses payable pursuant to Section 7.03(b) or Section 7.03(c) shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.03(b) or Section 7.03(c); PROVIDED THAT, in no event shall the Company or Beta, as the case may be, be required to pay such Fee and/or Expenses to the entities entitled thereto, if, immediately prior to the termination of this Agreement, the entity entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement or, in the case of Tyco, its guarantee of this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    SECTION 8.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Sections 5.07 and 5.09 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 7.03 and 4.02(d) shall survive termination indefinitely. The Confidentiality Letters shall survive termination of this Agreement.

    (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Beta Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Beta Disclosure Schedule shall not be deemed an admission that such matter is material.

    SECTION 8.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a) If to Beta or Merger Sub:

           Beta Zeno Corp./Alpha Zeno Corp.
           One Tyco Park
           Exeter, NH 03833
           Attn: President and Chief Executive Officer
           Telecopy: (603) 778-7700

    With a copy to:

           Tyco International (US) Inc.
           One Tyco Park
           Exeter, NH 03833
           Attn: Mark A. Belnick, Esq.
           Telecopy: (603) 778-7700

    and

           Kramer Levin Naftalis & Frankel LLP
           919 Third Avenue
           New York, NY 10022
           Attn: Joshua M. Berman, Esq.
           Telecopy: (212) 715-8000

    (b) If to the Company:

           AMP Incorporated
           P.O. Box 3608
           470 Friendship Road
           Harrisburg, PA 17105-3608
           Attn: David F. Henschel, Esq.
           Telecopy: (717) 564-4022

    With a copy to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, NY 10022
           Attn: David J. Friedman, Esq.
           Telecopy: (212) 735-2000

    SECTION 8.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

        (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

        (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or
    (B) the right to vote pursuant to any agreement, arrangement or understanding, or (ii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

        (c) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

        (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (e) "dollars" or "$" means United States dollars;

        (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

        (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Beta, Tyco or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Beta or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 8.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time;

PROVIDED, HOWEVER, that, after approval of the Merger and this Agreement by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 8.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.07. SEVERABILITY. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (b) The Company and Beta agree that each of the Fee provided in Section 7.03(b) and the Stock Option Agreement is fair and reasonable in the circumstances, considering not only the Merger Consideration but also the outstanding funded indebtedness (including capital leases) of the Company and its subsidiaries. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee and/or the benefits to Beta under the Stock Option Agreement exceeds the maximum amount permitted by law, then the amount of the Fee and/or the benefits to Beta under the Stock Option Agreement shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

    SECTION 8.08. ENTIRE AGREEMENT. This Agreement and the Stock Option Agreement constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Letters, except to the extent specifically superseded hereby), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

    SECTION 8.09. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Beta and/or Merger Sub hereunder may be assigned to any wholly-owned subsidiary of Tyco provided that no such assignment shall relieve the assigning party of its obligations hereunder.

    SECTION 8.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.07 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees) and Section 7.03 (which contains provisions intended to be for the benefit of Tyco and may be enforced by Tyco).

    SECTION 8.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    SECTION 8.12. GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

    (b) Each of the parties hereto submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

    SECTION 8.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF BETA, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

    IN WITNESS WHEREOF, Beta, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          BETA ZENO CORP.

                                          By          /s/ MARK H. SWARTZ
                                            ------------------------------------
                                          Name:          Mark H. Swartz
                                            Title:        VICE PRESIDENT

                                          ALPHA ZENO CORP.

                                          By         /s/ MARK A. BELNICK
                                            ------------------------------------
                                          Name:         Mark A. Belnick
                                            Title:        VICE PRESIDENT

                                          AMP INCORPORATED

                                          By           /s/ ROBERT RIPP

                                            ------------------------------------
                                             Name:          Robert Ripp
                                            Title:         CHAIRMAN AND
                                                    CHIEF EXECUTIVE OFFICER

                                   GUARANTEE

    Tyco guarantees each and every representation, warranty, covenant, agreement and other obligation of Beta and Merger Sub, and/or any of their respective permitted assigns (and where any such representation or warranty is made to the knowledge of Beta or Merger Sub, such guarantee shall be deemed made to the knowledge of Tyco), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Tyco acknowledges and agrees that this guarantee is unconditional, and no release or extinguishment of Beta's and Merger Sub's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Tyco.

    Without limiting in any way the foregoing guarantee, Tyco covenants and agrees to adhere to the provisions of SECTION 1.06, SECTION 1.07, SECTION 5.01,
SECTION 5.03 AND SECTION 5.11 of the Agreement.

    The provisions of ARTICLE VIII of the Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Tyco shall be delivered to Tyco International Ltd., The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11 Bermuda, Attn: Secretary, Telecopy No. (441) 295-9647, Confirm No. (441) 292-8674 (with a copy as provided therefor in Section 8.02(a)).

    We understand that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Tyco were a party thereto.

                                          TYCO INTERNATIONAL LTD.

                                          By         /s/ MARK A. BELNICK
                                            ------------------------------------
                                          Name:         Mark A. Belnick
                                            Title:      EXECUTIVE VICE PRESIDENT
                                          AND
                                                    CHIEF CORPORATE COUNSEL

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of November 22, 1998 (the "Agreement"), between AMP INCORPORATED, a Pennsylvania corporation ("COMPANY"), and Beta Zeno Corp., a Pennsylvania corporation ("GRANTEE").

                                    RECITALS

    A. Company, Grantee and Alpha Zeno Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Grantee ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Merger Sub with and into Company pursuant to the terms of the Merger Agreement; and

    B. As a condition and inducement to the willingness of Grantee and Merger Sub to enter into the Merger Agreement, Grantee has requested that Company agree, and Company has agreed, to grant Grantee the Option (as defined below).

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Company and Grantee agree as follows:

    1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Company hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 43,500,000 shares (the "OPTION SHARES") of common stock, without par value, of Company, including the associated rights ("COMPANY COMMON STOCK"), or such lesser number of shares of Company Common Stock constituting 19.9% of the issued and outstanding shares of Company Common Stock on the date the Option is first exercised, at an exercise price of $51.00 (as adjusted as set forth herein) per Option Share (the "EXERCISE PRICE").

    2. EXERCISE OF OPTION. (a) Grantee may exercise the Option, with respect to any or all of the Option Shares at any one time or from time to time, subject to the provisions of Section 2(c), upon the occurrence of an Exercise Event (as defined below). Subject to the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) termination of the Merger Agreement pursuant to
Section 7.01(c), 7.01(d)(ii) or 7.01(i) of the Merger Agreement or termination of the Merger Agreement by the Company pursuant to Section 7.01(f), 7.01(g) or 7.01(h) of the Merger Agreement and (iii) the earlier of (x) twelve months after the date on which an Exercise Event occurs and (y) the third business day following the first anniversary of termination of the Merger Agreement, but in no event, in the case of clause (iii)(x) or (y), sooner than eighteen months and four business days after the date hereof. Any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares illegal (the "REGULATORY APPROVALS") and no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. "EXERCISE EVENT" means any event as a result of which Tyco International Ltd. ("TYCO") is entitled to receive the Fee (as defined in the Merger Agreement) pursuant to Section 7.03 of the Merger Agreement. Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

    (b) In the event that Grantee wishes to exercise the Option, it will send to Company a written notice (an "EXERCISE NOTICE"; the date of which being herein referred to as the "NOTICE DATE") to that effect which Exercise Notice will also specify the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 8, the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date not earlier than 10 business days nor later than 20 business days from the Notice Date for the closing (an "OPTION CLOSING") of such purchase (an "OPTION CLOSING DATE"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with Section 2(a).

    (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b), and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Company agrees to use its reasonable best efforts to assist Grantee in seeking the Regulatory Approvals.

    In the event (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or
(ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 8 with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

    3. PAYMENT AND DELIVERY OF CERTIFICATES. (a) At any Option Closing, Grantee will pay to Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased at such Option Closing, at Grantee's sole election (but subject to applicable restrictions under the HSR Act and compliance with other applicable laws), (i) in immediately available funds by wire transfer to a bank account designated in writing by Company or (ii) in shares of common stock, par value $0.20 per share, of Tyco ("TYCO COMMON SHARES"), valued at the average of the reported closing prices for Tyco Common Shares on the New York Stock Exchange for the five trading days ending on the trading day before exercise. If Grantee notifies Company of its desire to use Tyco Common Shares as provided above, Company shall make promptly all filings, required by applicable law.

    (b) At any Option Closing, simultaneously with the delivery of immediately available funds or Tyco Common Shares as provided in Section 3(a), Company will deliver to Grantee a certificate or certificates (or other appropriate evidence under the direct registration system) representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Company shall have issued any rights or similar securities under the Rights Agreement or any similar plan or arrangement ("SHAREHOLDER RIGHTS"), then each Option Share issued pursuant to such exercise will also represent such rights or similar securities with terms substantially the same as and at least as favorable to Grantee as are provided under the Rights Agreement or any similar plan or arrangement then in effect.

    (c) Certificates (or other appropriate evidence under the direct registration system) for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IF SO REGISTERED OR IF ANY EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF NOVEMBER 22, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF AMP INCORPORATED AT ITS PRINCIPAL EXECUTIVE OFFICES."

    It is understood and agreed that (i) the reference to restrictions arising under the Securities Act of 1933, as amended (the "SECURITIES ACT"), in the above legend will be removed by delivery of substitute certificate(s) (or other appropriate evidence under the direct registration system) without such reference if such Option Shares have been sold in compliance with the registration and prospectus delivery requirements of the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act, or Grantee has delivered to Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) (or other appropriate evidence under the direct registration system) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

    4. INCORPORATION OF REPRESENTATIONS AND WARRANTIES OF COMPANY. The representations and warranties of Company contained in Article II of the Merger Agreement are hereby incorporated by reference herein with the same force and effect as though made pursuant to this Agreement.

    5. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF COMPANY. Company hereby represents and warrants to Grantee as follows:

        (a) CORPORATE AUTHORIZATION. Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company, and assuming this Agreement constitutes a valid and binding agreement of Grantee, this Agreement constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

        (b) AUTHORIZED STOCK. Company has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Company Common Stock necessary for Grantee to exercise the Option, and Company will take all necessary corporate action to authorize and reserve for issuance all additional shares of Company Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Company Common Stock to be issued upon due exercise of the Option, including all additional shares of Company Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 7, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Company.

    6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Company that:

        (a) CORPORATE AUTHORIZATION. Grantee has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by authority of the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee, and assuming this Agreement constitutes a valid and binding agreement of Company, this Agreement constitutes a valid and binding agreement of Grantee, enforceable against Grantee in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

        (b) PURCHASE NOT FOR DISTRIBUTION. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, and the Option is not being, acquired by Grantee with a view to the public distribution thereof. Neither the Option nor any of the Option Shares will be offered, sold, pledged or otherwise transferred except in compliance with, or pursuant to an exemption from, the registration requirements of the Securities Act.

    7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. (a) In the event, on one or more occasions, of any changes in Company Common Stock by reason of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), distribution, exercise or exchange of Rights, reorganization, recapitalization, splitup, division, combination, share exchange or like event, the class and number of securities subject to the Option, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property, cash or other form of consideration that Grantee would have received with respect to Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. The Exercise Price will also be appropriately adjusted in any such case.

    (b) Without limiting the provisions of clause (a) above or the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge with or into any person, other than Grantee or any other subsidiary of Tyco, and Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or any other subsidiary of Tyco, to merge with or into Company and Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property, or the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will, after such merger represent less than 51% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or any other subsidiary of Tyco, then, and in each such case, the agreement governing such transaction will make proper provision so that the

Option will, upon the consummation of any such transaction and upon the terms and condition set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Company Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments. If the holders of the Company Common Stock may elect from choices the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer, then for the purpose of this Section 7(b) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer shall be the available choice with the greatest aggregate value. For purposes of this Option, the term "merger" shall be deemed to include a share exchange pursuant to Section 1931 of the Pennsylvania Business Corporation Law of 1988 ("PBCL") or division pursuant to Section 1951 et seq. of the PBCL.

    8. CASH-OUT RIGHT. If, at any time during the period when the Option is exercisable in accordance with Section 2, Grantee sends to Company an Exercise Notice indicating Grantee's election to exercise its right (the "CASH-OUT RIGHT") pursuant to this Section 8, then Company shall pay to Grantee in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price for the ten NYSE trading days commencing on the NYSE trading day immediately preceding the Notice Date, per share of Company Common Stock as reported on the NYSE Composite Transactions Tape (or, if not listed on the NYSE, as reported on any other national securities exchange or national securities quotation system on which Company Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) or, if Company is at the time of such exercise no longer a Registered Corporation (as defined in Section 2502 of the PBCL), the price per share paid to the shareholders of the Company in the transaction which caused the Company Common Stock to cease being required to be registered under the Securities Exchange Act of 1934 (the "CLOSING PRICE") and
(ii) the Exercise Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 8 if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

    9. PROFIT LIMITATIONS. (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Option Profit (as hereinafter defined) exceed in the aggregate $301 million minus any Fee actually received by Tyco pursuant to the terms of the Merger Agreement (such amount, the "PROFIT LIMIT") and, if any payment to be made to Grantee otherwise would cause such aggregate amount to be exceeded, the Grantee, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to this Option, (ii) deliver to the Company for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Company, (iv) deliver the undertaking described in
Section 9(f) or (v) any combination thereof, so that the Total Option Profit shall not exceed the Profit Limit after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares of Company Common Stock as would, as of the date of exercise, result in a Notional Total Option Profit (as hereinafter defined) which would exceed in the aggregate the Profit Limit and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall on or prior to the date of exercise either (i) reduce the number of shares of Company Common Stock subject to such exercise, (ii) deliver to Company for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Company, (iv) deliver the undertaking described in Section 9(f) or (v) any combination thereof, so that the Notional Total Option Profit shall not exceed the Profit Limit after taking into account the foregoing actions, provided that this paragraph (b) shall not be construed as to restrict any exercise of the Option that is not prohibited hereby on any subsequent date.

    (c) As used herein and subject to Section 9(f), the term "TOTAL OPTION PROFIT" shall mean the aggregate amount (before taxes) of the following: (i) any amount received by Grantee pursuant to the Cash-Out Right and (ii) (x) the net consideration, if any, received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, valuing any non-cash consideration at its fair market value (as defined below), LESS (y) the Exercise Price and any cash paid by Grantee to Company pursuant to Section 9(a)(iii) or Section 9(b)(iii), as the case may be.

    (d) As used herein and subject to Section 9(f), the term "NOTIONAL TOTAL OPTION PROFIT" with respect to any number of shares of Company Common Stock as to which Grantee may propose to exercise the Option shall be the aggregate of
(i) the Total Option Profit determined under paragraph (c) above with respect to prior exercises and (ii) Total Option Profit with respect to such number of shares of Company Common Stock as to which Grantee proposes to exercise and all other Option Shares held by Grantee and its affiliates as of such date, assuming that all such shares were sold for cash at the closing market price for Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

    (e) As used herein, the "FAIR MARKET VALUE" of any non-cash consideration consisting of:

            (i) securities listed on the national securities exchange or traded on the NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the five trading days after the date of determination; and

            (ii) consideration which is other than cash or securities of the form specified in clause (i) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five business days of the event requiring selection of such banking firm, provided that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third nationally recognized independent investment banking firm, which third firm shall make such determination.

    (f) Total Option Profit and Notional Total Option Profit shall be reduced by any amount that is subject to recapture by the Company pursuant to Subchapter H of the PBCL if Grantee pays such amount or such obligation has matured and Grantee acknowledges its liability. In addition, if in connection with an exercise, Grantee elects, at its sole discretion, to undertake to return to the Company any profit realized by Grantee with respect to any Option Shares covered by such exercise, if any, when realized (whether or not subject to Subchapter H at the time of realization), then in all calculations of Total Option Profit and Notional Total Option Profit the Total Option Profit and Notional Total Option Profit related to such Option Shares shall be zero. Any undertaking delivered pursuant to the preceding sentence shall also include an undertaking by Grantee to dispose of the related Option Shares within nine months after the earliest of
(i) the date of exercise or (ii) the later of (x) the first anniversary of the termination of the Merger Agreement and (y) the first anniversary of the date on which the Exercise Event occurred, or, if not legally permitted to do so within such period, at such time as it is so legally permitted, and to treat as part of the profits realized any dividends or other distributions received with respect to such Option Shares.

    10.  GRANTEE REGISTRATION RIGHTS.

        (a) Grantee may by written notice (a "GRANTEE REGISTRATION NOTICE") to Company request Company to register under the Securities Act all or any part of the Option Shares or other securities acquired by Grantee pursuant to this Agreement (collectively, the "COMPANY REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such securities pursuant to a bona fide, firm commitment underwritten public offering in which Grantee, and the underwriters shall effect as wide a distribution of such Company Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 3% of the shares of Company Common Stock then outstanding on a fully-diluted basis.

    (b) Company shall use reasonable best efforts to effect, as promptly as practicable, but in no event later than 90 days following receipt of the applicable Grantee Registration Notice, the registration under the Securities Act of the Company Registrable Securities requested to be registered in the Grantee Registration Notice; PROVIDED, HOWEVER, that (i) Grantee shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after receipt of a Grantee Registration Notice in the case of clause (A) below, 90 days after receipt of a Grantee Registration Notice in the case of clause (B) below and 60 days after receipt of a Grantee Registration Notice in case of clause (C) below) when (A) Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based upon the advice of outside securities counsel to Company, believes such information would have to be disclosed if a registration statement were filed at that time; (B) Company would be required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Company or any of its subsidiaries. If the consummation of the sale of any Company Registrable Securities pursuant to a registration hereunder does not occur within 90 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section shall again be applicable to any proposed registration, it being understood that Grantee shall not be entitled to more than an aggregate of two effective registration statements hereunder. Company will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Company shall use reasonable best efforts to cause any Company Registrable Securities registered pursuant to this Section to be qualified for sale under the securities or blue sky laws of such jurisdictions as Grantee may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; PROVIDED, HOWEVER, that Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction.

    (c) If Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other shareholders of Company (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Company to effect demand registration statements for Grantee under this Section, except that, if the managing underwriters of such offering advise Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the offering, Company will include only the shares requested to be included therein by Grantee which may be included therein without adversely affecting the offering.

    (d) The registration rights set forth in this Section are subject to the condition that Grantee shall provide Company with such information with respect to Company Registrable Securities, the plan for distribution thereof, and such other information with respect to Grantee as, in the reasonable judgment of counsel for Company, is necessary to enable Company to include in a registration statement all material facts required to be disclosed with respect to a registration hereunder.

    (e) A registration effected under this Section shall be effected at Company's expense, except for underwriting discounts and commissions and the fees and expenses of Grantee's counsel, and Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and

"comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, Grantee and Company agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type.

    10A. COMPANY REGISTRATION RIGHTS. (a) In the event Grantee shall elect to pay the Exercise Price in Tyco Common Shares as permitted pursuant to Section 3(a), Company may by written notice (a "COMPANY REGISTRATION NOTICE") to Grantee request Grantee to take all action necessary so that Tyco will register under the Securities Act all or any part of the Tyco Common Shares so received by Company (collectively, the "TYCO REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such securities pursuant to a bona fide, firm commitment underwritten public offering in which Company and the underwriters shall effect as wide a distribution of such Tyco Registrable Securities as is reasonably practicably and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 3% of the Tyco Common Shares then outstanding on a fully-diluted basis.

    (b) Grantee shall take all action necessary so that Tyco will use reasonable best efforts to effect, as promptly as practicable (but in no event later than 90 days following receipt of the applicable Company Registration Notice), the registration under the Securities Act of the Tyco Registrable Securities requested to be registered in the Company Registration Notice; PROVIDED, HOWEVER, that (i) Company shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) Grantee will not be required to take all action necessary so that Tyco will file any such registration statement during any period of time (not to exceed 40 days after receipt of a Company Registration Notice in the case of clause (A) below, 90 days after receipt of a Company Registration Notice in the case of clause (B) below and 60 days after receipt of a Company Registration Notice in case of clause (C) below) when (A) Tyco is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based upon the advice of outside securities counsel to Tyco, believes such information would have to be disclosed if a registration statement were filed at the time; (B) Tyco would be required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Tyco determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Tyco or any of its subsidiaries. If the consummation of the sale of any Tyco Registrable Securities pursuant to a registration hereunder does not occur within 90 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section shall again be applicable to any proposed registration, it being understood that Company shall not be entitled to more than an aggregate of two effective registration statements hereunder. Grantee will take all action necessary so that Tyco will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Grantee shall take all action necessary so that Tyco will use reasonable best efforts to cause any Tyco Registrable Securities registered pursuant to this Section to be qualified for sale under the securities or blue sky laws of such jurisdictions as Company may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; PROVIDED, HOWEVER, that neither Tyco nor Grantee shall be required to qualify to do business in, or consent to general services of process in, any jurisdiction.

    (c) If Tyco effects a registration under the Securities Act of Tyco Common Shares for its own account or for any other stockholders of Tyco (other than on Form S-4 or Form S-8, or any successor form), Grantee shall take all action necessary so that Tyco will allow Company the right to participate in such registration, and such participation will not affect the obligation of Grantee to take all action necessary so that Tyco will effect demand registration statements for Company under this Section, except that if the managing underwriters of such offering advise Grantee in writing that in their opinion the number of shares of Tyco Common Shares requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the offering, Grantee will take all action necessary so that Tyco will include only the shares requested to be included therein by Company which may be included therein without adversely affecting the offering.

    (d) The registration rights set forth in this Section are subject to the condition that Company shall provide Tyco with such information with respect to the Tyco Registrable Securities, the plan for distribution thereof, and such other information with respect to Company as, in the reasonable judgment of counsel for Tyco, is necessary to enable Tyco to include in a registration statement all material facts required to be disclosed with respect to a registration hereunder.

    (e) A registration effected under this Section shall be effected at Grantee's expense, except for underwriting discounts and commissions and the fees and expenses of Company's counsel, and Grantee shall provide to the underwriter such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, Company agrees to, and Grantee agrees to take all action necessary so that Tyco will, enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type.

    11. TRANSFERS. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) to Tyco or any direct or indirect subsidiary of Tyco, (ii) in an underwritten public offering as provided in Section 10 or (iii) to any purchaser or transferee who would not, to the knowledge of the Grantee after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 9.9% of the then-outstanding voting power of the Company, except that Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Company (which majority shall include a majority of directors who were directors as of the date hereof or any other director approved by such directors).

    12. LISTING. (a) If Company Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or national securities quotation system), Company, upon the request of Grantee, will promptly file an application to list the shares of Company Common Stock or other securities to be acquired upon exercise of the Option on the NYSE (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

    (b) If Tyco Common Shares received by Company pursuant to Section 3(a) are then listed on the NYSE (or any other national securities exchange or national securities quotation system), Grantee, upon the request of Company, will promptly take all action necessary so that Tyco will file an application to list the Tyco Common Shares on the NYSE (and any such other national securities exchange or national securities quotation system) and will take all action necessary so that Tyco will use reasonable efforts to obtain approval of such listing as promptly as practicable.

    13. MISCELLANEOUS. (a) EXPENSES. Except as otherwise provided in the Merger Agreement, each of the parties hereto will pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) AMENDMENT. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

    (c) EXTENSION; WAIVER. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

    (d) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreements (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 8.10 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

    (e) GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

    (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (i) If to Company to:

       AMP Incorporated
       P.O. Box 3608
       470 Friendship
       Harrisburg, Pennsylvania 17105
       Attention: David F. Henschel, Esq.
       Telecopy: (717) 592-4022
       Confirm: (717) 592-4205

      with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, New York 10022
       Attention: David J. Friedman, Esq.
       Telecopy: (212) 735-2000

    (ii) If to Grantee to:

       Beta Zeno Corp.
       One Tyco Park
       Exeter, New Hampshire 03833
       Attention: President and Chief Executive Officer
       Telecopy: (603) 778-7700

      with a copy to:

       Tyco International (US) Inc.
       One Tyco Park
       Exeter, New hampshire 03833
       Attention: Mark A. Belnick, Esq.
       Telecopy: (603) 778-7700

      and

       Kramer Levin Naftalis & Frankel LLP
       919 Third Avenue
       New York, New York 10022
       Attention: Joshua M. Berman, Esq.
       Telecopy: (212) 715-8000
       Confirm: (212) 715-9100

    (g) ASSIGNMENT. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned, transferred or delegated, in whole or in part, by operation of law or otherwise, by Company or Grantee without the prior written consent of the other, except that Grantee may assign its rights and interest under this Agreement to Tyco or any direct or indirect subsidiary of Tyco. Any assignment, transfer or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 13(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    (h) FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Company and Grantee will execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (i) ENFORCEMENT; CONSENT TO JURISDICTION The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any United States federal or state court located in the City of New York, Borough of Manhattan in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court located in the City of New York, Borough of Manhattan.

    IN WITNESS WHEREOF, Company and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          AMP INCORPORATED

                                          By:           /s/ ROBERT RIPP
                                             -----------------------------------
                                              Name:         Robert Ripp
                                             Title: Chairman and Chief Executive
                                              Officer

                                          BETA ZENO CORP.

                                          By:         /s/ MARK A. BELNICK
                                             -----------------------------------
                                              Name:       Mark A. Belnick
                                             Title:        Vice President

                                   GUARANTEE

    Tyco International Ltd. ("Tyco") guarantees each and every representation, warranty, covenant, agreement or other obligation of Grantee, and/or any of its respective permitted assigns, and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Tyco acknowledges and agrees that this guarantee is unconditional, and no release or extinguishment of Grantee's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee.

    The provisions of SECTION 13 of the Agreement are incorporated herein, MUTATIS MUTANDIS, except that notices and other communications hereunder to Tyco shall be delivered to Tyco International Ltd., The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11 Bermuda, Attn: Secretary, Telecopy No. (441) 295-9647, Confirm No. (441) 292-8674 (with a copy as provided therefor in Section 13(f)(ii)). We understand that Company is relying on this guarantee in entering into the Agreement.

                                          TYCO INTERNATIONAL LTD.

                                          By:         /s/ MARK A. BELNICK
                                             -----------------------------------
                                              Name:       Mark A. Belnick
                                             Title:     Executive Vice President
                                              and
                                                      Chief Corporate Counsel

                                                                         ANNEX C

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

November 22, 1998

Board of Directors
AMP Incorporated
470 Friendship Road
Harrisburg, Pennsylvania 17111

Members of the Board:

    You have asked us to advise you with respect to the fairness to the holders of the common stock of AMP Incorporated ("AMP") from a financial point of view of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of November 22, 1998 (the "Merger Agreement"), by and among Beta Zeno Corp. ("Beta"), a wholly owned subsidiary of Tyco International Ltd. ("Tyco"), Alpha Zeno Corp., a wholly owned subsidiary of Beta ("Merger Sub"), and AMP. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into AMP (the "Merger") pursuant to which each outstanding share of the common stock, without par value, of AMP (the "AMP Common Stock") will be converted into the right to receive common shares, par value $0.20 per share, of Tyco (the "Tyco Common Shares") in the ratio provided below (the "Exchange Ratio"), such that if the Average Stock Price (as defined below) is
(i) greater than $73.50, the Exchange Ratio will be equal to $55.95 divided by the Average Stock Price, (ii) equal to or greater than $67.00 but less than or equal to $73.50, the Exchange Ratio will be 0.7612, (iii) equal to or greater than $60.00 but less than $67.00, the Exchange Ratio will be equal to $51.00 divided by the Average Stock Price, or (iv) less than $60.00, the Exchange Ratio will be equal to $51.00 divided by the Average Stock Price (subject to certain termination and notification provisions as more fully described in the Merger Agreement). As defined in the Merger Agreement, "Average Stock Price" means the average of the Daily Per Share Prices for the 15 consecutive trading days ending on the fourth trading day prior to the AMP stockholders' meeting to consider the Merger and the "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of Tyco Common Shares (as reported in the NYSE Composite Transactions) for that day.

    In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to AMP and Tyco. We have also reviewed certain other information relating to AMP and Tyco, including financial forecasts, provided to or discussed with us by AMP and Tyco, and have met with the managements of AMP and Tyco to discuss the businesses and prospects of AMP and Tyco. We have also considered certain financial and stock market data of AMP and Tyco, and we have compared those data with similar data for other publicly held companies in businesses similar to AMP and Tyco, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of AMP and Tyco as to the future financial

Board of Directors
AMP Incorporated
November 22, 1998
Page 2
performance of AMP and Tyco and the best currently available estimates and judgments of the management of AMP as to the operating cost savings (including the amount, timing and achievability thereof) projected to be realized through AMP's various cost reduction plans. We also have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AMP or Tyco, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of the Tyco Common Shares when issued pursuant to the Merger or the prices at which the Tyco Common Shares will trade subsequent to the Merger. In connection with our engagement, we were requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible business combination with AMP.

    We have acted as financial advisor to AMP in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We have in the past provided financial services to AMP and Tyco, and are currently providing financial services to AMP, unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both AMP and Tyco for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

    It is understood that this letter is for the information of the Board of Directors of AMP in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of AMP Common Stock from a financial point of view.

Very truly yours,
CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                         ANNEX D

                                      November 22, 1998

Board of Directors
Tyco International Ltd.
Gibbons Building
10 Queen Street--Suite 301
Hamilton, HM11, Bermuda

Members of the Board of Directors:

    AMP Incorporated (the "Company"), Beta Zeno Corp. ("Beta"), a newly formed, wholly-owned subsidiary of Tyco International Ltd. ("Tyco") and Alpha Zeno Corp. ("Merger Sub"), a newly formed, wholly-owned subsidiary of Beta, are entering into an Agreement and Plan of Merger, dated as of November 22, 1998 (the "Agreement") pursuant to which the Company will be merged with Merger Sub in a transaction (the "Merger") in which each outstanding share of the Company's common stock, without par value (together with the common stock purchase rights associated therewith, the "Company Shares"), will be converted into the right to receive a number of shares of common stock of Tyco, par value $.20 per share (the "Tyco Common Shares") in the ratio hereinafter provided (the "Exchange Ratio") such that if the Average Stock Price (as defined in the Agreement) is:
(i) greater than $73.50, the Exchange Ratio will be equal to $55.95 divided by the Average Stock Price; (ii) equal to or greater than $67.00 but less than or equal to $73.50, the Exchange Ratio will be fixed at 0.7612; (iii) equal to or greater than $60.00 but less than $67.00, the Exchange Ratio will be equal to $51.00 divided by the Average Stock Price; or (iv) less than $60.00, the Exchange Ratio will be equal to $51.00 divided by the Average Stock Price (provided that Beta will have the right to terminate the Agreement by reason of such Average Stock Price unless the Company has given notice in accordance with the Agreement that it agrees that the Exchange Ratio will be fixed at 0.8500). In addition, the Company and Beta are entering into a Stock Option Agreement, dated as of November 22, 1998 (the "Option Agreement"), pursuant to which the Company will grant to Beta an option (the "Option") to purchase up to 43,500,000 Company Shares, or such lesser number of Company Shares constituting 19.9% of the issued and outstanding Company Shares on the date the Option is first exercised, at an exercise price of $51.00 (subject to adjustment as provided in the Option Agreement) per Company Share. Tyco is entering into separate Guarantees (collectively, the "Guarantees") pursuant to which Tyco is guaranteeing the representations, warranties, covenants, agreements and other obligations of Beta and Merger Sub under the Agreement and of Beta under the Option Agreement.

    You have asked us whether, in our opinion, the consideration to be issued to the shareholders of the Company in the Merger is fair from a financial point of view to Tyco.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company and Tyco that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and Tyco, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Company and Tyco;

    (3) Conducted discussions with members of senior management and representatives of the Company and Tyco concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

    (4) Reviewed the market prices and valuation multiples for the Company Shares and the Tyco Common Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of the Company and Tyco and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    (7) Participated in certain discussions and negotiations among representatives of the Company and Tyco and their financial and legal advisors;

    (8) Reviewed the potential pro forma impact of the Merger;

    (9) Reviewed the Agreement, the Option Agreement and the Guarantees; and

    (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Tyco or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Tyco. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or Tyco, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or Tyco's management as to the expected future financial performance of the Company or Tyco, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    We are acting as financial advisor to Tyco in connection with the Merger and will receive a fee from Tyco for our services, which is contingent upon the consummation of the Merger. In addition, Tyco has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Tyco and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Tyco Common Shares and other securities of Tyco, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of Tyco. Our opinion does not address the merits of the underlying decision by Tyco to engage in the Merger and does not constitute a recommendation to any shareholder of Tyco as to how such shareholder should vote on the proposed Merger or any matter related thereto.

    We are not expressing any opinion herein as to the prices at which the Tyco Common Shares will trade following the announcement or consummation of the Merger.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be issued to the shareholders of the Company in the Merger is fair from a financial point of view to Tyco. This opinion confirms our preliminary, oral opinion given to Tyco's Board of Directors at its meeting in Bermuda on November 20, 1998.

                                      Very truly yours,

                                      MERRILL LYNCH, PIERCE,
                                      FENNER & SMITH INCORPORATED

                                                                         ANNEX E

                TYCO INTERNATIONAL LTD. LONG TERM INCENTIVE PLAN
                         (AS AMENDED            , 1998)

SECTION 1.  PURPOSE.

    The purposes of this Tyco International Ltd. Long Term Incentive Plan (the"Plan") are to promote the interest of Tyco International Ltd. (together with any successor thereto, the "Company") and its shareholders by (i) attracting and retaining officers, key employees or directors of the Company and its Subsidiaries (ii) motivating such employees or directors by means of performance-related incentives to achieve longer-range performance goals, and
(iii) enabling such employees or directors to participate in the long-term growth and financial success of the Company.

SECTION 2.  DEFINITIONS.

    As used in the Plan, the following terms shall have the meanings set forth below:

        "ADT MERGER" shall mean the July 2, 1997 merger of Former Tyco with and into a wholly-owned subsidiary of the Company (formerly called ADT Limited).

        "AWARD" shall mean any Option, Stock Appreciation Right, Performance Award, Dividend Equivalent, or other Stock-Based Award, including any Prior ADT Option or Prior Tyco Option. "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

        "BOARD" shall mean the Board of Directors of the Company.

        "CODE" shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

        "COMMITTEE" shall mean the Board or a committee of the Board designated by the Board to administer the Plan and composed of not less than the minimum number of persons from time to time required by Rule 16b-3 or any applicable law, each of whom, to the extent necessary to comply with Rule 16b-3 only, is a "non-employee director" within the meaning of Rule 16b-3.

        "DIRECTOR" shall mean any member of the Board.

        "DIVIDEND EQUIVALENT" shall mean any right granted under Section 6(d) of the Plan.

        "EMPLOYEE" shall mean any officer or key employee of the Company or of any Subsidiary, as determined by the Committee.

        "EXCHANGE ACT" shall mean the U.S. Securities Exchange Act of 1934, as amended.

        "FAIR MARKET VALUE" shall mean, (A) with respect to any property other than the Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (B) with respect to the Shares, as of any date, (i) the last reported sales price regular way on the New York Stock Exchange or, if not reported for the New York Stock Exchange, on the Composite Tape, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked quotations on the New York Stock Exchange, (ii) if the Shares are not listed on the New York Stock Exchange or no such quotations are available, the closing price of the Shares as reported by the National Market System, or similar organization, or if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market as reported by the National Quotation

    Bureau Incorporated or similar organization; or (iii) in the event that there shall be no public market for the Shares, the fair market value of the Shares as determined (which determination shall be conclusive) in good faith by the Committee, based upon the value of the Company as a going concern, as if such Shares were publicly owned stock, but without any discount with respect to minority ownership.

        "FORMER TYCO OPTION" shall mean any option granted with respect to Prior Tyco Shares by Tyco International Ltd. to its employee, or assumed by Former Tyco, prior to the ADT Merger.

        "FORMER TYCO SHARES" shall mean the shares of common stock of Former Tyco prior to the ADT Merger.

        "INCENTIVE STOCK OPTION" shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

        "MERGER AGREEMENT" shall mean the Agreement and Plan of Merger dated as of March 17, 1997 by and among ADT Limited, Limited Apache, Inc. and Former Tyco.

        "OPTION" shall mean an option granted under Section 6(a) of the Plan.

        "OTHER STOCK-BASED AWARD" shall mean any right granted under Section 6(e) of the Plan.

        "PARTICIPANT" shall mean any Employee or Director granted an Award under the Plan.

        "PERFORMANCE AWARD" shall mean any right granted under Section 6(c) of the Plan.

        "PERSON" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

        "PRIOR ADT OPTION" shall mean any option granted under the ADT Senior Executive Share Option Plan, the ADT US Stock Option Plan 1990, the ADT International Executive Share Option Plan, or this Plan by ADT Limited or its affiliate with respect to Prior ADT Shares.

        "PRIOR ADT SHARES" shall mean the common shares of ADT Limited prior to the ADT Merger.

        "RULE 16B-3" shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

        "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

        "SHARES" shall mean the common shares of the Company, U.S. $0.20 par value, and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(b) of the Plan.

        "STOCK APPRECIATION RIGHT" shall mean any right granted under Section 6(b) of the Plan.

        "SUBSIDIARY" shall mean a subsidiary company (wherever incorporated) as defined by Section 86 of the Companies Act 1981 of Bermuda (as amended).

SECTION 3.  ADMINISTRATION.

    The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee or Director; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended, (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;
(vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any shareholder and any Employee.

SECTION 4.  SHARES AVAILABLE FOR AWARDS.

(a)  SHARES AVAILABLE

    Subject to adjustment as provided in Section 4(b);

        (i)  Calculation of Number Shares Available.

        The number of Shares with respect to which Awards may be granted under
    the Plan shall be        . If, during the term of the Plan, any Award is
    forfeited, or any Award otherwise terminates or is canceled without the delivery of Shares or of other consideration, then the Shares covered by such Award or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become, Shares with respect to which Awards may be granted.

        (ii)  ACCOUNTING FOR AWARDS

        For purposes of this Section 4:

           (A) if an Award (other than a Dividend Equivalent) is related to or payable in Shares, the number of Shares covered by such Award, or to which such Award related, shall be counted on the date of grant of such Award against the aggregate number of Shares with respect to which Awards may be granted under the Plan; and

           (B) Dividend Equivalents and Awards not related to or payable in Shares shall be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan in such amount and at such time as the Committee shall determine under procedures adopted by the Committee consistent with the purposes of the Plan.

       provided, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may be counted or not counted under procedures adopted by the Committee in order to avoid double counting. Subject to the requirements of applicable law, any Shares delivered by the Company, or any Shares with respect to which Awards are made by the Company, or any Shares with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired company, shall not be counted against the Shares available for Awards under the Plan.

        (iii)  SOURCES OF SHARES DELIVERABLE UNDER AWARDS

        Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or, to the extent permissible under applicable law, of Shares acquired by any Subsidiary or any other Person designated by the Company.

(b)  ADJUSTMENTS

    In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of
(i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property subject to outstanding Awards), and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(c)  LIMITATION

    No Participant shall be granted Awards for more than 6,000,000 Shares in 1997 or any subsequent calendar year. For purposes of this limitation, neither the modification of a Prior ADT Option pursuant to Section 7(a) nor the replacement of a Prior Tyco Option pursuant to Section 7(b) shall be treated as the grant of an Award.

SECTION 5.  ELIGIBILITY.

    Any Employee or Director shall be eligible to be designated a Participant.

SECTION 6.  AWARDS.

(a)  OPTIONS

    The Committee is hereby authorized to grant to eligible Employees and Directors an option to purchase Shares (an "Option") which shall (except as otherwise provided in Section 7) contain the following terms and conditions and such additional terms and conditions, which are not inconsistent with the provisions of the Plan, as the Committee shall determine.

        (i)  EXERCISE PRICE

        The purchase price per Share under an Option shall be not less than the Fair Market Value of a Share at the date of the grant, except that if the Award requires the option to be paid for by the Participant, or if any discount from such Fair Market Value is expressly granted in lieu of a reasonable amount of salary or cash bonus, the Committee may fix such purchase price at not less than 85% of such Fair Market Value.

        (ii)  TIME AND METHOD OF EXERCISE

        The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, Shares, outstanding Awards, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be deemed to have been made.

        (iii)  INCENTIVE STOCK OPTIONS

        The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provisions, and any regulations promulgated thereunder. The aggregate fair market value (determined on the date an option is granted) of shares with respect to which Incentive Stock Options become exercisable by any Employee in any year shall not exceed $100,000.

(b)  STOCK APPRECIATION RIGHTS

    The Committee is hereby authorized to grant to eligible Employees and Directors a "Stock Appreciation Right", which shall consist of a right to receive the excess of (i) the Fair Market Value of one Share on the date the right is exercised or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before or after the date of exercise over (ii) the grant price (determined in the manner set forth below) of the right. A Stock Appreciation Right may be granted in tandem with an Option, in addition to an Option, or free standing and unrelated to an Option.

        (i)  GRANT PRICE

        The grant price of a Stock Appreciation Right shall be not less than the Fair Market Value of a Share at the date of the grant, except that if the Award requires the SAR to be paid for by the Participant, or if any discount from such Fair Market Value is expressly granted in lieu of a reasonable amount of salary or cash bonus, the Committee may fix such grant price at not less than 85% of such Fair Market Value.

        (ii)  OTHER TERMS AND CONDITIONS

        Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

(c)  PERFORMANCE AWARDS

    The Committee is hereby authorized to grant to eligible Employees and Directors a "Performance Award", which shall consist of a right, (i) denominated or payable in cash, Shares, other securities or other property (including without limitation, restricted securities), and (ii) which shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, such holder, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. The criteria with respect to which performance goals may be established are stock price, market share, sales, earnings, earnings per share, earnings before income tax, cash flow and return on equity.

        (i)  TERMS AND CONDITIONS

        Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award.

        (ii)  PAYMENT OF PERFORMANCE AWARDS

        Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

(d)  DIVIDEND EQUIVALENTS

    The Committee is hereby authorized to grant to eligible Employees and Directors a "Dividend Equivalent," which shall consist of a right pursuant to which any such eligible Employee or Director shall be entitled to receive payments equivalent to dividends with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan and any applicable Award Agreement, such Awards may have such terms and conditions as the Committee shall determine.

(e)  OTHER STOCK-BASED AWARDS

    The Committee is hereby authorized to grant to eligible Employees and Directors an "Other Stock-Based Award", which shall consist of a right (i) which is other than an Award or right described in Section 6(a), (b), (c), or (d)above and (ii) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, which conditions may include satisfaction of performance goals relating to stock price, market share, sales,earnings, earnings per share, earnings before income tax, cash flow and return on equity.

(f)  GENERAL

        (i)  AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER

        Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

        (ii)  FORMS OF PAYMENT BY COMPANY UNDER AWARDS

        Subject to the terms of the Plan and of any applicable Award Agreement and the requirements of applicable law, payments or transfers to be made by the Company or a Subsidiary upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Shares.

        (iii)  LIMITS ON TRANSFER OF AWARDS

        Subject to paragraph (ix) below:

           (A) Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a "QDRO") as defined in the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974 ("ERISA"), or the rules thereunder, or any analogous order in any other relevant jurisdiction.

           (B) No Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of restricted securities, to the Company) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

        (iv)  TERMS OF AWARDS

        The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant.

        (v)  RULE 16B-3 SIX-MONTH LIMITATIONS

        To the extent required in order to comply with Rule 16b-3 only, any equity security offered pursuant to the Plan must be held for at least six months after the date of grant, and with respect to any derivative security issued pursuant to the Plan at least six months must elapse from the date of acquisition of such derivative security to the date of disposition (other than upon exercise or conversion) of the derivative security or its underlying equity security after the grant thereof. Terms used in the preceding sentence shall, for the purposes of such sentence only, have the meanings, if any, assigned to them under Rule 16b-3.

        (vi)  SHARE CERTIFICATES

        All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding the foregoing, no action shall be taken by the Committee which would, under the laws of Bermuda, cause a separate class of securities other than Shares to be created and the Committee shall consult with appropriate legal counsel in this regard.

        (vii)  CONSIDERATION FOR GRANTS

        Awards may be granted for no cash consideration, for such nominal cash consideration as may be required by applicable law or for such greater amount as may be established by the Committee.

        (viii) DELIVERY OF SHARES OR OTHER SECURITIES AND PAYMENT BY PARTICIPANT OF CONSIDERATION

        No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, provided that the combined value, as determined by the Committee, of all cash and cash equivalent and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

        (ix) COMMITTEE DISCRETION TO REMOVE OR AMEND RESTRICTIONS ON TRANSFERABILITY

        Notwithstanding the provisions of paragraph (iii) above and any other restrictions on transferability of Awards referred to in this Plan, the Committee may, in its discretion, either generally or specifically, prospectively or retroactively, (a) grant Awards without limits on transferability thereof or with such limits on transferability as the Committee may deem appropriate in the circumstances, and (b) waive, amend, alter, suspend, discontinue, cancel or terminate any limits on transferability of Awards on such terms as the Committee may deem appropriate; provided, that any of the acts described in clause (b) of this paragraph that would impair the rights of any Participant, or any holder or any beneficiary of any Award theretofore granted, shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

SECTION 7.  MODIFICATION AND REPLACEMENT OF OUTSTANDING OPTIONS.

(a)  MODIFICATION OF PRIOR ADT OPTIONS

    Each Prior ADT Option outstanding as of the effective date of the ADT Merger shall be modified, as of that date, as follows:

        (i)  SHARES TO WHICH OPTION RELATES.

        Each Prior ADT Option shall entitle the recipient to purchase a number of Shares equal to the product of .48133 (subject to adjustment as necessary to reflect any change in the "Reverse Stock Split Ratio" under the ADT Merger Agreement) and the number of Prior ADT Shares to which such Prior ADT Option originally related.

        (ii)  EXERCISE PRICE.

        The exercise price of each Prior ADT Option shall be equal to the original exercise price of such Prior ADT Option, divided by .48133 (subject to adjustment as necessary to reflect any change in the "Reverse Stock Split Ratio" under the ADT Merger Agreement).

    Each Prior ADT Option shall continue to have the same term, and shall otherwise continue to be subject to all of the other terms and conditions, as applied to such option prior to the ADT Merger. In the event of a conflict between the terms of this Plan and the terms of the Award Agreement by which a Prior ADT Option was originally granted, the terms of the Award Agreement shall govern.

(b)  REPLACEMENT OF PRIOR TYCO OPTIONS

    In addition to any other Awards that may be granted under the Plan, Options ("Substitute Options") shall be granted hereunder in replacement of all outstanding Former Tyco Options, as of the effective date of the ADT Merger. The number of Shares subject to each Substitute Option issued in respect of a Former Tyco Option shall be the same as the number of Former Tyco Shares to which such Former Tyco Option related, and the exercise price of such Substitute Option shall be the same as the exercise price of such Former Tyco Option. Each Substitute Option shall have the same term as the original option in respect of which it is granted, and shall otherwise be subject to all of the other terms and conditions as applied to such original option. Except to the extent required to reflect the ADT Merger, in the event of a conflict between the terms of this Plan and the terms of the Award Agreement by which a Former Tyco Option was originally granted, the terms of the Award Agreement shall govern.

(c)  ALL PRIOR ADT OPTIONS SUBJECT TO PLAN.

    From and after the date on which this amended Plan is effective each outstanding Prior ADT Option will be subject to the terms of this Plan and the Award Agreement with respect to such Option.

SECTION 8.  AMENDMENT AND TERMINATION.

    Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)  AMENDMENTS TO THE PLAN

        The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person; provided that any such amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award theretofore granted, shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary and provided further, that notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would:

            (i) increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 of the Plan; or

            (ii) otherwise cause the Plan to cease to comply with any applicable law or regulatory requirement with respect to which the Board determines compliance is necessary or desirable.

(b)  AMENDMENTS TO AWARDS

        The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided that, subject to the Committee's right to adjust Awards pursuant to Section 6(f)(ix) and Section 8(c) and (d), (i) any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of any Participant, or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary; and (ii) without the approval of the shareholders of the Company, no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially increase the rights of any Participant or any holder or beneficiary of any Award, shall be effective unless the Award, after giving effect to such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination, could permissibly have been granted under the terms of the Plan (without regard to this Section 8(b)).

(c)  ADJUSTMENTS OF AWARDS UPON CERTAIN ACQUISITIONS

        In the event the Company or any Subsidiary shall assume outstanding employee awards or the right or obligation to make future employee awards in connection with the acquisition of another business or another corporation or business entity, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability, or other equitable relationship between the assumed awards and the Awards as so adjusted.

(d) ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS

        The Committee is hereby authorized to make adjustments in the terms and conditions of and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, or to be derived by the Company.

SECTION 9.  CHANGE IN CONTROL.

        (a) In addition to the Committee's authority set forth in Section 8(d), in order to maintain the Participants' rights in the event of any Change in Control, as hereinafter defined, the Committee, as constituted before such Change in Control, is hereby authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award, upon the Participant's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

        (b) A "Change in Control" shall mean the occurrence of any of the following events:

                (i) any "person" or "group" (as defined under Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) is or becomes the direct or indirect "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), of securities representing 50% or more of the combined voting power of the Company's then outstanding voting securities;

                (ii) individuals who either:

                   (A) are Directors of the Company at July 2, 1997 or
               subsequently are appointed as Directors of the Company by, or on the recommendation of, a majority of the Directors in office at July 2, 1997; or

                   (B) are subsequently appointed as Directors of the Company by, or on the recommendation of, a majority of those Directors of the Company referred to in paragraph (A) above,

       cease for any reason, other than death or incapacity of a Director or his retirement at a general meeting of the Company at which he is re-elected as a Director (but including as a result of any proxy contest involving the solicitation of revocable proxies under Section 14(a) of the Exchange
       Act), to constitute a majority of the Board of Directors of the Company;

               (iii) any "person" or "group" (other than an employee benefit plan or plans maintained by the Company or its affiliate) comes to possess, directly or indirectly, the legal right to direct the management and policies of the Company, whether through the ownership of securities, by contract or otherwise (other than solely by virtue of membership on the Board of Directors of the Company or any committee thereof);

                (iv) the Company effects a merger, amalgamation, scheme of arrangement or other combination in which the Company is not the surviving entity, or a sale or disposition of all, or substantially all, of the assets of the Company; or

                (v) a merger, amalgamation, scheme of arrangement or other combination of the Company or any Subsidiary of the Company with or into another person or any analogous or similar transaction or event occurs as a result of which the voting rights exercisable at general meetings of the Company in respect of the shares of the Company in issue immediately prior to the relevant event no longer represent a majority of all the voting rights normally exercisable at general meetings of the Company in respect of the shares of the Company in issue immediately after such event.

SECTION 10.  GENERAL PROVISIONS.

(a)  NO RIGHTS TO AWARDS

        No Employee, Director, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Directors, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient. No Participant shall have the rights of a shareholder with respect to any Award unless and until Shares have been issued in respect of such Award.

(b)  DELEGATION

        Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Subsidiary, or to a committee of such officers or managers, the authority, subject to the terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section.

(c)  WITHHOLDING

        The Company or any Subsidiary is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(d)  NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS

        Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(e)  NO RIGHT TO EMPLOYMENT

        The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)  GOVERNING LAW

        The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of Bermuda. In addition, the Committee may amend the terms of the Plan and any Awards or Award Agreement in order to comply with the laws of Bermuda or the laws of any other applicable jurisdiction.

(g)  SEVERABILITY

        If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan of the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(h)  ADDITIONAL POWERS

        The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(i)  NO TRUST OR FUND CREATED

        Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the

    Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

(j)  NO FRACTIONAL SHARES

        No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k)  HEADINGS

        Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 11.  EFFECTIVE DATE OF THE PLAN.

    This amended Plan shall be effective as of the date of its approval, as amended, by the shareholders of the Company.

SECTION 12.  TERM OF THE PLAN.

    No Award shall be granted under the Plan after June 30, 2007. However,unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Bye-Law 102 of the Tyco Bye-Laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    The Registrant maintains $75,000,000 of insurance to reimburse its directors and officers for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Registrant or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Registrant pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 21. EXHIBITS


       2.1   --Agreement and Plan of Merger, dated as of November 22, 1998, by and among Beta
               Zeno Corp., Alpha Zeno Corp. and AMP Incorporated, including guarantee of Tyco
               International Ltd. (included as Annex A to the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement)
       3.1   --Memorandum of Association of Registrant (previously filed as an Exhibit to
               Registrant's Annual Report on Form 10-K for the Year Ended December 31, 1996)
       3.2   --Certificate of Incorporation on Change of Name (previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed July 10, 1997)
       3.3   --Bye-Laws of the Registrant (previously filed as an Exhibit to the Registrant's
               Form S-3 filed April 23, 1998)
       3.4   --Articles of Association (previously filed as an Exhibit to the Registrant's Form
               S-3 filed April 23, 1998)
       4.1   --Rights Agreement between Registrant and Citibank, N.A. dated as of November 6,
               1996 (previously filed as an Exhibit to Registrant's Form 8-A dated November 12,
               1996)
       4.2   --First Amendment between Registrant and Citibank, N.A. dated as of March 3, 1997 to
               Rights Agreement between Registrant and Citibank, N.A. dated as of November 6,
               1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated March 3,
               1997)
       4.3   --Second Amendment between Registrant and Citibank, N.A. dated as of July 2, 1997 to
               Rights Agreement between Registrant and Citibank N.A. dated as of November 6, 1996
               (previously filed as an Exhibit to Registrant's Form 8-A/A dated July 2, 1997)
       5     --Opinion of Appleby, Spurling & Kempe regarding the validity of the Tyco common shares registered hereunder**
       8.1   --Tax Opinion of PricewaterhouseCoopers LLP**
       8.2   --Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP**
       8.3   --Tax Opinion of Appleby, Spurling & Kempe**

      10.1   --Stock Option Agreement dated as of November 22, 1998 between AMP Incorporated and
               Beta Zeno Corp., including guarantee of Tyco International Ltd. (included as Annex
               B to the Joint Proxy Statement/Prospectus which forms a part of this Registration
               Statement)
      10.2   --Tyco International Ltd. Long Term Incentive Plan, as amended, (included as Annex E to the Joint Proxy Statement/Prospectus which forms a part of this Registration
               Statement)
      23.1   --Consent of PricewaterhouseCoopers*
      23.2   --Consent of Arthur Andersen LLP (Houston)*
      23.3   --Consent of Deloitte & Touche LLP*
      23.4   --Consent of Arthur Andersen LLP (Philadelphia)*
      23.5   --Consent of Arthur Andersen LLP (Roseland)*
      23.6   --Consent of Robert Ripp***
      23.7   --Consent of Appleby, Spurling & Kempe (contained in Exhibit 5 and Exhibit 8.3)**
      23.8   --Consent of PricewaterhouseCoopers LLP (contained in Exhibit 8.1)**
      23.9   --Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.2)**
      24.1   --Power of Attorney***
      99.1   --Consent of Credit Suisse First Boston Corporation***
      99.2   --Consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated***
      99.3   --Form of Proxy Card of Tyco International Ltd.*
      99.4   --Form of Proxy Card of AMP Incorporated***


------------------------

*   Filed herewith

**  To be filed by amendment


*** Previously filed


ITEM 22. UNDERTAKINGS


    The undersigned Registrant hereby undertakes:



        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:



           (i) To include in any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



           (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and



           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;



    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply is the Registration Statement if on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.



        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



    The Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    The Registrant undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 28th day of January 1999.


                                TYCO INTERNATIONAL LTD.

                                By:  /s/ MARK H. SWARTZ
                                     ------------------------------------------
                                     Mark H. Swartz
                                       Executive Vice President-Chief Financial
                                       Officer
                                       (Principal Financial and Accounting
                                       Officer)


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on January 28, 1999 in the capacities indicated below.


                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                          *                             Chairman of the Board, President, Chief Executive
   ------------------------------------------------       Officer and Director (Principal Executive Officer)
                 L. Dennis Kozlowski

                          *                             Director
   ------------------------------------------------
                 Michael A. Ashcroft

                          *                             Director and Vice President
   ------------------------------------------------
                   Joshua M. Berman

                          *                             Director
   ------------------------------------------------
                  Richard S. Bodman

                          *                             Director
   ------------------------------------------------
                     John F. Fort

                          *                             Director
   ------------------------------------------------
                   Stephen W. Foss

                          *                             Director
   ------------------------------------------------
                 Richard A. Gilleland

                          *                             Director
   ------------------------------------------------
                  Philip M. Hampton

                          *                             Director
   ------------------------------------------------
                 James S. Pasman, Jr.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------
                          *                             Director
   ------------------------------------------------
                   W. Peter Slusser

                  /s/ MARK H. SWARTZ                    Executive Vice President-Chief Financial Officer
   ------------------------------------------------       (Principal Financial and Accounting Officer)
                    Mark H. Swartz

                          *                             Director
   ------------------------------------------------
                 Frank E. Walsh, Jr.

*By:     /s/ MARK H. SWARTZ
      -------------------------
           Mark H. Swartz
          ATTORNEY-IN-FACT